As filed with the Securities and Exchange Commission on May 18, 2007

Registration No. 333-142349

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEORGIA GULF CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2821	58-1563799
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

SEE TABLE OF ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS

LISTED ON THE FOLLOWING PAGE

115 Perimeter Center Place, Suite 460

Atlanta, Georgia  30346

(770) 395-4500

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Joel I. Beerman, Esq.

Vice President and General Counsel

Georgia Gulf Corporation

115 Perimeter Center Place, Suite 460

Atlanta, Georgia  30346

(770) 395-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lisa A. Stater, Esq.

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia  30309-3053

(404) 521-3939

Approximate date of commencement of proposed sale to the public:
As soon as practicable following the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number (EIN)	Primary Standard Industrial Classification Code Number (SIC)
Georgia Gulf Chemical & Vinyls, LLC	Delaware	06-1559253	2821
Georgia Gulf Lake Charles, LLC	Delaware	06-1559251	2860
Great River Oil & Gas Corporation	Delaware	72-0895452	9995
Rome Delaware Corporation	Delaware	pending	9995
Royal Plastics Group (USA) Limited	Delaware	51-0368456	9995
Plastic Trends, Inc.	Michigan	38-1869628	3089
Roybridge Investment (USA) Limited	Delaware	98-0161811	6500

The information in this prospectus is not complete and may be changed. Georgia Gulf may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and Georgia Gulf is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 18, 2007

Prospectus

Georgia Gulf Corporation

Offers to Exchange
Up to $500,000,000 Principal Amount of 9.5% Senior Notes Due 2014
for Outstanding 9.5% Senior Notes Due 2014

and

Up to $200,000,000 Principal Amount of 10.75% Senior Subordinated Notes Due 2016
for Outstanding 10.75% Senior Subordinated Notes Due 2016

Each of the Exchange Offers Will Expire at 5:00 p.m.,
New York City Time, on Tuesday, June 19, 2007.

The Exchange Notes

•       The terms of the exchange notes to be issued in the exchange offers are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

•       If we fail to make payments on the notes, our subsidiary guarantors must make them instead. All of our existing and future restricted subsidiaries that have guaranteed, or will guarantee, indebtedness under our senior credit facility will be guaranteeing our payments on the exchange notes. These guarantees will be senior obligations of those subsidiary guarantors.

•       There is no existing market for the exchange notes and we do not intend to apply for listing on any market or exchange.

The Exchange Offers

•       The exchange offers expire at 5:00 p.m., New York City time, on Tuesday, June 19, 2007, unless extended.

•       The exchange offers are subject to conditions, which we may waive.

•       All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of notes that are registered under the Securities Act of 1933.

•       You may withdraw your tender of outstanding notes at any time before the expiration of the exchange offers.

Please consider carefully the “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved the exchange notes to be distributed in the exchange offers, nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May   , 2007.

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SUMMARY

This summary highlights basic information about Georgia Gulf and the exchange offers, but it does not contain all of the information important to you. You should read the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. Unless we indicate otherwise or the context otherwise requires, “Georgia Gulf,” “we,” “us” or “our” refer to Georgia Gulf Corporation and our subsidiaries.

Georgia Gulf

We are a leading North American manufacturer and international marketer of two integrated chemical product lines, chlorovinyls and aromatics. Our primary chlorovinyls products are chlorine, caustic soda, vinyl chloride monomer, or VCM, vinyl resins and vinyl compounds, and our aromatics products are cumene, phenol and acetone. On October 3, 2006, we completed the acquisition of Royal Group Technologies Limited, a leading North American manufacturer and marketer of vinyl-based building and home improvement products. Royal Group’s core businesses now consist of five product lines:  (i) window and door profiles; (ii) mouldings; (iii) siding; (iv) pipe and pipe fittings; and (v) deck, fence and rail and outdoor storage buildings.

In connection with the acquisition of Royal Group, we reassessed how we internally report our financial information. We have identified four reportable segments through which we conduct our operating activities: chlorovinyls; window and door profiles and mouldings products; outdoor building products; and aromatics. The chlorovinyls segment is a highly integrated chain of products, which includes chlorine, caustic soda, EDC, VCM and vinyl resins and compounds. Through the Royal Group acquisition, we acquired additional vinyl resin, vinyl compound and compound additives manufacturing facilities. These manufacturing operations are very similar to our legacy chlorovinyls manufacturing facilities. Therefore, we have aggregated these manufacturing operations with our chlorovinyls reportable segment. In addition, we acquired manufacturing facilities for vinyl-based building and home improvement products. Our vinyl-based building and home improvement products are marketed under the Royal Group brand names, and are managed within two reportable segments, window and door profiles and mouldings; and outdoor building products, which includes the manufacturing of siding, pipe and pipe fittings, deck, fence, and rail and outdoor storage products. The aromatics segment includes cumene and the co-products phenol and acetone.

The Exchange Offers

The Exchange Offers

We are offering to exchange up to $500,000,000 in principal amount of our 9.5% senior notes due 2014, which have been registered under the federal securities laws, for an equal principal amount of our outstanding unregistered 9.5% senior notes due 2014 that we issued on October 3, 2006 in a private offering. We are offering to exchange up to $200,000,000 in principal amount of our 10.75% senior subordinated notes due 2016, which have been registered under the federal securities laws, for an equal principal amount of our outstanding unregistered 10.75% senior subordinated notes due 2016 that we issued on October 3, 2006 in a private offering.

You have the right to exchange your outstanding notes for exchange notes with substantially identical terms, except that transfer restrictions, registration rights, and additional incremental interest provisions currently relating to the outstanding notes do not apply to the exchange notes.

Registration Rights Agreement

We sold the outstanding notes on October 3, 2006. At that time, we signed a registration rights agreement with the placement agents that requires us to conduct these exchange offers. These exchange offers are intended to satisfy those rights set forth in the registration rights agreement. After the exchange offers are complete, you will no longer be entitled to registration rights with respect to outstanding notes that you do not exchange.

If You Do Not Exchange Your Outstanding Notes

If you do not exchange your outstanding notes for exchange notes in the exchange offers, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and the related indenture governing those notes. In general, you may not offer or sell your outstanding notes unless they are registered under the federal securities laws or sold in a transaction exempt from, or not subject to, the registration requirements of federal and applicable state securities laws.

Expiration Date

The exchange offers will expire at 5:00 p.m., New York City time, on Tuesday, June 19, 2007 unless we decide to extend the expiration date. See “The Exchange Offers—Expiration Date; Extensions; Amendments.” In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offers. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration of the exchange offers.

Conditions to the Exchange Offers

The exchange offers are subject to conditions that we may waive. The exchange offers are not conditioned upon any minimum amount of outstanding notes being tendered for exchange. See “The Exchange Offers—Conditions.”

We reserve the right, subject to applicable law, at any time and from time to time:

•  to delay the acceptance of the outstanding notes;

•  to extend the exchange offers;

•  to terminate the exchange offers if specified conditions have not been satisfied; or

•  to amend the terms of the exchange offers.

See “The Exchange Offers—Expiration Date; Extensions; Amendments.”

Procedures for Tendering Outstanding Notes

To tender outstanding notes held in book-entry form through the Depository Trust Company, or DTC, you must transfer your outstanding notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program, or ATOP, system. In lieu of delivering the applicable letter of transmittal to the exchange agent, a computer-generated message, in which the holder of the outstanding notes acknowledges and agrees to be bound by the terms of the letter of transmittal, must be transmitted by DTC on behalf of a holder and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. In all other cases you must:

• complete and sign the applicable letter of transmittal by following the related instructions; and

•  send the applicable letter of transmittal and any other required documents, as directed in the instructions, to the exchange agent, either (1) with the outstanding notes to be tendered or (2) in compliance with the specified procedures for guaranteed delivery of the outstanding notes.

Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offers—Exchange Agent.”
Special Procedures for Beneficial Owners

If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes in the exchange offers. See “The Exchange Offers—Procedures for Tendering.”

Withdrawal Rights

You may withdraw your tender of outstanding notes at any time before the expiration date of the exchange offers by following the withdrawal procedures that are described under “The Exchange Offers—Withdrawal of Tenders.”

Resales of Exchange Notes

We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offers without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

• you are acquiring the exchange notes in the ordinary course of business;
• you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and
• you are not an affiliate of Georgia Gulf. An affiliate of Georgia Gulf is a person that “controls or is controlled by or is under common control with” Georgia Gulf.

Our belief is based on interpretations by the Staff of the Securities and Exchange Commission, or SEC, as set forth in no-action letters issued to third parties unrelated to us. The Staff has not considered these exchange offers in the context of a no action letter, and we cannot assure you that the Staff would make a similar determination with respect to these exchange offers.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “The Exchange Offers—Resale of the Exchange Notes.”

Certain United States Federal Income Tax Considerations	The exchange of outstanding notes in the exchange offers will not be a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”
Use of Proceeds	We will not receive any cash proceeds from the exchange offers.
Exchange Agent

The exchange agent for these exchange offers is LaSalle Bank N.A. The address, telephone number and facsimile number of the exchange agent are listed in “The Exchange Offers—Exchange Agent” and in the letter of transmittal.

See “The Exchange Offers” for more detailed information about the exchange offers.

The Exchange Notes

The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please refer to the sections of this document entitled “Description of Senior Notes” and “Description of Senior Subordinated Notes.” References to “Georgia Gulf” “us,” “we” and “our” in this section of the summary refer only to Georgia Gulf Corporation and do not include our subsidiaries.

Issuer	Georgia Gulf Corporation.
Securities Offered

$700.0 million in aggregate principal amount of exchange notes, consisting of:

•  $500.0 million in aggregate principal amount of senior notes due 2014; and

•  $200.0 million in aggregate principal amount of senior subordinated notes due 2016.

We may issue additional senior notes or senior subordinated notes at later dates under the indentures relating to the notes subject to compliance with the covenants of the applicable indenture. Any additional senior notes or senior subordinated notes that we issue in the future under the indentures will be identical in all respects to the senior notes or senior subordinated notes, as applicable, offered hereby except that notes issued in the future will have different issuance prices and issuance dates.

Maturity Dates	• Exchange senior notes: October 15, 2014; and • Exchange senior subordinated notes: October 15, 2016.
Interest

Interest on the exchange senior notes will accrue at the rate of 9.5% per annum, and will be payable in cash semi-annually in arrears on April 15 and October 15 of each year to the persons who are registered holders of the notes at the close of business on the preceding April 1 or October 1, as the case may be.

Interest on the exchange senior subordinated notes will accrue at the rate of 10.75% per annum, and will be payable in cash semi-annually in arrears on April 15 and October 15 of each year to the persons who are registered holders of the notes at the close of business on the preceding April 1 or October 1, as the case may be.

Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Note Guarantees

The exchange senior notes will be fully and unconditionally guaranteed on an unsecured senior basis by each of our domestic subsidiaries that guarantees our senior secured credit facility. See “Description of Senior Notes.” The exchange senior subordinated notes will be fully and unconditionally guaranteed on an unsecured senior subordinated basis by each of our domestic subsidiaries that guarantees our senior secured credit facility. See “Description of Senior Subordinated Notes.” If we cannot make payments on the notes when they are due, the guarantors of the notes must make them instead. Our foreign subsidiaries will not guarantee the exchange notes. Our non-guarantor subsidiaries represented approximately 22.9% of our consolidated revenues for the quarter ended March 31, 2007 and held approximately 46.5% of our total assets as of that date.

Ranking and Subordination

The exchange senior notes and the related subsidiary guarantees will be our general senior unsecured obligations, ranking equal in right of payment with all of our existing and future unsubordinated indebtedness, and will be senior in right of payment to all existing and future indebtedness expressly subordinated in right of payment to the exchange senior notes. The exchange senior notes will be effectively subordinated to all of our secured obligations, including our senior secured credit facility, to the extent of the value of the collateral securing such obligations. As of March 31, 2007, we had approximately $555.2 million of borrowings under our senior secured credit facility and we had up to $223.4 million of additional borrowing capacity under our revolving credit facilities (giving effect to outstanding letters of credit).

The exchange senior subordinated notes and the related subsidiary guarantees will be our general unsecured senior subordinated obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness, including all borrowings under our senior secured credit facility, the senior notes, our 7.125% senior notes due 2013, as well as all other existing and future senior liabilities of our subsidiaries. As of March 31, 2007, we had approximately $1,151.9 million of senior indebtedness outstanding.

The notes will be effectively subordinated to all liabilities, including trade payables, of our subsidiaries that do not guarantee the notes. As of March 31, 2007, our non-guarantor subsidiaries had liabilities of approximately $767.1 million outstanding.

Optional Redemption

We may redeem the exchange senior notes, in whole or in part, at any time on or after October 15, 2010 at the redemption prices set forth in “Description of Senior Notes—Optional Redemption.” We may redeem the exchange senior subordinated notes, in whole or in part, at any time on or after October 15, 2011 at the redemption prices set forth in “Description of Senior Subordinated Notes—Optional Redemption.”

At any time prior to October 15, 2009, we may redeem up to 35% of the aggregate principal amount of the exchange senior notes or the exchange senior subordinated notes, as the case may be, with the net cash proceeds of certain equity offerings, at a redemption price equal to 109.50% of their principal amount, in the case of the exchange senior notes, or 110.75% of their principal amount, in the case of the exchange senior subordinated notes, in each case, plus accrued and unpaid interest, if any, to the redemption date, if at least 65% of the aggregate principal amount of the exchange senior notes or the exchange senior subordinated notes originally issued, as the case may be, remains outstanding immediately after giving effect to such redemption. See “Description of Senior Notes—Optional Redemption” and “Description of Senior Subordinated Notes—Optional Redemption.”

In addition, at any time on or prior to October 15, 2010, we may, at our option, redeem some or all of the exchange senior notes at the “make-whole” prices set forth under “Description of Senior Notes—Optional Redemption.” Furthermore, at any time on or prior to October 15, 2011, we may, at our option, redeem some or all of the exchange senior subordinated notes at the “make-whole” prices set forth under “Description of Senior Subordinated Notes—Optional Redemption.”

Change of Control

Upon the occurrence of certain change of control events, we will be required to offer to repurchase outstanding notes at 101% of their principal amount plus accrued and unpaid interest, to the date of repurchase. See “Description of Senior Notes—Repurchase at the Option of Holders” and “Description of Senior Subordinated Notes—Repurchase at the Option of Holders.”

Certain Covenants

The indentures relating to the notes contain certain covenants that will restrict our ability to, among other things:

•  incur indebtedness or issue preferred stock;

•  pay dividends or make restricted payments;

•  impose restrictions on our restricted subsidiaries’ ability to make distributions to us;

•  incur liens;

•  sell assets;

•  enter into transactions with affiliates; and

•  merge, consolidate or sell all or substantially all of our or our restricted subsidiaries’ assets.

All of the covenants are subject to a number of important qualifications and exceptions. In addition, certain of these covenants will cease to apply if the applicable series of notes achieves investment grade ratings. See “Description of Senior Notes—Certain Covenants” and “Description of Senior Subordinated Notes—Certain Covenants.”

No Public Market

The exchange notes will be new issues of securities for which there is currently no public trading market. Accordingly, there can be no assurance as to the development or liquidity of any market. We do not intend to apply for listing of any of the exchange notes on any securities exchange or for quotation through any automated quotation system. See “Risk Factors—Risk Factors Relating to the Exchange Notes—Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.”

Risk Factors

Prior to exchanging your notes, you should carefully consider the information under the caption “Risk Factors” and all other information included in this prospectus.

Our principal executive offices are located at 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346. Our telephone number is (770) 395-4500. Our website is www.ggc.com. The information contained on our website is expressly not incorporated by reference into this prospectus.

Summary Consolidated Financial Data

The following table sets forth our selected consolidated financial data as of and for each of the years ended December 31, 2006, 2005, 2004, 2003 and 2002, which have been derived from our audited consolidated financial statements. The data for the three months ended March 31, 2007 and 2006 have been derived from our unaudited condensed consolidated financial statements, included elsewhere in this prospectus, and include all adjustments, consisting only of normal recurring accruals that management considers necessary for the fair presentation of the consolidated financial position and results of operations for these periods. You should not consider the results for the three month periods to be indicative of full year results. You should read this selected consolidated financial data together with the financial statements and related footnotes included elsewhere in this prospectus.

In Thousands, Except Per Share Data,	Year Ended December 31,					Three Months Ended March 31,
Percentages, Employees and Ratios	2006	2005	2004	2003	2002	2007	2006
Results of Operations:
Net sales	$2,427,843	$2,273,719	$2,206,239	$1,444,483	$1,230,751	$713,696	$567,873
Cost of sales(1)	2,152,571	2,049,510	1,955,095	1,319,094	1,086,746	663,557	488,885
Selling, general and administrative expenses	119,151	61,444	60,721	55,691	45,685	58,116	20,213
Operating income (loss)	156,121	162,765	190,423	69,698	98,320	(7,977)	58,775
Interest expense	(51,648)	(20,527)	(23,778)	(38,195)	(49,739)	(32,089)	(4,349)
Loss on foreign exchange derivative instruments and other	(21,543)	—	—	—	—	—	—
Foreign exchange gain	—	—	—	—	—	2,831	—
Cost related to retirement of debt	—	—	—	(13,816)	—	—	—
Interest income	369	120	115	53	160	15	12
Income (loss) from continuing operations before taxes	83,299	142,358	166,760	17,740	48,741	(37,221)	54,438
Provision (benefit) for income taxes(2)	31,497	46,855	60,868	5,245	17,546	(10,711)	20,757
Income (loss) from continuing operations	$51,802	$95,503	$105,892	$12,495	$31,195	(26,510)	33,681
Loss from discontinued operations, net of tax	(3,263)	—	—	—	—	(8,061)	—
Net (loss) income	$48,539	$95,503	$105,892	$12,495	$31,195	$(34,571)	$33,681
Basic earnings (loss) per share:
Income (loss) from continuing operations	$1.52	$2.82	$3.21	$0.39	$0.98	$(0.77)	$0.99
Loss from discontinued operations	(0.10)	—	—	—	—	(0.24)	—
Net income (loss)	$1.42	$2.82	$3.21	$0.39	$0.98	$(1.01)	$0.99
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$1.51	$2.79	$3.17	$0.38	$0.97	$(0.77)	0.98
Loss from discontinued operations	(0.10)	—	—	—	—	(0.24)	—
Net income (loss)	$1.41	$2.79	$3.17	$0.38	$0.97	$(1.01)	$0.98
Dividends per common share	0.32	0.32	0.32	0.32	0.32	0.08	0.08
Financial Highlights:
Working capital	$202,955	$62,330	$(69,358)	$65,742	$57,996	$169,142	$74,419
Property, plant and equipment, net	1,023,004	401,412	425,734	460,808	493,494	1,035,883	398,330
Total assets	2,458,227	1,000,953	963,830	856,785	875,559	2,451,749	976,529
Total debt	1,498,134	278,639	318,483	427,872	476,986	1,475,744	224,339
Asset securitization	128,000	141,000	165,000	100,000	75,000	139,000	163,000
Net cash provided by (used in) operating activities	250,577	71,145	135,967	85,077	168,246	(385)	67,440
Depreciation and amortization	85,019	63,101	64,554	63,932	68,068	35,427	15,889
Capital expenditures	90,770	32,044	23,441	24,046	17,471	28,046	11,963
Maintenance expenditures	80,464	79,584	79,750	67,131	64,049	13,231	7,121
Other Selected Data:
Earnings before interest, taxes, depreciation and amortization (“EBITDA”)(3)	$215,272	$224,469	$252,398	$130,534	$162,971	$21,369	$74,374
Weighted average shares outstanding—basic	34,093	33,867	32,965	32,267	31,988	34,309	34,346
Weighted average shares outstanding—diluted	34,386	34,193	33,439	32,502	32,193	34,309	34,003
Common shares outstanding	34,390	34,238	33,925	32,736	32,319	34,396	34,203
Return on sales	2.0%	4.2%	4.8%	0.9%	2.5%	(4.8%)	5.9%
Ratio of earnings to fixed charges(4)	2.3	6.0	6.4	1.4	1.9	—	9.5

(1)             Includes Royal Group financial data as of December 31, 2006 and from October 3, 2006 through December 31, 2006. Includes additional cost of sales of $18.0 million and $2.0 million for the periods ended December 31, 2006 and March 31, 2007, respectively, as a result of valuing Royal Group’s inventory at fair value as of the date of acquisition in compliance with accounting standards related to business combinations.

(2)             Provision for income taxes for 2003 includes the effect of favorable settlement of tax audits.

(3)             EBITDA is commonly used by us and our investors to measure our ability to service our indebtedness. EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative to net income as a measure of performance or to net cash flows provided by operations as a measure of liquidity. In addition, our calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited. For 2006, the write-off of deferred debt issuance costs has been included as interest expense. We believe that the closest GAAP measure of financial performance to EBITDA is net cash provided by operating activities. The following is a reconciliation of EBITDA to net cash provided by operating activities. Note that “Tax benefit related to stock plans” and “Stock based compensation” are included in change in operating assets, liabilities and other.

	Year Ended December 31,					Three Months Ended March 31,
In Thousands	2006	2005	2004	2003	2002	2007	2006
EBITDA	$215,272	$224,469	$252,398	$130,534	$162,971	$21,369	$74,374
Interest expense, net	(51,279)	(20,407)	(23,663)	(38,142)	(49,579)	(32,074)	(4,337)
(Provision) benefit for income taxes	(31,497)	(46,855)	(60,868)	(5,245)	(17,546)	10,711	(20,758)
Provision for deferred income taxes	(21,189)	(15,067)	3,686	(6,344)	6,822	(14,628)	(4,209)
Amortization of debt issuance costs	2,242	1,397	2,579	3,096	3,417	1,434	291
Change in operating assets, liabilities and other	137,028	(72,392)	(38,165)	1,178	62,161	12,803	22,079
Net cash provided by operating activities	$250,577	$71,145	$135,967	$85,077	$168,246	$(385)	$67,440

(4)             For the quarter ended March 31, 2007, our earnings were insufficient to cover fixed charges by $38.2 million.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before deciding to tender your outstanding notes in the exchange offers. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the exchange notes, and you may lose some or all of your investment.

Risk Factors Relating to Georgia Gulf

Our substantial level of indebtedness may limit our cash flow available to invest in the ongoing needs of our business.

As a result of the financing transactions in connection with the acquisition of Royal Group, we have substantial indebtedness. At March 31, 2007, under our revolving credit facility we had a maximum borrowing capacity of $375.0 million, and net of outstanding letters of credit for $98.7 million and current borrowings of $52.9 million, availability under the revolving credit facility of $223.4 million. Our high level of indebtedness could have important consequences. For example, it could:

•       make it more difficult for us to satisfy our obligations on the 9.5 percent, 10.75 percent, and 7.125 percent notes;

•       make it more difficult for us to satisfy our obligations under our senior secured credit facility, exposing us to the risk of defaulting on our secured debt, which could result in a foreclosure on our assets, which, in turn, would negatively affect our ability to operate as a going concern;

•       require us to dedicate a substantial portion of our cash flow from operations to interest and principal payments on our indebtedness, reducing the availability of our cash flow for other purposes, such as capital expenditures, acquisitions and working capital;

•       limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate and will operate;

•       increase our vulnerability to general adverse economic and industry conditions;

•       place us at a disadvantage compared to our competitors that have less debt;

•       expose us to fluctuations in the interest rate environment because the interest rates of our senior secured credit facility are at variable rates; and

•       limit our ability to borrow additional funds.

We may not be able to generate sufficient cash to service our indebtedness and we may be forced to take other actions to satisfy our payment obligations under our indebtedness, which may not be successful.

We expect to obtain the funds to pay our expenses, fund working capital and capital expenditures, and to pay the interest on our 9.5 percent, 10.75 percent, and 7.125 percent notes, our senior secured credit facility and our other debt from our cash flow from our operations and from available borrowings under our senior secured credit facility and from sales of assets. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the industry in which we operate and competitive pressures. Our cash flow may not be sufficient to allow us to pay principal and interest on our debt and to meet our other obligations. If we do not have sufficient funds, we may be required to refinance all or part of our debt, sell assets or borrow additional amounts. We may not be able to do so on terms acceptable to us or at all. In addition, the terms of existing or future debt agreements, including our senior secured credit facility and the indentures relating to our notes, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve such alternatives could reduce the value of the notes and limit our ability to pay principal of and interest on the notes.

Our senior secured credit facility and the indentures for our notes impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions. However, despite these restrictions, we may still be able to incur substantially more debt, which could exacerbate the risks associated with our substantial leverage.

The terms of our senior secured credit facility and the indentures for our notes impose significant operating and financial restrictions on us. These restrictions limit our ability to, among other things:

•       incur additional indebtedness;

•       incur liens;

•       make capital expenditures;

•       make investments and sell assets, including the stock of subsidiaries;

•       pay dividends and make other distributions;

•       purchase Georgia Gulf stock;

•       engage in business activities unrelated to our current business;

•       enter into transactions with affiliates; or

•       consolidate, merge or sell all or substantially all of our assets.

In addition, our senior secured credit facility requires us to maintain specified financial ratios. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants could result in a default in respect of the related indebtedness. We sought and obtained a waiver due to our failure to meet the required interest coverage ratio at December 31, 2006. Additionally, in May 2007, we sought and obtained an amendment to our senior secured credit facility to increase the leverage ratios and decrease the interest coverage ratios specified in that agreement due to our failure to meet the required ratios at March 31, 2007 and belief that we would not be able to meet them in the future. There can be no assurance that we will not breach these covenants in the future resulting in a default. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be due and payable immediately and proceed against any collateral securing that indebtedness. Also, any acceleration of indebtedness under our senior secured credit facility will constitute a default under some of our other secured indebtedness.

Despite the limitation on our ability to incur additional indebtedness imposed by the terms of our senior secured credit facility and our indentures for our notes, these agreements do not prohibit us from incurring substantial indebtedness in the future, and we may do so. If new debt is added to our current indebtedness levels, the risks related to our indebtedness, including the notes, could increase.

The chemical industry is cyclical and volatile, experiencing alternating periods of tight supply and overcapacity, and the building products industry is also cyclical. This cyclicality could adversely impact our capacity utilization and cause fluctuations in our results of operations.

Our historical operating results for our chemical businesses have tended to reflect the cyclical and volatile nature of the chemical industry. Historically, periods of tight supply have resulted in increased prices and profit margins and have been followed by periods of substantial capacity addition, resulting in oversupply and declining prices and profit margins. A number of our chemical products are highly dependent on markets that are particularly cyclical, such as the construction, paper and pulp, and automotive markets. As a result of changes in demand for our products, our operating rates and earnings fluctuate significantly, not only from year to year but also from quarter to quarter, depending on factors such as feedstock costs, transportation costs, and supply and demand for the product produced at the facility during that period. As a result, individual facilities may operate below or above rated capacities in any period. We may idle a facility for an extended period of time because an oversupply of a certain product or a lack of demand for that product makes production uneconomical. Facility shutdown and subsequent restart expenses may adversely affect quarterly results when these events occur. In addition, a temporary shutdown may become permanent, resulting in a write-down or write-off of the related assets. Capacity expansions or the announcement of these expansions have generally led to a decline in the pricing of our chemical products in the affected product line. We cannot assure that future growth in product demand will be sufficient to utilize any additional capacity.

In addition, the building products industry is cyclical and is significantly affected by changes in national and local economic and other conditions such as employment levels, demographic trends, availability of financing, interest rates and consumer confidence, which factors could negatively affect the demand for and pricing of our building products. For example, if interest rates increase, the ability of prospective buyers to finance purchases of home improvement products and invest in new real estate could be adversely affected, which, in turn, could adversely affect our financial performance. Similarly, a prolonged recession affecting the residential construction industry could also adversely impact our financial performance.

Natural gas, electricity, fuel and raw materials costs, and other external factors beyond our control, as well as downturns in the home repair and remodeling and new home sectors of the economy, can cause wide fluctuations in our margins.

The cost of our natural gas, electricity, fuel and raw materials, and other costs, may not correlate with changes in the prices we receive for our products, either in the direction of the price change or in absolute magnitude. Natural gas and raw materials costs represent a substantial part of our manufacturing costs, and energy costs, in particular electricity and fuel, represent a component of the costs to manufacture building products. Most of the raw materials we use are commodities and the price of each can fluctuate widely for a variety of reasons, including changes in availability because of major capacity additions or significant facility operating problems. Other external factors beyond our control can cause volatility in raw materials prices, demand for our products, product prices, sales volumes and margins. These factors include general economic conditions, the level of business activity in the industries that use our products, competitors’ actions, international events and circumstances, and governmental regulation in the United States and abroad. These factors can also magnify the impact of economic cycles on our business. While we attempt to pass through price increases in energy costs and raw materials, we have been unsuccessful in doing so in some circumstances in the past and there can be no assurance that we can do so in the future.

Additionally, our building products business is impacted by changes in the North American home repair and remodeling sectors, as well as the new construction sector, which may be significantly affected by changes in economic and other conditions such as gross domestic product levels, employment levels, demographic trends and consumer confidence. These factors can lower the demand for and pricing of our building products, which could cause our net sales and net income to decrease.

The industries in which we compete are highly competitive, with some of our competitors having greater financial and other resources than we have; competition may adversely affect our results of operations.

The commodity chemical industry is highly competitive. Many of our competitors are larger and have greater financial and other resources and less debt than us. Moreover, barriers to entry, other than capital availability, are low in most product segments of our commodity chemical business. Capacity additions or technological advances by existing or future competitors also create greater competition, particularly in pricing. We cannot provide assurance that we will have access to the financing necessary to upgrade our facilities in response to technological advances or other competitive developments.

In addition, as a result of our acquisition of Royal Group, we compete with other national and international manufacturers of vinyl-based building and home improvement products. Some of these companies are larger and have greater financial resources and less indebtedness than us. Accordingly, these competitors may be better able to withstand changes in conditions within the industries in which we operate and may have significantly greater operating and financial flexibility than us. Some of these competitors, who compete with our building product lines, may also be able to compete more aggressively in pricing and could take a greater share of sales and cause us to lose business from our customers. Many of our competitors have operated in the building products industry for a long time. Our management has limited experience in the manufacturing or marketing of building products and thus, may be at a competitive disadvantage. Additionally, our building products face competition from alternative materials: wood, metal, fiber cement and masonry in siding, and wood and aluminum in windows. An increase in competition from other vinyl exterior building products manufacturers and alternative building materials could cause us to lose customers and lead to decreases in net sales. To the extent we lose customers in the renovation and remodeling markets, we must market to the new construction market, which historically has experienced more fluctuations in demand.

Extensive environmental, health and safety laws and regulations impact our operations and assets; compliance with these regulations could adversely affect our results of operations.

Our operations on and ownership of real property are subject to extensive environmental, health and safety regulation, including laws and regulations related to air emissions, water discharges, waste disposal and remediation of contaminated sites, at both the national and local levels in the U.S. As a result of our acquisition of Royal Group, we are subject to such regulations in Canada as well. The nature of the chemical and building products industries exposes us to risks of liability under these laws and regulations due to the production, storage, use, transportation and sale of materials that can cause contamination or personal injury, including, in the case of commodity chemicals, potential releases into the environment. Environmental laws may have a significant effect on the costs of use, transportation and storage of raw materials and finished products, as well as the costs of the storage and disposal of wastes. We have and must continue to incur operating and capital costs to comply with environmental laws and regulations. In addition, we may incur substantial costs, including fines, damages, criminal or civil sanctions and remediation costs, or experience interruptions in our operations for violations arising under these laws.

Also, some environmental laws, such as the federal Superfund statute, may impose joint and several liability for the cost of investigations and remedial actions on any company that generated the waste, arranged for disposal of the waste, transported the waste to the disposal site, selected the disposal site, or presently or formerly owned, leased or operated the disposal site or a site otherwise contaminated by hazardous substances. Any or all of the responsible parties may be required to bear all of the costs of cleanup, regardless of fault, legality of the original disposal or ownership of the disposal site. A number of environmental liabilities have been associated with the facilities at Lake Charles, Louisiana that we acquired as part of the acquisition of the vinyls business of CONDEA Vista Company (“CONDEA Vista,” which is now known as Sasol North America, Inc.) and which may be designated as Superfund sites. Although CONDEA Vista retained financial responsibility for certain environmental liabilities that relate to the facilities that we acquired from it and that arose before the closing of our acquisition of the vinyls business of CONDEA Vista in November 1999, we cannot assure you that CONDEA Vista will be able to satisfy its obligations in this regard, particularly in light of the long period of time in which environmental liabilities may arise under the environmental laws. If CONDEA Vista fails to fulfill its obligation regarding their environmental liabilities, then we could be held responsible. Furthermore, any environmental liabilities relating to Royal Group will not have the benefit of any third party indemnification, including liabilities resulting from Royal Group’s operations prior to our acquisition of the company.

Our policy is to accrue costs relating to environmental matters when it is probable that these costs will be required and can be reasonably estimated. However, estimated costs for future environmental compliance and remediation may be too low or we may not be able to quantify the potential costs. We expect to be continually subjected to increasingly stringent environmental and health and safety laws and regulations. It is difficult to predict the future interpretation and development of these laws and regulations or their impact on our future earnings and operations. We anticipate continued compliance will require increased capital expenditures and increased operating costs. Any increase in these costs could adversely affect our financial performance.

Hazards associated with chemical manufacturing may occur, which would adversely affect our results of operations.

Hazards associated with chemical manufacturing as well as building products manufacturing, and the related use, storage and transportation of raw materials, products and wastes may occur in our operations. These hazards could lead to an interruption or suspension of operations and have an adverse effect on the productivity and profitability of a particular manufacturing facility or on Georgia Gulf as a whole. These hazards include:

•       pipeline and storage tank leaks and ruptures;

•       explosions and fires;

•       inclement weather and natural disasters;

•       mechanical failure;

•       unscheduled downtime;

•       labor difficulties;

•       transportation interruptions;

•       remediation complications;

•       terrorist acts; and

•       chemical spills and other discharges or releases of toxic or hazardous substances or gases.

These hazards may cause personal injury and loss of life, severe damage to or destruction of property and equipment, and environmental damage, any of which could lead to claims or liability under the environmental laws. Additionally, individuals could seek damages for alleged personal injury or property damage due to exposure to chemicals at our facilities or to chemicals otherwise owned, controlled or manufactured by us. We are also subject to present and future claims with respect to workplace exposure, workers’ compensation and other matters. Although we maintain property, business interruption and casualty insurance of the types and in the amounts that we believe are customary for the industry, we are not fully insured against all potential hazards incident to our business.

We face potential product liability claims relating to the production and manufacture of building products.

As a result of our acquisition of Royal Group, we are exposed to product liability risk and the risk of negative publicity if our building products do not meet customer expectations. Although we intend to maintain insurance for products liability claims, the amount and scope of such insurance may not be adequate to cover a products liability claim that is successfully asserted against us. In addition, products liability insurance could become more expensive and difficult to maintain and, in the future, may not be available to us on commercially reasonable terms or at all. There can be no assurance that we will be able to obtain or maintain adequate insurance coverage against possible products liability claims at commercially reasonable levels, or at all.

We rely heavily on third party transportation, which subjects us to risks that we cannot control; these risks may adversely affect our operations.

We rely heavily on railroads and shipping companies to transport raw materials to the manufacturing facilities and to ship finished product to customers. These transport operations are subject to various hazards, including extreme weather conditions, work stoppages and operating hazards. If we are delayed or unable to ship finished product or unable to obtain raw materials as a result of these transportation companies’ failure to operate properly, or if there were significant changes in the cost of these services, we may not be able to arrange efficient alternatives and timely means to obtain raw materials or ship our goods, which could result in an adverse effect on our revenues and costs of operations.

We rely on a limited number of outside suppliers for specified feedstocks and services.

We obtain a significant portion of our raw materials from a few key suppliers. If any of these suppliers is unable to meet its obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials. Any interruption of supply or any price increase of raw materials could have an adverse effect on our business and results of operations. In connection with our acquisition of the vinyls business of CONDEA Vista in 1999, we entered into agreements with CONDEA Vista to provide specified feedstocks for the Lake Charles facility. This facility is dependent upon CONDEA Vista’s infrastructure for services such as wastewater and ground water treatment, site remediation, and fire water supply. Any failure of CONDEA Vista to perform its obligations under those agreements could adversely affect the operation of the affected facilities and our results of operations. The agreements relating to these feedstocks and services had initial terms of one to ten years. Most of these agreements have been automatically renewed, but may be terminated by CONDEA Vista after specified notice periods. If we were required to obtain an alternate source for these feedstocks or services, we may not be able to obtain pricing on as favorable terms. Additionally, we may be forced to pay additional transportation costs or to invest in capital projects for pipelines or alternate facilities to accommodate railcar or other delivery or to replace other services.

Implementation of New ERP Information Systems

We are highly dependent on our information systems infrastructure in order to process orders, track inventory, ship products in a timely manner, prepare invoices to our customers and otherwise carry on our business in the ordinary course. Key to the success of our strategy to drive greater productivity and cost savings was the implementation of phase I in the first quarter of 2006 of a new multiple phase ERP information system. Additionally, when acquired, Royal Group was in the process of implementing new ERP systems. If we experience significant problems with the implementation of these systems, the resulting disruption could adversely affect our business, sales, results of operations and financial condition. The transition to our new ERP systems involves numerous risks, including:

•       difficulties in integrating the systems with our current operations;

•       potential delay in the processing of customer orders for shipment of products;

•       diversion of management’s attention away from normal daily business operations;

•       increased demand on our operations support personnel;

•       initial dependence on unfamiliar systems while training personnel in its use; and

•       increased operating expenses resulting from training, conversion and transition support activities.

We continue to pursue the disposition of certain assets of Royal Group and may pursue asset acquisitions, dispositions and joint ventures, and other transactions that may impact our results of operations.

We intend to continue to pursue the disposition of certain assets of Royal Group and anticipate that proceeds would be used to repay some of our indebtedness. However, we cannot assure you that we will be able to dispose of these assets at anticipated prices, or at all, or that any such sale will occur during our anticipated time frame. A failure to dispose of these assets would mean any indebtedness that could have been paid down would have to remain outstanding unless it could be repaid from funds generated from operations. In addition, we may engage in additional business combinations, purchases or sales of assets, or contractual arrangements or joint ventures. To the extent permitted under our senior secured credit facility, our indentures and our other debt agreements, some of these transactions may be financed by additional borrowings by us. If the expected efficiencies and synergies of the transactions are not fully realized, our results of operations could be adversely affected, at least in the short term, because of the costs associated with such transactions. Other transactions may advance future cash flows from some of our businesses, thereby yielding increased short-term liquidity, but consequently resulting in lower cash flows from these operations over the longer term.

Our participation in joint ventures exposes us to risks of shared control.

We own a 50 percent interest in a manufacturing joint venture, the remainder of which is controlled by PPG Industries, Inc., which also supplies chlorine to the facility operated by the joint venture. Additionally, our window and door profiles operations have strategic joint venture arrangements with several customers with respect to a number of extrusion lines. We may enter into additional joint ventures in the future. The nature of a joint venture requires us to share control with unaffiliated third parties. If our joint venture partners do not fulfill their obligations, the affected joint venture may not be able to operate according to its business plan. In that case, our operations may be adversely affected or we may be required to increase our level of commitment to the joint venture. Also, differences in views among joint venture participants may result in delayed decisions or failure to agree on major issues. Any differences in our views or problems with respect to the operations of our joint ventures could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Fluctuations in foreign currency exchange and interest rates could affect our consolidated financial results.

We earn revenues, pay expenses, own assets and incur liabilities in countries using currencies other than the U.S. dollar, principally the Canadian dollar. Because our consolidated financial statements are presented in U.S. dollars, we must translate revenues, income and expenses into U.S. dollars at the average exchange rate during each reporting period, as well as assets and liabilities into U.S. dollars at exchange rates in effect at the end of each reporting period. Therefore, increases or decreases in the value of the U.S. dollar against other major currencies will affect our net revenues, operating income and the value of balance sheet items denominated in foreign currencies. Because of the geographic diversity of our operations, as a result of the acquisition of Royal Group, weaknesses in various currencies might occur in one or many of such currencies over time. We plan to use derivative financial instruments to further reduce our net exposure to currency exchange rate fluctuations. However, we cannot assure you that fluctuations in foreign currency exchange rates, particularly the strengthening of the U.S. dollar against major currencies, would not materially affect our financial results.

In addition, we are exposed to volatility in interest rates. When appropriate, we may use derivative financial instruments to reduce our exposure to interest rate risks. We cannot assure you, however, that our financial risk management program will be successful in reducing the risks inherent in exposures to interest rate fluctuations.

We rely on a variety of intellectual property rights for our building products. Any threat to, or impairment of, these rights could cause us to incur costs to defend these rights.

As a manufacturer and marketer of branded products, in our building products, we rely on trademarks and service marks to protect our brands. We have a significant number of issued patents for our technologies. These protections may not adequately safeguard our intellectual property and we may incur significant costs to defend these intellectual property rights, which may harm our operating results. There is a risk that third parties, including our current competitors, will claim that our products infringe on their intellectual property rights. These third parties may bring infringement claims against us or our customers. Regardless of its merit, an infringement claim against us could require significant management time and effort, result in costly litigation or cause product shipment delays. Further, any claims may require us to enter into royalty or licensing arrangements, which may not be obtainable on terms acceptable to us.

Pending investigations of, and pending and threatened lawsuits against, Royal Group could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Royal Group is currently under investigation by the Royal Canadian Mounted Police (the “RCMP”), the Ontario Securities Commission (the “OSC”) and the SEC regarding its prior public disclosures, including financial and accounting matters. The OSC is also conducting a regulatory investigation of Royal Group, principally in connection with certain related party transactions.

Royal Group and certain of its former officers and former or current directors are named defendants in class actions brought by Royal Group shareholders and additional suits have been threatened. These class action complaints include allegations of non-disclosure of certain related party transactions.

In October 2005, Royal Group advised OSC staff, the RCMP and SEC staff of emails and documents authored by a former finance employee of Royal Group that relate to certain financial accounting and disclosure matters. Royal Group understands that the SEC staff made a referral to the U.S. Department of Justice, Criminal Division, in connection with those documents. The shareholders in the above-mentioned class action filed an amended complaint in connection with these emails.

Further, Royal Group is the subject of a criminal investigation being conducted by the Antitrust Division of the U.S. Department of Justice (the “Department of Justice”), which focuses on alleged price fixing in the window coverings industry. Royal Group has also been contacted by counsel for a group of civil plaintiffs (direct purchasers) who have indicated their intention to commence litigation against the company pertaining to this matter.

Damages, liabilities and costs Royal Group will incur in respect of each of the foregoing investigations, lawsuits or claims may exceed the amounts anticipated by us in respect thereof, and to the extent they do, our financial condition, results of operations and cash flows, on a consolidated basis with Royal Group’s, will be materially adversely affected.

Our ability to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 is dependent upon our implementation of effective internal controls for Royal Group.

Pursuant to Section 404 of the U.S. Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), we are required to evaluate our internal control over financial reporting and to provide an assessment of the effectiveness of our internal control over financial reporting. Internal control over financial reporting consists of procedures designed to provide reasonable assurance that transactions are properly authorized, recorded and reported, and assets are safeguarded against unauthorized or improper use. Although Royal Group is not yet required to be a part of our assessment and reporting of the effectiveness of our internal control over financial reporting, management has assessed significant deficiencies in its financial reporting structure as of December 31, 2006, including an accounting function that lacks clear organization and accountability, insufficient qualified accounting professionals, insufficient review and supervision, and financial reporting systems that do not share a common platform and that require extensive manual interventions. In addition, management concluded that certain aspects of Royal Group’s historical disclosure controls and procedures need improvement, including the ability to produce financial statements on a timely basis.

We must ensure effective internal control over financial reporting for Royal Group’s operations and, in so doing, we may identify additional areas requiring improvements. As the aforementioned control issues are remedied or to the extent that internal control weaknesses that require remediation are identified, we may be required to incur expenditures or costs that, if significant, could adversely affect our operating results. We have substantial effort ahead of us to complete the improvements and required management assessment regarding Royal Group’s internal control system and financial processes, information systems, assessment of control design, remediation of the deficiencies discussed above, and any other deficiencies that may arise out of this process. These efforts may divert management’s attention from other business concerns, including achieving cost savings and operational efficiencies, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will be able to complete the required management assessment by our reporting deadline. An inability to complete and document this assessment could result in a scope limitation qualification or disclaimer by our auditors on their attestation of our internal control over financial reporting. In addition, if a material weakness were to be identified with respect to our internal control over financial reporting, we would not be able to conclude that our internal controls over financial reporting were effective, which could result in the inability of our external auditors to deliver an unqualified report, or any report, on our internal control over financial reporting. In the event that, due to the complexity of certain internal control systems, the procedures, certification and assessment required by Section 404 of the Sarbanes-Oxley Act are not completed by the required deadline in respect of our 2007 fiscal year, or our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determines that our internal control over financial reporting is not effective as defined under Section 404, our reputation, financial condition and the value of our securities could be adversely affected. Furthermore, ineffective internal control over financial reporting could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

We may have difficulties with our periodic reports as a result of the acquisition of Royal Group.

Royal Group was late in reporting its 2005 annual and first quarter 2006 financial results. These late filings were due to, among other things, the complexity of accounting for numerous divestitures and write-downs related thereto, the segmentation of financial results, the sale process and various regulatory investigations described above. Similar events could result in delays or inability to prepare and file our reports timely with the SEC. Further, because of our ongoing evaluation of assets and potential dispositions of excess or redundant facilities, we may have future asset impairments, which could also delay our financial reporting. This was further demonstrated by our having to file an extension under Rule 12b-25 for our 2006 annual report on Form 10-K and missing that extended filing deadline.

We may encounter difficulties in integrating Royal Group’s operations with our operations, which may result in our failure to realize expected cost savings and operational efficiencies and adversely affect our results of operations and cash flows.

We cannot be sure that we will be able to integrate successfully Royal Group’s and our operations without substantial costs, delays or other problems. The integration of any business we acquire, including Royal Group, may be disruptive to our business and may result in a significant diversion of management attention and operational resources. Additionally, we may suffer a loss of key employees, customers or suppliers, loss of revenues, increases in costs or other difficulties. Further, there is no assurance that we will be able to achieve anticipated cost savings and operational efficiencies in amounts anticipated or on our anticipated timetable. Further, management’s attention may be diverted by potential dispositions.

As part of our strategy in acquiring Royal Group, we have identified opportunities to improve profitability and reduce costs. We may not be able to fully implement our business strategies or realize, in whole or in part, the expected cost savings or operational efficiencies from these strategies when expected, or at all. Furthermore, we may continue to incur significant one-time costs in connection with our integration of Royal Group’s operations with our existing business, including costs related to facility consolidation, headcount reduction, operational improvements, professional fees and related transactional expenses. We expect to incur one-time costs in connection with our anticipated annual cost savings and may achieve operational efficiencies.

Risk Factors Relating to the Exchange Offers

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the applicable exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except for the registration statement of which this prospectus is a part, we do not intend to register resales of the outstanding notes under the Securities Act.

The tender of outstanding notes under the exchange offers will reduce the outstanding amount of each series of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Risk Factors Relating to the Exchange Notes

Your right to receive payments on the exchange notes is effectively subordinated to the rights of our existing and future secured creditors, including the lenders under our senior secured credit facility. Further, the guarantees of the exchange notes are effectively subordinated to all of the guarantors’ existing and future secured indebtedness, including the guarantors’ guarantees of our senior secured credit facility.

Holders of our and the guarantors’ existing and future secured indebtedness, including indebtedness under our senior secured credit facility, which are secured by all or substantially all of our assets and the assets of the subsidiary guarantors thereunder, will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claims to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our other unsecured and senior indebtedness, as applicable, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

As of March 31, 2007 we had approximately $555.2 million of borrowings under our senior secured credit facility, and there was $223.4 million of additional availability under our revolving credit facility (giving effect to outstanding letters of credit). We may incur additional indebtedness, including senior debt, in the future under the terms of our senior secured credit facility and the indentures governing our notes. See “Description of Senior Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “Description of Senior Subordinated Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Your right to receive payment on the exchange notes will be effectively subordinated to the liabilities of our non-guarantor subsidiaries.

Not all of our subsidiaries are required to guarantee the notes. For example, our foreign subsidiaries do not guarantee the notes. Creditors of our non-guarantor subsidiaries (including trade creditors) will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. As a result, the exchange notes will effectively be subordinated to the prior payment of all of the debts (including trade payables) of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Our subsidiaries that have their debt accelerated may not be able to repay such indebtedness. Our non-guarantor subsidiaries represented approximately 22.9% of our consolidated revenues for the quarter ended March 31, 2007 and held approximately 46.5% of our assets as of March 31, 2007. Our assets and our subsidiaries’ assets may not be sufficient to fully repay the exchange notes and our other indebtedness.

Your right to receive payments on the exchange senior subordinated notes will be junior to our existing and future senior indebtedness, including borrowings under our senior secured credit facility, the 7.125% notes and the exchange senior notes.

The exchange senior subordinated notes and the related guarantees will be contractually subordinated to all of our current and future senior indebtedness (other than trade payables), including our borrowings under our senior secured credit facility, the 7.125% notes and the exchange senior notes and all of our and the guarantors’ future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the exchange senior subordinated notes and the related guarantees. As a result of such subordination, in the event of the bankruptcy, liquidation or dissolution of us or any guarantor, our assets or the assets of the applicable guarantor would be available to pay obligations under the exchange senior subordinated notes and our other senior subordinated obligations only after all payments had been made on our senior indebtedness or the senior indebtedness of the applicable guarantor. Sufficient assets may not remain after all of these payments have been made to make any payments on the exchange senior subordinated notes and our other senior subordinated obligations, including payments of interest when due. In addition, all payments on the exchange senior subordinated notes and the related guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the exchange senior subordinated notes will participate with trade creditors and all other holders of our and the guarantors’ subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our senior debt. However, because the indenture governing the exchange senior subordinated notes requires that amounts otherwise payable to holders of the exchange senior subordinated notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the exchange senior subordinated notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of exchange senior subordinated notes may receive less, ratably, than the holders of our senior debt.

On March 31, 2007, the senior subordinated notes and the related guarantees were subordinated to $1,151.9 million of senior debt and could also have been subordinated to up to $223.4 million available for borrowing under our revolving credit facilities (giving effect to outstanding letters of credit). We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of our indentures and our senior secured credit facility.

Federal and state statutes may allow courts, under specific circumstances, to void the exchange notes and the guarantees and require noteholders to return payments received from us or the guarantors.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the exchange notes could be voided, or claims in respect of the exchange notes or the guarantees could be subordinated to our other debts if, at the time of issuance of the exchange notes, among other things, we (1) issued the exchange notes with the intent of hindering, delaying or defrauding current or future creditors; or (2) received less than reasonably equivalent value or fair consideration for the incurrence of such notes; and, in the case of clause (2), we:

•       were insolvent or rendered insolvent by reason of such incurrence;

•       were engaged, or were about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•       intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

Similar risks and considerations apply with respect to the issuance of the guarantees by the guarantors. The measures of insolvency for purposes of these fraudulent conveyance laws will vary depending upon the law of the jurisdiction that is being applied in any such proceeding to determine whether a fraudulent conveyance has occurred. Generally, however, an entity would be considered insolvent if:

•       the sum of its debts, including contingent liabilities, was greater than the fair value of all of its assets;

•       the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•       it could not pay its debts as they become due.

Certain restrictive covenants in the indentures governing the exchange notes will cease to apply if such exchange notes achieve investment grade ratings.

Most of the restrictive covenants in the indentures governing the notes will not apply if the exchange senior notes or the exchange senior subordinated notes, as applicable, achieve investment grade ratings from Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services, and no default or event of default has occurred. If these restrictive covenants cease to apply, we may take actions, such as incur additional debt or make certain dividends or distributions that would otherwise be prohibited under the applicable indenture. Ratings are given by these rating agencies based upon analyses that include many subjective factors. We cannot assure you that the exchange senior notes or the exchange senior subordinated notes will achieve investment grade ratings, nor can we assure you that investment grade ratings, if granted, will reflect all of the factors that would be important to holders of the notes.

We may not be able to raise the funds necessary to finance the change of control offer required by the indentures.

Upon the occurrence of a change of control, we will be required to offer to repurchase all outstanding senior notes and senior subordinated notes, as well as all of our outstanding 7.125% notes, at 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of those notes, or that restrictions in our senior secured credit facility will not allow such repurchases. Further, we may be contractually restricted under the terms of our senior secured credit facility or our other indebtedness from repurchasing all of those notes tendered by holders upon a change of control, and we may not be able to obtain the necessary consents under our senior secured credit facility or such other indebtedness to make such repurchases. Our failure to make or complete the change of control offer or pay the change of control purchase price when due will give the trustee and the holders of the applicable notes the right to declare an event of default and accelerate the repayment of the notes as described under the section in this prospectus entitled “Description of Senior Notes—Events of Default and Remedies” and “Description of Senior Subordinated Notes—Events of Default and Remedies.” This event of default under the indentures would in turn constitute an event of default under our senior secured credit facility. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, will not constitute a “change of control” under the indenture. See “Description of Senior Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Senior Subordinated Notes—Repurchase at the Option of Holders—Change of Control.”

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in October 2006 to institutional investors and are eligible for trading in the PORTAL market.

We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performances and other factors. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

FORWARD-LOOKING STATEMENTS

This prospectus and other communications to stockholders may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, our outlook for future periods, supply and demand, pricing trends and market forces within our industries, cost reduction strategies and their results, planned capital expenditures, long-term objectives of management and other statements of expectations concerning matters that are not historical facts.

Predictions of future results contain a measure of uncertainty. Actual results could differ materially due to various factors. Factors that could change forward-looking statements are, among others, those contained in the “Risk Factors” section above as well as changes in the general economy, changes in demand for our products or increases in overall industry capacity that could affect production volumes and/or pricing, changes and/or cyclicality in the industries to which our products are sold, availability and pricing of raw materials, technological changes affecting production, difficulty in plant operations and product transportation, governmental and environmental regulations and other unforeseen circumstances. A number of these factors are discussed in this prospectus and in our other periodic filings with the SEC.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

On June 9, 2006, we entered into a definitive agreement to acquire Royal Group for CAD$13.00 per share (“CAD$” meaning Canadian dollars) for a total purchase price of approximately $1.5 billion (assuming an exchange rate of $1.00 to CAD$1.115). On October 3, 2006, we consummated the acquisition of Royal Group and the results of Royal Group from the period October 3, 2006 through December 31, 2006 were included in Georgia Gulf’s 2006 statement of operations. Financing for the acquisition of Royal Group, repayment of some of Royal Group’s existing indebtedness and refinancing of some of our existing indebtedness was obtained from borrowings under a new senior secured credit facility and the issuance of $700 million of our notes. We refer to (i) our acquisition of Royal Group, (ii) the repayment of Royal Group’s existing senior credit facility, (iii) the repayment at maturity of Royal Group’s 7.1% senior unsecured notes, Series A, due August 31, 2006 (the “Series A Notes”) and Royal Group’s 7.3% senior unsecured notes Series B, due August 31, 2006 (the “Series B Notes”), (iv) the repayment of Royal Group’s 7.1% series D notes due 2007 (the “Series D Notes”), (v) the repayment of Royal Group’s 6.9% medium-term notes due 2010 (the “Medium-Term Notes”), (vi) the repayment of our existing senior secured credit facility, (vii) the borrowings under our senior secured credit facility and (viii) the offering of the $700 million of our notes as the “Transactions.”

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 gives effect as if the Transactions occurred on January 1, 2006. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. All significant balances and intercompany transactions have been eliminated.

The unaudited pro forma condensed combined statement of operations should be read in conjunction with the “Selected Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes of both Georgia Gulf and Royal Group included elsewhere in this prospectus. The pro forma statement of operations should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the period indicated. Also, the pro forma statement of operations data should not be viewed as indicative of our financial condition or results of operations as of any future date or for any future period.

The unaudited pro forma condensed combined statement of operations reflects the acquisition of Royal Group by Georgia Gulf using the purchase method of accounting. Accordingly, the consideration paid by Georgia Gulf was allocated to Royal Group’s assets and liabilities based upon their estimated fair values as of the date of the acquisition. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive final allocation. A final determination of the fair value of Royal Group’s assets and liabilities will be based on the actual net tangible and intangible assets of Royal Group that existed as of the closing date of the transaction. The pro forma purchase price adjustments are preliminary, subject to future adjustments and have been made solely for the purpose of providing the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 presented below. The purchase price allocation is preliminary subject to, among other things, the final valuations of assets acquired and liabilities assumed, certain legal and tax contingencies, and the valuation of property, plant and equipment, spare parts, finite and indefinite lived intangible assets, and assets held for sale and discontinued operations. There can be no assurance that such finalization will not result in material changes.

The historical consolidated financial statements of Royal Group have been prepared in accordance with Canadian GAAP and in Canadian dollars. For purposes of the unaudited pro forma condensed combined statement of operations, Royal Group has been presented in accordance with U.S. GAAP, which differs from Canadian GAAP. A summary of the significant differences between U.S. GAAP and

Canadian GAAP for Royal Group’s consolidated financial statements is in the notes to its consolidated financial statements as of and for the six month period ended June 30, 2006 and as of and for the year ended December 31, 2005. See “Index to Financial Statements.” The translations of the historical Royal Group consolidated statement of operations for the period from January 1, 2006 to October 3, 2006 from CAD to U.S. dollars used in the preparation of the unaudited pro forma condensed combined statement of operations were translated from Canadian dollars to U.S. dollars using the average exchange rate for the period from January 1, 2006 to October 3, 2006 of 1.00 U.S. dollar: 1.1327 CAD.

The unaudited pro forma condensed combined statement of operations does not include cost savings and operating efficiencies expected to be achieved from the Royal Group acquisition.

GEORGIA GULF CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006
(In thousands of U.S. dollars, except per share data)

	Georgia Gulf	Royal Group January 1, 2006 to October 3, 2006	Adjustments		Pro Forma Combined
Net sales	$2,427,843	$953,301	$(4,824	)a	$3,376,320
Operating costs and expenses:
Cost of sales	2,152,571	770,612	(1,762	)a,b,c	2,921,421
Selling, general and administrative expenses	119,151	191,652	221	d	311,024
Total operating costs and expenses	2,271,722	962,264	(1,541)		3,232,445
Operating income (loss)	156,121	(8,963)	(3,283)		143,875
Other income (expense):
Loss on foreign exchange derivative instruments and other	(21,543)	—	20,843	f	(700)
Interest expense, net	(51,279)	(32,282)	(66,610	)e	(150,171)
Income (loss) from continuing operations before income taxes	83,299	(41,245)	(49,050)		(6,996)
Provision (benefit) for income taxes	31,497	(43,616)	52,419	g	40,300
Income (loss) from continuing operations	$51,802	$2,371	$(101,469)		$(47,296)
Earnings (loss) from continuing operations per share:
Basic	$1.52				$(1.39)
Diluted	$1.51				$(1.39)
Weighted average common shares:
Basic	34,093				34,093
Diluted	34,386				34,093

The accompanying notes are an integral part of this
Unaudited Pro Forma Condensed Combined Statement of Operations.

1—Basis of Presentation

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 gives effect to the Transactions as if they occurred on January 1, 2006. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition and related financing transactions, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. All significant balances and intercompany transactions have been eliminated.

The unaudited pro forma condensed combined statement of operations does not include cost savings and operating efficiencies expected to be achieved from the Royal Group acquisition.

Earnings (loss) from continuing operations per share includes an adjustment to the previously reported pro forma basic and diluted loss per share in our Form 10-K for the year ended December 31, 2006 to reduce the basic and diluted loss per share by $0.07 due to the incorrect number of weighted average shares outstanding of 33,093 being used in the calculation versus the actual weighted average shares outstanding of 34,093.

2—Purchase Price and Preliminary Allocation

On October 3, 2006, we completed the acquisition of Royal Group. Under the terms of the arrangement agreement, we acquired all of the outstanding common stock of Royal Group for a total purchase price, including liabilities assumed, debt retired in conjunction with the closing, debt issuance costs and other transaction costs of approximately $1.5 billion consisting of approximately $1.1 billion of cash paid for Royal Group common stock and assumed debt of $374.9 million, which was repaid in connection with the acquisition. The acquisition was financed with significant indebtedness, including $500 million in aggregate principal amount of 9.5 percent senior unsecured notes due 2014 (the “Senior Notes”), $200 million in aggregate principal amount of 10.75 percent Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes,” and together with the Senior Notes, the “New Notes”), and a new credit agreement that includes a tranche B term loan of $800 million and revolving credit facilities of up to $375 million (the “Senior Secured Credit Facility”).

The following table summarizes the preliminary allocation of the estimated purchase price to the fair value of Royal Group’s assets acquired and liabilities assumed at the date of acquisition, excluding cash acquired of $27.7 million:

As of October 3, 2006
(In thousands)
Current assets, net of cash acquired	$478,311
Property, plant and equipment	630,615
Investments and other assets	26,994
Goodwill	312,085
Identifiable intangible assets—indefinite lived	16,000
Identifiable intangible assets—finite lived	77,000
Deferred taxes	16,014
Net assets held for sale	223,899
Total assets acquired	1,780,918
Current liabilities	(330,592)
Debt assumed	(374,930)
Total liabilities assumed	(705,522)
Net assets acquired	$1,075,396

3—Pro Forma Adjustments

(a)          Represents the elimination of intercompany net sales and corresponding cost of sales between Royal Group and Georgia Gulf of $4.8 million. Net sales and cost of sales consist primarily of sales of vinyl resins and compounds from Georgia Gulf to Royal Group.

(b)         Includes the following:

•        A decrease in depreciation expense related to the fair value adjustment to property, plant and equipment. Depreciation expense of $2.9 million is calculated using the straight-line method over the estimated remaining useful lives of property, plant and equipment acquired, which vary from 3-17 years, with an average useful life of 10 years.

•        An increase in amortization expense for the estimated amortization of finite-lived identifiable intangibles over their estimated useful lives as follows:

(In Thousands)	Intangibles	Average Estimated Useful Lives (Years)	Expense
Customer relationships	$46,000	18	$1,934
Technology	31,000	12	1,938
	$77,000		$3,872

(c)          An adjustment to increase inventory to fair value with the offset to cost of goods sold of $2.1 million.

(d)         An adjustment to increase expense by $0.2 million to conform the historical accounting policies for stock compensation expense of Royal Group and Georgia Gulf for the period presented.

(e)          The adjustment is to record: (1) the estimated interest expense on newly issued debt; (2) the amortization of debt issuance costs associated with the newly issued debt; (3) the elimination of interest expense and amortization of debt issuance costs related to historical debt of Royal Group and Georgia Gulf that was repaid in connection with the acquisition and related financing transactions; and (4) the write off of old deferred debt issuance costs of Georgia Gulf; totaling $66.6 million.

The weighted average interest rate on the newly issued debt is 8.96 percent as of December 31, 2006. Pursuant to the terms of the Senior Secured Credit Facility, the interest rates are LIBOR + 2 percent. For each 0.125 percent increase or decrease in the assumed rates with respect to the term loan, our annual interest expense would increase or decrease by $1.0 million.

(f)            Represents an adjustment to remove the foreign currency forward purchase contract realized loss of $20.8 million for contracts entered into to hedge the acquisition of Royal Group.

(g)          The provision for income taxes includes the impact of Quebec’s retroactive legislation resulting in a charge to current income tax expense of $27.0 million, plus accrued interest of $7.6 million for a total of $34.6 million. Represents the income tax effect of $19.2 million for the pro forma adjustments to the statement of operations at 39.2 percent. We assumed the statutory tax rate for the combined company would be 39.2 percent.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated financial data as of and for each of the years ended December 31, 2006, 2005, 2004, 2003 and 2002, which have been derived from our audited consolidated financial statements.  The data for the three months ended March 31, 2007 and 2006 have been derived from our unaudited condensed consolidated financial statements, included elsewhere in this prospectus, and include all adjustments, consisting only of normal recurring accruals that management considers necessary for the fair presentation of the consolidated financial position and results of operations for these periods. You should not consider the results for the three month periods to be indicative of full year results.You should read this selected consolidated financial data together with the financial statements and related footnotes included elsewhere in this prospectus.

In Thousands, Except Per Share Data,	Year Ended December 31,					Three Months Ended March 31,
Percentages, Employees and Ratios	2006	2005	2004	2003	2002	2007	2006
Results of Operations:
Net sales	$2,427,843	$2,273,719	$2,206,239	$1,444,483	$1,230,751	$713,696	$567,873
Cost of sales(1)	2,152,571	2,049,510	1,955,095	1,319,094	1,086,746	663,557	488,885
Selling, general and administrative expenses	119,151	61,444	60,721	55,691	45,685	58,116	20,213
Operating income (loss)	156,121	162,765	190,423	69,698	98,320	(7,977)	58,775
Interest expense	(51,648)	(20,527)	(23,778)	(38,195)	(49,739)	(32,089)	(4,349)
Loss on foreign exchange derivative instruments and other	(21,543)	—	—	—	—	—	—
Foreign exchange gain	—	—	—	—	—	2,831	—
Cost related to retirement of debt	—	—	—	(13,816)	—	—	—
Interest income	369	120	115	53	160	15	12
Income (loss) from continuing operations before taxes	83,299	142,358	166,760	17,740	48,741	(37,221)	54,438
Provision (benefit) for income taxes(2)	31,497	46,855	60,868	5,245	17,546	(10,711)	20,757
Income (loss) from continuing operations	$51,802	$95,503	$105,892	$12,495	$31,195	$(26,510)	$33,681
Loss from discontinued operations, net of tax	(3,263)	—	—	—	—	(8,061)	—
Net (loss) income	$48,539	$95,503	$105,892	$12,495	$31,195	$(34,571)	$33,681
Basic earnings (loss) per share:
Income (loss) from continuing operations	$1.52	$2.82	$3.21	$0.39	$0.98	$(0.77)	$0.99
Loss from discontinued operations	(0.10)	—	—	—	—	(0.24)	—
Net income (loss)	$1.42	$2.82	$3.21	$0.39	$0.98	$(1.01)	$0.99
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$1.51	$2.79	$3.17	$0.38	$0.97	$(0.77)	$0.98
Loss from discontinued operations	(0.10)	—	—	—	—	(0.24)	—
Net income (loss)	$1.41	$2.79	$3.17	$0.38	$0.97	$(1.01)	$0.98
Dividends per common share	0.32	0.32	0.32	0.32	0.32	0.08	0.08
Financial Highlights:
Working capital	$202,955	$62,330	$(69,358)	$65,742	$57,996	$169,142	$74,419
Property, plant and equipment, net	1,023,004	401,412	425,734	460,808	493,494	1,035,883	398,330
Total assets	2,458,227	1,000,953	963,830	856,785	875,559	2,451,749	976,529
Total debt	1,498,134	278,639	318,483	427,872	476,986	1,475,744	224,339
Asset securitization	128,000	141,000	165,000	100,000	75,000	139,000	163,000
Net cash provided by (used in) operating activities	250,577	71,145	135,967	85,077	168,246	(385)	67,440
Depreciation and amortization	85,019	63,101	64,554	63,932	68,068	35,427	15,889
Capital expenditures	90,770	32,044	23,441	24,046	17,471	28,046	11,963
Maintenance expenditures	80,464	79,584	79,750	67,131	64,049	13,231	7,121
Other Selected Data:
Earnings before interest, taxes, depreciation and amortization (“EBITDA”)(3)	$215,272	$224,469	$252,398	$130,534	$162,971	$21,369	$74,374
Weighted average shares outstanding—basic	34,093	33,867	32,965	32,267	31,988	34,309	34,346
Weighted average shares outstanding—diluted	34,386	34,193	33,439	32,502	32,193	34,309	34,003
Common shares outstanding	34,390	34,238	33,925	32,736	32,319	34,396	34,203
Return on sales	2.0%	4.2%	4.8%	0.9%	2.5%	(4.8%)	5.9%
Ratio of earnings to fixed charges(4)	2.3	6.0	6.4	1.4	1.9	—	9.5

(1)             Includes Royal Group financial data as of December 31, 2006 and from October 3, 2006 through December 31, 2006. Includes additional cost of sales of $18.0 million and $2.0 million for the periods ended December 31, 2006 and March 31, 2007, respectively, as a result of valuing Royal Group’s inventory at fair value as of the date of acquisition in compliance with accounting standards related to business combinations.

(2)             Provision for income taxes for 2003 includes the effect of favorable settlement of tax audits.

(3)             EBITDA is commonly used by us and our investors to measure our ability to service our indebtedness. EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative to net income as a measure of performance or to net cash flows provided by operations as a measure of liquidity. In addition, our calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited. For 2006, the write-off of deferred debt issuance costs has been included as interest expense. We believe that the closest GAAP measure of financial performance to EBITDA is net cash provided by operating activities. The following is a reconciliation of EBITDA to net cash provided by operating activities. Note that “Tax benefit related to stock plans” and “Stock based compensation” are included in change in operating assets, liabilities and other.

	Year Ended December 31,					Three Months Ended March 31,
In Thousands	2006	2005	2004	2003	2002	2007	2006
EBITDA	$215,272	$224,469	$252,398	$130,534	$162,971	$21,369	$74,374
Interest expense, net	(51,279)	(20,407)	(23,663)	(38,142)	(49,579)	(32,074)	(4,337)
(Provision) benefit for income taxes	(31,497)	(46,855)	(60,868)	(5,245)	(17,546)	10,711	(20,758)
Provision for deferred income taxes	(21,189)	(15,067)	3,686	(6,344)	6,822	(14,628)	(4,209)
Amortization of debt issuance costs	2,242	1,397	2,579	3,096	3,417	1,434	291
Change in operating assets, liabilities and other	137,028	(72,392)	(38,165)	1,178	62,161	12,803	22,079
Net cash provided by operating activities	$250,577	$71,145	$135,967	$85,077	$168,246	$(385)	$67,440

(4)             For the quarter ended March 31, 2007, our earnings were insufficient to cover fixed charges by $38.2 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Georgia Gulf Corporation is a leading North American manufacturer and international marketer of two integrated chemical product lines, chlorovinyls and aromatics. Our primary chlorovinyls products are chlorine, caustic soda, vinyl chloride monomer (“VCM”), vinyl resins and vinyl compounds, and our aromatics products are cumene, phenol and acetone. Our chemical products are used primarily by customers as raw materials to manufacture a diverse range of products, which serve numerous consumer markets for durable and non-durable goods and construction. On October 3, 2006, we completed the acquisition of Royal Group Technologies Limited (“Royal Group”), a leading North American manufacturer and marketer of vinyl-based building and home improvement products. Royal Group’s core businesses now consist of five product lines:  (i) window and door profiles; (ii) mouldings; (iii) siding; (iv) pipe and pipe fittings; and (v) deck, fence and rail and outdoor storage buildings.

We have identified four reportable segments through which we conduct our operating activities: (i) chlorovinyls; (ii) window and door profiles and mouldings products; (iii) outdoor building products, and (iv) aromatics.

Acquisition of Royal Group

On October 3, 2006, we completed the acquisition of all of the outstanding common stock of Royal Group for a total purchase price, including assumed debt and debt retired in conjunction with the closing, of approximately $1.5 billion. The acquisition was financed entirely with new debt, including $500.0 million in aggregate principal amount of our unsecured 9.5 percent senior notes due 2014, $200.0 million in aggregate principal amount of our unsecured 10.75 percent senior subordinated notes due 2016 and $800.0 million principal amount of floating interest rate term debt under our senior secured credit facility due 2013.

Royal Group Business Overview

Royal Group is a leading North American manufacturer and marketer of vinyl-based building and home improvement products, which include vinyl window and door profiles, mouldings, vinyl siding, pipe and pipe fittings, deck, fence, rail, and outdoor storage.

As a result of the Royal Group acquisition, we are one of the leading vinyl-based building and home improvement companies in North America. The acquisition provides a growth platform that leverages Georgia Gulf’s vinyl resins and compounds formulation expertise, which we have refined over the last 20 years, with Royal Group’s experience and innovative product development. We believe the acquisition will allow us to strengthen our competitive position through further penetration of Royal Group’s markets thereby increasing long-term shareholder value.

From October 3, 2006, through December 31, 2006, Royal Group generated revenue of $230.7 million and contributed $14.2 million to gross margin even after recording additional cost of sales of $18.0 million as a result of valuing Royal Group’s inventory at fair value as of the date of acquisition in compliance with accounting standards related to business combinations.

Additionally, from October 3, 2006, through December 31, 2006 we have divested certain non-core operations and assets. These transactions include the sale of certain buildings, properties and equipment for approximately $106.5 million. In addition, the buyers assumed debt of $28.2 million. Also in the fourth quarter of fiscal 2006, we initiated plans to restructure the operations of Royal Group to eliminate certain duplicative activities, focus our resources on operations with future growth opportunities and reduce our cost structure. In connection with the restructuring plan, we incurred costs related to termination benefits for employee positions that were eliminated. We expect to pay these termination costs by September 2007. Any costs incurred during this restructuring plan that will benefit future periods, such as relocation of employees, have been and will be expensed as incurred. Our estimate of employee termination benefits of $35.3 million was recorded as part of the Royal Group acquisition purchase price allocation. As of March 31, 2007, we had paid $20.1 million in termination benefits.

Chemical Business Overview

Our chemical business is a leading North American manufacturer and an international marketer of two integrated chemical product lines, chlorovinyls and aromatics. Our primary chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer (“VCM”), vinyl resins and vinyl compounds. For the year ended December 31, 2006, we consumed all of our chlorine production in making VCM, consumed 5 percent of our caustic soda production, consumed 99 percent of our VCM production in manufacturing vinyl resins and used about 19 percent of our vinyl resins in the manufacture of vinyl compounds. The remainder of our caustic soda, VCM and vinyl resins and all of our vinyl compounds were sold to third parties. Our primary aromatic products include cumene, phenol and acetone. For the year ended December 31, 2006, approximately 49 percent of our cumene was sold to third parties with the remainder used internally to manufacture phenol and acetone. All of our phenol and acetone was sold to third parties. Our products are used primarily by customers as raw materials to manufacture a diverse range of products, which serve numerous consumer markets for durable and non-durable goods and construction.

Our chemical business, and the chemical industry in general, is cyclical in nature and is affected by domestic and, to a lesser extent, worldwide economic conditions. Cyclical price swings, driven by changes in supply and demand, can lead to significant changes in our overall profitability. The demand for our chemicals tends to reflect fluctuations in downstream markets that are affected by consumer spending for durable and non-durable goods as well as construction.

Global capacity also materially affects the prices of chemical products. Generally, in periods of high operating rates, prices rise, and as a result new capacity is announced. Since world-scale size plants are generally the most cost-competitive, new increases in capacity tend to be on a large scale and are often undertaken by existing industry participants. Usually, as new capacity is added, prices decline until increases in demand improve operating rates and the new capacity is absorbed, or in some instances, until less efficient producers withdraw from the market. As the additional supply is absorbed, operating rates rise, prices increase and the cycle repeats. As an example, significant phenol capacity added in 1999 and 2000 was only absorbed enough by demand and plant closures to allow for improved industry margins in 2004.

Purchased raw materials and natural gas costs account for the majority of our cost of sales and can also have a material effect on our profitability and margins. Some of our primary raw materials, including ethylene, benzene and propylene, are crude oil and natural gas derivatives and therefore follow the oil and gas industry price trends. Chemical Market Associates, Incorporated (“CMAI”) reported annual U.S. industry prices for crude oil increased 17 percent and natural gas decreased 15 percent, from 2005 to 2006. From 2004 to 2005, CMAI reported U.S. industry prices for crude oil and natural gas increased 36 percent and 35 percent, respectively.

In 2006 our chlorovinyls segment experienced decreased demand compared to 2005, primarily as a result of a decrease in demand for vinyl resins and compounds. When comparing 2005 to 2006, North American vinyl resins sales volume decreased about 3 percent as a result of declines in most end-use markets due primarily to the North American housing starts decline of 12 percent, according to American Chemical Council Plastics Industry Producers Statistics Group (“PIPS”). CMAI reported industry price increases for our feedstock ethylene of 9 percent from 2005 to 2006, while chlorine and natural gas prices decreased about 5 percent and 15 percent, respectively, for the same time period. Operating rates averaged above 90 percent for most of the year combined with increased ethylene costs enabled the industry to increase vinyl resins sales prices by 7 percent from 2005 to 2006, according to Chemical Data Inc. (“CDI”).

Our aromatics segment demand also decreased in 2006 compared to 2005. According to CDI, North American cumene industry operating rates decreased from about 82 percent in 2005 to about 75 percent in 2006, primarily due to the restart of a 1 billion pound cumene plant late last year. Operating rates for phenol and acetone remained in the low 80 percentiles for both 2005 and 2006. In addition, CDI reported that industry prices for our feedstocks benzene and propylene increased 12 percent and 14 percent, respectively, from 2005 to 2006. Increased feedstock costs enabled the industry to increase sales prices for phenol, acetone and cumene by 5 percent, 2 percent and 12 percent, respectively, from 2005 to 2006, according to CDI.

Results of Operations

Three Months Ended March 31, 2007, Compared with Three Months Ended March 31, 2006

The following table sets forth our consolidated statement of operations data for the periods ended March 31, 2007 and 2006, and the percentage of net sales of each line item for the periods presented.

	Three months ended
Dollars in millions	March 31, 2007		March 31, 2006
Net sales	$713.7	100.0%	$567.9	100.0%
Cost of sales	663.6	93.0%	488.9	86.1%
Gross margin	50.1	7.0%	79.0	13.9%
Selling, general and administrative	58.1	8.1%	20.2	3.5%
Operating (loss) income	(8.0)	(1.1)%	58.8	10.4%
Net interest expense	32.1	4.5%	4.3	0.8%
Foreign exchange gain	(2.8)	(0.4)%	—	—
Provision (benefit) for income taxes	(10.7)	(1.5)%	20.8	3.7%
Income (loss) from continuing operations	(26.6)	(3.7)%	33.7	5.9%
(Loss) from discontinued operations, net of tax	(8.0)	(1.1)%	—	—
Net (loss) income	$(34.6)	(4.8)%	$33.7	5.9%

The following table sets forth certain financial data by segment for the periods ended March 31, 2007 and 2006, and the percentage of net sales of each line item for the periods presented.

	Three months ended
Dollars in millions	March 31, 2007		March 31, 2006
Net sales
Chlorovinyls	$329.6	46.2%	$441.6	77.8%
Window and door profiles and mouldings products	97.6	13.7%	—	—
Outdoor building products	107.6	15.1%	—	—
Aromatics	178.9	25.0%	126.3	22.2%
Total net sales	$713.7	100.0%	$567.9	100.0%
Gross margin
Chlorovinyls	$22.3	6.8%	$82.7	18.8%
Window and door profiles and mouldings products	7.6	7.8%	—	—
Outdoor building products	11.3	10.5%	—	—
Aromatics	6.4	3.6%	(3.7)	(3.0)%
Total gross margin	$50.1	7.0%	$79.0	13.9%

Net Sales.   For the three months ended March 31, 2007, net sales were $713.7 million, an increase of 26 percent compared to $567.9 million for the same quarter last year.  This increase was a result of the Royal Group acquisition on October 3, 2006, which increased net sales by 38 percent, more than offsetting the decline in net sales of 12 percent in our chemical business. Our chemical business overall average sales price decreased primarily as a result of decreases in the prices of vinyl resins and compounds offset partially by increases in the sales price of cumene and phenol.

Chlorovinyls segment net sales totaled $329.6 million for the quarter ended March 31, 2007, a decrease of 25 percent compared with net sales of $441.6 million for the same period last year. Our overall average sales prices decreased due to decreases in the prices of vinyl resins of 28 percent, vinyl compounds of 10 percent, and caustic soda of 21 percent. These vinyl resin and compound price decreases reflect industry operating rates averaging about 87 percent for the first quarter of 2007 compared to 94 percent for the same period last year as housing starts declined during the latter part of 2006 and have not recovered.  Our acquisition of Royal Group on October 3, 2006 contributed $8.9 million of net sales to our chlorovinyls segment.  Our overall chlorovinyls sales volumes were down 7 percent primarily resulting from vinyl resin and compound sales volumes decreases of 4 percent and 12 percent, respectively, from the first quarter of 2006 to the first quarter of 2007.  The decreased sales volumes reflected a slowdown in housing construction.

Window and door profiles and mouldings products net sales totaled $97.6 million. The increase in this segment is a result of our acquisition of Royal Group on October 3, 2006.

Outdoor building products net sales totaled $107.6 million. The increase in this segment is a result of our acquisition of Royal Group on October 3, 2006.

Aromatics segment net sales were $178.9 million for the quarter ended March 31, 2007, an increase of 42 percent compared to $126.3 million for the same quarter last year. Our overall average selling prices increased 20 percent primarily as a result of increases in the prices of cumene of 23 percent and phenol of 23 percent. The cumene and phenol price increases reflect higher costs for feedstock benzene. The North American cumene industry operating rate was approximately 79 percent for first quarter of 2007, or about flat from the same period last year. The North American phenol industry operating rate was approximately 83 percent for both the first quarters of 2006 and 2007. Our overall aromatics sales volumes increased 18 percent as a result of a cumene sales volume increase of 37 percent primarily resulting from industry operating problems during the first quarter of 2007.

Gross Margin.   Total gross margin decreased from 14 percent of sales for the quarter ended March 31, 2006, to 7 percent of sales for the quarter ended March 31, 2007. This $28.9 million decrease was due primarily to lower chlorovinyls sales prices and volumes and higher benzene costs from our chemical business offsetting lower natural gas costs. The Royal Group acquisition on October 3, 2006 contributed $17.6 million to gross margin. Some of our primary raw materials and natural gas costs in our chlorovinyls and aromatics segments normally track crude oil and natural gas industry prices. U.S. industry prices for crude oil and natural gas decreased 8 percent and 20 percent, respectively, from the first quarter of 2006 to the first quarter of 2007.

Chlorovinyls segment gross margin decreased from 19 percent of sales for the quarter ended March 31, 2006 to 7 percent of sales for the quarter ended March 31, 2007. This $60.4 million decrease from the same quarter last year primarily reflects lower sales prices and volumes offsetting lower raw materials and natural gas cost. The Royal Group chlorovinyls operations negatively impacted our gross margin by approximately $1.3 million. Our overall raw materials prices decreased 2 percent from the first quarter of 2006 to same quarter in 2007. Our chlorovinyls operating rate decreased from about 94 percent for first quarter of 2006 to about 83 percent for the first quarter of this year. The decrease in the operating rate in first quarter of 2007 primarily resulted from the housing starts decline compared to the same period in 2006.

Window and door profiles and mouldings products gross margin totaled $7.6 million. The increase in this segment is a result of our acquisition of Royal Group on October 3, 2006.

Outdoor building products net sales gross margin totaled $11.3 million. The increase in this segment is a result of our acquisition of Royal Group on October 3, 2006.

Aromatics segment gross margin increased from a negative 3 percent of sales for the three months ended March 31, 2006, to 4 percent of sales for the quarter ended March 31, 2007. This $10.1 million increase from the same period last year is due primarily to increased overall sales prices and sales volumes offsetting increased benzene costs.

Selling, General and Administrative Expenses.   Selling, general and administrative expenses totaled $58.1 million for the quarter ended March 31, 2007, an increase of $37.9 million from $20.2 million for the quarter ended March 31, 2006. This increase was largely due to incremental selling, general and administrative expenses of $36.1 million resulting from the Royal Group acquisition.

Our chemical business selling, general and administrative expenses increased $1.8 million from the same period last year. This increase was due primarily to an increase in legal and professional fees of $0.8 million.

Interest Expense, Net.   Interest expense, net increased to $32.1 million for the quarter ended March 31, 2007, from $4.3 million for the quarter ended March 31, 2006. This increase of $27.8 million was attributable to the increased debt issued October 3, 2006 to fund the acquisition of the Royal Group.

Provision (Benefit) for Income Taxes   The provision for income taxes was a benefit of $10.7 million for the three months ended March 31, 2007, compared with an expense of $20.8 million for the three months ended March 31, 2006.  The decrease in income taxes primarily resulted from a $91.6 million decrease in income from continuing operation before income taxes.  In addition, our effective income tax rate from continuing operations decreased from 38 percent during the first quarter of last year to 29 percent for the same period in 2007 due primarily to interest accrued on the liability for unrecognized income tax benefits, the income tax rate differential between tax jurisdictions, and the effect of income tax credits.  The provision for income taxes related to discontinued operations was a benefit of $2.2 million for the three months ended March 31, 2007.

Loss from Discontinued Operations.   Subsequent to the Royal Group acquisition, we began to exit several of its businesses including its window coverings business. As of March 31, 2007 these businesses qualified as discontinued operations under generally accepted accounting principles and incurred a net loss of approximately $8.1 million for the three months ended March 31, 2007.

Year Ended December 31, 2006, Compared with Year Ended December 31, 2005.

The following table sets forth our consolidated statement of operations data for each of the three years ended December 31, 2006, 2005 and 2004, and the percentage of net sales of each line item for the years presented.

	Year Ended December 31,
Dollars in Millions	2006		2005		2004
Net sales	$2,427.8	100.0%	$2,273.7	100.0%	$2,206.2	100.0%
Cost of sales	2,152.5	88.7%	2,049.5	90.1%	1,955.1	88.6%
Gross margin	275.3	11.3%	224.2	9.9%	251.1	11.4%
Selling, general and administrative expenses	119.2	4.9%	61.4	2.7%	60.7	2.8%
Operating income from continuing operations	156.1	6.4%	162.8	7.2%	190.4	8.6%
Interest expense, net	51.3	2.1%	20.4	0.9%	23.6	1.0%
Loss on foreign exchange derivative instruments	21.5	0.9%	—	—	—	—
Provision for income taxes	31.5	1.3%	46.9	2.1%	60.9	2.8%
Income from continuing operations	51.8	2.1%	95.5	4.2%	105.9	4.8%
Loss from discontinued operations, net of tax	3.3	0.1%	—	—%	—	—%
Net income	$48.5	2.0%	$95.5	4.2%	$105.9	4.8%

The following table sets forth certain financial data by segment for the three years ended December 31, 2006, 2005 and 2004, and the percentage of total net sales or gross margin by segment for each line item.

	Year Ended December 31,
Dollars in Millions	2006		2005		2004
Net sales
Chlorovinyls	$1,642.8	67.7%	$1,592.7	70.0%	$1,452.4	65.8%
Window and door profiles and mouldings products	117.0	4.8	—	—	—	—
Outdoor building products	108.9	4.5	—	—	—	—
Aromatics	559.1	23.0%	681.0	30.0%	753.8	34.2%
Total net sales	$2,427.8	100.0%	$2,273.7	100.0%	$2,206.2	100.0%
Gross margin
Chlorovinyls	$271.1	16.5%	$229.9	14.4%	$196.1	13.5%
Window and door profiles and mouldings products	9.3	7.9%	—	—%	—	—%
Outdoor building products	7.0	6.4%	—	—%	—	—%
Aromatics	(12.1)	(2.2)%	(5.7)	(0.8)%	55.0	7.3%
Total gross margin	$275.3	11.3%	$224.2	9.9%	$251.1	11.4%

Net Sales.   For the year ended December 31, 2006, net sales were $2.4 billion, an increase of 7 percent compared with net sales of $2.3 billion for the same period last year. This increase was a result of the Royal Group acquisition on October 3, 2006, which increased net sales by 10 percent more than offsetting the decline in net sales of 3 percent in our chemical business.

Our chemical business net sales decrease of 3 percent resulted from a decrease in overall sales volume of 3 percent from 2005 to 2006. Our overall sales volume decrease for 2006 was mainly attributable to decreases in our cumene export and domestic sales volumes of 80 percent and 16 percent, respectively, as a result of lower spot sales due to increased cumene capacity coming on-line in late 2005. This decrease in sales volume was offset partially by increased production volume as our chloralkali plant operated at full rates during 2006 as compared to 2005, during which we had planned and unplanned outages. We also had an overall average sales price increase primarily as a result of increases in the prices of vinyl resins and compounds, cumene, and phenol. Significantly increased chlorovinyls and aromatics feedstock prices enabled us to increase prices for most of our products in 2006.

Chlorovinyls segment net sales totaled $1.64 billion for the year ended December 31, 2006, an increase of 3 percent compared with net sales of $1.59 billion for the same period last year. Our overall chlorovinyls sales volumes were up 4 percent as a result of operating our chloralkali plant at full rates during 2006 as compared to 2005, during which we had planned and unplanned outages. Our chlorovinyls operating rate was up slightly from about 85 percent for the year of 2005 to about 86 percent in 2006. The rate in 2005 primarily reflected planned and unplanned outages in our chloralkali plant and the hurricane-related outages during the third and fourth quarters of 2005, while the 2006 operating rate primarily resulted from the vinyl resin and compound sales volumes decreases of 5 percent from 2005 to 2006 as housing starts declined 12 percent. Our overall average sales prices decreased slightly due to product mix as sales volume of our lower priced caustic soda increased 29 percent. This decrease of our sales price more than offset increases in the prices of vinyl resins of 3 percent, vinyl compounds of 9 percent, and caustic soda of 7 percent. These vinyl resin and compound price increases reflect higher costs for the feedstock ethylene and operating rates averaging above 90 percent for most of the year. Our acquisition of Royal Group on October 3, 2006 contributed $4.7 million of net sales to our chlorovinyls segment.

Window and door profiles and mouldings products net sales totaled $117.0 million. The increase in this segment is a result of our acquisition of Royal Group on October 3, 2006.

Outdoor building products net sales totaled $108.9 million. The increase in this segment is a result of our acquisition of Royal Group on October 3, 2006.

Aromatics segment net sales were $559.1 million for the year ended December 31, 2006, a decrease of 18 percent compared to $681.0 million for the year of 2005. This decrease was due to 23 percent lower sales volumes primarily reflecting decreases in cumene export and domestic sales volumes of 80 percent and 16 percent, respectively, as a result of lower spot sales due to increased cumene capacity in the industry. The North American cumene industry operating rate was approximately 75 percent for 2006, or down about 7 percent from 2005, primarily due to the restart of a 1.1 billion pound capacity manufacturing facility by a competitor in late 2005. The North American phenol industry-operating rate was approximately 83 percent for 2006, up slightly from 2005. Overall sales price increases of 6 percent were primarily the result of an increase in the price of cumene of 6 percent and phenol of 6 percent.

Gross Margin.   Total gross margin increased from 10 percent of sales for the year ended December 31, 2005, to 11 percent of sales for the year ended December 31, 2006. This $51.0 million increase was due primarily to higher sales prices and lower natural gas cost from our chemical business offsetting higher raw materials costs and lower sales volumes. In addition, our mix of volume shifted to higher margin chlorovinyls products from lower margin aromatics products. The Royal Group acquisition on October 3, 2006 contributed $14.2 million to gross margin even after recording additional cost of sales of $18.0 million as a result of valuing Royal Group’s inventory at fair value as of the date of acquisition in compliance with accounting standards related to business combinations. Some of our primary raw materials and natural gas costs in our chlorovinyls and aromatics segments normally track crude oil and natural gas industry prices. U.S. industry prices for crude oil increased 17 percent and natural gas decreased 15 percent from 2005 to 2006.

Chlorovinyls segment gross margin increased from 14 percent of sales for the year ended December 31, 2005, to 17 percent of sales for the year ended December 31, 2006. This $41.2 million increase from the prior year primarily reflects higher sales prices and lower natural gas cost offsetting higher raw materials costs and lower sales volumes. The Royal Group chlorovinyls operations negatively impacted our gross margin by approximately $2.1 million. Our overall raw materials prices increased 4 percent in 2006 compared to 2005. Our chlorovinyls operating rate increased from about 85 percent for 2005 to about 86 percent in 2006. The operating rate in 2005 primarily reflected planned and unplanned outages in our chloralkali plant and the hurricane-related outages during the third and fourth quarters of 2005, while the 2006 operating rate primarily resulted from the housing starts decline of 12 percent in 2006 compared to 2005, which caused our vinyl resin and compound sales volumes to decrease by 5 percent from 2005 to 2006.

Window and door profiles and mouldings products gross margin totaled $9.3 million. The increase in this segment is a result of our acquisition of Royal Group on October 3, 2006.

Outdoor building products net sales gross margin totaled $7.0 million. The increase in this segment is a result of our acquisition of Royal Group on October 3, 2006.

Aromatics segment gross margin decreased from a negative 1 percent of sales for the year ended December 31, 2005, to a negative 2 percent of sales for the year ended December 31, 2006. This $6.4 million decrease from 2005 is due primarily to increased raw materials costs and lower sales and production volumes in 2006. Overall raw materials increased primarily as a result of increases in propylene and benzene costs year over year. In addition, gross margins were impacted by a competitor’s restart of a 1.1 billion pound capacity cumene plant in late 2005, which drove down industry operating rates from 82 percent in 2005 to 75 percent in 2006.

Selling, General and Administrative Expenses.   Selling, general and administrative expenses totaled $119.2 million for the year ended December 31, 2006, an increase of $57.8 million from $61.4 million for the year ended December 31, 2005. This increase was largely due to $43.0 million of selling, general and administrative expenses resulting from the Royal Group acquisition. The Royal Group expense includes non-recurring charges related to our acquisition of Royal Group resulting in $4.3 million of severance, legal and professional fees, which did not meet the requirements for accrual as part of the purchase price allocation of Royal Group.

Our chemical business selling, general and administrative expenses increased $14.7 million from the same period last year. This increase was due primarily to an increase in stock-based compensation expense of $7.8 million primarily as a result of the adoption of a new accounting pronouncement requiring all stock-based payments to employees to be recognized in the financial statements based on their fair values, an increase in franchise and other taxes of $3.9 million and an increase in the discount on sale of an interest in our trade receivables of $2.8 million due to an increase in the commercial paper rate during the year ended December 31, 2006, as compared to the same period in 2005. The increases in selling, general and administrative expenses were partially offset by a decrease in legal and professional fees of $3.6 million.

Interest Expense, Net.   Interest expense, net increased to $51.3 million for the year ended December 31, 2006, from $20.4 million for the year ended December 31, 2005. This increase of $30.9 million was attributable to the increased debt issued October 3, 2006 to fund the acquisition of the Royal Group offset partially by lower overall debt balances earlier in 2006 as compared to 2005. In addition, in connection with our acquisition of Royal Group on October 3, 2006, we expensed financing related costs of $5.3 million, which included a commitment fee of $2.3 million for our unused bridge loan and a write-off of unamortized debt issuance cost of $3.0 million from our old senior credit facility.

Loss on Foreign Exchange Derivative Instruments.   In June 2006, we entered into Canadian dollar foreign currency forward contracts for a notional amount of CAD$1.5 billion to effectively hedge the entire purchase price of Royal Group. Since this was a hedge of the foreign currency exchange risk of a business combination, we were not permitted to designate it as a cash flow hedge under the provisions of Statement of Financial Accounting Standards, (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Therefore we have recorded the change in the fair value of the derivative and the hedged item to earnings. During 2006, we recorded $21.5 million of realized losses related to these foreign currency forward contracts.

Provision for Income Taxes.   The provision for income taxes was $31.5 million for the year ended December 31, 2006, compared with $46.9 million for the year ended December 31, 2005, primarily due to a decrease in pre-tax income from continuing operations of $59.1 million. Our effective tax rate from continuing operations increased from 33 percent for 2005 to 37.7 percent for 2006 primarily due to differences between U.S. and foreign tax rates and an increase in tax contingencies related to the Royal Group acquisition offset by the benefit of the domestic manufacturing deduction and the benefit from the sale of a subsidiary.

Loss from Discontinued Operations.   Subsequent to the Royal Group acquisition, we began to exit several of its businesses including its window coverings business. As of December 31, 2006 these businesses qualified as discontinued operations under generally accepted accounting principles and incurred a net loss of approximately $3.3 million for the period from October 3, 2006, to December 31, 2006.

Year Ended December 31, 2005, Compared With Year Ended December 31, 2004

Net Sales.   For the year ended December 31, 2005, net sales were $2.3 billion, an increase of 3 percent compared to $2.2 billion for the year ended December 31, 2004 as a result of a 21 percent increase in sales prices partially offset by a 15 percent decrease in sales volumes. Overall average sales prices increased by 28 percent in the chlorovinyls segment and 7 percent in the aromatics segment. Significantly increased feedstock costs enabled us to increase our sales prices. Our overall sales volume decrease of 15 percent from last year is mainly attributable to lower spot export sales during 2005, increased Asian phenol capacity during 2005, planned and unplanned plant outages in our chloralkali plant during the second quarter of 2005 and hurricane-related plant outages during the third and fourth quarters of 2005.

Chlorovinyls segment net sales totaled $1.6 billion for 2005, an increase of 10 percent compared with net sales of $1.5 billion for 2004. Our overall average sales prices increased by 28 percent, primarily as a result of increases in the prices of vinyl resins of 19 percent, vinyl compounds of 17 percent and caustic soda of 140 percent. These vinyl resins and compound price increases reflect higher prices for the feedstocks ethylene and chlorine during 2005. Our overall chlorovinyls sales volumes were down 14 percent from 2004 due to lower spot export sales during 2005, planned and unplanned plant outages in our chloralkali plant during the second quarter of 2005 and the hurricane-related plant outages during the third and fourth quarters of 2005.

Aromatics segment net sales were $681.0 million for 2005, a decrease of 10 percent compared to $753.8 million for 2004. This decrease was primarily due to a decrease in our overall aromatics sales volumes of 15 percent as a result of cumene, phenol and acetone sales volume decreases of 9 percent, 26 percent and 18 percent, respectively. These decreases were due primarily to a 46 percent decrease in our phenol export sales volumes from 2004 to 2005 as a result of increased Asian phenol capacity during 2005 and a 25 percent decrease in our cumene domestic sales volumes as a result of lower spot sales, which we had a higher level of during the third quarter of 2004 due to a competitor’s unscheduled cumene plant outage. The North American phenol and acetone industry operating rates were all in the low eighty percentiles for 2005, or down about 10 percent from 2004. Our overall average selling price increased as a result of increases in the prices of cumene of 12 percent, phenol of 6 percent and acetone of 9 percent. These sales price increases reflect higher prices for the feedstocks benzene and propylene.

Gross Margin.   Total gross margin decreased from 11 percent of sales for the year ended December 31, 2004, to 10 percent of sales for the year ended December 31, 2005. This $26.9 million decrease was due to higher raw materials costs and lower sales and production volumes outpacing higher sales prices. Some of our primary raw materials and natural gas costs normally track crude oil and natural gas industry prices, which experienced increases of 36 percent and 35 percent, respectively, from 2004 to 2005.

Chlorovinyls segment gross margin increased slightly from 13 percent of sales for the year ended December 31, 2004, to 14 percent of sales for the year ended December 31, 2005. This $33.8 million increase primarily reflects increases in sales prices for all of our chlorovinyls products, which more than offset increases in our raw materials prices and lower sales and production volumes for all of our chlorovinyls products. Our overall raw materials and natural gas prices increased 31 percent compared to 2004. Our chlorovinyls operating rate decreased from about 97 percent in 2004 to about 85 percent in 2005 primarily as a result of planned and unplanned outages in our chloralkali plants during the second quarter of 2005 and the hurricane-related outages during the third and fourth quarters of 2005.

Aromatics segment gross margin decreased from 7 percent of sales for the year ended December 31, 2004, to negative 1 percent of sales for the year ended December 31, 2005. This $60.7 million decrease is due primarily to the overall raw materials and energy price increase of 15 percent and lower sales and production volumes outpacing higher sales prices in 2005. Our aromatics operating rate decreased from about 90 percent for 2004 to about 65 percent for 2005 due primarily to increased Asian phenol capacity during 2005, lower spot sales, which we had a higher level of during the third quarter of 2004 due to a competitor’s unscheduled cumene plant outage, and the hurricane-related outages during the third and fourth quarters of 2005.

Impact from Hurricanes Katrina and Rita on Third and Fourth Quarters.   The devastating hurricanes experienced by the U.S. Gulf Coast region in the last weeks of August and September of 2005 resulted in the disruption of our operations and minor property damage at our Louisiana, Mississippi and Texas facilities. Certain manufacturing plants were shut down in an orderly manner just prior to the hurricanes and were down or running at reduced rates during the third and fourth quarters of 2005 as a result of the hurricanes. As of October 19, 2005, all of our plants returned to near normal operations. The financial impact of these events resulted in charges of approximately $25.0 million during the last half of 2005 involving repairs and maintenance costs, unabsorbed fixed costs and lost sales resulting from the hurricanes. In addition, based on current projections of costs related to the hurricanes, we believe it is unlikely that we will be able to recover any material amount under our commercial insurance policies.

Selling, General and Administrative Expenses.   Selling, general and administrative expenses totaled $61.4 million for the year ended December 31, 2005, an increase of $0.7 million from $60.7 million for the year ended December 31, 2004. The increase was primarily due to an increase in bad debt expense of $1.2 million, an increase in legal and professional fees of $3.0 million and an increase in the discount on sale of interests in our trade receivables of $3.0 million due to more receivables being sold during the year ended December 31, 2005, as compared to the year ended December 31, 2004. These increases in selling, general and administrative expenses were offset by the reversal of an allowance for a doubtful note receivable of $2.1 million originally recorded in the fourth quarter of 2003 for a specific chlorovinyls customer, a decrease in profit share incentive of $1.3 million and the reduction in executive retirement bonus of $2.5 million related to the transfer of insurance cash surrender values and the related tax withholdings for executives as part of the termination of our split dollar life insurance plan in the third quarter of 2004. The aromatics segment selling, general and administrative expenses remained relatively flat compared to the same period last year while the chlorovinyls segment selling, general and administrative expenses decreased due to the reversal of an allowance for a doubtful note receivable of $2.1 million in 2005.

Net Interest Expense.   Net interest expense decreased to $20.4 million for the year ended December 31, 2005, from $23.6 million for the year ended December 31, 2004. This decrease of $3.2 million was attributable to lower overall debt balances during 2005. During November 2005, we repaid all $100 million of our senior secured 7.625 percent notes. We repaid the notes with borrowings under our revolving credit facility.

Provision for Income Taxes.   The provision for income taxes was $46.9 million for the year ended December 31, 2005, compared with $60.9 million for the year ended December 31, 2004. The decrease of $14.0 million in income taxes resulted from a $24.4 million decrease in pre-tax income and a 3.6 percent decrease in the effective tax rate when comparing periods. The decrease in the effective tax rate is due to the estimated tax deductions created by the American Jobs Creation Act of 2004, the favorable impact from changes to the income apportionment rules of various states and the benefits of certain tax credits.

Liquidity and Capital Resources

On October 3, 2006, we acquired Royal Group for $1.1 billion in cash and assumed debt of $374.9 million, net of cash acquired of $27.6 million. The acquisition was financed entirely with new debt. We entered into a new senior credit facility and issued $500.0 million of unsecured 9.5 percent senior notes due 2014 and $200.0 million of unsecured 10.75 percent senior subordinated notes due 2016. The senior credit facility includes a tranche B term loan of $800.0 million and revolving credit facilities of up to $375.0 million. The net proceeds from these transactions were used to fund the acquisition of Royal Group, replace our previously existing revolving credit facility, and pay related acquisition fees and debt issuance costs.

Our financial condition during the three months ended March 31, 2007 improved as we divested certain non-core operations and assets, primarily real estate and received proceeds from a sale-leaseback financing transaction. These divestitures and sales leaseback transaction generated $161.7 million of cash of which $146.1 million was used to pay down our tranche B term loan.

Operating Activities.   For the three months ended March 31, 2007, we used $0.4 million of cash flow from operating activities as compared with cash provided by operating activities of $67.4 million for the three months ended March 31, 2006. The major sources of cash flow for the first three months of 2007 were reduced working capital of $9.2 million, the $11.0 million increase in the interest sold in our trade receivables and the non-cash provision of $35.4 million for depreciation and amortization. The major sources of cash flow for the first three months of 2006 were net income of $33.7 million, the $22.0 million increase in the interest sold in our trade receivables and the non-cash provision of $15.9 million for depreciation and amortization. The increase in the non-cash provision for depreciation and amortization primarily relates to our acquisition of Royal Group on October 3, 2006. Total working capital at March 31, 2007 was a surplus of $169.1 million versus a surplus of $203.0 million at December 31, 2006. Significant changes in working capital for the first three months of 2007 were a $31.5 million increase in the current portion of long-term debt and a $18.0 million increase in interest payable coupled with a $17.7 million increase in inventories, a $48.5 million increase in trade receivables and a $28.9 million decrease in accrued liabilities. The increase in inventories and receivables for the first three months of 2007 primarily relates to higher operating rates at our plants.

For the year ended December 31, 2006, we generated $254.7 million of cash flow from operating activities from continuing operations as compared with $71.1 million during the year ended December 31, 2005. Major sources of cash flow in 2006 were net income from continuing operations of $48.5 million, non-cash provisions of $85.0 million for depreciation and amortization, which were offset in part by reductions of $21.2 million for deferred income taxes and a reduction of $13.0 million in the interests sold in our trade receivables in 2006 as a result of a decrease in eligible receivables under our securitization program. The increase in working capital was primarily attributable to the working capital purchased in connection with the acquisition of the Royal Group.

For the year ended December 31, 2005, we generated $71.1 million of cash flow from operating activities as compared with $136.0 million during the year ended December 31, 2004. The decrease in cash flow from operations of $64.9 million in 2005 from 2004 was due primarily to a $79.0 million advance payment for a long-term raw materials supply contract in 2005 and a reduction of $24.0 million in the interests sold in our trade receivables in 2005 as a result of a decrease in eligible receivables under our securitization program. The decrease in cash flows from operations were offset partially by a $40.7 million decrease in trade receivables in 2005. The major sources of cash flow for 2005 were net income of $95.5 million, the $40.7 million decrease in receivables and the non-cash provision of $63.1 million for depreciation and amortization. Total working capital at December 31, 2005, was a surplus of $62.3 million versus a deficit of $69.4 million at December 31, 2004. Significant changes in working capital for 2005 included a decrease in trade receivables and an increase in inventories and prepaid expenses. The decrease in trade receivables was primarily attributable to a sales volume decrease offset partially by the reduction in the interests sold in our trade receivables.

Investing Activities.   Net cash provided by investing activities was $37.8 million for the three months ended March 31, 2007, as compared to net cash used of $12.0 million for the same period last year primarily reflecting non-core asset divestures during the first three months of 2007. During the first three months of 2007, we received cash proceeds from sales of property, plant and equipment, assets held for sale and discontinued operations of $65.8 million primarily related to the sales of Royal Group’s corporate headquarters and two manufacturing facilities located in Woodbridge, Ontario. Also during the first three months of 2007, we used cash of $28.7 million primarily related to continued work on our Plaquemine, Louisiana PVC modernization project. Once complete, we expect this project to increase our vinyl resin capacity by approximately 450 million pounds annually beginning in 2008.

Net cash used in investing activities was $1.1 billion, $30.7 million and $23.4 million for the years ended December 31, 2006, 2005 and 2004, respectively, and was related primarily to the acquisition of Royal Group in 2006 and reinvestment in equipment to improve our operating efficiencies in 2005 and 2004. In addition to our acquisition of Royal Group and capital expenditures, we incurred maintenance expense for our production facilities of $80.5 million, $79.6 million and $79.8 million during the years ended December 31, 2006, 2005, and 2004, respectively. We estimate total capital expenditures for 2007 will be approximately $100.0 million, including approximately $43.0 million to complete the vinyl resins modernization project at our Plaquemine, Louisiana facility. Upon completion of this project, we estimate that our vinyl resin capacity will increase approximately 450.0 million pounds annually beginning in 2008. This project is being funded through our revolving credit facility and cash flows from operating activities.

Financing Activities.   Cash used in financing activities was $26.8 million for the three months ended March 31, 2007, as compared to $56.6 million for the same period last year, the change primarily related to payments of $146.1 million on long-term debt and proceeds from a sale-leaseback of property during the first three months of 2007. During the first three months of 2007, we received $95.9 million from sale-leaseback transactions accounted for as a financing. These sale-leaseback property transactions primarily related to the sale-leaseback of four Royal Group manufacturing facilities located in Woodbridge, Ontario.

Cash provided in financing activities was $825.0 million for the year ended December 31, 2006. On October 3, 2006, in connection with the acquisition of Royal Group we entered into a new senior credit facility and issued $500.0 million of unsecured 9.5 percent senior notes due 2014 and $200.0 million of unsecured 10.75 percent senior subordinated notes due 2016. The senior credit facility includes a tranche B term loan of $800.0 million and revolving credit facilities of up to $375.0 million. The net proceeds from these transactions were used to fund the acquisition of Royal Group, replace the previously existing revolving credit facility, and pay related debt issuance costs of $38.0 million. Old revolver debt issuance costs of $3.0 million were written-off in the fourth quarter of 2006 as we entered into a new revolver. Finance fees associated with a bridge financing related to the Royal Group acquisition of $2.3 million were expensed in the fourth quarter of 2006 as this bridge facility expired. From the acquisition of Royal Group on October 3, 2006 through December 31, 2006, we paid down debt of approximately $274.0 million with approximately $135.0 million generated through consideration from asset sales of certain non-core assets of Royal Group and approximately $139.0 million generated through cash flow from operations. In addition to the $274 million debt reduction, we reduced the amount of receivables sold under our accounts receivable securitization program by $34 million.

Cash used in financing activities was $47.3 million and $93.4 million for the years ended December 31, 2005, 2004, respectively. The cash was primarily used to reduce total debt by $40.6 million in 2005 and $110.1 million in 2004. The debt reduction in 2005 was funded by cash provided by operations while the debt reduction in 2004 consisted of $45.1 million from cash provided by operations and $65.0 million from selling an additional interest in our trade receivables. Proceeds from the issuance of common stock were $22.0 million higher in 2004 than in 2005 due to a significant increase in the exercise of stock options during 2004.

On March 31, 2007, our balance sheet debt consisted of $502.3 million of term debt and $52.9 million of borrowings under our revolving credit facilities under our senior secured credit facility, $100.0 million of unsecured 7.125 percent senior notes due 2013, $500.0 million of unsecured 9.5% senior notes due 2014, $200.0 million of unsecured 10.75% senior subordinated notes due 2016, $95.9 million of sale-leaseback financing obligations and $30.2 million in other debt. At March 31, 2007, under our revolving credit facility we had a maximum borrowing capacity of $375.0 million, and, net of outstanding letters of credit of $98.7 million and current borrowings of $52.9 million, we have remaining availability under the revolving credit facility of $223.4 million. Over the next twelve months, we expect to pay off $64.0 million of borrowings under our senior secured credit facility, including $52.9 million on our revolver and $11.1 million of principal on our tranche B term loan that we are contractually obligated to pay. Therefore, we have classified this debt as current in our consolidated balance sheet. Debt under the senior secured credit facility is secured by a majority of our assets, including real and personal property, inventory, accounts receivable and other intangibles.

We use interest rate swaps to fix our interest rate on $300.0 million of our variable rate LIBOR based term debt. We would pay approximately $1.7 million to settle these swaps if settlement occurred as of March 31, 2007.

Covenants and Restrictions.   Under our senior secured credit facility and the indentures related to the 7.125, 9.5, and 10.75 percent notes, we are subject to certain restrictive covenants, the most significant of which require us to maintain certain financial ratios and limit our ability to pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. Our ability to meet these covenants, satisfy our debt obligations and pay principal and interest on our debt, fund working capital, and make anticipated capital expenditures will depend on our future performance, which is subject to general macroeconomic conditions and other factors, some of which are beyond our control. On March 14, 2007 we entered into an amendment to our senior secured credit facility, which temporarily waives our interest coverage ratio for the year ended December 31, 2006, and through May 31, 2007. On May 10, 2007, we executed another amendment to our senior secured credit facility to increase our leverage ratio and decrease our interest coverage ratio throughout the term of the agreement. In addition, this third amendment reduces our capital expenditures limitation to $100 million in 2007, $90 million in 2008 and $135 million in 2009. Management believes that based on current and projected levels of operations and conditions in our markets, the effect of the previously mentioned third amendment, cash flow from operations, together with our cash and cash equivalents of $20.0 million and the availability to borrow an additional $223.4 million under the revolving credit facility at March 31, 2007, will be adequate for the foreseeable future to make required payments of principal and interest on our debt, meet certain restrictive covenants that require us to maintain certain financial ratios, and fund our working capital and capital expenditure requirements. However, if our expectations regarding our business prove incorrect, we may not be able to meet certain restrictive covenants and maintain compliance with certain financial ratios. In that event, we would attempt to obtain waivers or covenant relief from our lenders. Although we have successfully negotiated covenant relief in the past, there can be no assurance we can do so in the future. Giving effect to the waiver and amendments described above we were in compliance with all necessary financial covenants under our senior secured credit facility at March 31, 2007. We declared annual dividends of $0.32 per share, or $11.0 million, $10.9 million and $10.6 million during 2006, 2005 and 2004, respectively. During the first three months of 2007 and 2006, we paid quarterly dividends of $0.08 per share, or $2.8 million and $2.7 million, respectively.

We conduct our business operations through our wholly owned subsidiaries as reflected in our consolidated financial statements. As we are essentially a holding company, we must rely on distributions, loans and other intercompany cash flows from our wholly owned subsidiaries to generate the funds necessary to satisfy the repayment of our existing debt. Provisions in the senior credit facility and the indentures related to the 7.125, 9.5, and 10.75 percent notes limit payments of dividends, distributions, loans or advances to us by our subsidiaries.

Off-Balance Sheet Arrangement.   We have an agreement pursuant to which we sell an undivided percentage ownership interest in a defined pool of our U.S. trade receivables on a revolving basis through a wholly owned subsidiary to a third party (the “Securitization”). Our Securitization provides us one of our cheapest sources of funds and enables us to reduce our annual interest expense. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. As collections reduce accounts receivable included in the pool, we sell ownership interests in new receivables to bring the ownership interests sold up to a maximum of $165.0 million, as permitted by the Securitization. The balance in the interest of receivables sold at March 31, 2007 and December 31, 2006 was $139.0 million and $128.0 million, respectively.

Continued availability of the Securitization is conditioned upon compliance with covenants, related primarily to operation of the Securitization set forth in the related agreements. As of March 31, 2007, we were in compliance with all such covenants. If the Securitization agreement was terminated, we would not be required to repurchase previously sold receivables, but would be prevented from selling additional receivables to the third parties. In the event that the Securitization agreement was terminated, we would have to source these funding requirements with availability under our senior credit facility or obtain alternative financing.

Contractual Obligations.   Our aggregate future payments under contractual obligations by category as of March 31, 2007, were as follows:

In millions	Total	2007	2008	2009	2010	2011	2012 and thereafter
Contractual obligations:
Long-term debt—principal	$1,394	$12	$6	$23	$6	$52	$1,295
Long-term debt—interest	848	89	118	117	116	115	293
Operating lease obligations	93	22	21	17	12	7	14
Sale leaseback obligations	65	5	6	6	6	6	36
Purchase obligations	3,733	875	684	567	380	380	847
Asset retirement obligations	11	—	—	—	—	—	11
Other	10	2	2	2	2	1	1
Total	$6,154	$1,005	$837	$732	$522	$561	$2,497

Long-Term Debt.   Long-term debt includes principal and interest payments based upon our interest rates as of March 31, 2007. Long-term debt obligations are listed based on when they are contractually due. Therefore the $52.9 million balance on our revolving credit facility that we have classified as current on our consolidated balance sheet as of March 31, 2007, is included in 2011.

Operating Lease Obligations.   We lease railcars, storage terminals, computer equipment, automobiles and warehouse and office space under non-cancelable operating leases with varying maturities through the year 2014. We did not have significant capital lease obligations as of March 31, 2007.

Sale-Leaseback Obligations.   We lease land and buildings for certain of our Canadian manufacturing facilities under leases with varying maturities through the year 2017.

Purchase Obligations.   Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms. We have certain long-term raw material supply contracts and energy purchase agreements with various terms extending through 2014. These commitments are designed to assure sources of supply for our normal requirements. Amounts are based upon contractual raw material volumes and market rates as of March 31, 2007.

Asset Retirement Obligations.   We have acquired certain assets that are subject to certain legal obligations upon asset retirement (i.e. removal of hazardous waste, demolition, etc.). We estimate the asset retirement obligations by capitalizing the present value of such obligations based on a credit-adjusted risk-

free rate, recording an equivalent liability, and depreciating the asset and accreting the liability over the estimated life of the obligation.

Outlook

Georgia Gulf’s chlorovinyls products, as well as its building and home improvement products have historically experienced higher levels of sales in both the second and third quarters of the year, with the first and fourth quarters of the year reflecting seasonally slower construction activity due to colder weather. This year, we are again experiencing the usual seasonal up-tick for these product lines.

Industry sources expect that the polyvinyl chloride (“PVC”) industry’s operating rate will climb to approximately 91 percent on average in the second quarter, up from 87 percent during the first quarter of 2007 and 78 percent during the fourth quarter of 2006. Increasing operating rates typically help create a better environment for PVC pricing.

With increasing sales activity, improving PVC resin pricing and the cost savings we have secured since acquiring Royal Group, we anticipate that Georgia Gulf will generate modest earnings in the second and third quarters of 2007. While we continue to believe that 2007 will be a challenging year for Georgia Gulf given the sharp downturn in construction activity and additional debt service associated with the Royal Group acquisition, we are encouraged by the progress we are making with strategies to stimulate sales and cut costs. Successful implementation of these strategies will leave us well positioned within the industry segments we serve in the years to come.

See “Forward-Looking Statements.”

Inflation

The most significant component of our cost of sales is raw materials, which include basic oil-based commodities and natural gas or derivatives thereof. The costs of raw materials and natural gas are based primarily on market forces and have not been significantly affected by inflation. Inflation has not had a material impact on our sales or income from operations.

New Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140. SFAS No. 155 simplifies accounting for certain hybrid instruments currently governed by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, by allowing fair value remeasurement of hybrid instruments that contain an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the guidance in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets, which provides that such beneficial interests are not subject to SFAS No. 133. SFAS No. 155 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125, by eliminating the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. This statement is effective for financial instruments acquired or issued by us after December 31, 2006. The adoption of SFAS No. 155 on January 1, 2007 did not have a material impact on our consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability must be initially measured at fair value, if practicable. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 on January 1, 2007 did not have a material impact on our consolidated financial statements.

Effective January 1, 2007, we adopted FASB Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in an enterprises financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under the interpretation, we recognize the financial statement effects of a tax position when it is more likely than not, based upon the technical merits, that the position will be sustained upon examination. Conversely, we derecognize a previously recognized tax position in the first period in which it is no longer more likely than not that the tax position would be sustained upon examination.  A tax position that meets the more likely than not recognition threshold shall initially and subsequently be measured as the largest amount of tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement with a taxing authority. We also recognize interest expense by applying a rate of interest to the difference between the tax position recognized in accordance with the interpretation and the amount previously taken or expected to be taken in a tax return. We classify interest expense and related penalties, if any, with respect to our uncertain tax positions in the provision for income taxes.

As of January 1, 2007, we have recognized a liability for our unrecognized income tax benefits of approximately $87.8 million.  Of this amount, approximately $22.7 million relates to accrued interest and penalties. If recognized, $83.1 million of this amount would affect our effective tax rate. The implementation of FIN 48 resulted in an increase in the liability for unrecognized tax benefits of approximately $0.9 million, a decrease in retained earnings as of January 1, 2007 of approximately $0.8 million and a decrease in goodwill of approximately $0.1 million. For the three months ended March 31, 2007, we recognized approximately $2.1 million of additional interest expense in our income tax provision related to our liability for unrecognized income tax benefits.

During the next twelve months, it is reasonably possible that uncertain tax positions in Canada and the U.S. will be recognized as a result of the lapse of the applicable statute of limitations or through settlements with the taxing authorities. The statute of limitations with respect to certain open tax years in Canada has lapsed after March 31, 2007. Accordingly, we will recognize approximately $2.5 million of previously unrecognized tax benefits during the three month period ending June 30, 2007. It is reasonably possible that the statute of limitations will lapse over the next twelve months with respect to other unrecognized tax benefits in various taxing jurisdictions in the United States. As of March 31, 2007, the aggregate amount of these tax positions was approximately $1.0 million.

In addition, we continue to negotiate with the province of Quebec to reach a settlement with respect to its assessments resulting from the retroactive application of tax law changes promulgated by Bill 15, which amended the Quebec Taxation Act and other legislative provisions. Over the last several years, Royal Group, which we acquired in the fourth quarter of 2006, in connection with its tax advisors, established tax structures that used a Quebec Trust to minimize its overall tax liabilities in Canada.  Bill 15 has eliminated the ability to use the Quebec Trust structure on a retroactive basis.  As of March 31, 2007, we have recorded a liability for an unrecognized tax benefit of $37.0 million related to the Quebec Trust matter.  It is reasonably possible that we will reach a settlement related to the Quebec Trust matter during the next twelve months.  Although we are unable to estimate the final settlement amount at this time, it could differ significantly from the amount recorded as of March 31, 2007.

The following table describes the tax years that remain subject to examination by major tax jurisdiction:

Tax Jurisdiction	Open Years
United States	2002 - 2006
Canada	2002 - 2006
Various States	2000 - 2006

Our overall effective income tax rate from continuing operations decreased from 38 percent for the three months ended March 31, 2006 to 29 percent for the three months ended March 31, 2007 due primarily to interest accrued on the liability for our unrecognized income tax benefits, the income tax rate differential between tax jurisdictions and the effect of income tax credits.

In June 2006, the FASB ratified its consensus on Emerging Issues Task Force (“EITF”) Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). The scope of EITF Issue No. 06-3 includes any tax assessed by a governmental authority that is imposed concurrent with or subsequent to a revenue-producing transaction between a seller and a customer. For taxes within the scope of this issue that are significant in amount, the consensus requires the following disclosures: (i) the accounting policy elected for these taxes and (ii) the gross amount of the taxes reflected in the income statement on an interim and annual basis for all periods presented. The disclosure of those taxes can be done on an aggregate basis. The consensus is effective for interim and annual periods beginning after December 15, 2006. The adoption of EITF No. 06-3 did not have an impact on our consolidated financial statements as our policy is to record sales taxes collected on a net basis.

On September 7, 2006, the EITF reached a consensus on EITF Issue No. 06 4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, which requires the application of the provisions of SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, to endorsement split-dollar life insurance arrangements. SFAS No. 106 would require us to recognize a liability for the discounted future benefit obligation that we will have to pay upon the death of the underlying insured employee. An endorsement-type arrangement generally exists when we own and control all incidents of ownership of the underlying policies. EITF Issue No. 06-4 is effective for fiscal years beginning after December 15, 2007. We do not expect the adoption of EITF Issue No. 06-4 to have a material impact on our consolidated financial statements.

On September 7, 2006 the EITF reached a consensus on EITF Issue No. 06-5 Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance With FASB Technical Bulletin No. 85-4, which concluded that a policyholder should consider other amounts included in the contractual terms of an insurance policy, in addition to cash surrender value, when determining the asset value that could be realized under the terms of the insurance contract. These other amounts include: non-discretionary amounts (those items that are not contingent as of the balance sheet date) and time-based amounts (i.e., deferred acquisition costs tax) that would be accounted for on a present-value basis. Items that are “probable” to be received and/or subject to the insurance company’s intent to pay would not be included in asset value. In addition, the amount that could be realized should be determined on an individual policy or certificate level. Amounts that would be realized upon surrender of all policies or certificates would not be included when measuring assets. EITF Issue No. 06-5 is effective for fiscal years beginning after December 15, 2006 and would be recognized through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption for all life insurance contracts currently held. The adoption of EITF Issue No. 06-5 on January 1, 2007 did not have a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for our fiscal year beginning January 1, 2008. We do not expect the adoption of SFAS No. 157 to have a material impact on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB No. 108 is effective for fiscal years ending after November 15, 2006. Early application is encouraged, but not required. We are required to adopt SAB No. 108 for our fiscal year ending December 31, 2006. The cumulative effect, if any, of applying the provisions of SAB No. 108 will be reported as an adjustment to beginning-of-year retained earnings. We have assessed the impact of adopting the guidance of evaluating prior year misstatements in quantifying current year misstatements and determined that it was not material to our consolidated financial statements.

On September 29, 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which amends SFAS No. 87 and SFAS No. 106 to require recognition of the funding status of pension and other postretirement benefit plans on the balance sheet. Under SFAS No. 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS No. 87 and SFAS No. 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The incremental effect of adopting the balance sheet recognition provisions of SFAS No. 158 as of December 31, 2006, is summarized below:

In Thousands	Before Adopting SFAS No. 158	Adjustments to Adopt SFAS No. 158	After Adopting SFAS No. 158
Assets
Noncurrent benefit asset	$23,223	$(4,990)	$18,233
Intangible asset	22	(22)	—
Deferred tax asset	(99)	(1,528)	(1,627)
Liabilities
Current benefit liability	—	438	438
Noncurrent benefit liability	9,035	(1,333)	7,702
Shareholders’ equity
Accumulated other comprehensive loss	$(170)	$(2,589)	$(2,759)

We have evaluated the potential impact of the Pension Protection Act, which was passed into law on August 17, 2006 on future U.S. pension plan funding requirements based on current market conditions. The Pension Protection Act is not anticipated to have a material effect on the level of future funding requirements or our liquidity and capital resources.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted provided the entity also elects to apply the provisions of SFAS No. 157. We have not decided if we will adopt SFAS No. 159 early or if we will choose to measure any eligible financial assets and liabilities at fair value.

On April 30, 2007, the FASB issued FASB Staff Position (“FSP”) FIN 39-1 an Amendment to FASB Interpretation No. 39 Offsetting of Amounts Related to Certain Contracts, (“FSP FIN 39-1”). This FSP addresses certain modifications to FIN 39 and whether a reporting entity that is party to a master netting arrangement can offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement in accordance with FIN 39.  FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of FSP FIN 39-1 to have a material impact on our consolidated financial statements.

Critical Accounting Policies and Estimates

Critical accounting policies are those that are important to our financial condition and require management’s most difficult, subjective, or complex judgments. Different amounts would be reported under different operating conditions or under alternative assumptions. We have evaluated the accounting policies used in the preparation of our accompanying consolidated financial statements and related notes and believe those policies to be reasonable and appropriate. See note 1 of the Notes to our Consolidated Financial Statements for a complete listing of our accounting policies. We believe the following to be our most critical accounting policies applied in the preparation of our financial statements.

Allowance for Doubtful Accounts.   In our determination of the allowance for doubtful accounts and consistent with our accounting policy, we estimate the amount of accounts receivable that we believe are unlikely to be collected and we record an expense for that amount. Estimating this amount requires us to analyze the financial strength of our customers. In our analysis, we combine the use of historical collection experience, our accounts receivable aged trial balance and specific collectibility analysis. By its nature, such an estimate is highly subjective, and it is possible that the amount of accounts receivable that we are unable to collect may be different than the amount initially estimated. Our allowance for doubtful accounts on December 31, 2006 and 2005, was $16.1 million and $2.5 million, respectively. The $13.6 million increase is primarily due to the acquisition of Royal Group. No individual customers account for greater than 10 percent of our trade accounts receivables as of December 31, 2006 and 2005. To the extent the actual collectibility of our accounts receivable differs from our estimated allowance by 10 percent, our net income would be higher or lower by approximately $1.0 million, on an after-tax basis, depending on whether the actual collectibility was better or worse, respectively, than the estimated allowance.

Environmental and Legal Accruals.   In our determination of the estimates relating to ongoing environmental costs and legal proceedings (see note 11 of the Notes to our Consolidated Financial Statements), we consult with our advisors (consultants, engineers and attorneys). Such consultation provides us with the information on which we base our judgments on these matters and under which we accrue an expense when it has been determined that it is probable that a liability has been incurred and the amount is reasonably estimable. While we believe that the amounts recorded in the accompanying consolidated financial statements related to these contingencies are based on the best estimates and judgments available to us, the actual outcomes could differ from our estimates. To the extent that actual outcomes differ from our estimates by 10 percent, our net income would be higher or lower by approximately $0.4 million, on an after-tax basis, depending on whether the actual outcomes were better or worse, respectively, than the estimates.

Valuation of Goodwill and Other Intangible Assets.   Goodwill is the excess of cost of an acquired entity over the amounts specifically assigned to assets acquired and liabilities assumed in purchase accounting for business combinations. Other identifiable intangible assets are intangible assets such as customer lists, trade names and technology that are identified during acquisitions. Our carrying value of our goodwill and indefinite lived intangible assets are tested for impairment annually on October 1 and are tested for impairment between annual impairment tests if an event occurs or circumstances change that would indicate the carrying amounts may be impaired. Impairment testing for goodwill and indefinite lived intangible assets is a two-step test performed at a reporting unit level. The initial step requires the carrying value of each reporting unit to be compared with its estimated fair value. The second step to evaluate a reporting unit for impairment is only required if the carrying value of the reporting unit exceeds the estimated fair value in the initial step. We use a discounted cash flow analysis approach to determine the estimated fair value of a reporting unit, which requires judgment and assumptions including estimated future cash flows and discount rates. An impairment loss may be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit. The estimated fair value of each of our reporting units exceeds the carrying value. Actual impairment losses incurred could vary significantly from amounts that we estimate if different assumptions or methods are used in the estimate for fair value of the reporting units. A 10 percent reduction in estimated future cash flows used in our impairment test would not result in any impairment being recognized.

Valuation of Long-Lived Assets.   Our long lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Our judgments regarding the existence of impairment indicators are based on legal factors, market conditions and assumptions for operational performance of our businesses. The assumptions used to estimate our future undiscounted cash flows are predominately identified from our financial forecasts. Actual impairment losses incurred could vary significantly from amounts that we estimate. Additionally, future events could cause us to conclude that impairment indicators exist and that associated long-lived assets of our businesses are impaired.

We annually assess our idled Pasadena, Texas phenol and acetone plant assets for impairment, and we have noted no impairment to date.

Pension Liabilities.   Accounting for employee retirement plans involves estimating the cost of benefits that are to be provided in the future and attempting to match, for each employee, that estimated cost to the period worked. To accomplish this, we make assumptions about discount rates, expected long-term rates of return on plan assets, salary increases, employee turnover and mortality rates, among others. We reevaluate all assumptions annually with our independent actuaries taking into consideration existing as well as forecasted economic conditions, and our policy and strategy with regard to the plans. We believe our estimates, the most significant of which are stated below, to be reasonable.

The discount rate reflects the rate at which pension benefit obligations could be effectively settled. We determined our discount rate by matching the expected cash flows of our pension obligations to a yield curve generated from a broad portfolio of high-quality fixed rate debt instruments. The discount rate assumption used for determining annual pension expense for our U.S. pension plans in 2006 was 5.75 percent. At December 31, 2006, this rate was 6.00 percent for determining 2007 annual pension expense for our U.S. pension plans. A 25 basis point increase in this discount rate would decrease our annual pre-tax pension expense by $0.2 million whereas a 25 basis point decrease in our discount rate would increase our annual pre-tax pension expense by $0.5 million. A 25 basis point increase or decrease in the discount rate assumption for our foreign pension plan and other post retirement plans are not material.

The expected long-term rate of return on plan assets assumption is based on historical and projected rates of return for current and planned asset classes in the plan’s investment portfolio. Our weighted average asset allocation as of December 31, 2006, is 76.6 percent equity securities, 20.5 percent debt securities, 1.4 percent real estate and 1.5 percent other. Assumed projected rates of return for each of the plan’s projected asset classes were selected by us after analyzing historical experience and future expectations of the returns and volatility of the various asset classes. The expected long-term rate of return assumption used for determining annual pension expense for 2006 was 8.25 percent for our U.S. pension plans. At December 31, 2006, this rate was 8.00 percent for determining 2007 annual pension expense. A 25 basis point increase or decrease in the weighted average return on plan assets assumption would decrease or increase our annual pre-tax pension expense by $0.2 million for our U.S. pension plans. A 25 basis point increase or decrease in the expected long-term rate of return assumption for our foreign pension plans is not material.

On September 29, 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which amends SFAS No. 87 and SFAS No. 106 to require recognition of the funding status of pension and other postretirement benefit plans on the balance sheet. Under SFAS No. 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS No. 87 and SFAS No. 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We adopted the balance sheet recognition provisions of SFAS No. 158 as of December 31, 2006, which reduced our stockholders’ equity by approximately $2.6 million and did not affect our results of operations. See further details of the impact of adopting the provision of SFAS No. 158 in note 15 of the Notes to our Consolidated Financial Statements.

Income Taxes.   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At December 31, 2006 and 2005, we had a net deferred tax liability balance of $57.8 million and $102.9 million, respectively.

In evaluating the ability to realize our deferred tax assets we rely principally on forecasted taxable income using historical and projected future operating results and the reversal of existing temporary differences. At December 31, 2006 and 2005, we had deferred tax assets for state tax credit carryforwards of $3.1 million and $4.3 million, respectively, which carryforward indefinitely. We believe we will achieve taxable income in the related jurisdictions in order to realize the deferred tax assets for state tax credit carryforwards. In addition, at December 31, 2006 we had deferred tax assets for net operating loss carryforwards in the U.S. and Canada of $34.3 million and $36.0 million, respectively, of which we have a $4.6 million valuation allowance to state these deferred tax assets at their estimated realizable values.

We accrue for tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated, based on past experience. The tax contingency reserve is adjusted for changes in circumstances and additional uncertainties, such as significant amendments to existing tax law. At December 31, 2006 and 2005, we had a tax contingency reserve of $88.3 million and $3.8 million, respectively. Approximately $84.5 million of the tax contingency reserves at December 31, 2006 relates to Royal Group, which was acquired on October 3, 2006. See note 16 of the Notes to our Consolidated Financial Statements for further discussion regarding the Royal Group tax contingency reserves. A 10 percent change in our assumptions used to develop our tax contingency reserve would impact our effective tax rate and our results of operations by approximately $8.8 million.

In June 2006 the FASB issued FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109 and prescribes a recognition threshold and measurement attribute for financial statement recognition of tax positions taken or to be taken on a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted. We are currently evaluating the impact of FIN 48 on our consolidated financial statements.

Stock-Based Compensation.   Effective January 1, 2006, we adopted SFAS  No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123R using the “modified prospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS No. 123R for all share-based payments granted after that date, and based on the requirements of SFAS No. 123 for all unvested awards granted prior to the effective date of SFAS No. 123R. SFAS No. 123R requires all share-based payments to employees and non-employee directors, including grants of stock options, restricted and deferred stock units, restricted stock and employee stock purchase rights, to be recognized in our financial statements based on their respective grant date fair values. Under SFAS No. 123R, the fair value of each share-based payment award is estimated on the date of grant using an option-pricing model that meets certain requirements. We currently use the Black-Scholes option-pricing model to estimate the fair value of our share-based payment awards. The Black-Scholes model meets the requirements of SFAS  No. 123R; however, the fair values generated by the model may not be indicative of the actual fair values of our awards as it does not consider certain factors important to our awards, such as continued employment, periodic vesting requirements and limited transferability. The adoption of SFAS No. 123R had the impact of reducing our 2006 net income by approximately $4.4 million. In addition, SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under previous accounting pronouncements. This requirement reduced our net operating cash flows and increased our net financing cash flows in 2006 by $1.4 million.

Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that we grant additional equity awards to employees or we assume unvested equity awards in connection with acquisitions. Had we adopted SFAS No. 123R in 2005 and 2004, the magnitude of the impact of that standard on our results of operations would have approximated the impact of SFAS No. 123 assuming the application of the Black-Scholes option pricing model as described in the disclosure of pro forma net income and pro forma net income per share in note 1 of the Notes to our Consolidated Financial Statements. In addition, see note 14 of the Notes to our Consolidated Financial Statements for further information on our stock-based compensation plans.

The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. We use the historical volatility for our stock, as we believe that historical volatility is more representative than implied volatility. The expected life of the awards is based on historical and other economic data trended into the future. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of our awards. The dividend yield assumption is based on our historical dividend yield and expectation of future dividend payouts. The fair value of our restricted and deferred stock units and restricted stock are based on the fair market value of our stock on the date of grant. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense recognized in our financial statements in 2006 and thereafter is based on awards that are ultimately expected to vest. We evaluate the assumptions used to value our awards on a quarterly basis. If factors change and we employ different assumptions, stock-based compensation expense may differ significantly from what we have recorded in the past. If there are any modifications or cancellations of the underlying unvested securities, we may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense.

Environmental

Our operations are subject to increasingly stringent federal, state, and local laws and regulations relating to environmental quality. These regulations, which are enforced principally by the United States Environmental Protection Agency (“USEPA”) and comparable state agencies, govern the management of solid hazardous waste, emissions into the air and discharges into surface and underground waters, and the manufacture of chemical substances. Our Canadian operations are subject to similar laws and regulations.

We believe that we are in material compliance with all the current environmental laws and regulations. We estimate that any expenses incurred in maintaining compliance with these requirements will not materially affect earnings or cause us to exceed our level of anticipated capital expenditures.

However, there can be no assurance that regulatory requirements will not change, and therefore, it is not possible to accurately predict the aggregate cost of compliance resulting from any such changes.

See “Business—Legal Proceedings,” note 11 of the Notes to our audited Consolidated Financial Statements and note 10 of the notes to our unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus for additional information related to environmental matters.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to certain market risks related to long-term financing and related derivative financial instruments, foreign currency exchange rates and raw material commodity prices. These financial exposures are managed as an integral part of our risk management program, which seeks to reduce the potentially adverse effect that the volatility of the interest rate, exchange rate, raw material commodity and natural gas markets may have on our operating results. We do not engage in speculative transactions, nor do we hold or issue financial instruments for trading purposes.

Interest Rate Risk Management.   The following table is “forward-looking” information that provides information about our debt obligations and other significant financial instruments that are sensitive to changes in interest rates. Our policy is to manage interest rates through use of a combination of fixed and floating rate debt instruments. At times, we may utilize interest rate swap agreements to help manage our interest rate risk. As of December 31, 2006, we had interest rate swaps with notional amounts totaling $300.0 million to fix the interest rate on $300.0 million of our variable London Interbank Offered Rate or LIBOR based term debt. As of December 31, 2005, we had no interest rate swap agreements in place. We currently estimate that a 100 basis point change in prevailing market interest rates or our variable rate debt would impact our related annual pre-tax income by $5.2 million. The table presents principal cash flows and related weighted average interest rates by expected maturity dates for the financial instruments.

	Principal (Notional) Amounts by Expected Maturity Date
Dollars in Thousands	2007	2008	2009	2010	2011	Thereafter	Total	Fair value at 12/31/06
Financial instruments:
Fixed rate principal	$—	$—	$—	$—	$—	$813,145	$813,145	$771,500
Average interest rate	—%	—%	—%	—%	—%	9.47%	9.47%
Variable rate principal	$6,554	$6,395	$151,331	$6,268	$32,106	$616,715	$819,369	$819,369
Average interest rate	7.35%	7.35%	5.80%	7.35%	7.35%	7.35%	6.91%
Interest rate swaps	$—	$225,000	$75,000	$—	$—	$—	$300,000	$(1,148)
Average interest rate	—%	5.19%	5.32%	—%	—%	—%	5.22%

Foreign Currency Exchange Risk Management.   Our international operations require active participation in foreign exchange markets. We may or may not enter into foreign exchange forward contracts and options, and cross-currency swaps to hedge various currency exposures or create desired exposures. At December 31, 2006 and 2005, we had no forward contracts, options and cross-currency swaps to buy, sell or exchange foreign currencies.

Raw Materials and Natural Gas Price Risk Management.   The availability and price of our raw materials and natural gas are subject to fluctuations due to unpredictable factors in global supply and demand. To reduce price risk caused by market fluctuations, from time to time, we may enter into forward swap contracts, which are generally less than one year in duration. We designate forward swap contracts with financial counter-parties as cash flow hedges. Any outstanding contracts are valued at market with the offset going to other comprehensive income, net of applicable income taxes, and any material hedge ineffectiveness is recognized in cost of goods sold. Any gain or loss is recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. At December 31, 2006 and 2005, we had no raw material or natural gas forward swap contracts outstanding.

We also have other long-term supply contracts for raw materials, which are at prices not in excess of market, designed to assure a source of supply and not expected to be in excess of our normal manufacturing operations requirements. Historically, we have taken physical delivery under these contracts and we intend to take physical delivery in the future. Therefore, at inception we designate these contracts as normal purchase agreements and account for them under the normal purchase provision of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and related amendments.

BUSINESS

General

Georgia Gulf is a leading North American manufacturer and international marketer of two integrated chemical product lines, chlorovinyls and aromatics. Our primary chlorovinyls products are chlorine, caustic soda, vinyl chloride monomer (“VCM”), vinyl resins and vinyl compounds, and our aromatics products are cumene, phenol and acetone. On October 3, 2006, we completed the acquisition of Royal Group Technologies Limited (“Royal Group”), a leading North American manufacturer and marketer of vinyl-based building and home improvement products. Royal Group’s core businesses now consist of five product lines:  (i) window and door profiles; (ii) mouldings; (iii) siding; (iv) pipe and pipe fittings; and (v) deck, fence and rail and outdoor storage buildings.

The Royal Group acquisition furthered our chlorovinyls forward integration strategy by providing a growth platform that leverages Georgia Gulf’s vinyl resins and vinyl compounds formulation expertise, which we have refined over the last 20 years, with Royal Group’s experience and innovative product development. We believe the acquisition will allow us to strengthen our competitive position through further penetration of Royal Group’s markets thereby increasing long-term shareholder value.

The following chart illustrates our chlorovinyls and building and home improvement products integration.

Segment Information

In connection with the acquisition of Royal Group, we reassessed how we internally report our financial information. We have identified four reportable segments through which we conduct our operating activities: chlorovinyls; window and door profiles and mouldings products; outdoor building products; and aromatics. These four segments reflect the organization used by our management for purposes of allocating resources and assessing performance. The chlorovinyls segment is a highly integrated chain of products, which includes chlorine, caustic soda, EDC, VCM and vinyl resins and compounds. Through the Royal Group acquisition, we acquired additional vinyl resin, vinyl compound and compound additives manufacturing facilities. These manufacturing operations are very similar to our legacy chlorovinyls manufacturing facilities. Therefore, we have aggregated these manufacturing operations with our chlorovinyls reportable segment. In addition, we acquired manufacturing facilities for vinyl-based building and home improvement products. Our vinyl-based building and home improvement products are marketed under the Royal Group brand names, and are managed within two reportable segments, window and door profiles and mouldings; and outdoor building products, which includes the manufacturing of siding, pipe and pipe fittings, deck, fence, and rail and outdoor storage products. The aromatics segment includes cumene and the co-products phenol and acetone.

Reportable Segments	Key Products
Chlorovinyls	Chlorine/Caustic Soda
VCM
Vinyl Resins
Vinyl Compounds
Compound Additives
Window and Door Profiles and Mouldings	Window and Door Profiles
Mouldings
Outdoor Building Products	Siding
Pipe and Pipe Fittings
Deck, Fence and Rail
Outdoor Storage
Aromatics	Cumene
Phenol/Acetone

For selected financial information concerning our four reportable segments and our domestic and international sales, see note 19 of the Notes to our Consolidated Financial Statements.

Dispositions of Assets

Since our acquisition of Royal Group, we have divested certain non-core operations and assets. In December 2006, we sold two properties in Woodbridge, Ontario. The first was a large warehouse and manufacturing facility which was also used as a distribution center. The second was a manufacturing facility that was sold in connection with the sale of the assets of an injection moulding business. We also decided to discontinue our U.S. and Canadian window coverings business. In connection with exiting this business in the U.S., in December 2006 we sold plants in Coral Springs, Florida and Houston, Texas. As part of our continuing program to exit non-core businesses, we sold Royal Group’s Polish operations in October 2006 and Royal Group’s Chinese operations in December 2006.

Subsequent to December 31, 2006, we have divested additional businesses and assets. In January 2007, we sold the operations of our captive trucking business to a large transportation services company. Following this sale the purchaser has agreed to provide us with transportation services for our building products operations. Also, in January 2007, we sold certain additional assets of our U.S. window coverings operations and in February 2007, we sold certain assets of our Canadian window coverings retail operations as well as certain assets of our Mexican window coverings operations. Also in February 2007, we sold our interest in a joint venture in Colombia. In March 2007, we sold most of the remaining Canadian and U.S. window coverings assets and sold seven of our other Canadian facilities, four of which we have agreed to leaseback on a long-term basis.

Temporary Plant Idlings

The phenol industry suffered from industry-wide supply and demand imbalance primarily as a result of capacity that was brought online in 1999 and 2000. Rather than continue running both of our phenol/acetone plants of our aromatics segment at lower capacity utilization rates, management temporarily idled the Pasadena, Texas phenol/acetone plant in the second quarter of 2002. Subsequently, we have been able to continue to meet all of our customers’ needs with phenol/acetone production from our Plaquemine, Louisiana plant. We intend to restart the Pasadena, Texas phenol/acetone plant when market conditions warrant. The net book value of our idled Pasadena, Texas phenol/acetone plant equipment was approximately $1.2 million as of December 31, 2006, and is included in property, plant and equipment on our consolidated balance sheet. We estimate we will incur costs of approximately $4.0 million to restart the plant.

Products and Markets

Chlorovinyls

The chlorovinyls segment is a highly integrated chain of products, which includes chlorine, caustic soda, VCM, vinyl resins and vinyl compounds. We have leading market positions in our key chemicals products. In North America, we are the third largest producer of VCM and vinyl resins, and the largest producer of vinyl compounds. The following table shows our total annual production capacities as of December 31, 2006, in our chlorovinyls product line:

Product Line	Capacity
Vinyl Compounds	2.2 billion pounds
Vinyl Resins	3.1 billion pounds
VCM	3.1 billion pounds
Caustic Soda	500,000 tons
Chlorine	450,000 tons
Compound Additives	162 million pounds

Vinyl Compounds and Compound Additives.   Vinyl compounds are formulated to provide specific end-use properties that allow them to be processed directly into finished products. We produce flexible and rigid compounds, which are used in many different applications, including wire and cable insulation and jacketing, electrical outlet boxes and pipe fittings, window and furniture profiles and food-grade and general-purpose bottles. We also supply chlorinated vinyl compounds, or CPVC, to the extrusion and injection molding markets, mainly for production of hot water pipe and pipe fittings.

We have four vinyl compound facilities as part of our legacy business located in Aberdeen, Gallman, Madison and Prairie, Mississippi. As a result of the Royal Group acquisition, we acquired vinyl compounds manufacturing facilities, in Bradford and Vaughan, Ontario and a compound additives manufacturing facility located in Vaughan, Ontario. Additionally, certain Royal Group extrusion plants contain compounding facilities. Total compound capacity added through the Royal Group acquisition is approximately 1.2 billion pounds annually. Substantially all of the vinyl compounds produced by Royal Group are used internally in Royal Group’s extrusion operations. The additives plant produces lubricants and stabilizers used in the production of compounds as well as impact modifiers and process aids, which are part of the typical compound formulations. Most additives are consumed internally.

Vinyl Resins.   Vinyl resins are among the most widely used plastics in the world today, and we supply numerous grades of vinyl resins to a broad number of end-use markets. During 2006, 81 percent of legacy Georgia Gulf’s vinyl resins production was sold to third parties who use our resins to formulate vinyl compounds which are then heated and shaped utilizing various extrusion, calendaring and moulding processes to create finished products. In 2006 the largest end-uses of our products were pipe and pipe fittings and home siding and windows with the remaining 19 percent of legacy vinyl resins used internally during 2006 in the manufacture of our vinyl compounds. Since the acquisition of Royal Group, this segment has included the operations of a vinyl resins plant in Sarnia, Ontario. This plant has capacity to produce about 450 million pounds of vinyl resins, all of which is consumed internally in our building and home improvement products operations.

VCM.   During 2006 we used about 99 percent of our VCM production in the manufacture of our vinyl resins in our legacy operations. VCM production not used internally is sold to other vinyl resins producers in domestic and international markets. As a result of the Royal Group acquisition, we are currently purchasing VCM to support vinyl resins production at the Sarnia plant.

Chlor-alkali Products.   All of the chlorine we produce is used internally in the production of VCM. As a co-product of chlorine, caustic soda further diversifies our revenue base. We sell substantially all of our caustic soda domestically and overseas to customers in numerous industries, with the pulp and paper, chemical and alumina industries constituting our largest markets. Other markets for our caustic soda include soap and detergents and the water treatment industries.

Window and Door Profiles and Mouldings

In our window and door profiles and mouldings segment, we currently operate 21 manufacturing facilities located in Canada and the U.S. In addition we operate distribution centers, some of which are co-located with manufacturing plants, and three of which are free-standing facilities used exclusively for mouldings. The window and door profiles and mouldings segment consists of extruded vinyl window and door profiles as well as interior and exterior mouldings, in which we have leading market positions.

Window and Door Profiles.   Our window and door profiles products represent the largest portion of revenues within our building and home improvement products lines. We manufacture and extrude vinyl window profiles including frames, sashes, trim and other components, as well as vinyl patio door components and fabricated patio doors, which are sold primarily to window and door fabricators. Our sales are primarily to the custom segment of the vinyl window profile market with the profile design customized to a window fabricator’s specific requirements. Royal Group also offers a series of innovative window profile systems, which are sold to multiple fabricators. One such product is a high wind impact resistant window profile system, known as Royal Guard™, which was developed to meet the growing demand for wind impact resistant windows, particularly in southern coastal areas of the United States.

Mouldings.   We manufacture and market extruded decorative mouldings and millwork. Our decorative trim products are used for interior mouldings, such as crown, base and chair rail. For exterior mouldings, our products are used in applications such as brick mouldings, and as components used in the fabrication of doors, windows and spas. This product line includes a series of offerings, such as bendable trim and paintable/stainable trim. One of our latest offerings includes a series of trim boards, know as Royal TrimBoard™. These boards are intended as a lower maintenance alternative to wood products, in applications such as fascia, soffit and window/door framing.

Outdoor Building Products

In our outdoor building products segment, our continuing operations include 14 manufacturing facilities, which produce siding, pipe and pipe fittings, deck, fence and rail and outdoor storage buildings. In addition, we operate distribution centers, some of which are co-located with manufacturing plants and 25 of which are free-standing facilities.

Siding.   In our siding business, we manufacture vinyl siding and we also offer a wide range of complementary accessories including vinyl soffit, aluminum soffit, fascia and trim and molded vent mounts and exterior shutters. We have a broad product offering of vinyl siding styles and colors. We offer Colorscapes™, a premium vinyl siding that includes rich, dark, color-fast shades as well as Colorscapes™ WindLok™ system, which enables siding panels to withstand harsh wind conditions. In addition, we offer Royal DuraPlank™ vinyl siding that is designed to simulate the look and feel of real wood.

Pipe and Pipe Fittings.   We manufacture pipe and pipe fittings for the municipal and electrical markets, as well as pipe for plumbing applications. Our municipal pipe and pipe fittings product lines are used in potable water applications as well as for storm and sewer applications. Our plumbing lines are used in residential and industrial applications to move storm and sanitary wastewater from the building to the municipal sewer at the property line. This offering is primarily targeted at drain, waste and vent applications. Electrical, pipe, conduit and fittings are available in a wide variety of sizes and configurations, to meet the needs of both commercial and residential applications.

In recent years, Royal Group has enhanced its pipe and pipe fittings product offering with a series of new products. During 2006, Royal Group introduced a municipal pipe joint restraining system that significantly reduces labor required to restrain joints, known as Bulldog™.

Deck, Fence and Rail.   We manufacture vinyl deck, fence and rail that is used for do-it-yourself
(“D-I-Y”) and professionally installed segments of the market. Products directed at the D-I-Y segment such as D-I-Y fencing are made in pre-built sections designed for quick and easy installation, and are sold through big-box home improvement retail stores. We offer many different fence styles for the professional installer. We also offer decorative columns and rail to complement our fence products. Royal Group’s deck, fence and rail product lines are positioned as a lower-maintenance alternative to conventional wood and metal products.

Outdoor Storage.   In our outdoor storage business, we manufacture vinyl buildings that are primarily used for home improvement and storage. These products are modular, easy to assemble, low-maintenance, outdoor storage building kits, with extruded, interlocking, vinyl panels being the primary component of the kits. These vinyl storage buildings are sold primarily through big-box home improvement retail stores in the United States and Canada.

Aromatics

The aromatics segment is also integrated and includes cumene and the co-products phenol and acetone. We are the second largest worldwide producer of cumene.

The following table shows our total annual production capacities as of December 31, 2006 in our aromatics product line:

Product Line	Capacity
Phenol*	660 million pounds
Acetone*	408 million pounds
Cumene	1.8 billion pounds

*                    Capacity includes our plant in Pasadena (160 million pounds of phenol and 100 million pounds of acetone), which has been temporarily idled.

Cumene.   Cumene is used as an intermediate to make phenol and acetone. About 51 percent of our cumene was consumed internally during 2006 to produce phenol and acetone. Cumene production not used internally is sold to other phenol and acetone manufacturers in domestic and international markets.

Phenol.   Our phenol is primarily sold to producers of phenolic resins and to manufacturers of engineering plastics. Phenolic resins are used as adhesives for wood products such as plywood and Oriented Strand Board, or OSB. Engineering plastics are used in compact discs, digital video discs, automobiles, household appliances, electronics and protective coating applications. We also sell phenol for use in insulation, electrical parts, oil additives and pharmaceuticals. In 2006 the majority of our phenol was sold to phenolic resins manufacturers.

Acetone.   As a co-product of phenol, acetone further diversifies our revenue base. Acetone is a chemical used primarily in the production of acrylic resins, engineering plastics and industrial solvents. We sell the majority of our acetone into the acrylic resins market, where it is used in the manufacture of various plastics and coatings used for signage, automotive parts, household appliances, paints and industrial coatings. Other uses range from solvents for automotive and industrial applications to pharmaceuticals and cosmetics.

Production, Raw Materials and Facilities

Our operations are highly vertically integrated as a result of our production of some of the key raw materials and intermediates used in the manufacture of our products. Our operational integration enhances our control over production costs and capacity utilization rates, as compared to our non-integrated competitors.

Chemical Products.   In our chlorovinyls product line, we produce chlorine and its co-product caustic soda by electrolysis of salt brine. We produce VCM by reacting purchased ethylene with chlorine, which is both produced internally and purchased from third parties; our legacy internal production of VCM slightly exceeds our legacy internal demand requirements. We produce vinyl resins by polymerization of VCM in a batch reactor process. We formulate our vinyl compounds by blending our vinyl resins with various additives such as plasticizers, impact modifiers, stabilizers and pigments, most of which are purchased. We also have the capacity to produce ethylene dichloride, an intermediate in the manufacture of VCM, for external sales. In our aromatics product line, we produce cumene utilizing benzene and propylene purchased from third parties. Cumene is then oxidized to produce cumene hydroperoxide, which is split into the co-products phenol and acetone.

The significant raw materials we purchase from third parties include ethylene, benzene, natural gas, refinery grade propylene (“propylene”), compound additives and chlorine. Since acquiring the vinyl resins plant in Sarnia, we now also purchase VCM. The majority of our purchases of ethylene and chlorine are made under long-term supply agreements, and we purchase natural gas, benzene and propylene in both the open market and under long-term contracts. We believe we have reliable sources of supply for our raw materials under normal market conditions. We cannot, however, predict the likelihood or impact of any future raw material shortages. Any shortages could have a material adverse impact on our results of operations.

Plaquemine, Louisiana Facilities.   Our operations at these facilities include the production of chlorine, caustic soda, VCM, vinyl resins, phenol and acetone. We have a long-term lease on a nearby salt dome with reserves in excess of twenty years from which we supply our salt brine requirements. We use all of our chlorine production in the manufacture of VCM at this facility and we sell substantially all of our caustic soda production externally. All of the ethylene requirements for our VCM production are supplied by pipeline. Most of our Plaquemine VCM production is consumed on-site in our vinyl resins production or shipped to our other vinyl resins facilities with the remainder sold to third parties. We manufacture a significant portion of our vinyl resins production at this facility. As part of a modernization project at this facility, we are increasing our vinyl resins production capacity by as much as 450 million pounds annually beginning in early 2008. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”  Our cumene requirements for the production of phenol and its co-product acetone are shipped from our Pasadena, Texas facility by dedicated barges.

Our 250 megawatt cogeneration facility supplies all of the electricity and steam needs at our Plaquemine facilities. We also own an on-site air separation unit operated by a third party that provides all of the Plaquemine facility’s nitrogen and oxygen gas requirements.

Lake Charles, Louisiana Facilities.   We produce VCM at our Lake Charles, Louisiana facility and through our manufacturing joint venture, PHH Monomers, LLC, which is located in close proximity to our Lake Charles VCM facility. PHH Monomers is a joint venture with PPG Industries, Inc. that entitles us to 50 percent of the VCM production. Virtually all of the chlorine and ethylene needs of our Lake Charles VCM facility and PHH Monomers facility are supplied by pipeline. VCM from these facilities supplies our Aberdeen, Mississippi and Oklahoma City, Oklahoma vinyl resins facilities. On occasion, a small portion of VCM produced at the Lake Charles facilities is sold to third parties.

Aberdeen, Mississippi, Oklahoma City, Oklahoma, and Sarnia, Ontario Facilities.   We produce vinyl resins at our Aberdeen, Mississippi and Oklahoma City, Oklahoma facilities from VCM supplied by railcar from our various VCM facilities. In addition, the Aberdeen facility produces plasticizers, which are consumed internally for flexible vinyl compound production. We produce vinyl resins at our Sarnia, Ontario facility from purchased VCM supplied by railcar.

Vinyl Compounds Facilities.   We operate compound facilities in Aberdeen, Gallman, Madison and Prairie, Mississippi and Bradford and Vaughan, Ontario. We also produce vinyl compounds in certain of our extrusion plants. All of these vinyl compound facilities are supplied from our vinyl resins facilities by railcar, truck or in the case of Aberdeen, pipeline. Additionally, we produce some of our compound additives and purchase the remainder from various sources at market prices.

Pasadena, Texas Facilities.   At our Pasadena, Texas facilities we have the capability to produce cumene, phenol and acetone. We produce cumene utilizing purchased benzene and propylene. Our cumene facility is integrated by pipeline with our phenol and acetone facility at Pasadena. Currently, due to the temporary idling of phenol and acetone production at Pasadena (discussed above), all of the cumene production at this facility is either shipped to the Plaquemine phenol and acetone facility or sold to third parties. We purchase propylene and benzene at market prices from various suppliers delivered by multiple transportation modes to our cumene facility. A portion of the benzene is supplied under contracts at market prices, and the propylene is provided from numerous refineries at market prices. Based on current industry capacity, we believe we have adequate access to benzene and propylene under normal conditions.

Building and Home Improvement Products.   In our building and home improvement product lines, we produce vinyl window and door profiles, mouldings, siding, pipe and pipe fittings and outdoor products. The principal raw material we use in production is vinyl resin, which is blended with other compound additives to form vinyl compounds, which are then extruded. We believe chlorovinyls segment internal production of vinyl resins, compounds and most compound additives assures quality and facilitates efficient production. Additives assist in processing vinyl resins efficiently and can be used to make the resulting product flexible or rigid, to add color or texture or other desired properties. For example, UV inhibitors may be added to protect an exterior product from sun damage, which could cause fading.

Extrusion is a process by which vinyl compounds are heated until they melt and then forced through a uniquely shaped opening, referred to as a die, to form various shapes and thicknesses. For example, when producing decking, a slip resistant design may be etched onto the planks. Variations in extrusion are used to give products other desired qualities. For example, in producing mouldings, we use cellular extrusion, which involves the process of encapsulating air bubbles in the vinyl extrusion, which reduces weight and cost. As the extruded product leaves the die, it is immediately cooled resulting in resolidification of the vinyl into a product matching the die pattern. Cooling is accomplished by using water and/or air.

We also produce pipe fittings through injection molding. These products are produced by heating vinyl compounds until they melt and then injecting them under pressure into a hollow mold to create three dimensional parts.

Facilities.   We operate numerous manufacturing facilities in Canada and the U.S. to produce our building and home improvement products. Vinyl resins and vinyl compounds as well as compound additives from the plants operated by our chlorovinyls segment are supplied to our facilities by truck or rail. We also purchase additional additives from various sources at market prices. The other principal costs to produce these products is electricity to power our facilities.

Operation of numerous manufacturing facilities located strategically near customers, such as is the case in our window and door profiles, facilitates marketing and customer support and also minimizes transportation costs. Transportation costs limit sales of pipe from our facilities. Because our pipe plants are located in Ontario and British Columbia, sales of our pipe are concentrated within the northeastern and northwestern portions of Canada and the U.S. Our products are delivered primarily by truck.

Seasonality

Operating income for all four of our reportable segments is affected by the seasonality of the construction industry, which experiences its highest level of activity during the spring and summer months. Therefore, our second and third quarter operating income is typically the strongest. Our first and fourth quarter operating income usually reflects a decrease in construction activity due to colder weather and holidays.

Inventory Practices and Product Returns

In our chlorovinyls business, by the nature of our products, we do not maintain significant inventories and product returns are insignificant.

As is typical for the industry, in our home improvement and building products business, we maintain stocks of inventories in most of our product lines. We generally build additional inventory in advance of the peak construction season to assure product availability.

Generally, our home improvement and building products may be returned only if defective, other than pipe and pipe fittings products, which generally may be returned as long as such products are in resalable condition. However, in certain circumstances, we may allow the return of products as a customer accommodation, such as in the case of a change in product lines, in which case we generally receive a restocking fee.

Sales and Marketing

No single customer accounted for more than 10 percent of our consolidated revenues for the years ended December 31, 2006, 2005 and 2004. In addition to our domestic sales, we export some of our products.

Chemical Products.   Our sales and marketing program is aimed at supporting our existing customers and expanding and diversifying our customer base. In our chemicals business, we have a dedicated sales force organized by product line and region. In addition, we use distributors to market products to smaller customers. We have a product development and technical service staff that primarily supports our vinyl resins and vinyl compounds businesses. This staff works closely with customers to qualify existing Georgia Gulf products for use by our customers.

Building and Home Improvement Products.   In our building products business, sales and marketing activities vary by product line and distribution channel. Our window and door profiles are primarily sold by our dedicated sales force and supported by marketing support activities that may include brochure development for window fabricators, technical advisory and design services for fabricators and advertising directed at installers suggesting that they look for windows fabricated with Royal Group profiles. Our mouldings products are distributed primarily by our dedicated sales force to independent dealers, fabricators, distributors and home centers, who resell the products directly to builders, installers or homeowners. The majority of our vinyl siding and accessories sales are in the United States, where products are distributed through independent building product distributors, who are solicited primarily by Royal Group’s dedicated sales force. In Canada, vinyl siding and accessories are distributed through company-owned as well as independent building product distributors. These distributors generally sell to professional building product installers in the United States and Canada. Sales of pipe and pipe fittings are supported by solicitations by our employees of distributors (direct customers) as well as solicitations intended to encourage purchases from those distributors by end users. The majority of pipe and pipe fitting sales occur in Canada, where products are sold nationally through pipe distributors to contractors. In the United States, we sell our pipe fittings nationally but sell our pipe only in the Northeast and Northwest due to close proximity to Canadian manufacturing plants and higher costs associated with shipping to other regions. Deck, fence and rail products are sold through retail home improvement stores, and are also sold to professionals through distributors. The sales force for these products is primarily company employees. Recently, we moved sales of outdoor storage buildings to the moulding sales force to leverage their significant experience with our retail home improvement customers. Royal Group engages in advertising programs primarily directed at trade professionals that are intended to develop awareness and interest in its products. In addition, Royal Group displays its products at a series of national and regional trade shows.

We believe significant cross-marketing opportunities exist between our building and home improvement product lines. To capitalize on this opportunity, the name Royal Group Technologies Limited was changed to Royal Group, Inc. on February 5, 2007. We intend to use the simplified name to enhance brand awareness. In addition, we are adding the tag line, “Great Ideas Taking Shape”™ to marketing materials, to emphasize Royal Group’s goal of creating, manufacturing and marketing innovative building and home improvement products.

Competition

We experience competition from numerous manufacturers in our chlorovinyls and aromatics businesses and our building and home improvement products businesses. Some of our competitors have substantially greater financial resources and are more highly diversified than us. We compete on a variety of factors including price, product quality, delivery and technical service.

In our chemicals business, we face competition from numerous manufacturers of chemicals and vinyl resins and compounds. In our building and home improvement products business, we face competition for each of our products from other manufacturers of vinyl products as well as numerous manufacturers of traditional materials. We believe that our vinyl building and home improvement products are preferred by builders and homeowners because of their durability and ease of installation and maintenance as compared to traditional building materials. In the window and door profile market, we face competition from manufacturers of wood, aluminum and fiberglass products. In the siding market, we face competition from manufacturers of cement, brick, wood, stucco, stone, concrete and aluminum products. We face competition from manufacturers of wood and aluminum products in the outdoor storage market and manufacturers of concrete and metal products in the pipe and pipe fittings market. Similarly, we face competition from manufacturers of composite materials, wood and metal products in the deck, fence and rail markets. Over the past several years, the vinyl building products industry has been intensifying, with growth rates subsiding in recent years in certain market sectors such as vinyl siding and vinyl window profiles. In addition, competition for certain price-sensitive products from countries such as China is increasing.

In all businesses, we believe that we are well-positioned to compete as a result of integrated product lines and the operational efficiency of our plants and, in the case of our chemical plants, the location of our facilities near major water and/or rail transportation terminals. We also believe that for many of our extruded products, our ability to produce our dies internally is a competitive advantage over producers who must rely on third parties. For example, we believe our ability to produce our own dies generally results in our responding more quickly and efficiently to the customer.

Environmental Regulation

Our operations are subject to increasingly stringent federal, state and local laws and regulations relating to environmental quality. These regulations, which are enforced principally by the United States Environmental Protection Agency (“USEPA”) and comparable state agencies and Canadian federal and provincial agencies, govern the management of solid hazardous waste, emissions into the air and discharges into surface and underground waters, and the manufacture of chemical substances.  See also “—Legal Proceedings.”

In October 2004 the USEPA notified us that we have been identified as a potentially responsible party (“PRP”) for a Superfund site in Galveston, Texas. The site is a former industrial waste recycling, treatment and disposal facility. Over one thousand PRPs have been identified by the USEPA. We contributed a relatively small proportion of the total amount of waste shipped to the site. In the notice, the USEPA informed us of the agency’s willingness to settle with us and other PRPs that contributed relatively small proportions of the total quantity of waste shipped to the Superfund site. We believe that we can reach a settlement with the USEPA in this matter, and although there can be no assurance, we expect the amount of the settlement to be less than $100,000.

Subsequent to the close of the fourth quarter of 2006, we voluntarily disclosed possible noncompliance with certain provisions of the Toxic Substances Control Act (TSCA) to USEPA. While the penalties, if any, for such noncompliance may exceed $100,000, we believe our voluntary disclosures will qualify us for substantially reduced penalties. In any event, we do not expect that any penalties will have a material effect on our financial position, results of operations, or cash flows.

There are several serious environmental issues concerning the VCM facility at Lake Charles, Louisiana we acquired from CONDEA Vista Company (“CONDEA Vista” is now Sasol North America, Inc.) on November 12, 1999. Substantial investigation of the groundwater at the site has been conducted, and groundwater contamination was first identified in 1981. Groundwater remediation through the installation of groundwater recovery wells began in 1984. The site currently contains about 90 monitoring wells and 18 recovery wells. Investigation to determine the full extent of the contamination is ongoing. It is possible that offsite groundwater recovery will be required, in addition to groundwater monitoring. Soil remediation could also be required.

Investigations are currently underway by federal environmental authorities concerning contamination of an estuary near the Lake Charles VCM facility we acquired known as the Calcasieu Estuary. It is likely that this estuary will be listed as a Superfund site and be the subject of a natural resource damage recovery claim. It is estimated that there are about 200 PRPs associated with the estuary contamination. CONDEA Vista is included among these parties with respect to its Lake Charles facilities, including the VCM facility we acquired. The estimated cost for investigation and remediation of the estuary is unknown and could be quite costly. Also, Superfund statutes may impose joint and several liability for the cost of investigations and remedial actions on any company that generated the waste, arranged for disposal of the waste, transported the waste to the disposal site, selected the disposal site, or presently or formerly owned, leased or operated the disposal site or a site otherwise contaminated by hazardous substances. Any or all of the responsible parties may be required to bear all of the costs of cleanup regardless of fault, legality of the original disposal or ownership of the disposal site. Currently, we discharge our wastewater to CONDEA Vista, which has a permit to discharge treated wastewater into the estuary.

CONDEA Vista has agreed to retain responsibility for substantially all environmental liabilities and remediation activity relating to the vinyls business we acquired from it, including the Lake Charles, Louisiana VCM facility. For all matters of environmental contamination that were currently known at the time of acquisition (November 1999), we may make a claim for indemnification at any time; for environmental matters that were then unknown, we must generally make claims for indemnification before November 12, 2009. Further, our agreement with CONDEA Vista provides that CONDEA Vista will be subject to the presumption that all later discovered on-site environmental contamination arose before closing, and is therefore CONDEA Vista’s responsibility; this presumption may only be rebutted if CONDEA Vista can show that we caused the environmental contamination by a major, unaddressed release.

At our Lake Charles VCM facility, CONDEA Vista will continue to conduct the ongoing remediation at its expense until November 12, 2009. After November 12, 2009, we will be responsible for remediation costs up to about $150,000 of expense per year, as well as costs in any year in excess of this annual amount up to an aggregate one-time amount of about $2.3 million. In the first quarter of 2004, as part of our ongoing assessment of our environmental contingencies, we determined these remediation costs to be probable and estimable and therefore recorded a $2.7 million accrual to other non-current liabilities.

As for employee and independent contractor exposure claims, CONDEA Vista is responsible for exposures before November 12, 2009, and we are responsible for exposures after November 12, 2009, on a pro rata basis determined by years of employment or service before and after November 12, 1999, by any claimant.

We believe that we are in material compliance with all current environmental laws and regulations. We estimate that any expenses incurred in maintaining compliance with these requirements will not materially affect earnings or cause us to exceed our level of anticipated capital expenditures. However, there can be no assurance that regulatory requirements will not change, and it is not possible to accurately predict the aggregate cost of compliance resulting from any such changes.

Although we are not aware of any significant environmental liabilities associated with Royal Group, should any arise, we would have no third party indemnities for environmental liabilities including liabilities resulting from Royal Group’s operations prior to our acquisition of the company.

Employees

As of December 31, 2006, Georgia Gulf had 6,654 full-time employees. We employ approximately 720 employees under collective bargaining agreements that expire at various times from 2007 through 2012. We believe our relationships with our employees are good.

On October 3, 2006, Royal Group employed 7,098 people in its operations located throughout North America and abroad. As of December 31, 2006, 5,617 people were employed by Royal Group, representing a 1,481 person reduction in its workforce since the acquisition of Royal Group by Georgia Gulf, with about 990 attributable to divestitures and about 490 representing headcount reductions.

Properties

We believe current and additional planned capacity will adequately meet anticipated demand requirements.

Chemical Production

The following table sets forth the location of each chemical manufacturing facility we own, the products manufactured at each facility and the approximate production capacity of each, assuming normal plant operations, as of December 31, 2006.

	Location	Products	Annual Capacity
Chlorovinyls	Plaquemine, LA	Chlorine	450 thousand tons
	Plaquemine, LA	Caustic Soda	500 thousand tons
	Plaquemine, LA	VCM	1.6 billion pounds
	Lake Charles, LA (two locations)	VCM	1.5 billion pounds(1)
	Plaquemine, LA	Vinyl Resins	1.2 billion pounds
	Aberdeen, MS	Vinyl Resins	1.0 billion pounds
	Oklahoma City, OK	Vinyl Resins	500 million pounds
	Sarnia, ON	Vinyl Resins	450 million pounds
	Aberdeen, MS	Vinyl Compounds	135 million pounds
	Gallman, MS	Vinyl Compounds	500 million pounds
	Madison, MS	Vinyl Compounds	230 million pounds
	Prairie, MS	Vinyl Compounds	95 million pounds
	Bradford, ON	Vinyl Compounds	129 million pounds
	Vaughan, ON	Vinyl Compounds	300 million pounds
	Woodbridge, ON	Recycled Compounds	70 million pounds
	Bradford, ON	Compound Additives	140 million pounds
	Aberdeen, MS	Plasticizers	22 million pounds
Aromatics	Pasadena, TX	Cumene	1.8 billion pounds
	Plaquemine, LA	Phenol	500 million pounds
	Pasadena, TX	Phenol	160 million pounds(2)
	Plaquemine, LA	Acetone	308 million pounds
	Pasadena, TX	Acetone	100 million pounds(2)

(1)          Reflects 100 percent of the production at our owned facility in Lake Charles and our 50 percent share of PHH Monomers’ 1.15 billion pounds of total VCM capacity.

(2)          This phenol/acetone plant is temporarily idled. See “Business—Temporary Plant Idlings.”

As a result of the Royal Group acquisition, we acquired 1.2 billion pounds of vinyl compounds capacity. Included in this capacity are two standalone plants in Bradford and Vaughan, Ontario (see capacities above) as well as 70 million pounds of recycled compounds capacity. The remaining vinyl compounds capacity, an aggregate of 741 million pounds on an annual basis, is operated in conjunction with Royal Group extrusion facilities.

Our chemical manufacturing facilities are located near major water and/or rail transportation terminals, facilitating efficient delivery of raw materials and prompt shipment of finished products. In addition, our chemical operations have a fleet of about 4,082 railcars of which about 593 are owned and the remainder leased pursuant to operating leases with varying terms through the year 2014. The total lease expense for these railcars and other transportation equipment was approximately $18.3 million for 2006,  $17.9 million for 2005, and $17.4 million for 2004.

Home Improvement and Buildings Products

The following table sets forth the location of each home improvement and building products manufacturing facility we own or lease and the principal products manufactured at each facility as of December 31, 2006.

	Principal Products	Location
Window and Door Profiles and Mouldings Products	Window and Door Profiles and Mouldings Products and Other Custom Extrusion	Woodbridge, ON (7 plants) Laval, PQ (3 plants—2 leased) St. Laurent, PQ St. Hubert, PQ Boucherville, PQ* McCarren, NV Delmont, PA Everett, WA Winnipeg, MA
	Cellular Vinyl Profiles, Trims and Mouldings	Marion, VA (2 plants) Bristol, TN Waco, TX* Woodbridge, ON*
Outdoor Building Products	Vinyl Siding	Woodbridge, ON Newbern, TN*
	Aluminum Siding Accessories	Concord, ON Ste. Foy, PQ*
	Pipe and Pipe Fittings	Shelby Township, MI Surrey, BC* Woodbridge, ON (4 plants)(1) Abbotsford, BC
	Deck, Fence and Rail and Outdoor Storage	Woodbridge, ON (2 plants)* Milford, IN
	Royal Building Systems(2)	Woodbridge, ON Mexico Colombia

*                    Leased facility.

(1)          One of these plants has ceased operations since December 31, 2006.

(2)          All of these plants have ceased operations since December 31, 2006.

Certain of the above facilities are also used as distribution centers. In addition, we operate a number of distribution locations, most of which are leased, to serve our home improvement building products customers, primarily in Canada, which represented a total of about 740,000 square feet as at December 31, 2006.

Other

We lease office space for our principal executive offices in Atlanta, Georgia, and for information services in Baton Rouge, Louisiana. Additionally, space is leased for sales and marketing offices in Houston, Texas and for numerous storage terminals throughout the United States and also one storage terminal in the Netherlands.

Substantially all of our facilities are pledged as security under our senior secured credit facility.

Legal Proceedings

During the first quarter of 2007, we voluntarily disclosed possible noncompliance with environmental requirements, including hazardous waste management and disposal requirements, at our Pasadena facility to the Texas Commission on Environmental Quality (TCEQ). We are currently working with TCEQ to resolve any such possible noncompliance issues.  Penalties, if any, for such possible noncompliance may exceed $100,000. However, we do not expect the cost of any penalties, injunctive relief, or other ordered actions to have a material effect on our financial position, results of operations or cash flows.

In October 2004 the USEPA notified us that we have been identified as a PRP for a Superfund site in Galveston, Texas. The site is a former industrial waste recycling, treatment and disposal facility. Over one thousand PRPs have been identified by the USEPA. We contributed a relatively small proportion of the total amount of waste shipped to the site. In the notice, the USEPA informed us of the agency’s willingness to settle with us and other PRPs that contributed relatively small proportions of the total quantity of waste shipped to the Superfund site. We believe that we can reach a settlement with the USEPA in this matter, and although there can be no assurance, we expect the amount of the settlement to be less than $100,000.

In August 2004 and January and February 2005, the USEPA conducted environmental investigations of our manufacturing facilities in Aberdeen, Mississippi and Plaquemine, Louisiana, respectively. The USEPA has informed us that it has identified several “areas of concern,” and has indicated that such areas of concern may, in its view, constitute violations of applicable requirements, thus warranting monetary penalties and possible injunctive relief. In lieu of pursuing such relief through its traditional enforcement process, the USEPA has proposed that the parties enter into negotiations in an effort to reach a global settlement of the areas of concern and that such a global settlement cover our manufacturing facilities at Lake Charles, Louisiana and Oklahoma City, Oklahoma as well. During the second quarter of 2006, we were informed by USEPA that its regional office responsible for Oklahoma and Louisiana desired to pursue resolution of these matters on a separate track from the regional office responsible for Mississippi.

It is likely that any settlement, if achieved, will result in the imposition of monetary penalties, capital expenditures for installation of environmental controls, and/or other relief. We do not know the total cost of monetary penalties, environmental projects, or other relief that would be imposed in any settlement or order. While we expect that such costs will exceed $100,000, we do not expect that such costs will have a material effect on our financial position, results of operations, or cash flows.

On October 3, 2006, we acquired Royal Group, which is subject to several pending investigations and pending and threatened lawsuits, including the following:

Royal Group is currently under investigation by the Royal Canadian Mounted Police (the “RCMP”), the Ontario Securities Commission (the “OSC”) and the SEC regarding its prior public disclosures, including financial and accounting matters. The OSC is also conducting a regulatory investigation of Royal Group, principally in connection with certain related party transactions between Royal Group and Royal St. Kitts Beach Resort Limited, but also in connection with trading in Royal Group’s shares.

In October 2005, Royal Group advised the OSC staff, the RCMP and the SEC staff of emails and documents authored by a former finance employee of Royal Group that relate to certain financial accounting and disclosure matters. Royal Group understands that the SEC staff made a referral to the U.S. Department of Justice, Criminal Division, in connection with those documents.

Royal Group and certain of its former officers and former Board members are named defendants in two shareholder class action lawsuits pending in the United States District Court for the Southern District of New York (instituted in December 2004) and the Ontario Superior Court of Justice (instituted February 24, 2006) brought by Royal Group shareholders and additional suits have been threatened. These cases have been consolidated as In re Royal Group Technologies Securities Litigation. These class actions include allegations of non-disclosure of certain related party transactions and were amended in connection with the matters described in the preceding paragraph.

In March 2007, Royal Group entered into a stipulation and agreement of settlement with the lead and representative plaintiffs in the consolidated cases after a mediation process among the parties. It is a condition to the settlement that the U.S. and Canadian actions be settled contemporaneously. Under the terms of the global settlement, subject to the approval of both the U.S. and Canadian courts, Royal Group paid C$9 million, or U.S. dollars of $7.8 million in cash into escrow after execution of the stipulation and agreement. The settlement remains conditioned, among other things, on receipt of all required court approvals. Although the settlement agreement has been entered into among the parties, there can be no assurance at this time that all conditions to the agreement will be satisfied. The settlement contains no admission of wrongdoing by Royal Group or any of the other defendants.

Further, Royal Group is the subject of a criminal investigation being conducted by the Antitrust Division of the U.S. Department of Justice (the “Department of Justice”), which focuses on alleged price fixing in the window coverings industry. On April 4, 2007, Royal Windows Coverings (USA) L.P. entered into a settlement agreement with a putative class of direct purchasers of window covering products. The settlement amount is $2.4 million and the settlement encompasses all sales of window covering products made by Royal Windows and any of its affiliates to the direct purchaser class. The plaintiff class has filed two class actions in federal court for the Eastern District of Pennsylvania for the purpose of effectuating the settlement. The settlement agreement must be approved by the court in order to become effective. We anticipate that the court will hold its final hearing on whether to approve the settlement in approximately six months.

There can be no assurance that the damages, liabilities and costs we will incur in respect of each of the foregoing investigations, lawsuits or claims related to Royal Group will not exceed the amounts anticipated by us in respect thereof, and to the extent they do, our financial condition, results of operations and cash flows may be adversely affected in a material respect.

In addition, we are subject to other claims and legal actions that may arise in the ordinary course of business. Except as noted above, there are no material legal proceedings pending or known to be contemplated to which the company is party or to which any of its property is subject.

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

On October 3, 2006, Georgia Gulf sold $500,000,000 in principal amount of the 9.5% senior notes due 2014 and $200,000,000 in principal amount of the 10.75% senior subordinated notes in a private placement through placement agents to a limited number of “Qualified Institutional Buyers,” as defined under the Securities Act of 1933, and to persons outside the United States. In connection with the sale of the outstanding notes, Georgia Gulf, the subsidiary guarantors and the placement agents entered into a registration rights agreement, dated as of October 3, 2006. Under that agreement, we must, among other things, use our best efforts to file with the SEC a registration statement under the Securities Act of 1933 covering the exchange offers and to cause that registration statement to become effective under that act. Upon the effectiveness of that registration statement, we must also offer each holder of the outstanding notes the opportunity to exchange its securities for an equal principal amount of exchange notes. You are a holder with respect to the exchange offers if you are (1) a person in whose name any outstanding notes are registered on Georgia Gulf’s books or (2) any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.

We are making the exchange offers to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

In order to participate in the exchange offers, you must represent to Georgia Gulf, among other things, that:

•       the exchange notes being acquired in the exchange offers are being obtained in the ordinary course of business of the person receiving the exchange notes;

•       neither you nor any other person is engaging in or intends to engage in a distribution of those exchange notes;

•       neither you nor any other person has an arrangement or understanding with any third person to participate in the distribution of the exchange notes; and

•       neither you nor any other person is an affiliate of Georgia Gulf. An affiliate is any person who “controls or is controlled by or is under common control with” Georgia Gulf.

Resale of the Exchange Notes

Based on previous interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offers may be offered for resale, resold, and otherwise transferred by you, except if you are an affiliate of Georgia Gulf, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if the representations described in “—Purpose and Effect of the Exchange Offers” apply to you.

If you tender in the exchange offers with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the Staff of the SEC as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters, and you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction. In the event that our belief regarding resale is inaccurate, if you transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act of 1933 and without an exemption from registration under the federal securities laws, you may incur liability under these laws. We do not assume or indemnify you against this liability.

The exchange offers are not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offers or the acceptance of the exchange offers would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”  In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offers, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers who have notified us that they intend to satisfy their prospectus delivery obligations under the Securities Act of 1933 after the expiration date of the exchange offers.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal, Georgia Gulf will accept any and all outstanding notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the day the exchange offers expire.

As of the date of this prospectus, $500,000,000 in principal amount of the senior notes are outstanding and $200,000,000 in principal amount of the senior subordinated notes are outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of the outstanding notes on this date. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offers; however, holders of the outstanding notes must tender their certificates or cause their outstanding notes to be tendered by book-entry transfer before the expiration date of the exchange offers to participate.

The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act of 1933 and therefore will not bear legends restricting their transfer. Following consummation of the exchange offers, all rights under the registration rights agreement accorded to holders of outstanding notes, including the right to receive additional incremental interest on the outstanding notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.

We intend to conduct the exchange offers in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Outstanding notes that are not tendered for exchange in the exchange offers will remain outstanding and will be entitled to the rights set forth in the related indenture. Any outstanding notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See “—Consequences of Failure to Exchange.”

We will be deemed to have accepted validly tendered outstanding notes when, as and if we will have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from Georgia Gulf. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted outstanding notes will be returned, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted outstanding notes will be credited to an account maintained with DTC, without expense to the tendering holder of those outstanding notes, as promptly as practicable after the expiration date of the exchange offers. See “—Procedures for Tendering.”

Holders who tender outstanding notes in the exchange offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes with respect to the exchange pursuant to the exchange offers. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offers. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date is 5:00 p.m., New York City time on Tuesday, June 19, 2007, unless we, in our sole discretion, extend either exchange offer, in which case the expiration date will be the latest date and time to which such exchange offer is extended. We may, in our sole discretion, extend the expiration date of, or terminate, either exchange offer.

To extend the exchange offers, we must notify the exchange agent by oral or written notice before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.

We reserve the right:

•       to delay accepting any outstanding notes, to extend the exchange offers, or to terminate the exchange offers if any of the conditions set forth below under “—Conditions” are not satisfied by giving oral or written notice of the delay, extension, or termination to the exchange agent; or

•       to amend the terms of the exchange offers in any manner consistent with the registration rights agreement.

Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice of the delay to the registered holders of the outstanding notes. If we amend the exchange offers in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offers for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offers would otherwise expire during this period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment, or termination of the exchange offers, we will have no obligation to publish, advertise, or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

Upon satisfaction or waiver of all the conditions to the exchange offers, we will accept, promptly after the expiration date of the exchange offers, all outstanding notes properly tendered and will issue the exchange notes promptly after acceptance of the outstanding notes. See “—Conditions” below. For purposes of the exchange offers, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral or written notice of our acceptance to the exchange agent.

Conditions

Without regard to other terms of the exchange offers, we will not be required to exchange any exchange notes for any outstanding notes and may terminate either of the exchange offers before the acceptance of any outstanding notes for exchange, if

•       any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offers which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offers;

•       the Staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offers; or

•       any governmental approval or approval by holders of the outstanding notes has not been obtained, which approval we, in our reasonable judgment, deem necessary for the consummation of the exchange offers.

If we determine that any of these conditions are not satisfied, we may:

•       refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with DTC;

•       extend the exchange offers and retain all outstanding notes tendered before the expiration of the exchange offers, subject to the rights of holders who tendered the outstanding notes to withdraw their tendered outstanding notes; or

•       waive unsatisfied conditions with respect to the exchange offers and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offers, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offers for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offers would otherwise expire during this period.

Procedures for Tendering

The exchange agent will make a request to establish accounts with respect to the outstanding notes at DTC for the purposes of the exchange offers. To tender outstanding notes held in book-entry form through DTC, you must transfer your outstanding notes into the exchange agent’s account in accordance with DTC’s ATOP system. In lieu of delivering a letter of transmittal to the exchange agent, a computer-generated message, in which the holder of the outstanding notes acknowledges and agrees to be bound by the terms of the letter of transmittal, must be transmitted by DTC on behalf of a holder and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. In all other cases to tender in the exchange offer, you must complete and sign an original or facsimile letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and send the letter of transmittal to the exchange agent before the expiration date of the exchange offers. In addition:

•       certificates for the outstanding notes must be received by the exchange agent, along with the letter of transmittal; or

•       you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” before the expiration of the exchange offers.

If you tender your outstanding notes and do not withdraw them before the expiration date of the exchange offers, you will be deemed to have an agreement with Georgia Gulf in accordance with the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal.

The method of delivery of outstanding notes, the letter of transmittal, and all other required documents to the exchange agent is at your risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date of the exchange offers. No letter of transmittal or outstanding notes should be sent to Georgia Gulf. You may request your respective brokers, dealers, commercial banks, trust companies, or nominees to effect the above transactions for you.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender its outstanding notes, that owner must, before completing and executing the applicable letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner’s name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the outstanding notes tendered pursuant to that letter are tendered:

•       by a registered holder who has not completed the box entitled “Special Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•       for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, each of the following is deemed an eligible institution:

•       a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•       a commercial bank;

•       a trust company having an office or correspondent in the United States; or

•       an eligible guarantor institution as provided by Rule 17Ad-15 of the Securities Exchange Act of 1934.

If a letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign a letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal, unless we waive that requirement.

We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we nor the exchange agent, or any other person, will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offers.

In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding after the expiration date of the exchange offers or, as set forth above under “—Conditions,” to terminate either of the exchange offers and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding indebtedness, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offers.

If the holder of outstanding notes is a broker-dealer participating in the exchange offers that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under “—Resale of the Exchange Notes”; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

In all cases, issuance of exchange notes pursuant to the exchange offers will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder of outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offers, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with DTC, without expense to the tendering holder of outstanding notes.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the applicable letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the applicable letter of transmittal, or any other required documents to the exchange agent or comply with the ATOP procedures before the expiration date, may effect a tender if:

•       the tender is made through an eligible institution;

•       before the expiration date of the exchange offers, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made by that notice and guaranteeing that, within three New York Stock Exchange trading days after the expiration date of the exchange offers, the applicable letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•       the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date of the exchange offers.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offers.

To withdraw a tender of outstanding notes in the exchange offers, a written or facsimile transmission notice of withdrawal must be received by the exchange agent or you must comply with the appropriate procedures of the ATOP system.

Any notice of withdrawal must:

•       specify the name of the person having deposited the outstanding notes to be withdrawn;

•       identify the outstanding notes to be withdrawn;

•       be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

•       specify the name in which any outstanding notes are to be registered, if different from that of the person who deposited the outstanding notes to be withdrawn.

We will determine all questions as to the validity, form, and eligibility of the notices, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offers, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes so withdrawn are validly re-tendered.

Any outstanding notes that have been tendered but that are not accepted for payment will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with DTC, without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described above under
“—Procedures for Tendering” at any time before the expiration date of the exchange offers.

Termination of Registration Rights

All rights given to holders of outstanding notes under the registration rights agreement will terminate upon the consummation of the exchange offers, except with respect to our duty:

•       to keep the registration statement effective until the closing of the exchange offers, and

•       to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account in the exchange offers in exchange for outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under “—Resale of the Exchange Notes.”

Exchange Agent

La Salle Bank National Association has been appointed exchange agent for the exchange offers. Questions and requests for assistance, requests for additional copies of this prospectus or the letters of transmittal, and requests for copies of the notice of guaranteed delivery with respect to the outstanding notes, should be addressed to the exchange agent as follows:

By Hand or Overnight Courier: LaSalle Bank N.A. 135 S. LaSalle Street Suite 1560 Chicago, Illinois 60603	By Registered or Certified Mail: LaSalle Bank N.A. 135 S. LaSalle Street Suite 1560 Chicago, Illinois 60603
By Telephone (to confirm receipt of facsimile): (312) 904-2226
By Facsimile (for eligible institutions only): (312) 904-4018

Fees and Expenses

We will pay the expenses of soliciting tenders in connection with the exchange offers. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone, or in person by officers and regular employees of Georgia Gulf and its affiliates.

We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offers.

We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered, or:

•       if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or

•       if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offers.

If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.

Consequences of Failure to Exchange

Participation in the exchange offers is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Outstanding notes that are not exchanged for the exchange notes in the exchange offers will not retain any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, the outstanding notes may not be offered, sold, pledged, or otherwise transferred except:

•       to us;

•       to a “Qualified Institutional Buyer,” within the meaning of Rule 144A under the Securities Act of 1933, purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•       in a sale outside the United States within the meaning of Regulation S under the Securities Act of 1933;

•       pursuant to Rule 144;

•       to “Institutional Accredited Investors” purchasing a minimum principal amount of the notes of $250,000 in a transaction exempt from the registration requirements of the Securities Act of 1933, provided certain conditions are met; or

•       under an effective registration statement under the Securities Act of 1933;

and in each case, in accordance with all other applicable securities laws.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offers. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offers will be amortized over the remaining term of the exchange notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations relating to the exchange of the outstanding notes for exchange notes pursuant to the exchange offers. This summary applies only to those persons holding outstanding notes and exchange notes as capital assets and does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, a person that holds outstanding notes or exchange notes as a position in a “straddle,” conversion or other integrated transaction, tax-exempt organization, partnership or other entity classified as a partnership for U.S. federal income tax purposes, certain former citizens and residents, a person who is liable for the alternative minimum tax, or a person whose “functional currency” is not the U.S. dollar. If an entity that is treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you own an interest in such an entity, you should consult your tax advisor. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any possible applicability of U.S. federal gift or estate tax.

This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

You should consult your tax advisor about the tax consequences of purchasing or holding outstanding notes and exchange notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, foreign or other tax laws.

The exchange of outstanding notes for exchange notes in the exchange offers generally will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) you will not recognize taxable gain or loss as a result of exchanging your outstanding notes for exchange notes in the exchange offer; (2) the holding period of your exchange notes will include the holding period of your outstanding notes; and (3) the tax basis of the exchange notes you receive will be the same as the tax basis of your outstanding notes.

THE PRECEDING PARAGRAPH DOES NOT DESCRIBE ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO A HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES OR TO HOLDERS SUBJECT TO SPECIAL RULES. IF YOU ARE CONSIDERING AN EXCHANGE OF YOUR OUTSTANDING NOTES FOR THE EXCHANGE NOTES, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR(S) CONCERNING THE TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL, STATE, LOCAL, OR FOREIGN LAWS OF SUCH AN EXCHANGE.

DESCRIPTION OF SENIOR NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.”  In this description, the term “GGC,” “we,” “us” and “our” refers only to Georgia Gulf Corporation and not to any of its subsidiaries. The term “senior notes” refers to the 9.5% senior notes due 2014.

The original senior notes were, and the exchange senior notes will be, issued under an indenture among GGC, the Guarantors and LaSalle Bank N.A., as trustee. The terms of the original senior notes and the exchange senior notes include those stated in the senior indenture and those made part of the senior indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the senior indenture. It does not restate the agreement in its entirety. We urge you to read the senior indenture because it, and not this description, defines your rights as holders of the senior notes. Copies of the senior indenture are available as set forth below under “—Additional Information.”  Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the senior indenture.

The registered holder of a senior note will be treated as the owner of it for all purposes. Only registered holders will have rights under the senior indenture.

The form and terms of the exchange senior notes are the same in all material respects as the form and terms of the original senior notes, except that the exchange senior notes will have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer. The original senior notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions.

Brief Description of the Senior Notes and the Senior Note Guarantees

The Senior Notes

GGC issued the original senior notes in an aggregate principal amount of $500.0 million. The $500.0 million principal amount of the exchange senior notes offered in exchange for the original senior notes will be identical to the original notes (except for transfer restrictions applicable to the original senior notes). For purposes of this “Description of Senior Notes,” references to the senior notes include the original senior notes and the exchange senior notes, unless otherwise indicated.

The senior notes:

•       are general unsecured obligations of GGC;

•       are pari passu in right of payment with all existing and future unsecured senior Indebtedness of GGC, including the 7 1/8% Notes;

•       are senior in right of payment to any future subordinated Indebtedness of GGC, including the Senior Subordinated Notes; and

•       are unconditionally guaranteed by the Guarantors on a senior unsecured basis.

However, the senior notes are effectively subordinated to all borrowings under GGC’s Credit Agreement, which is secured by substantially all of the assets of GGC and the Guarantors. See “Risk Factors—Risk Factors Relating to the Exchange Notes—Your right to receive payments on the exchange notes is effectively subordinated to the rights of our existing and future secured creditors, including the lenders under our senior secured credit facility. Further, the guarantees of the exchange notes are effectively subordinated to all of the guarantors’ existing and future secured indebtedness, including the guarantors’ guarantees of our senior secured credit facility.”

The Senior Note Guarantees

The senior notes are guaranteed by each of GGC’s current Domestic Subsidiaries that guarantees the U.S. dollar obligations of GGC under the Credit Agreement. GGC’s Receivables Entity and Foreign Subsidiaries will not guarantee the notes. In addition, several of our Canadian Subsidiaries that do not guarantee the senior notes are borrowers and guarantors under our senior secured credit facility. As of March 31, 2007, our non-guarantor Subsidiaries had a total of approximately $767.1 million of liabilities, all of which were structurally senior to the senior notes.

Each guarantee of the senior notes:

•       is a general unsecured obligation of the Guarantor;

•       is pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor, including its guarantee of the 7 1/8% Notes; and

•       is senior in right of payment to any future senior subordinated Indebtedness of that Guarantor, including Guarantees of the Senior Subordinated Notes.

Not all of our Subsidiaries guarantee the senior notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated 22.9% of our consolidated revenues in the quarter ended March 31, 2007, and held 46.5% of our consolidated assets as of March 31, 2007.

As of the date hereof, all of our Subsidiaries are “Restricted Subsidiaries.”  However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.”  Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the senior indenture. Our Unrestricted Subsidiaries will not guarantee the senior notes.

Principal, Maturity and Interest

GGC issued the original senior notes on October 3, 2006, in an initial aggregate principal amount of $500.0 million. GGC is offering to exchange the original senior notes for a like principal amount of exchange senior notes. GGC may issue additional senior notes under the senior indenture from time to time after this offering. Any issuance of additional senior notes is subject to all of the covenants in the senior indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”  The senior notes and any additional senior notes subsequently issued under the senior indenture will be treated as a single class for all purposes under the senior indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. GGC will issue senior notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The senior notes will mature on October 15, 2014.

Interest on the senior notes will accrue at the rate of 9.5% per annum and will be payable semi-annually in arrears on April 15 and October 15. Interest on overdue principal and interest, if any, on the senior notes will accrue at a rate that is 1% higher than the then applicable interest rate on the senior notes. GGC will make each interest payment to the holders of record on the immediately preceding April 1 and October 1.

Interest on the senior notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Senior Notes

If a holder of senior notes has given wire transfer instructions to GGC, GGC will pay all principal, interest and premium, if any, on that holder’s senior notes in accordance with those instructions. All other payments on the senior notes will be made at the office or agency of the paying agent and registrar unless GGC elects to make interest payments by check mailed to the senior noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Senior Notes

The trustee acts as paying agent and registrar. GGC may change the paying agent or registrar without prior notice to the holders of the senior notes, and GGC or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange senior notes in accordance with the provisions of the senior indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of senior notes. Holders will be required to pay all taxes due on transfer. GGC will not be required to transfer or exchange any senior note selected for redemption. Also, GGC will not be required to transfer or exchange any senior note for a period of 15 days before a selection of senior notes to be redeemed.

Senior Note Guarantees

The senior notes are guaranteed by each of GGC’s current and future Domestic Subsidiaries that incurs or guarantees any Indebtedness under Credit Facilities then outstanding; provided that no Receivables Entity will be required to become a Guarantor at any time. These Senior Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Senior Note Guarantee will be limited as necessary to prevent that Senior Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risk Factors Relating to the Exchange Notes—Federal and state statutes may allow courts, under specific circumstances, to void the exchange notes and the guarantees and require noteholders to return payments received from us or the guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than GGC or another Guarantor, unless:

(1)         immediately after giving effect to that transaction, no Default exists; and

(2)         either:

(a)           the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the senior indenture and its Senior Note Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

(b)          the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the senior indenture.

The Senior Note Guarantee of a Guarantor will be released:

(1)         in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) GGC or a Restricted Subsidiary of GGC, if the sale or other disposition does not violate the “Asset Sale” provisions of the senior indenture;

(2)         in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) GGC or a Restricted Subsidiary of GGC, if the sale or other disposition does not violate the “Asset Sale” provisions of the senior indenture;

(3)         if GGC designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the senior indenture;

(4)         upon legal defeasance or satisfaction and discharge of the senior indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge;” or

(5)         upon the contemporaneous release of such Guarantor’s Guarantee of all Obligations under Credit Facilities of GGC and its Domestic Subsidiaries then outstanding.

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to October 15, 2009, GGC may on any one or more occasions redeem up to 35% of the aggregate principal amount of senior notes issued under the senior indenture at a redemption price of 109.5% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)         at least 65% of the aggregate principal amount of senior notes originally issued under the senior indenture (excluding senior notes held by GGC and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)         the redemption occurs within 60 days of the date of the closing of such Equity Offering.

At any time prior to October 15, 2010, GGC may also redeem all or a part of the senior notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the senior notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of senior notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding two paragraphs, the senior notes will not be redeemable at GGC’s option prior to October 15, 2010.

On or after October 15, 2010, GGC may redeem all or a part of the senior notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the senior notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below, subject to the rights of holders of senior notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2010	104.750%
2011	102.375%
2012 and thereafter	100.000%

Unless GGC defaults in the payment of the redemption price, interest will cease to accrue on the senior notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

GGC is not required to make mandatory redemption or sinking fund payments with respect to the senior notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of senior notes will have the right to require GGC to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s senior notes pursuant to a Change of Control Offer on the terms set forth in the senior indenture. In the Change of Control Offer, GGC will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of senior notes repurchased plus accrued and unpaid interest, if any, on the senior notes repurchased to the date of purchase, subject to the rights of holders of senior notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, GGC will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase senior notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the senior indenture and described in such notice. GGC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the senior notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the senior indenture, GGC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the senior indenture by virtue of such compliance.

On the Change of Control Payment Date, GGC will, to the extent lawful:

(1)         accept for payment all senior notes or portions of senior notes properly tendered pursuant to the Change of Control Offer;

(2)         deposit with the paying agent an amount equal to the Change of Control Payment in respect of all senior notes or portions of senior notes properly tendered; and

(3)         deliver or cause to be delivered to the trustee the senior notes properly accepted together with an officers’ certificate stating the aggregate principal amount of senior notes or portions of senior notes being purchased by GGC.

The paying agent will promptly mail to each holder of senior notes properly tendered the Change of Control Payment for such senior notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new senior note equal in principal amount to any unpurchased portion of the senior notes surrendered, if any. GGC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require GGC to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the senior indenture are applicable. Except as described above with respect to a Change of Control, the senior indenture does not contain provisions that permit the holders of the senior notes to require that GGC repurchase or redeem the senior notes in the event of a takeover, recapitalization or similar transaction.

GGC will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the senior indenture applicable to a Change of Control Offer made by GGC and purchases all senior notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the senior indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of GGC and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior notes to require GGC to repurchase its senior notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of GGC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

GGC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)         GGC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)         at least 75% of the consideration received in the Asset Sale by GGC or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)           any liabilities, as shown on GGC’s most recent consolidated balance sheet, of GGC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the senior notes or any Senior Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases GGC or such Restricted Subsidiary from further liability;

(b)          any securities, notes or other obligations received by GGC or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by GGC or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)           any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, GGC (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)         to repay, prepay or purchase Indebtedness and other Obligations (other than Disqualified Stock, Indebtedness of GGC or any Restricted Subsidiary that is contractually subordinated to the senior notes or any Senior Note Guarantee or any intercompany Indebtedness between or among GGC and any of its Restricted Subsidiaries) and, if the Indebtedness repaid is revolving credit Indebtedness under a Credit Facility, to correspondingly reduce commitments with respect thereto; provided, that GGC or such Restricted Subsidiary will not be required to reduce the related commitments to an aggregate principal amount less than $400.0 million;

(2)         to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of GGC;

(3)         to make a capital expenditure; or

(4)         to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, GGC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the senior indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this section will constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $50.0 million, within five days thereof, GGC will make an Asset Sale Offer to all holders of senior notes and all holders of other Indebtedness that is pari passu with the senior notes containing provisions similar to those set forth in the senior indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of senior notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, GGC may use those Excess Proceeds for any purpose not otherwise prohibited by the senior indenture. If the aggregate principal amount of senior notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the senior notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

GGC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of senior notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the senior indenture, GGC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the senior indenture by virtue of such compliance.

The agreements governing GGC’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the senior notes. The exercise by the holders of senior notes of their right to require GGC to repurchase the senior notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on GGC. In the event a Change of Control or Asset Sale occurs at a time when GGC is prohibited from purchasing senior notes,

GGC could seek the consent of its other lenders and noteholders to the purchase of senior notes or could attempt to refinance the borrowings that contain such prohibition. If GGC does not obtain a consent or repay those borrowings, GGC will remain prohibited from purchasing senior notes. In that case, GGC’s failure to purchase tendered senior notes would constitute an Event of Default under the senior indenture which could, in turn, constitute a default under the other Indebtedness. Finally, GGC’s ability to pay cash to the holders of senior notes upon a repurchase may be limited by GGC’s then existing financial resources. See “Risk Factors—Risk Factors Relating to the Exchange Notes—We may not be able to raise the funds necessary to finance the change of control offer required by the indentures.”

Selection and Notice

If less than all of the senior notes are to be redeemed at any time, the trustee will select senior notes for redemption on a pro rata basis (or, in the case of senior notes issued in global form as discussed under “—Book-Entry; Certificated Notes,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange requirements.

No senior notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of senior notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the senior notes or a satisfaction and discharge of the senior indenture. Notices of redemption may not be conditional.

If any senior note is to be redeemed in part only, the notice of redemption that relates to that senior note will state the portion of the principal amount of that senior note that is to be redeemed. A new senior note in principal amount equal to the unredeemed portion of the original senior note will be issued in the name of the holder of notes upon cancellation of the original senior note. Senior notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on senior notes or portions of senior notes called for redemption.

Certain Covenants

Changes in Covenants When Senior Notes Rated Investment Grade

If on any date following the date of the senior indenture:

(1)         the senior notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the senior notes for reasons outside of the control of GGC, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by GGC as a replacement agency); and

(2)         no Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1)         “—Repurchase at the Option of Holders—Asset Sales”;

(2)         “—Restricted Payments”;

(3)         “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)         “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(5)         “—Designation of Restricted and Unrestricted Subsidiaries”;

(6)         “—Transactions with Affiliates”; and

(7)         clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets.”

During any period that the foregoing covenants have been suspended, GGC’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries” or the second paragraph of the definition of “Unrestricted Subsidiary.”

There can be no assurance that the senior notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

GGC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)         declare or pay any dividend or make any other payment or distribution on account of GGC’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving GGC or any of its Restricted Subsidiaries) or to the direct or indirect holders of GGC’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of GGC and other than dividends or distributions payable to GGC or a Restricted Subsidiary of GGC);

(2)         purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving GGC) any Equity Interests of GGC or any direct or indirect parent of GGC held by Persons other than GGC or any of its Restricted Subsidiaries;

(3)         make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of GGC or any Guarantor that is contractually subordinated to the senior notes or to any Senior Note Guarantee (excluding any intercompany Indebtedness between or among GGC and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)         make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)          no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)          GGC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by GGC and its Restricted Subsidiaries since the date of the senior indenture (excluding Restricted Payments permitted by clauses (2) through (14) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)           50% of the Consolidated Net Income of GGC for the period (taken as one accounting period) from October 1, 2006, to the end of GGC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)          100% of the aggregate net cash proceeds received by GGC since the date of the senior indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of GGC (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of GGC that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of GGC); plus

(c)           without duplication, the amount by which Indebtedness of GGC or its Restricted Subsidiaries is reduced on GGC’s balance sheet upon the conversion or exchange (other than by a Subsidiary of GGC) subsequent to the date of the senior indenture of any Indebtedness of GGC or its Restricted Subsidiaries into or for Equity Interests (other than Disqualified Stock) of GGC (less the amount of any cash, or the fair market value of any other property, distributed by GGC upon such conversion or exchange); plus

(d)          to the extent that any Restricted Investment that was made after the date of the senior indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(e)           to the extent that any Unrestricted Subsidiary of GGC designated as such after the date of the senior indenture is redesignated as a Restricted Subsidiary after the date of the senior indenture, the lesser of (i) the Fair Market Value of GGC’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the senior indenture; plus

(f)             50% of any dividends received by GGC or a Restricted Subsidiary of GGC after the date of the senior indenture from an Unrestricted Subsidiary of GGC, to the extent that such dividends were not otherwise included in the Consolidated Net Income of GGC for such period.

The preceding provisions will not prohibit:

(1)         the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the senior indenture;

(2)         so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of GGC) of, Equity Interests of GGC (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to GGC; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)         the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of GGC or any Guarantor that is contractually subordinated to the senior notes or to any Senior Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)         the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of GGC to the holders of its Equity Interests on a pro rata basis;

(5)         the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(6)         the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of GGC or any Restricted Subsidiary of GGC issued on or after the date of the senior indenture in accordance with the Consolidated Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(7)         any Qualified Receivables Transaction (including transfers of Receivables between GGC or any of its Subsidiaries and any Receivables Entity, transfers by any Receivables Entity to any other Person and payments of amounts pursuant to such Qualified Receivables Transaction) and any distribution or payment of purchase price, commissions, discounts, yield and other fees and charges incurred in connection with any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which GGC or any of its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any Receivables or Related Assets of the type specified in the definition of “Qualified Receivables Transaction”;

(8)         the repurchase of Receivables by GGC or any of its Subsidiaries or other payment obligations of GGC or any Restricted Subsidiary of GGC pursuant to Standard Securitization Undertakings;

(9)         so long as no Default has occurred and is continuing or would be caused thereby, loans or advances to employees or directors of GGC or any Restricted Subsidiary of GGC, the proceeds of which are used to purchase Equity Interests of GGC, in an aggregate amount not in excess of $10.0 million at any one time outstanding;

(10)  so long as no Default has occurred and is continuing or would be caused thereby, any purchase or redemption of Indebtedness of GGC or any Guarantor that is contractually subordinated to the senior notes or to any Senior Note Guarantee to the extent permitted under the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided, that GGC has completed an Asset Sale Offer to all holders of senior notes with Excess Proceeds from such Asset Sales, and has completed the repurchase of all senior notes validly tendered for payment (after giving effect to any proration provisions in such covenant) in connection with such Asset Sale Offer;

(11)  so long as no Default has occurred and is continuing or would be caused thereby, the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of GGC or any Guarantor that is contractually subordinated to the senior notes or to any Senior Note Guarantee (i) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to the covenant described under the caption “—Repurchase at the Option of Holders—Change of Control” or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided that prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, GGC has made the Change of Control or Asset Sale Offer, as applicable, as provided in such covenant with respect to the senior notes and has completed the repurchase or redemption of all senior notes validly tendered for payment (after giving effect to any proration provisions in such covenant) in connection with such Change of Control Offer or Asset Sale Offer;

(12)  so long as no Default has occurred and is continuing or would be caused thereby, the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of GGC or any of its Restricted Subsidiaries made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of GGC or such Restricted Subsidiary, that in each case is permitted to be incurred pursuant to clause (5) of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(13)  so long as no Default has occurred and is continuing or would be caused thereby, the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Equity Interests of GGC pursuant to employment arrangements and stock ownership plans in aggregate amount not in excess of $30.0 million since the date of the senior indenture; and

(14)  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $150.0 million since the date of the senior indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by GGC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of GGC whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $75.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

GGC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and GGC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that GGC may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if GGC’s Consolidated Coverage Ratio would be at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The prior paragraph will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)         (x) the incurrence by GGC and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(x) (with letters of credit being deemed to have a principal amount equal to the face amount thereof issued but not reimbursed) not to exceed $1,400.0 million, less (i) the aggregate principal amount of Indebtedness incurred pursuant to clause (y) of this paragraph then outstanding and (ii) the aggregate amount of all Net Proceeds of Asset Sales applied by GGC or any of its Restricted Subsidiaries since the date of the senior indenture to repay any term Indebtedness under a Credit Facility incurred in reliance on this clause (1) or to repay any revolving credit Indebtedness under a Credit Facility incurred in reliance on this clause (1) and effect a corresponding commitment reduction thereunder to the extent required by the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; and (y) the incurrence by the Canadian Credit Parties of Indebtedness under the Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof issued but not reimbursed) not to exceed $200.0 million;

(2)         the incurrence by GGC and its Restricted Subsidiaries of the Existing Indebtedness;

(3)         the incurrence by GGC and the Guarantors of Indebtedness represented by the senior notes and the related Senior Note Guarantees issued on the date of the senior indenture and the exchange senior notes and the related Senior Note Guarantees and the Senior Subordinated Notes and related Senior Subordinated Note Guarantees issued on the date of the Senior Subordinated Indenture;

(4)         the incurrence by GGC or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of GGC or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5)         the incurrence by GGC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the senior indenture to be incurred under the first paragraph of this section or clauses (2), (3), (4), (5), (12), (13) or (15) of this paragraph;

(6)         the incurrence by GGC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among GGC and any of its Restricted Subsidiaries; provided, however, that:

(a)           if GGC or any Guarantor is the obligor on such Indebtedness and the payee is not GGC or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the senior notes, in the case of GGC, or the Senior Note Guarantee, in the case of a Guarantor; and

(b)          (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than GGC or a  Restricted Subsidiary of GGC and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either GGC or a Restricted Subsidiary of GGC, will be deemed, in each case, to constitute an incurrence of such Indebtedness by GGC or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)         the issuance by any of GGC’s Restricted Subsidiaries to GGC or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)           any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than GGC or a Restricted Subsidiary of GGC; and

(b)          any sale or other transfer of any such preferred stock to a Person that is not either GGC or a Restricted Subsidiary of GGC,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)         the incurrence by GGC or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)         the guarantee by GGC or any of the Guarantors of Indebtedness of GGC or a Restricted Subsidiary of GGC that was permitted to be incurred by another provision of this section; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the senior notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)  the incurrence by GGC or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11)  the incurrence by GGC or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)  Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by GGC (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of or was otherwise acquired by GGC); provided, however, that on the date that such Restricted Subsidiary is acquired by GGC, GGC would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (12);

(13)  the incurrence by non-guarantor Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (13), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $125.0 million (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency);

(14)  the incurrence of Indebtedness arising from agreements of GGC or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by GGC and its Restricted Subsidiaries in connection with such disposition; and

(15)  the incurrence by GGC or the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed an amount equal to 5.0% of Consolidated Net Worth.

As of March 31, 2007, GGC and the Guarantors were permitted to incur additional Indebtedness of approximately $18.3 million pursuant to clause (15) above.

GGC will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of GGC or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the senior notes and the applicable Senior Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of GGC solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this section, GGC will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred stock in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which senior notes are first issued and authenticated under the senior indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of GGC as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness where the Indebtedness to be incurred is denominated in a different currency, (1) the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness and (2) in the case of any Permitted Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced, the principal amount thereof shall be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that the principal amount of the Permitted Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess principal amount shall be determined on the date such Permitted Refinancing Indebtedness is incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that GGC or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values subsequent to the incurrence of such Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1)         the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)         the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)         in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)           the Fair Market Value of such assets at the date of determination; and

(b)          the amount of the Indebtedness of the other Person.

Liens

GGC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) on any of their properties or assets, now owned or hereafter acquired, unless all payments due under the senior indenture and the senior notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

GGC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)         pay dividends or make any other distributions on its Capital Stock to GGC or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to GGC or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions paid on common stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock);

(2)         make loans or advances to GGC or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to GGC or any Restricted Subsidiary to other Indebtedness incurred by GGC or any Restricted Subsidiary shall not be deemed to be a restriction on the ability to make loans or advances); or

(3)         sell, lease or transfer any of its properties or assets to GGC or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)         any encumbrance or restriction pursuant to an agreement as in effect at the date of the senior indenture, including agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the senior indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the senior indenture;

(2)         the senior indenture, the senior notes, the Senior Note Guarantees, the exchange senior notes and the Senior Note Guarantees in respect thereof, and the Senior Subordinated Indenture, the Senior Subordinated Notes, the Senior Subordinated Note Guarantees, the Exchange Senior Subordinated Notes and the Senior Subordinated Note Guarantees in respect thereof;

(3)         applicable law, rule, regulation or order;

(4)         any instrument governing Indebtedness or Capital Stock of a Person acquired by GGC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of any such instrument by such Person; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those contained in any such instrument on the date of acquisition; provided, further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the senior indenture to be incurred;

(5)         customary encumbrances or restrictions (i) on the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract that was entered into in the ordinary course of business, or the assignment or transfer of any such lease, license or other contract, (ii) contained in mortgages, pledges or other security agreements permitted under the senior indenture to secure Indebtedness of GGC or any of its Restricted Subsidiaries to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements, or (iii) pursuant to provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of GGC or any of its Restricted Subsidiaries entered into in the ordinary course of business;

(6)         purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)         any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)         Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)         Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)  provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of GGC’s Board of Directors, which limitation is applicable only to the assets or property that are the subject of such agreements;

(11)  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, manufacturing alliance agreements and other similar agreements entered into in the ordinary course of business, so long as such encumbrances or restrictions are not applicable to any Person (or its property or assets) other than such joint venture or a Subsidiary thereof or the assets used exclusively in such manufacturing alliance, as applicable;

(12)  Indebtedness or other contractual requirements of a Receivables Entity or any Standard Securitization Undertakings, in each case in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity, Receivables and Related Assets; and

(13)  restrictions on cash or other deposits or net worth under leases or other contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

GGC will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not GGC is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of GGC and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)         either: (a) GGC is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than GGC) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)         the Person formed by or surviving any such consolidation or merger (if other than GGC) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of GGC under the senior notes and the senior indenture pursuant to agreements reasonably satisfactory to the trustee;

(3)         immediately after such transaction, no Default exists; and

(4)         GGC or the Person formed by or surviving any such consolidation or merger (if other than GGC), or to which such sale, assignment, transfer, conveyance or other disposition  has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, GGC will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)         a merger of GGC with an Affiliate solely for the purpose of reincorporating GGC in another U.S. jurisdiction; or

(2)         any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among GGC and its Restricted Subsidiaries.

Transactions with Affiliates

GGC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of GGC (each, an “Affiliate Transaction”), unless:

(1)         the Affiliate Transaction is on terms that are no less favorable to GGC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by GGC or such Restricted Subsidiary with an unrelated Person; and

(2)         GGC delivers to the trustee:

(a)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of GGC set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of GGC; and

(b)          with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, an opinion as to the fairness to GGC or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)         any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by GGC or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)         transactions between or among GGC and/or its Restricted Subsidiaries;

(3)         transactions with a Person (other than an Unrestricted Subsidiary of GGC) that is an Affiliate of GGC solely because GGC owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)         payment of reasonable fees to, and indemnity provided on behalf of, officers, directors or employees of GGC or any Restricted Subsidiary;

(5)         any issuance of Equity Interests (other than Disqualified Stock) of GGC to Affiliates of GGC;

(6)         Restricted Payments and Permitted Investments that do not violate the provisions of the senior indenture described above under the caption “—Restricted Payments”;

(7)         transactions between or among GGC and/or its Restricted Subsidiaries on the one hand and a Receivables Entity on the other hand, or transactions between a Receivables Entity and any Person in which the Receivables Entity has an Investment, in each case effected as part of a Qualified Receivables Transaction; and

(8)         loans or advances to employees by GGC or any of its Restricted Subsidiaries in the ordinary course of business.

Business Activities

GGC will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to GGC and its Restricted Subsidiaries taken as a whole.

Additional Senior Note Guarantees

If, on or after the date of the senior indenture:

(1)         GGC or any of its Domestic Subsidiaries acquires or creates another Domestic Subsidiary that incurs any Indebtedness or guarantees any Indebtedness of GGC or any of its Domestic Subsidiaries, in each case under Credit Facilities then outstanding; or

(2)         any Domestic Subsidiary of GGC incurs Indebtedness or guarantees any Indebtedness of GGC or any of its Domestic Subsidiaries, in each case under Credit Facilities then outstanding, and that Domestic Subsidiary was not a Guarantor immediately prior to such incurrence or guarantee (an “Additional Credit Facility Obligor”), then that newly acquired or created Domestic Subsidiary or Additional Credit Facility Obligor, as the case may be, will become a Guarantor and guarantee GGC’s Obligations in respect of the senior notes and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created or incurred or guaranteed Obligations in respect of Credit Facilities, as the case may be; provided that no Receivables Entity will be required to become a Guarantor at any time.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of GGC may designate any Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by GGC and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by GGC. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of GGC may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of GGC as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.”  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the senior indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of GGC as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” GGC will be in default of such covenant. The Board of Directors of GGC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of GGC; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of GGC of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation.

Payments for Consent

GGC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of senior notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the senior indenture or the senior notes unless such consideration is offered to be paid and is paid to all holders of the senior notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any senior notes are outstanding, GGC will furnish to the holders of senior notes, or cause the trustee to furnish to the holders of senior notes, within the time periods specified in the SEC’s rules and regulations:

(1)         all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if GGC were required to file such reports; and

(2)         all current reports that would be required to be filed (but not furnished) with the SEC on Form 8-K if GGC were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on GGC’s consolidated financial statements by GGC’s certified independent accountants. In addition, GGC will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, GGC is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, GGC will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. GGC will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept GGC’s filings for any reason, GGC will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if GGC were required to file those reports with the SEC.

If GGC has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of GGC and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of GGC.

In addition, GGC and the Guarantors agree that, for so long as any senior notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of senior notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If at any time any Person is or becomes a parent of GGC, and that Person delivers to the trustee a Parent Guaranty, then the reports and other information required by this covenant may instead be those filed with the SEC by such Person and furnished with respect to such Person without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act, to the extent such footnote is not required by the SEC.

Events of Default and Remedies

Each of the following is an “Event of Default” for the senior notes:

(1)         default for 30 days in the payment when due of interest on the senior notes;

(2)         default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the senior notes;

(3)         failure by GGC or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)         failure by GGC or any of its Restricted Subsidiaries for 60 days after notice to GGC by the trustee or the holders of at least 25% in aggregate principal amount of the senior notes then outstanding voting as a single class to comply with any of the other agreements in the senior indenture;

(5)         default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by GGC or any of its Restricted Subsidiaries (or the payment of which is guaranteed by GGC or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the senior indenture, if that default:

(a)           is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)          results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6)         failure by GGC or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts paid by an insurance carrier), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)         except as permitted by the senior indenture, any Senior Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Senior Note Guarantee; and

(8)         certain events of bankruptcy or insolvency described in the senior indenture with respect to GGC or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to GGC, any Restricted Subsidiary of GGC that is a Significant Subsidiary or any group of Restricted Subsidiaries of GGC that, taken together, would constitute a Significant Subsidiary, all outstanding senior notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior notes may declare all the senior notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding senior notes may direct the trustee in its exercise of any trust or power with respect to the senior notes. The trustee may withhold from holders of the senior notes notice of any continuing Default if it determines that withholding notice is in their interest, except a Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the senior indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the senior indenture at the request or direction of any holders of senior notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a senior note may pursue any remedy with respect to the senior indenture or senior notes unless:

(1)         such holder has previously given the trustee notice that an Event of Default is continuing;

(2)         holders of at least 25% in aggregate principal amount of the then outstanding senior notes have requested the trustee to pursue the remedy with respect to the senior notes;

(3)         such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)         the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)         holders of a majority in aggregate principal amount of the then outstanding senior notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding senior notes by notice to the trustee may, on behalf of the holders of all of the senior notes, rescind an acceleration or waive any existing Default and its consequences under the senior indenture with respect to the senior notes, except a continuing Default in the payment of interest or premium, if any, on, or the principal of, the senior notes.

GGC is required to deliver to the trustee annually a statement regarding compliance with the senior indenture. Upon becoming aware of any Default, GGC is required to deliver to the trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator or stockholder of GGC or any Guarantor, as such, will have any liability for any obligations of GGC or the Guarantors under the senior notes, the senior indenture, the Senior Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior notes by accepting a senior note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

GGC may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding senior notes, and all obligations of the Guarantors discharged with respect to their Senior Note Guarantees (“Legal Defeasance”) except for:

(1)         the rights of holders of outstanding senior notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)         GGC’s obligations with respect to the senior notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)         the rights, powers, trusts, duties and immunities of the trustee, and GGC’s and the Guarantors’ obligations in connection therewith; and

(4)         the Legal Defeasance and Covenant Defeasance provisions of the senior indenture.

In addition, GGC may, at its option and at any time, elect to have the obligations of GGC and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the senior indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default with respect to the senior notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the senior notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)         GGC must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the senior notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding senior notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and GGC must specify whether the senior notes are being defeased to such stated date for payment or to a particular redemption date;

(2)         in the case of Legal Defeasance, GGC must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) GGC has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the senior indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding senior notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)         in the case of Covenant Defeasance, GGC must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding senior notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)         no Default has occurred and is continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which GGC or any Guarantor is a party or by which GGC or any Guarantor is bound;

(5)         such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the senior indenture) to which GGC or any of its Subsidiaries is a party or by which GGC or any of its Subsidiaries is bound;

(6)         GGC must deliver to the trustee an officers’ certificate stating that the deposit was not made by GGC with the intent of preferring the holders of the senior notes, over the other creditors of GGC with the intent of defeating, hindering, delaying or defrauding any creditors of GGC or others; and

(7)         GGC must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the senior indenture or the senior notes or the Senior Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the senior notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the senior notes), and any existing Default or compliance with any provision of the senior indenture or the senior notes or the Senior Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the senior notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the senior notes).

Without the consent of each holder of senior notes affected, an amendment, supplement or waiver may not (with respect to any senior notes held by a non-consenting holder):

(1)         reduce the principal amount of senior notes whose holders must consent to an amendment, supplement or waiver;

(2)         reduce the principal of or change the fixed maturity of any senior note or alter the provisions with respect to the redemption of the senior notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)         reduce the rate of or change the time for payment of interest, including default interest, on any senior note;

(4)         waive a Default in the payment of principal of, or interest or premium, if any, on, the senior notes (except a rescission of acceleration of the senior notes by the holders of at least a majority in aggregate principal amount of the then outstanding senior notes and a waiver of the payment default that resulted from such acceleration);

(5)         make any senior note payable in money other than that stated in the senior notes;

(6)         make any change in the provisions of the senior indenture relating to waivers of past Defaults or the rights of holders of senior notes to receive payments of principal of, or interest or premium, if any, on, the senior notes;

(7)         waive a redemption payment with respect to any senior note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)         release any Guarantor from any of its obligations under its Senior Note Guarantee or the senior indenture, except in accordance with the terms of the senior indenture; or

(9)         make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of the senior notes, GGC, the Guarantors and the trustee may amend or supplement the senior indenture, the senior notes or the Senior Note Guarantees:

(1)         to cure any ambiguity, defect or inconsistency;

(2)         to provide for uncertificated senior notes in addition to or in place of certificated senior notes;

(3)         to provide for the assumption of GGC’s or a Guarantor’s obligations to holders of senior notes and Senior Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of GGC’s or such Guarantor’s assets, as applicable;

(4)         to make any change that would provide any additional rights or benefits to the holders of senior notes or that does not adversely affect the legal rights under the senior indenture of any such holder;

(5)         to comply with requirements of the SEC in order to effect or maintain the qualification of the senior indenture under the Trust Indenture Act;

(6)         to conform the text of the senior indenture, the Senior Note Guarantees or the senior notes to any provision of this Description of Senior Notes to the extent that such provision in this Description of Senior Notes was intended to be a verbatim recitation of a provision of the senior indenture, the Senior Note Guarantees or the senior notes;

(7)         to provide for the issuance of additional senior notes in accordance with the limitations set forth in the senior indenture as of the date of the senior indenture;

(8)         to allow any Guarantor to execute a supplemental indenture and/or a Senior Note Guarantee with respect to the senior notes;

(9)         to secure the senior notes or any Senior Note Guarantee; or

(10)  to add to the covenants of GGC for the benefit of the holders of senior notes or surrender any right or power conferred upon GGC.

Satisfaction and Discharge

The senior indenture will be discharged and will cease to be of further effect as to all senior notes, issued thereunder when:

(1)         either:

(a)           all senior notes that have been authenticated, except lost, stolen or destroyed senior notes that have been replaced or paid and all senior notes for whose payment money has been deposited in trust and thereafter repaid to GGC, have been delivered to the trustee for cancellation; or

(b)          all senior notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and GGC or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of such senior notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the senior notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)         no Default has occurred and is continuing on the date of the deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which GGC or any Guarantor is a party or by which GGC or any Guarantor is bound;

(3)         GGC or any Guarantor has paid or caused to be paid all sums payable by it under the senior indenture with respect to the senior notes; and

(4)         GGC has delivered irrevocable instructions to the trustee under the senior indenture to apply the deposited money toward the payment of the senior notes at maturity or on the redemption date, as the case may be.

In addition, GGC must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of GGC or any Guarantor, the senior indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the senior indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding senior notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, with respect to the senior notes, subject to certain exceptions. The senior indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the senior indenture at the request of any holder of senior notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the senior indenture without charge by writing to or calling LaSalle Bank, N.A., 135 South LaSalle Street, Suite 1560, Chicago, IL 60603, Attention: Corporate Debt Trust Services, telephone (312) 904-2226.

Book-Entry; Certificated Notes

The exchange senior notes will be issued in the form of one global certificate.

The global exchange note will be deposited on the date of consummation of the exchange offer with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

Book-Entry Procedures for the Global Note

All interests in the global note will be subject to the operations and procedures of DTC. We provide the following summary of DTC’s operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. We take no responsibility for DTC’s operations or procedures.

DTC has advised us that it is:

•       a limited purpose trust company organized under the laws of the State of New York;

•       a “banking organization” within the meaning of the New York State Banking Law;

•       a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•       a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for persons who have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•       will not be entitled to have notes represented by the global note registered in their names;

•       will not receive or be entitled to receive physical, certificated notes; and

•       will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•       DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global note and a successor depositary is not appointed within 90 days;

•       DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed within 90 days;

•       we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•       certain other events provided in the indenture should occur.

Certain Definitions

Set forth below are certain defined terms used in the senior indenture. Reference is made to the senior indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)         Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)         Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than GGC or any Subsidiary of GGC) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of GGC or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means, with respect to any senior note on any redemption date, the greater of:

(1)         1.0% of the principal amount of the note; and

(2)         the excess of:

(a)           the present value at such redemption date of (i) the redemption price of the note at October 15, 2010 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through October 15, 2010 (excluding interest paid prior to the redemption date and accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)          the principal amount of the note.

“Asset Sale” means:

(1)         the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of GGC and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the senior indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)         the issuance of Equity Interests in any of GGC’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)         any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $25.0 million;

(2)         a transfer of assets between or among GGC and its Restricted Subsidiaries;

(3)         an issuance of Equity Interests by a Restricted Subsidiary of GGC to GGC or to a Restricted Subsidiary of GGC;

(4)         the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)         the sale or other disposition of cash or Cash Equivalents;

(6)         transfers or sales of Receivables and Related Assets to a Receivables Entity or to any Person in connection with a Qualified Receivables Transaction or the creation of a Lien on any such Receivables or Related Assets in connection with a Qualified Receivables Transaction;

(7)         transfers of Receivables and Related Assets (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

(8)         a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(9)         the concurrent trade or exchange of assets between GGC or its Restricted Subsidiaries and another Person including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant set forth under the caption “Repurchase at the Option of Holders—Asset Sales” and must be determined in good faith by GGC’s Board of Directors to be necessary to achieve an exchange of equivalent value; provided, further that (a) immediately after giving effect to such transaction, no Default shall exist, and (b) the terms of such trade or exchange shall be approved by a majority of the members of GGC’s Board of Directors acting in good faith;

(10)  the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of GGC and its Restricted Subsidiaries; and

(11)  a disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy, liquidation or insolvency proceedings; provided, that such amounts shall be exclusive of factoring or similar arrangements.

“Asset Sale Offer” has the meaning assigned to that term in the senior indenture.

“Attributable Indebtedness” in respect of a transaction in which GGC or a Restricted Subsidiary transfers property to a Person and GGC or a Restricted Subsidiary leases such property from that Person, means, as at the time of determination, the present value (discounted at the interest rate borne by the senior notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such transaction (including any period for which such lease has been extended).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)         with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)         with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)         with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)         with respect to any other Person, the board or committee of such Person serving a similar function.

“Canadian Credit Parties” means each of:

(1)         Royal Group Technologies Limited, a Canadian federal corporation and, after giving effect to the Transactions on the date of the original issuance of the senior notes, a wholly-owned, indirect subsidiary of GGC (the “Canadian Borrower”), as borrower of the Canadian revolving credit facility under the Credit Agreement;

(2)         GGC, as a co-borrower and a guarantor under the Canadian revolving credit facility under the Credit Agreement; and

(3)         each Subsidiary of GGC that guarantees the obligations of the Canadian Borrower under the Credit Agreement.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)         in the case of a corporation, corporate stock;

(2)         in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)         in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)         any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)         United States dollars or Canadian dollars;

(2)         securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)         certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)         repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)         commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)         money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)         the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of GGC and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2)         the adoption of a plan relating to the liquidation or dissolution of GGC;

(3)         the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of GGC, measured by voting power rather than number of shares; or

(4)         the first day on which a majority of the members of the Board of Directors of GGC are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the senior indenture.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any specified Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1)         if GGC or any of its Restricted Subsidiaries:

(a)           has incurred or assumed any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (except that in making such computation, the amount of revolving credit Indebtedness under any Credit Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)          has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)         if since the beginning of such period GGC or any of its Restricted Subsidiaries will have made any Asset Sale or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Sale or disposition:

(a)           the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale or disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)          Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of GGC or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to GGC and its continuing Restricted Subsidiaries in connection with such Asset Sale or disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent GGC and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)         if since the beginning of such period GGC or any of its Restricted Subsidiaries (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into GGC) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto in accordance with Regulation S-X under the Securities Act (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)         if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into GGC or any of its Restricted Subsidiaries since the beginning of such period) will have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by GGC or any of its Restricted Subsidiaries during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of GGC (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of GGC, the interest rate shall be calculated by applying such optional rate chosen by GGC.

“Consolidated EBITDA” means with respect to any specified Person for any period, without duplication, the Consolidated Net Income of such Person for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)         Consolidated Interest Expense;

(2)         Consolidated Income Taxes;

(3)         consolidated depreciation expense;

(4)         consolidated amortization expense (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles”;

(5)         without duplication, the expenses and other adjustments in such period reflected in the line item adjustments to EBITDA as presented in the calculation of pro forma Adjusted EBITDA for the twelve months ended June 30, 2006 set forth in note (3) to the table under the caption “Summary Historical Consolidated and Pro Forma Condensed Combined Financial Data—Georgia Gulf Summary Historical Consolidated and Pro Forma Condensed Combined Financial Data” in the GGC offering memorandum dated September 28, 2006 (the “OM Adjusted EBITDA”); provided, that each such expense or other adjustment in the applicable period is (a) calculated in a manner (including with respect to estimates and assumptions) consistent with, or more conservative than (if applicable), the presentation of the corresponding expense or other adjustment in the OM Adjusted EBITDA and (b) of the same or similar nature as, and related directly to, the underlying subject matter giving rise to corresponding expense or adjustment in the OM Adjusted EBITDA;

(6)         any reasonable cash expenses or charges related to the Transactions incurred no later than six months following the Transactions; and

(7)         other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and minus

(8)         non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding sentence, clauses (2) through (7) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (7) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to GGC by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)         interest expense attributable to Capital Lease Obligations, the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(2)         amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3)         non-cash interest expense;

(4)         commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)         the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)         net costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)         the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)         the product of (a) all dividends paid or payable, in cash or otherwise or accrued during such period on any series of preferred stock of such Person or its Restricted Subsidiaries payable to a party other than GGC or a wholly-owned Subsidiary of GGC, other than dividends on Equity Interests payable solely in Equity Interests of GGC (other than Disqualified Stock) or to GGC or a Restricted Subsidiary of GGC, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

(9)         the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than GGC) in connection with Indebtedness incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not guaranteed or paid by GGC or any of its Restricted Subsidiaries.

For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by GGC and its Subsidiaries with respect to Hedging Obligations during the applicable period. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges incurred in connection with any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which GGC or any of its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any Receivables or Related Assets will be included in Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any specified Person for any period, the net income (loss) of such Person and its consolidated Restricted Subsidiaries for such period determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)         any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a)           subject to the limitations contained in clauses (3), (4) and (5) below, such Person’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash which could have been distributed by such Person during such period to GGC or any of its Restricted Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)          GGC’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from GGC or any of its Restricted Subsidiaries;

(2)         any net income (but not loss) of any Restricted Subsidiary of GGC if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to GGC, except that:

(a)           subject to the limitations contained in clauses (3), (4) and (5) below, GGC’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to GGC or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)          GGC’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)         any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of GGC or its consolidated Restricted Subsidiaries (including pursuant to any transaction pursuant to which GGC or any of its Restricted Subsidiaries sells property to another Person and GGC or any of its Restricted Subsidiaries leases such property from that Person but excluding sales, transfers or other dispositions in connection with Qualified Receivables Transactions) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)         any extraordinary gain or loss; and

(5)         the cumulative effect of a change in accounting principles.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of GGC and its Subsidiaries as of that date, determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of GGC and its consolidated Subsidiaries after deducting therefrom all current liabilities (excluding any current liabilities that are by their terms extendable or renewable at the option of the obligor thereunder for more than 12 months after the date of determination); total prepaid expenses and deferred charges; and all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets, all as set forth, or on a pro forma basis, as would be set forth, on the consolidated balance sheet of GGC and its consolidated Subsidiaries for GGC’s most recently completed fiscal quarter, prepared in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of GGC who:

(1)         was a member of such Board of Directors on the date of the senior indenture; or

(2)         was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of the date of the senior indenture by and among GGC, the Canadian Borrower, the other Guarantors party thereto, each lender from time to time party thereto, Bank of America, N.A., as Domestic Administrative Agent, Domestic Collateral Agent and Domestic L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Administrative Agent, Canadian Collateral Agent and Canadian L/C Issuer, The Bank of Nova Scotia, as Canadian Swing Line Lender, Merrill Lynch & Co. and Lehman Commercial Paper Inc., as Co-Syndication Agents, and Wachovia Bank, National Association, as Co-Documentation Agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the senior notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require GGC to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that GGC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the senior indenture will be the maximum amount that GGC and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of GGC that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering for cash by GGC of its Equity Interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“exchange senior notes” means the registered notes that will be exchanged for the senior notes, having substantially the same terms as the senior notes.

“Exchange Senior Subordinated Notes” means the registered notes that will be exchanged for the Senior Subordinated Notes, having substantially the same terms as the Senior Subordinated Notes.

“Existing Indebtedness” means (i) up to $55.0 million in aggregate principal amount of Indebtedness of GGC and its Subsidiaries (other than Indebtedness under the Credit Agreement), (ii) $100.0 million of the 7 1/8% Notes, (iii) CAD$116.5 million of Medium Term Notes (to be called for redemption on the date of the senior indenture) and (iv) up to $115.0 million of Series D Notes, in each case, in existence on the date of senior indenture, and until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of GGC (unless otherwise provided in the senior indenture).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the senior indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1)         GGC’s Domestic Subsidiaries that incurs any Indebtedness or guarantees any Indebtedness of GGC or any of its Domestic Subsidiaries, in each case under Credit Facilities then outstanding; and

(2)         any other Subsidiary of GGC that executes a Senior Note Guarantee in accordance with the provisions of the senior indenture,

and their respective successors and assigns, in each case, until the Senior Note Guarantee of such Person has been released in accordance with the provisions of the senior indenture; provided that no Receivables Entity will be a Guarantor at any time.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)         interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)         other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)         other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, including without duplication (and excluding accrued expenses and trade payables):

(1)         the principal and premium, if any, in respect of indebtedness for borrowed money;

(2)         the principal and premium, if any, in respect of obligations evidenced by bonds, notes, debentures or similar instruments;

(3)         the principal component of obligations in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto);

(4)         indebtedness representing Capital Lease Obligations;

(5)         indebtedness representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)         net obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; provided that notwithstanding the foregoing (x) take-or-pay obligations contained in supply agreements entered into in the ordinary course of business shall not constitute Indebtedness, and (y) the incurrence of indebtedness (i) by a Receivables Entity in a Qualified Receivables Transaction that is without recourse to GGC or to any other Subsidiary of GGC or their respective assets (other than such Receivables Entity and its assets and, as to GGC or any of its Subsidiaries, other than pursuant to Standard Securitization Undertakings) and is not guaranteed by any such Person or (ii) by GGC and its Restricted Subsidiaries pursuant to Standard Securitization Undertakings shall not constitute Indebtedness. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)               such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)               such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a ”General Partner”); and

(3)               there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)                the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)               if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by GGC or its Restricted Subsidiaries.

The amount of any Indebtedness outstanding as of any date will be:

(1)               the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)               the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If GGC or any Subsidiary of GGC sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of GGC such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of GGC, GGC will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of GGC’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”  The acquisition by GGC or any Subsidiary of GGC of a Person that holds an Investment in a third Person will be deemed to be an Investment by GGC or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”  Except as otherwise provided in the senior indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Medium Term Notes” means CAD$116.5 million in aggregate principal amount of Royal Group Technologies Limited’s 6.90% Medium Term Notes due April 13, 2010, issued pursuant to a First Supplemental Trust Indenture dated as of April 13, 2000.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds received by GGC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, the amount of any distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Sale, the deduction of amounts required to be provided by the seller as a reserve (in accordance with GAAP) against any liabilities associated with the assets disposed of in such Asset Sale and retained by GGC or any of its Restricted Subsidiaries after such Asset Sale, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“non-guarantor Subsidiary” means any Restricted Subsidiary of GGC that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness:

(1)               as to which neither GGC nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)               no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of GGC or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)               as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of GGC or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“parent” means any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Equity Interests of GGC.

“Parent Guaranty” means an unconditional Guarantee by a parent, on a senior unsecured basis, of all Obligations of the Company under the senior indenture and the senior notes outstanding thereunder from time to time.

“Permitted Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of GGC and its Restricted Subsidiaries on the date of the senior indenture.

“Permitted Investments” means:

(1)               any Investment in GGC or in a Restricted Subsidiary of GGC;

(2)               any Investment in Cash Equivalents;

(3)               any Investment by GGC or any Restricted Subsidiary of GGC in a Person, if as a result of such Investment:

(a)                such Person becomes a Restricted Subsidiary of GGC; or

(b)               such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, GGC or a Restricted Subsidiary of GGC;

(4)               any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)               any acquisition of assets, Capital Stock or other securities solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of GGC;

(6)               any Investments received in compromise or resolution of:

(a)                obligations of trade creditors or customers that were incurred in the ordinary course of business of GGC or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or

(b)               litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)               Investments represented by Hedging Obligations;

(8)               repurchases of the senior notes (including Senior Note Guarantees);

(9)               Investments by GGC or any of its Restricted Subsidiaries in a Permitted Joint Venture, so long as:

(a)                such Permitted Joint Venture does not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such Permitted Joint Venture, GGC or any Restricted Subsidiary);

(b)               the documentation governing such Permitted Joint Venture does not contain a restriction on distributions to GGC or its Restricted Subsidiaries;

(c)                such Permitted Joint Venture is engaged only in a Permitted Business; and

(d)               after giving pro forma effect to such Investment, GGC would be permitted to incur $1.00 of additional Indebtedness under the first paragraph of the covenant set forth above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(10)        payroll, travel and similar advances to cover matters that are reasonably expected at the time of such advances to be treated as expenses for accounting purposes and that are made in the ordinary course of business and other reasonable fees, compensation, benefits and indemnities paid or entered into by GGC or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of GGC and its Restricted Subsidiaries;

(11)        loans or advances to employees (other than executive officers) of GGC or its Restricted Subsidiaries made in the ordinary course of business in an aggregate amount not in excess of $20.0 million at any one time outstanding;

(12)        Investments in existence on the date of the senior indenture;

(13)        a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness;

(14)        Guarantees to third parties to the extent that such Guarantees are incurred pursuant to the covenant set forth under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance Preferred Stock”;

(15)        endorsements of negotiable instruments and documents in the ordinary course of business of GGC; and

(16)        other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed $30.0 million.

“Permitted Joint Venture” means, with respect to any Person:

(1)               any corporation, association, or other business entity (other than a partnership) of which 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof; and

(2)               any partnership, joint venture, limited liability company or similar entity of which

(a)                50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Restricted Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)               either such Person or any Restricted Subsidiary of such Person is a controlling general partner or no other Person controls such entity.

“Permitted Liens”   means:

(1)               Liens on assets of GGC or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to either clause (1) or clause (15) of the definition of Permitted Debt and/or securing Hedging Obligations or Treasury Management Agreements contemplated thereby;

(2)               Liens in favor of GGC or the Guarantors;

(3)               Liens on property of a Person existing at the time such Person is merged with or into or consolidated with GGC or any Subsidiary of GGC; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with GGC or the Subsidiary;

(4)               Liens on property (including Capital Stock) existing at the time of acquisition of the property by GGC or any Subsidiary of GGC; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)               Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)               Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)               Liens existing on the date of the senior indenture;

(8)               Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)               Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)        survey exceptions, ground leases, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or building codes or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)        Liens created for the benefit of (or to secure) the senior notes (or the Senior Note Guarantees);

(12)        Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the senior indenture; provided, however, that:

(a)                the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)               the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)        Liens in favor of the holders of the Medium Term Notes securing Indebtedness under the Medium Term Notes permitted to be incurred pursuant to clause (2) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(14)        pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(15)        Liens incurred under leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of GGC or any of its Restricted Subsidiaries;

(16)        judgment Liens not giving rise to a Default; provided that such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(17)        Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that;

(a)                the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b)               such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of GGC or any of its Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto;

(18)        any interest or title of a lessor under any Capital Lease Obligation or operating lease;

(19)        any Liens securing Hedging Obligations related to Indebtedness so long as such Indebtedness is, and is permitted under the senior indenture to be, secured by a Lien on the same property securing such Hedging Obligations;

(20)        Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)                such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by GGC in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)               such deposit account is not intended by GGC or any Restricted Subsidiary to provide collateral to the depository institution;

(21)        Liens of a collection bank arising under the Uniform Commercial Code on items in the ordinary course of collection;

(22)        Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by GGC and its Restricted Subsidiaries in the ordinary course of business;

(23)        Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to GGC or a Restricted Subsidiary of GGC;

(24)        Liens on Receivables and Related Assets of (a) GGC and its Restricted Subsidiaries or (b) a Receivables Entity, in each case incurred in connection with a Qualified Receivables Transaction; and

(25)        Liens securing Indebtedness of GGC or any Subsidiary of GGC; provided that such Indebtedness does not exceed an amount equal to 5.0% of Consolidated Net Tangible Assets at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of GGC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of GGC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)               the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)               such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)               if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the senior notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the senior notes on terms at least as favorable to the holders of senior notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)               such Indebtedness is incurred either by GGC or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by GGC or any of its Subsidiaries pursuant to which GGC or any of its Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Entity (in the case of a transfer by GGC or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Entity), or grants a security interest in and/or pledge, any Receivables (whether now existing or arising in the future) of GGC or any of its Subsidiaries, and any Related Assets, which transfer, grant of security interest or pledge is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests, or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in Receivables and Related Assets, it being understood that a Qualified Receivables Transaction may involve:

(1)               one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein, and

(2)               periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein; provided that the Board of Directors of GGC shall have determined in good faith that such Qualified Receivables Transaction is economically fair and reasonable to GGC.

The grant of a security interest in any accounts receivable of GGC or its Restricted Subsidiaries to secure Indebtedness incurred pursuant to the Credit Agreement shall not be deemed to be a Qualified Receivables Transaction.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance) of GGC or any of its Subsidiaries, whether now existing or arising in the future; provided that the amount of any Receivable at any time will be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

“Receivables Entity” means a Person (which may or may not be a direct or indirect Subsidiary of GGC) formed for the purposes of engaging in a Qualified Receivables Transaction with GGC or any of its Restricted Subsidiaries that (i) engages in no activities other than in connection with the financing of Receivables and Related Assets and any business or activities incidental or related thereto and (ii) is designated by the Board of Directors of GGC as a Receivables Entity; provided that:

(1)               no portion of the Indebtedness or any other Obligations (contingent or otherwise) of such Person:

(a)                is guaranteed by GGC or any of its Subsidiaries (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)               is recourse to or obligates GGC or any of its Subsidiaries (other than such Person if a Subsidiary of GGC) in any way other than pursuant to Standard Securitization Undertakings; or

(c)                subjects any property or asset of GGC or any of its Subsidiaries (other than property and assets of such Person and Receivables and Related Assets of GGC and its Subsidiaries), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)               neither GGC nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding with such Person other than on terms no less favorable to GGC or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of GGC, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3)               neither GGC nor any of its Subsidiaries has any obligation to maintain or preserve such Person’s financial condition or cause such Person to achieve certain levels of operating results.

Any such designation by the Board of Directors of GGC will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of GGC giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Related Asset” means, with respect to any Receivables in a Qualified Receivables Transaction:

(1)               any interests in such Receivables;

(2)               all collateral securing such Receivables;

(3)               all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables;

(4)               any Guarantees, indemnities, warranties or other obligations in respect of such Receivables;

(5)               any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable similar to such Receivables; and

(6)               any collections or proceeds of any of the foregoing.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any direct or indirect Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Note Guarantee” means the Guarantee by each Guarantor of GGC’s obligations under the senior indenture and the senior notes, executed pursuant to the provisions of the senior indenture.

“Senior Subordinated Indenture” means the indenture, dated as of the date of the senior indenture, among GGC, the Guarantors and LaSalle Bank N.A., as trustee, governing the Senior Subordinated Notes.

“Senior Subordinated Notes” means $200.0 million in aggregate principal amount of GGC’s 10.75% Senior Subordinated Notes due 2016.

“Senior Subordinated Note Guarantee” means the Guarantee by each Guarantor of GGC’s obligations under the Senior Subordinated Indenture and the Senior Subordinated Notes, executed pursuant to the provisions of the Senior Subordinated Indenture.

“Series D Notes” means $115.0 million in aggregate principal amount of Royal Group Technologies Limited’s 7.10% senior unsecured notes, Series D, due November 14, 2007.

“7 1/8% Notes” means $100.0 million in aggregate principal amount of 7 1/8% senior notes of GGC due December 15, 2013.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the senior indenture.

“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities entered into by GGC or any of its Subsidiaries in the ordinary course of business in connection with a Qualified Receivables Transaction and that are reasonably customary for a seller or servicer of Receivables in a Qualified Receivables Transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the senior indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)               any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)               any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Transactions” means (i) the acquisition of Royal Group Technologies Limited by GGC, (ii) the repayment of the Series D Notes, (iii) the repayment of the Medium Term Notes, (iv) the refinancing of GGC’s existing senior secured credit facility, (v) the entry into the Credit Agreement, and (vi) the offering of the senior notes and the Senior Subordinated Notes.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 15, 2010; provided, however, that if the period from the redemption date to October 15, 2010, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any:

(1)               Subsidiary of GGC that is designated by the Board of Directors of GGC as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(a)                has no Indebtedness other than Non-Recourse Debt;

(b)               except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with GGC or any Restricted Subsidiary of GGC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to GGC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of GGC;

(c)                is a Person with respect to which neither GGC nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)               has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of GGC or any of its Restricted Subsidiaries; and

(2)               Subsidiary of an Unrestricted Subsidiary.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal under the heading “Exchange Rates” on the date two business days prior to such determination.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)               the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)               the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF SENIOR SUBORDINATED NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.”  In this description, the term “GGC,” “we,” “us” and “our” refers only to Georgia Gulf Corporation and not to any of its subsidiaries. The term “senior subordinated notes” refers to the 10.75% senior subordinated notes due 2016.

The original senior subordinated notes were, and the exchange senior subordinated notes will be, issued under an indenture among GGC, the Guarantors and LaSalle Bank N.A., as trustee. The terms of the original senior subordinated notes and the exchange senior subordinated notes include those stated in the senior subordinated indenture and those made part of the senior subordinated indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the senior subordinated indenture. It does not restate the agreement in its entirety. We urge you to read the senior subordinated indenture because it, and not this description, defines your rights as holders of the senior subordinated notes. Copies of the senior subordinated indenture are available as set forth below under “—Additional Information.”  Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the senior subordinated indenture.

The registered holder of a senior subordinated note will be treated as the owner of it for all purposes. Only registered holders will have rights under the senior subordinated indenture.

The form and terms of the exchange senior subordinated notes are the same in all material respects as the form and terms of the original senior subordinated notes, except that the exchange senior subordinated notes will have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer. The original senior subordinated notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions.

Brief Description of the Senior Subordinated Notes and the Senior Subordinated Note Guarantees

The Senior Subordinated Notes

GGC issued the original senior subordinated notes in an aggregate principal amount of $200.0 million. The $200.0 million principal amount of the exchange senior subordinated notes offered in exchange for the original senior subordinated notes will be identical to the original senior subordinated notes (except for transfer restrictions applicable to the original senior subordinated notes). For purposes of this “Description of Senior Subordinated Notes,” references to the senior subordinated notes include the original senior subordinated notes and the exchange senior subordinated notes, unless otherwise indicated.

The senior subordinated notes:

•       are general unsecured obligations of GGC;

•       are subordinated in right of payment to all existing and future Senior Debt of GGC, including the Senior Notes and the 7 1/8% Notes;

•       are pari passu in right of payment with any future senior subordinated Indebtedness of GGC; and

•       are unconditionally guaranteed by the Guarantors.

The Senior Subordinated Note Guarantees

The senior subordinated notes are guaranteed by each of GGC’s Domestic Subsidiaries that guarantees the U.S. dollar obligations of GGC under the Credit Agreement. GGC’s Receivables Entity and Foreign Subsidiaries will not guarantee the notes. In addition, several of our Canadian subsidiaries that do not guarantee the senior subordinated notes are borrowers and guarantors under our senior secured credit facility. As of March 31, 2007, our non-guarantor Subsidiaries had a total of approximately $767.1 million of liabilities, all of which were structurally senior to the senior subordinated notes.

Each guarantee of the senior subordinated notes:

•       is a general unsecured obligation of the Guarantor;

•       is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

•       is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

As of March 31, 2007, GGC and the Guarantors had total Senior Debt of approximately $1,151.9 million. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the senior subordinated notes and under the Senior Subordinated Note Guarantees will be subordinated to the payment of Senior Debt. The senior subordinated indenture permits us and the Guarantors to incur additional Senior Debt.

Not all of our Subsidiaries guarantee the senior subordinated notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated 22.9% of our consolidated revenues in the quarter ended March 31, 2007, and held 46.5% of our consolidated assets as of March 31, 2007.

As of the date hereof, all of our Subsidiaries are “Restricted Subsidiaries.”  However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.”  Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the senior subordinated indenture. Our Unrestricted Subsidiaries will not guarantee the senior subordinated notes.

Principal, Maturity and Interest

GGC issued the original senior subordinated notes on October 3, 2006, in an initial aggregate principal amount of $200.0 million. GGC is offering to exchange the original senior subordinated notes for a like principal amount of exchange senior subordinated notes. GGC may issue additional senior subordinated notes under the senior subordinated indenture from time to time after this offering. Any issuance of additional senior subordinated notes is subject to all of the covenants in the senior subordinated indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”  The senior subordinated notes and any additional senior subordinated notes subsequently issued under the senior subordinated indenture will be treated as a single class for all purposes under the senior subordinated indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. GGC will issue senior subordinated notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The senior subordinated notes will mature on October 15, 2016.

Interest on the senior subordinated notes will accrue at the rate of 10.75% per annum and will be payable semi-annually in arrears on April 15 and October 15. Interest on overdue principal and interest, if any, on the senior subordinated notes will accrue at a rate that is 1% higher than the then applicable interest rate on the senior subordinated notes. GGC will make each interest payment to the holders of record on the immediately preceding April 1 and October 1.

Interest on the senior subordinated notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Senior Subordinated Notes

If a holder of senior subordinated notes has given wire transfer instructions to GGC, GGC will pay all principal, interest and premium, if any, on that holder’s senior subordinated notes in accordance with those instructions. All other payments on the senior subordinated notes will be made at the office or agency of the paying agent and registrar unless GGC elects to make interest payments by check mailed to the senior subordinated noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Senior Subordinated Notes

The trustee acts as paying agent and registrar. GGC may change the paying agent or registrar without prior notice to the holders of the senior subordinated notes, and GGC or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange senior subordinated notes in accordance with the provisions of the senior subordinated indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of senior subordinated notes. Holders will be required to pay all taxes due on transfer. GGC will not be required to transfer or exchange any senior subordinated note selected for redemption. Also, GGC will not be required to transfer or exchange any senior subordinated note for a period of 15 days before a selection of senior subordinated notes to be redeemed.

Senior Subordinated Note Guarantees

The senior subordinated notes are guaranteed by each of GGC’s current and future Domestic Subsidiaries that incurs or guarantees any Indebtedness under Credit Facilities then outstanding; provided that no Receivables Entity will be required to become a Guarantor at any time. These Senior Subordinated Note Guarantees will be joint and several obligations of the Guarantors. Each Senior Subordinated Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Senior Subordinated Note Guarantee will be limited as necessary to prevent that Senior Subordinated Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risk Factors Relating to the Exchange Notes—Federal and state statutes may allow courts, under specific circumstances, to void the exchange notes and the guarantees and require noteholders to return payments received from us or the guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than GGC or another Guarantor, unless:

(1)         immediately after giving effect to that transaction, no Default exists; and

(2)         either:

(a)           the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the senior subordinated indenture and its Senior Subordinated Note Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

(b)          the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the senior subordinated indenture.

The Senior Subordinated Note Guarantee of a Guarantor will be released:

(1)         in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) GGC or a Restricted Subsidiary of GGC, if the sale or other disposition does not violate the “Asset Sale” provisions of the senior subordinated indenture;

(2)         in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) GGC or a Restricted Subsidiary of GGC, if the sale or other disposition does not violate the “Asset Sale” provisions of the senior subordinated indenture;

(3)         if GGC designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the senior subordinated indenture;

(4)         upon legal defeasance or satisfaction and discharge of the senior subordinated indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and
“—Satisfaction and Discharge;” or

(5)         upon the contemporaneous release of such Guarantor’s Guarantee of all Obligations under Credit Facilities of GGC and Domestic Subsidiaries then outstanding.

See “—Repurchase at the Option of Holders—Asset Sales.”

Subordination

The payment of principal, interest and premium, if any, on the senior subordinated notes will be subordinated to the prior payment in full of all Senior Debt of GGC, including Senior Debt incurred after the date of the senior subordinated indenture.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the holders of senior subordinated notes will be entitled to receive any payment with respect to the senior subordinated notes (except that holders of senior subordinated notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”), in the event of any distribution to creditors of GGC:

(1)         in a liquidation or dissolution of GGC;

(2)         in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to GGC or its property;

(3)         in an assignment for the benefit of creditors; or

(4)         in any marshaling of GGC’s assets and liabilities.

GGC also may not make any payment in respect of the senior subordinated notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) if:

(1)         any Senior Debt is not paid when due; or

(2)         any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Debt has been paid in full in cash or Cash Equivalents. However, GGC may pay the senior subordinated notes if GGC and the Trustee receive written notice approving such payment from the Representatives of the Senior Debt with respect to which either of the events set forth in clause (1) and (2) of the immediately preceding sentence has occurred and is continuing.

GGC also will not be permitted to pay the senior subordinated notes for a Payment Blockage Period (as defined below) during the continuance of any default, other than a default described in clause (1) or (2) of the preceding paragraph, on any Designated Senior Debt that permits the holders of the Designated Senior Debt to accelerate its maturity immediately without either further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods.

A “Payment Blockage Period” commences on the receipt by the Trustee (with a copy to GGC) of written notice (a “Payment Blockage Notice”) of a default of the kind described in the immediately preceding paragraph from the Representatives of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ends 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1)         by written notice to the trustee and GGC from the Person or Persons who gave such Payment Blockage Notice:

(2)         because the default giving rise to that Payment Blockage Notice is no longer continuing; or

(3)         because the Designated Senior Debt has been repaid in full.

GGC may resume payments on the senior subordinated notes after the end of the Payment Blockage Period, unless the holders of such Designated Senior Debt or the Representatives of those holders have accelerated the maturity of such Designated Senior Debt. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt during that period.

Payments on the senior subordinated notes may and will be resumed:

(1)         in the case of a payment default, upon the date on which such default is cured or waived; and

(2)         in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)         360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)         all scheduled payments of principal, interest and premium, if any, on the senior subordinated notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the trustee or any holder of the senior subordinated notes receives a payment in respect of the senior subordinated notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) when:

(1)         the payment is prohibited by these subordination provisions; and

(2)         the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

GGC must promptly notify holders of Senior Debt if payment on the senior subordinated notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of GGC, holders of senior subordinated notes may recover less ratably than creditors of GGC who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of senior subordinated notes may recover less ratably than trade creditors of GGC. See “Risk Factors—Risk Factors Relating to the Exchange Notes—Your right to receive payments on the exchange notes is effectively subordinated to the rights of our existing and future secured creditors, including the lenders under our senior secured credit facility. Further, the guarantees of the exchange notes are effectively subordinated to all of the guarantors’ existing and future secured indebtedness, including the guarantors’ guarantees of our senior secured credit facility.”

Optional Redemption

At any time prior to October 15, 2009, GGC may on any one or more occasions redeem up to 35% of the aggregate principal amount of senior subordinated notes issued under the senior subordinated indenture at a redemption price of 110.75% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)         at least 65% of the aggregate principal amount of senior subordinated notes originally issued under the senior subordinated indenture (excluding senior subordinated notes held by GGC and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)         the redemption occurs within 60 days of the date of the closing of such Equity Offering.

At any time prior to October 15, 2011, GGC may also redeem all or a part of the senior subordinated notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the senior subordinated notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of senior subordinated notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding two paragraphs, the senior subordinated notes will not be redeemable at GGC’s option prior to October 15, 2011.

On or after October 15, 2011, GGC may redeem all or a part of the senior subordinated notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the senior subordinated notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below, subject to the rights of holders of senior subordinated notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2011	105.375%
2012	103.583%
2013	101.792%
2014 and thereafter	100.000%

Unless GGC defaults in the payment of the redemption price, interest will cease to accrue on the senior subordinated notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

GGC is not required to make mandatory redemption or sinking fund payments with respect to the senior subordinated notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of senior subordinated notes will have the right to require GGC to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s senior subordinated notes pursuant to a Change of Control Offer on the terms set forth in the senior subordinated indenture. In the Change of Control Offer, GGC will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of senior subordinated notes repurchased plus accrued and unpaid interest, if any, on the senior subordinated notes repurchased to the date of purchase, subject to the rights of holders of senior subordinated notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, GGC will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase senior subordinated notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the senior subordinated indenture and described in such notice. GGC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the senior subordinated notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the senior subordinated indenture, GGC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the senior subordinated indenture by virtue of such compliance.

On the Change of Control Payment Date, GGC will, to the extent lawful:

(1)         accept for payment all senior subordinated notes or portions of senior subordinated notes properly tendered pursuant to the Change of Control Offer;

(2)         deposit with the paying agent an amount equal to the Change of Control Payment in respect of all senior subordinated notes or portions of senior subordinated notes properly tendered; and

(3)         deliver or cause to be delivered to the trustee the senior subordinated notes properly accepted together with an officers’ certificate stating the aggregate principal amount of senior subordinated notes or portions of senior subordinated notes being purchased by GGC.

The paying agent will promptly mail to each holder of senior subordinated notes properly tendered the Change of Control Payment for such senior subordinated notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new senior subordinated note equal in principal amount to any unpurchased portion of the senior subordinated notes surrendered, if any. GGC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, GGC will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of senior subordinated notes required by this covenant.

The provisions described above that require GGC to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the senior subordinated indenture are applicable. Except as described above with respect to a Change of Control, the senior subordinated indenture does not contain provisions that permit the holders of the senior subordinated notes to require that GGC repurchase or redeem the senior subordinated notes in the event of a takeover, recapitalization or similar transaction.

GGC will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the senior subordinated indenture applicable to a Change of Control Offer made by GGC and purchases all senior subordinated notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the senior subordinated indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of GGC and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior subordinated notes to require GGC to repurchase its senior subordinated notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of GGC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

GGC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)         GGC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)         at least 75% of the consideration received in the Asset Sale by GGC or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)           any liabilities, as shown on GGC’s most recent consolidated balance sheet, of GGC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the senior subordinated notes or any Senior Subordinated Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases GGC or such Restricted Subsidiary from further liability;

(b)          any securities, notes or other obligations received by GGC or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by GGC or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)           any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, GGC (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1)         to repay, prepay or purchase Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness under a Credit Facility, to correspondingly reduce commitments with respect thereto; provided, that GGC or such Restricted Subsidiary will not be required to reduce the related commitments to an aggregate principal amount less than $400.0 million;

(2)         to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of GGC;

(3)         to make a capital expenditure; or

(4)         to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, GGC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the senior subordinated indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this section will constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $50.0 million, within five days thereof, GGC will make an Asset Sale Offer to all holders of senior subordinated notes and all holders of other Indebtedness that is pari passu with the senior subordinated notes containing provisions similar to those set forth in the senior subordinated indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of senior subordinated notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, GGC may use those Excess Proceeds for any purpose not otherwise prohibited by the senior subordinated indenture. If the aggregate principal amount of senior subordinated notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the senior subordinated notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

GGC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of senior subordinated notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the senior subordinated indenture, GGC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the senior subordinated indenture by virtue of such compliance.

The agreements governing GGC’s outstanding Senior Debt currently restrict GGC from purchasing any senior subordinated notes, and also provide that certain change of control or asset sale events with respect to GGC would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which GGC becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when GGC is prohibited from purchasing senior subordinated notes, GGC could seek the consent of its senior lenders or noteholders to the purchase of senior subordinated notes or could attempt to refinance the borrowings that contain such prohibition. If GGC does not obtain such a consent or repay such borrowings, GGC will remain prohibited from purchasing senior subordinated notes. In such case, GGC’s failure to purchase tendered senior subordinated notes would constitute an Event of Default under the senior subordinated indenture which could, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of senior subordinated notes.

Selection and Notice

If less than all of the senior subordinated notes are to be redeemed at any time, the trustee will select senior subordinated notes for redemption on a pro rata basis (or, in the case of senior subordinated notes issued in global form as discussed under “—Book-Entry; Certificated Notes,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange requirements.

No senior subordinated notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of senior subordinated notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the senior subordinated notes or a satisfaction and discharge of the senior subordinated indenture. Notices of redemption may not be conditional.

If any senior subordinated note is to be redeemed in part only, the notice of redemption that relates to that senior subordinated note will state the portion of the principal amount of that senior subordinated note that is to be redeemed. A new senior subordinated note in principal amount equal to the unredeemed portion of the original senior subordinated note will be issued in the name of the holder of notes upon cancellation of the original senior subordinated note. Senior subordinated notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on senior subordinated notes or portions of senior subordinated notes called for redemption.

Certain Covenants

Changes in Covenants When Senior Subordinated Notes Rated Investment Grade

If on any date following the date of the senior subordinated indenture:

(1)         the senior subordinated notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the senior subordinated notes for reasons outside of the control of GGC, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by GGC as a replacement agency); and

(2)         no Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1)         “—Repurchase at the Option of Holders—Asset Sales”;

(2)         “—Restricted Payments”;

(3)         “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)         “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(5)         “—Designation of Restricted and Unrestricted Subsidiaries”;

(6)         “—Transactions with Affiliates”; and

(7)         clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets.”

During any period that the foregoing covenants have been suspended, GGC’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries” or the second paragraph of the definition of “Unrestricted Subsidiary.”

There can be no assurance that the senior subordinated notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

GGC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)         declare or pay any dividend or make any other payment or distribution on account of GGC’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving GGC or any of its Restricted Subsidiaries) or to the direct or indirect holders of GGC’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of GGC and other than dividends or distributions payable to GGC or a Restricted Subsidiary of GGC);

(2)         purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving GGC) any Equity Interests of GGC or any direct or indirect parent of GGC held by Persons other than GGC or any of its Restricted Subsidiaries;

(3)         make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of GGC or any Guarantor that is contractually subordinated to the senior subordinated notes or to any Senior Subordinated Note Guarantee (excluding any intercompany Indebtedness between or among GGC and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)         make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)          no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)          GGC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by GGC and its Restricted Subsidiaries since the date of the senior subordinated indenture (excluding Restricted Payments permitted by clauses (2) through (14) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)           50% of the Consolidated Net Income of GGC for the period (taken as one accounting period) from October 1, 2006, to the end of GGC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)          100% of the aggregate net cash proceeds received by GGC since the date of the senior subordinated indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of GGC (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of GGC that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of GGC); plus

(c)           without duplication, the amount by which Indebtedness of GGC or its Restricted Subsidiaries is reduced on GGC’s balance sheet upon the conversion or exchange (other than by a Subsidiary of GGC) subsequent to the date of the senior subordinated indenture of any Indebtedness of GGC or its Restricted Subsidiaries into or for Equity Interests (other than Disqualified Stock) of GGC (less the amount of any cash, or the fair market value of any other property, distributed by GGC upon such conversion or exchange); plus

(d)          to the extent that any Restricted Investment that was made after the date of the senior subordinated indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(e)           to the extent that any Unrestricted Subsidiary of GGC designated as such after the date of the senior subordinated indenture is redesignated as a Restricted Subsidiary after the date of the senior subordinated indenture, the lesser of (i) the Fair Market Value of GGC’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the senior subordinated indenture; plus

(f)             50% of any dividends received by GGC or a Restricted Subsidiary of GGC after the date of the senior subordinated indenture from an Unrestricted Subsidiary of GGC, to the extent that such dividends were not otherwise included in the Consolidated Net Income of GGC for such period.

The preceding provisions will not prohibit:

(1)         the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the senior subordinated indenture;

(2)         so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of GGC) of, Equity Interests of GGC (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to GGC; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)         the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of GGC or any Guarantor that is contractually subordinated to the senior subordinated notes or to any Senior Subordinated Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)         the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of GGC to the holders of its Equity Interests on a pro rata basis;

(5)         the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(6)         the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of GGC or any Restricted Subsidiary of GGC issued on or after the date of the senior subordinated indenture in accordance with the Consolidated Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(7)         any Qualified Receivables Transaction (including transfers of Receivables between GGC or any of its Subsidiaries and any Receivables Entity, transfers by any Receivables Entity to any other Person and payments of amounts pursuant to such Qualified Receivables Transaction) and any distribution or payment of purchase price, commissions, discounts, yield and other fees and charges incurred in connection with any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which GGC or any of its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any Receivables or Related Assets of the type specified in the definition of “Qualified Receivables Transaction”;

(8)         the repurchase of Receivables by GGC or any of its Subsidiaries or other payment obligations of GGC or any Restricted Subsidiary of GGC pursuant to Standard Securitization Undertakings;

(9)         so long as no Default has occurred and is continuing or would be caused thereby, loans or advances to employees or directors of GGC or any Restricted Subsidiary of GGC, the proceeds of which are used to purchase Equity Interests of GGC, in an aggregate amount not in excess of $10.0 million at any one time outstanding;

(10)  so long as no Default has occurred and is continuing or would be caused thereby, any purchase or redemption of Indebtedness of GGC or any Guarantor that is contractually subordinated to the senior subordinated notes or to any Senior Subordinated Note Guarantee to the extent permitted under the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided, that GGC has completed an Asset Sale Offer to all holders of senior subordinated notes with Excess Proceeds from such Asset Sales, and has completed the repurchase of all senior subordinated notes validly tendered for payment (after giving effect to any proration provisions in such covenant) in connection with such Asset Sale Offer;

(11)  so long as no Default has occurred and is continuing or would be caused thereby, the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of GGC or any Guarantor that is contractually subordinated to the senior subordinated notes or to any Senior Subordinated Note Guarantee (i) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to the covenant described under the caption “—Repurchase at the Option of Holders—Change of Control” or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided that prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, GGC has made the Change of Control or Asset Sale Offer, as applicable, as provided in such covenant with respect to the senior subordinated notes and has completed the repurchase or redemption of all senior subordinated notes validly tendered for payment (after giving effect to any proration provisions in such covenant) in connection with such Change of Control Offer or Asset Sale Offer;

(12)  so long as no Default has occurred and is continuing or would be caused thereby, the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of GGC or any of its Restricted Subsidiaries made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of GGC or such Restricted Subsidiary, that in each case is permitted to be incurred pursuant to clause (5) of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(13)  so long as no Default has occurred and is continuing or would be caused thereby, the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Equity Interests of GGC pursuant to employment arrangements and stock ownership plans in aggregate amount not in excess of $30.0 million since the date of the senior subordinated indenture; and

(14)  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $150.0 million since the date of the senior subordinated indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by GGC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of GGC whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $75.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

GGC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and GGC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that GGC may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if GGC’s Consolidated Coverage Ratio would be at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The prior paragraph will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)         (x) the incurrence by GGC and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(x) (with letters of credit being deemed to have a principal amount equal to the face amount thereof issued but not reimbursed) not to exceed $1,400.0 million, less (i) the aggregate principal amount of Indebtedness incurred pursuant to clause (y) of this paragraph then outstanding and (ii) the aggregate amount of all Net Proceeds of Asset Sales applied by GGC or any of its Restricted Subsidiaries since the date of the senior subordinated indenture to repay any term Indebtedness under a Credit Facility incurred in reliance on this clause (1) or to repay any revolving credit Indebtedness under a Credit Facility incurred in reliance on this clause (1) and effect a corresponding commitment reduction thereunder to the extent required by the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; and (y) the incurrence by the Canadian Credit Parties of Indebtedness under the Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof issued but not reimbursed) not to exceed $200.0 million;

(2)         the incurrence by GGC and its Restricted Subsidiaries of the Existing Indebtedness;

(3)         the incurrence by GGC and the Guarantors of Indebtedness represented by the senior subordinated notes and the related Senior Subordinated Note Guarantees issued on the date of the senior subordinated indenture and the exchange senior subordinated notes and the related Senior Subordinated Note Guarantees and the Senior Notes and related Senior Note Guarantees issued on the date of the Senior Indenture and the Exchange Senior Notes and related Senior Note Guarantees;

(4)         the incurrence by GGC or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of GGC or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5)         the incurrence by GGC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the senior subordinated indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12), (13) or (15) of this paragraph;

(6)         the incurrence by GGC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among GGC and any of its Restricted Subsidiaries; provided, however, that:

(a)           if GGC or any Guarantor is the obligor on such Indebtedness and the payee is not GGC or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the senior subordinated notes, in the case of GGC, or the Senior Subordinated Note Guarantee, in the case of a Guarantor; and

(b)          (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than GGC or a  Restricted Subsidiary of GGC and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either GGC or a Restricted Subsidiary of GGC, will be deemed, in each case, to constitute an incurrence of such Indebtedness by GGC or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)         the issuance by any of GGC’s Restricted Subsidiaries to GGC or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)           any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than GGC or a Restricted Subsidiary of GGC; and

(b)          any sale or other transfer of any such preferred stock to a Person that is not either GGC or a Restricted Subsidiary of GGC,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)         the incurrence by GGC or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)         the guarantee by GGC or any of the Guarantors of Indebtedness of GGC or a Restricted Subsidiary of GGC that was permitted to be incurred by another provision of this section; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the senior subordinated notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)  the incurrence by GGC or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11)  the incurrence by GGC or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)  Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by GGC (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of or was otherwise acquired by GGC); provided, however, that on the date that such Restricted Subsidiary is acquired by GGC, GGC would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (12);

(13)  the incurrence by non-guarantor Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (13), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $125.0 million (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency);

(14)  the incurrence of Indebtedness arising from agreements of GGC or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by GGC and its Restricted Subsidiaries in connection with such disposition; and

(15)  the incurrence by GGC or the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed an amount equal to 5.0% of Consolidated Net Worth.

As of March 31, 2007, GGC and the Guarantors were permitted to incur additional Indebtedness of approximately $18.3 million pursuant to clause (15) above.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this section, GGC will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred stock in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which senior subordinated notes are first issued and authenticated under the senior subordinated indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of GGC as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness where the Indebtedness to be incurred is denominated in a different currency, (1) the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness and (2) in the case of any Permitted Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced, the principal amount thereof shall be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that the principal amount of the Permitted Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess principal amount shall be determined on the date such Permitted Refinancing Indebtedness is incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that GGC or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values subsequent to the incurrence of such Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1)         the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)         the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)         in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)           the Fair Market Value of such assets at the date of determination; and

(b)          the amount of the Indebtedness of the other Person.

No Layering of Debt

GGC will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of GGC and senior in right of payment to the senior subordinated notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Senior Subordinated Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Liens

GGC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any of their properties or assets, now owned or hereafter acquired, securing any Subordinated Obligations or senior subordinated Indebtedness unless (i) in the case of a Lien securing Subordinated Obligations, the senior subordinated notes and the Senior Subordinated Note Guarantees are secured by a Lien on such properties and assets that is senior in right of priority to the Subordinated Obligations so secured until such time as such Subordinated Obligations are no longer secured by a Lien, and (ii) in the case of a Lien securing senior subordinated Indebtedness, the senior subordinated notes and the Senior Subordinated Note Guarantees are secured by a Lien on such properties and assets on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

GGC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)         pay dividends or make any other distributions on its Capital Stock to GGC or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to GGC or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions paid on common stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock);

(2)         make loans or advances to GGC or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to GGC or any Restricted Subsidiary to other Indebtedness incurred by GGC or any Restricted Subsidiary shall not be deemed to be a restriction on the ability to make loans or advances); or

(3)         sell, lease or transfer any of its properties or assets to GGC or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)         any encumbrance or restriction pursuant to an agreement as in effect at the date of the senior subordinated indenture, including agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the senior subordinated indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the senior subordinated indenture;

(2)         the senior subordinated indenture, the senior subordinated notes, the Senior Subordinated Note Guarantees, the exchange senior subordinated notes and the Senior Subordinated Note Guarantees in respect thereof, and the Senior Indenture, the Senior Notes, and the Senior Note Guarantees, the Exchange Senior Notes and the Senior Note Guarantees in respect thereof;

(3)         applicable law, rule, regulation or order;

(4)         any instrument governing Indebtedness or Capital Stock of a Person acquired by GGC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of any such instrument by such Person; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those contained in any such instrument on the date of acquisition; provided, further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the senior subordinated indenture to be incurred;

(5)         customary encumbrances or restrictions (i) on the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract that was entered into in the ordinary course of business, or the assignment or transfer of any such lease, license or other contract, (ii) contained in mortgages, pledges or other security agreements permitted under the senior subordinated indenture to secure Indebtedness of GGC or any of its Restricted Subsidiaries to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements, or (iii) pursuant to provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of GGC or any of its Restricted Subsidiaries entered into in the ordinary course of business;

(6)         purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)         any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)         Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)         Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)  provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of GGC’s Board of Directors, which limitation is applicable only to the assets or property that are the subject of such agreements;

(11)  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, manufacturing alliance agreements and other similar agreements entered into in the ordinary course of business, so long as such encumbrances or restrictions are not applicable to any Person (or its property or assets) other than such joint venture or a Subsidiary thereof or the assets used exclusively in such manufacturing alliance, as applicable;

(12)  Indebtedness or other contractual requirements of a Receivables Entity or any Standard Securitization Undertakings, in each case in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity, Receivables and Related Assets; and

(13)  restrictions on cash or other deposits or net worth under leases or other contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

GGC will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not GGC is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of GGC and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)         either: (a) GGC is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than GGC) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)         the Person formed by or surviving any such consolidation or merger (if other than GGC) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of GGC under the senior subordinated notes and the senior subordinated indenture pursuant to agreements reasonably satisfactory to the trustee;

(3)         immediately after such transaction, no Default exists; and

(4)         GGC or the Person formed by or surviving any such consolidation or merger (if other than GGC), or to which such sale, assignment, transfer, conveyance or other disposition  has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, GGC will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)         a merger of GGC with an Affiliate solely for the purpose of reincorporating GGC in another U.S. jurisdiction; or

(2)         any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among GGC and its Restricted Subsidiaries.

Transactions with Affiliates

GGC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of GGC (each, an “Affiliate Transaction”), unless:

(1)         the Affiliate Transaction is on terms that are no less favorable to GGC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by GGC or such Restricted Subsidiary with an unrelated Person; and

(2)         GGC delivers to the trustee:

(a)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of GGC set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of GGC; and

(b)          with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, an opinion as to the fairness to GGC or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)         any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by GGC or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)         transactions between or among GGC and/or its Restricted Subsidiaries;

(3)         transactions with a Person (other than an Unrestricted Subsidiary of GGC) that is an Affiliate of GGC solely because GGC owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)         payment of reasonable fees to, and indemnity provided on behalf of, officers, directors or employees of GGC or any Restricted Subsidiary;

(5)         any issuance of Equity Interests (other than Disqualified Stock) of GGC to Affiliates of GGC;

(6)         Restricted Payments and Permitted Investments that do not violate the provisions of the senior subordinated indenture described above under the caption “—Restricted Payments”;

(7)         transactions between or among GGC and/or its Restricted Subsidiaries on the one hand and a Receivables Entity on the other hand, or transactions between a Receivables Entity and any Person in which the Receivables Entity has an Investment, in each case effected as part of a Qualified Receivables Transaction; and

(8)         loans or advances to employees by GGC or any of its Restricted Subsidiaries in the ordinary course of business.

Business Activities

GGC will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to GGC and its Restricted Subsidiaries taken as a whole.

Additional Senior Subordinated Note Guarantees

If, on or after the date of the senior subordinated indenture:

(1)         GGC or any of its Domestic Subsidiaries acquires or creates another Domestic Subsidiary that incurs any Indebtedness or guarantees any Indebtedness of GGC or any of its Domestic Subsidiaries, in each case under Credit Facilities then outstanding; or

(2)         any Domestic Subsidiary of GGC incurs Indebtedness or guarantees any Indebtedness of GGC or any of its Domestic Subsidiaries, in each case under Credit Facilities then outstanding, and that Domestic Subsidiary was not a Guarantor immediately prior to such incurrence or guarantee (an “Additional Credit Facility Obligor”), then that newly acquired or created Domestic Subsidiary or Additional Credit Facility Obligor, as the case may be, will become a Guarantor and guarantee GGC’s Obligations in respect of the senior subordinated notes and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created or incurred or guaranteed Obligations in respect of Credit Facilities, as the case may be; provided that no Receivables Entity will be required to become a Guarantor at any time.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of GGC may designate any Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by GGC and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by GGC. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of GGC may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of GGC as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.”  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the senior subordinated indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of GGC as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” GGC will be in default of such covenant. The Board of Directors of GGC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of GGC; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of GGC of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation.

Payments for Consent

GGC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of senior subordinated notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the senior subordinated indenture or the senior subordinated notes unless such consideration is offered to be paid and is paid to all holders of the senior subordinated notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any senior subordinated notes are outstanding, GGC will furnish to the holders of senior subordinated notes, or cause the trustee to furnish to the holders of senior subordinated notes, within the time periods specified in the SEC’s rules and regulations:

(1)         all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if GGC were required to file such reports; and

(2)         all current reports that would be required to be filed (but not furnished) with the SEC on Form 8-K if GGC were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on GGC’s consolidated financial statements by GGC’s certified independent accountants. In addition, GGC will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, GGC is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, GGC will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. GGC will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept GGC’s filings for any reason, GGC will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if GGC were required to file those reports with the SEC.

If GGC has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of GGC and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of GGC.

In addition, GGC and the Guarantors agree that, for so long as any senior subordinated notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of senior subordinated notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If at any time any Person is or becomes a parent of GGC, and that Person delivers to the trustee a Parent Guaranty, then the reports and other information required by this covenant may instead be those filed with the SEC by such Person and furnished with respect to such Person without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act, to the extent such footnote is not required by the SEC.

Events of Default and Remedies

Each of the following is an “Event of Default” for the senior subordinated notes:

(1)         default for 30 days in the payment when due of interest on the senior subordinated notes, whether or not prohibited by the subordination provisions of the senior subordinated indenture;

(2)         default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the senior subordinated notes, whether or not prohibited by the subordination provisions of the senior subordinated indenture;

(3)         failure by GGC or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,”
“—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)         failure by GGC or any of its Restricted Subsidiaries for 60 days after notice to GGC by the trustee or the holders of at least 25% in aggregate principal amount of the senior subordinated notes then outstanding voting as a single class to comply with any of the other agreements in the senior subordinated indenture;

(5)         default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by GGC or any of its Restricted Subsidiaries (or the payment of which is guaranteed by GGC or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the senior subordinated indenture, if that default:

(a)           is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)          results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6)         failure by GGC or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts paid by an insurance carrier), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)         except as permitted by the senior subordinated indenture, any Senior Subordinated Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Senior Subordinated Note Guarantee; and

(8)         certain events of bankruptcy or insolvency described in the senior subordinated indenture with respect to GGC or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to GGC, any Restricted Subsidiary of GGC that is a Significant Subsidiary or any group of Restricted Subsidiaries of GGC that, taken together, would constitute a Significant Subsidiary, all outstanding senior subordinated notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior subordinated notes may declare all the senior subordinated notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding senior subordinated notes may direct the trustee in its exercise of any trust or power with respect to the senior subordinated notes. The trustee may withhold from holders of the senior subordinated notes notice of any continuing Default if it determines that withholding notice is in their interest, except a Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the senior subordinated indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the senior subordinated indenture at the request or direction of any holders of senior subordinated notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a senior subordinated note may pursue any remedy with respect to the senior subordinated indenture or senior subordinated notes unless:

(1)         such holder has previously given the trustee notice that an Event of Default is continuing;

(2)         holders of at least 25% in aggregate principal amount of the then outstanding senior subordinated notes have requested the trustee to pursue the remedy with respect to the senior subordinated notes;

(3)         such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)         the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)         holders of a majority in aggregate principal amount of the then outstanding senior subordinated notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding senior subordinated notes by notice to the trustee may, on behalf of the holders of all of the senior subordinated notes, rescind an acceleration or waive any existing Default and its consequences under the senior subordinated indenture with respect to the senior subordinated notes, except a continuing Default in the payment of interest or premium, if any, on, or the principal of, the senior subordinated notes.

GGC is required to deliver to the trustee annually a statement regarding compliance with the senior subordinated indenture. Upon becoming aware of any Default, GGC is required to deliver to the trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator or stockholder of GGC or any Guarantor, as such, will have any liability for any obligations of GGC or the Guarantors under the senior subordinated notes, the senior subordinated indenture, the Senior Subordinated Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior subordinated notes by accepting a senior subordinated note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior subordinated notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

GGC may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding senior subordinated notes, and all obligations of the Guarantors discharged with respect to their Senior Subordinated Note Guarantees (“Legal Defeasance”) except for:

(1)         the rights of holders of outstanding senior subordinated notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)         GGC’s obligations with respect to the senior subordinated notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)         the rights, powers, trusts, duties and immunities of the trustee, and GGC’s and the Guarantors’ obligations in connection therewith; and

(4)         the Legal Defeasance and Covenant Defeasance provisions of the senior subordinated indenture.

In addition, GGC may, at its option and at any time, elect to have the obligations of GGC and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the senior subordinated indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default with respect to the senior subordinated notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the senior subordinated notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)         GGC must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the senior subordinated notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding senior subordinated notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and GGC must specify whether the senior subordinated notes are being defeased to such stated date for payment or to a particular redemption date;

(2)         in the case of Legal Defeasance, GGC must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) GGC has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the senior subordinated indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding senior subordinated notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)         in the case of Covenant Defeasance, GGC must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding senior subordinated notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)         no Default has occurred and is continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which GGC or any Guarantor is a party or by which GGC or any Guarantor is bound;

(5)         such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the senior subordinated indenture) to which GGC or any of its Subsidiaries is a party or by which GGC or any of its Subsidiaries is bound;

(6)         GGC must deliver to the trustee an officers’ certificate stating that the deposit was not made by GGC with the intent of preferring the holders of the senior subordinated notes, over the other creditors of GGC with the intent of defeating, hindering, delaying or defrauding any creditors of GGC or others; and

(7)         GGC must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the senior subordinated indenture or the senior subordinated notes or the Senior Subordinated Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the senior subordinated notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the senior subordinated notes), and any existing Default or compliance with any provision of the senior subordinated indenture or the senior subordinated notes or the Senior Subordinated Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the senior subordinated notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the senior subordinated notes).

Without the consent of each holder of senior subordinated notes affected, an amendment, supplement or waiver may not (with respect to any senior subordinated notes held by a non-consenting holder):

(1)         reduce the principal amount of senior subordinated notes whose holders must consent to an amendment, supplement or waiver;

(2)         reduce the principal of or change the fixed maturity of any senior subordinated note or alter the provisions with respect to the redemption of the senior subordinated notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)         reduce the rate of or change the time for payment of interest, including default interest, on any senior subordinated note;

(4)         waive a Default in the payment of principal of, or interest or premium, if any, on, the senior subordinated notes (except a rescission of acceleration of the senior subordinated notes by the holders of at least a majority in aggregate principal amount of the then outstanding senior subordinated notes and a waiver of the payment default that resulted from such acceleration);

(5)         make any senior subordinated note payable in money other than that stated in the senior subordinated notes;

(6)         make any change in the provisions of the senior subordinated indenture relating to waivers of past Defaults or the rights of holders of senior subordinated notes to receive payments of principal of, or interest or premium, if any, on, the senior subordinated notes;

(7)         waive a redemption payment with respect to any senior subordinated note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)         release any Guarantor from any of its obligations under its Senior Subordinated Note Guarantee or the senior subordinated indenture, except in accordance with the terms of the senior subordinated indenture; or

(9)         make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the senior subordinated indenture relating to subordination that adversely affects the rights of the holders of the senior subordinated notes will require the consent of the holders of at least 50% in aggregate principal amount of senior subordinated notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of the senior subordinated notes, GGC, the Guarantors and the trustee may amend or supplement the senior subordinated indenture, the senior subordinated notes or the Senior Subordinated Note Guarantees:

(1)         to cure any ambiguity, defect or inconsistency;

(2)         to provide for uncertificated senior subordinated notes in addition to or in place of certificated senior subordinated notes;

(3)         to provide for the assumption of GGC’s or a Guarantor’s obligations to holders of senior subordinated notes and Senior Subordinated Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of GGC’s or such Guarantor’s assets, as applicable;

(4)         to make any change that would provide any additional rights or benefits to the holders of senior subordinated notes or that does not adversely affect the legal rights under the senior subordinated indenture of any such holder;

(5)         to comply with requirements of the SEC in order to effect or maintain the qualification of the senior subordinated indenture under the Trust Indenture Act;

(6)         to conform the text of the senior subordinated indenture, the Senior Subordinated Note Guarantees or the senior subordinated notes to any provision of this Description of Senior Subordinated Notes to the extent that such provision in this Description of Senior Subordinated Notes was intended to be a verbatim recitation of a provision of the senior subordinated indenture, the Senior Subordinated Note Guarantees or the senior subordinated notes;

(7)         to provide for the issuance of additional senior subordinated notes in accordance with the limitations set forth in the senior subordinated indenture as of the date of the senior subordinated indenture;

(8)         to allow any Guarantor to execute a supplemental indenture and/or a Senior Subordinated Note Guarantee with respect to the senior subordinated notes;

(9)         to secure the senior subordinated notes or any Senior Subordinated Note Guarantee; or

(10)  to add to the covenants of GGC for the benefit of the holders of senior subordinated notes or surrender any right or power conferred upon GGC.

Satisfaction and Discharge

The senior subordinated indenture will be discharged and will cease to be of further effect as to all senior subordinated notes, issued thereunder when:

(1)         either:

(a)           all senior subordinated notes that have been authenticated, except lost, stolen or destroyed senior subordinated notes that have been replaced or paid and all senior subordinated notes for whose payment money has been deposited in trust and thereafter repaid to GGC, have been delivered to the trustee for cancellation; or

(b)          all senior subordinated notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and GGC or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of such senior subordinated notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the senior subordinated notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)         no Default has occurred and is continuing on the date of the deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which GGC or any Guarantor is a party or by which GGC or any Guarantor is bound;

(3)         GGC or any Guarantor has paid or caused to be paid all sums payable by it under the senior subordinated indenture with respect to the senior subordinated notes; and

(4)         GGC has delivered irrevocable instructions to the trustee under the senior subordinated indenture to apply the deposited money toward the payment of the senior subordinated notes at maturity or on the redemption date, as the case may be.

In addition, GGC must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of GGC or any Guarantor, the senior subordinated indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the senior subordinated indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding senior subordinated notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, with respect to the senior subordinated notes, subject to certain exceptions. The senior subordinated indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the senior subordinated indenture at the request of any holder of senior subordinated notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the senior subordinated indenture without charge by writing to or calling LaSalle Bank, N.A., 135 South LaSalle Street, Suite 1560, Chicago, IL 60603, Attention: Corporate Debt Trust Services, telephone (312) 904-2226.

Book-Entry; Certificated Notes

The exchange notes will be issued in the form of one global certificate.

The global exchange note will be deposited on the date of consummation of the exchange offer with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

Book-Entry Procedures for the Global Note

All interests in the global note will be subject to the operations and procedures of DTC. We provide the following summary of DTC’s operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. We take no responsibility for DTC’s operations or procedures.

DTC has advised us that it is:

•       a limited purpose trust company organized under the laws of the State of New York;

•       a “banking organization” within the meaning of the New York State Banking Law;

•       a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•       a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for persons who have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•       will not be entitled to have notes represented by the global note registered in their names;

•       will not receive or be entitled to receive physical, certificated notes; and

•       will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•       DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global note and a successor depositary is not appointed within 90 days;

•       DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed within 90 days;

•       we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•       certain other events provided in the indenture should occur.

Certain Definitions

Set forth below are certain defined terms used in the senior subordinated indenture. Reference is made to the senior subordinated indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)         Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)         Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than GGC or any Subsidiary of GGC) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of GGC or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means, with respect to any senior subordinated note on any redemption date, the greater of:

(1)         1.0% of the principal amount of the note; and

(2)         the excess of:

(a)           the present value at such redemption date of (i) the redemption price of the note at October 15, 2011 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through October 15, 2011 (excluding interest paid prior to the redemption date and accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)          the principal amount of the note.

“Asset Sale” means:

(1)         the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of GGC and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the senior subordinated indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)         the issuance of Equity Interests in any of GGC’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)         any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $25.0 million;

(2)         a transfer of assets between or among GGC and its Restricted Subsidiaries;

(3)         an issuance of Equity Interests by a Restricted Subsidiary of GGC to GGC or to a Restricted Subsidiary of GGC;

(4)         the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)         the sale or other disposition of cash or Cash Equivalents;

(6)         transfers or sales of Receivables and Related Assets to a Receivables Entity or to any Person in connection with a Qualified Receivables Transaction or the creation of a Lien on any such Receivables or Related Assets in connection with a Qualified Receivables Transaction;

(7)         transfers of Receivables and Related Assets (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

(8)         a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(9)         the concurrent trade or exchange of assets between GGC or its Restricted Subsidiaries and another Person including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant set forth under the caption “Repurchase at the Option of Holders—Asset Sales” and must be determined in good faith by GGC’s Board of Directors to be necessary to achieve an exchange of equivalent value; provided, further that (a) immediately after giving effect to such transaction, no Default shall exist, and (b) the terms of such trade or exchange shall be approved by a majority of the members of GGC’s Board of Directors acting in good faith;

(10)  the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of GGC and its Restricted Subsidiaries; and

(11)  a disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy, liquidation or insolvency proceedings; provided, that such amounts shall be exclusive of factoring or similar arrangements.

“Asset Sale Offer” has the meaning assigned to that term in the senior subordinated indenture.

“Attributable Indebtedness” in respect of a transaction in which GGC or a Restricted Subsidiary transfers property to a Person and GGC or a Restricted Subsidiary leases such property from that Person, means, as at the time of determination, the present value (discounted at the interest rate borne by the senior subordinated notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such transaction (including any period for which such lease has been extended).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)         with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)         with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)         with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)         with respect to any other Person, the board or committee of such Person serving a similar function.

“Canadian Credit Parties” means each of:

(1)         Royal Group Technologies Limited, a Canadian federal corporation and, after giving effect to the Transactions on the date of the original issuance of the senior subordinated notes, a wholly-owned, indirect subsidiary of GGC (the “Canadian Borrower”), as borrower of the Canadian revolving credit facility under the Credit Agreement;

(2)         GGC, as a co-borrower and a guarantor under the Canadian revolving credit facility under the Credit Agreement; and

(3)         each Subsidiary of GGC that guarantees the obligations of the Canadian Borrower under the Credit Agreement.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)         in the case of a corporation, corporate stock;

(2)         in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)         in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)         any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)         United States dollars or Canadian dollars;

(2)         securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)         certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)         repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)         commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)         money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)         the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of GGC and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2)         the adoption of a plan relating to the liquidation or dissolution of GGC;

(3)         the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of GGC, measured by voting power rather than number of shares; or

(4)         the first day on which a majority of the members of the Board of Directors of GGC are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the senior subordinated indenture.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any specified Person the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1)         if GGC or any of its Restricted Subsidiaries:

(a)           has incurred or assumed any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (except that in making such computation, the amount of revolving credit Indebtedness under any Credit Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)          has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period.

(2)         if since the beginning of such period GGC or any of its Restricted Subsidiaries will have made any Asset Sale or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Sale or disposition:

(a)           the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale or disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)          Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of GGC or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to GGC and its continuing Restricted Subsidiaries in connection with such Asset Sale or disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent GGC and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)         if since the beginning of such period GGC or any of its Restricted Subsidiaries (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into GGC) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto in accordance with Regulation S-X under the Securities Act (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)         if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into GGC or any of its Restricted Subsidiaries since the beginning of such period) will have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by GGC or any of its Restricted Subsidiaries during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of GGC (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of GGC, the interest rate shall be calculated by applying such optional rate chosen by GGC.

“Consolidated EBITDA” means with respect to any specified Person for any period, without duplication, the Consolidated Net Income of such Person for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)         Consolidated Interest Expense;

(2)         Consolidated Income Taxes;

(3)         consolidated depreciation expense;

(4)         consolidated amortization expense (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles”;

(5)         without duplication, the expenses and other adjustments in such period reflected in the line item adjustments to EBITDA as presented in the calculation of pro forma Adjusted EBITDA for the twelve months ended June 30, 2006 set forth in note (3) to the table under the caption “Summary Historical Consolidated and Pro Forma Condensed Combined Financial Data—Georgia Gulf Summary Historical Consolidated and Pro Forma Condensed Combined Financial Data” in the GGC offering memorandum dated September 28, 2006 (the “OM Adjusted EBITDA”); provided, that each such expense or other adjustment in the applicable period is (a) calculated in a manner (including with respect to estimates and assumptions) consistent with, or more conservative than (if applicable), the presentation of the corresponding expense or other adjustment in the OM

Adjusted EBITDA and (b) of the same or similar nature as, and related directly to, the underlying subject matter giving rise to corresponding expense or adjustment in the OM Adjusted EBITDA;

(6)         any reasonable cash expenses or charges related to the Transactions incurred no later than six months following the Transactions; and

(7)         other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and minus

(8)         non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case on a consolidated basis and determined in accordance with GAAP .

Notwithstanding the preceding sentence, clauses (2) through (7) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (7) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to GGC by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)         interest expense attributable to Capital Lease Obligations, the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(2)         amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3)         non-cash interest expense;

(4)         commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)         the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)         net costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)         the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)         the product of (a) all dividends paid or payable, in cash or otherwise or accrued during such period on any series of preferred stock of such Person or its Restricted Subsidiaries payable to a party other than GGC or a wholly-owned Subsidiary of GGC, other than dividends on Equity Interests payable solely in Equity Interests of GGC (other than Disqualified Stock) or to GGC or a Restricted Subsidiary of GGC, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

(9)         the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than GGC) in connection with Indebtedness incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not guaranteed or paid by GGC or any of its Restricted Subsidiaries.

For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by GGC and its Subsidiaries with respect to Hedging Obligations during the applicable period. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges incurred in connection with any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which GGC or any of its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any Receivables or Related Assets will be included in Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any specified Person for any period, the net income (loss) of such Person and its consolidated Restricted Subsidiaries for such period determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)         any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a)           subject to the limitations contained in clauses (3), (4) and (5) below, such Person’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash which could have been distributed by such Person during such period to GGC or any of its Restricted Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)          GGC’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from GGC or any of its Restricted Subsidiaries;

(2)         any net income (but not loss) of any Restricted Subsidiary of GGC if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to GGC, except that:

(a)           subject to the limitations contained in clauses (3), (4) and (5) below, GGC’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to GGC or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)          GGC’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)         any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of GGC or its consolidated Restricted Subsidiaries (including pursuant to any transaction pursuant to which GGC or any of its Restricted Subsidiaries sells property to another Person and GGC or any of its Restricted Subsidiaries leases such property from that Person but excluding sales, transfers or other dispositions in connection with Qualified Receivables Transactions) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)         any extraordinary gain or loss; and

(5)         the cumulative effect of a change in accounting principles.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of GGC and its Subsidiaries as of that date, determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of GGC and its consolidated Subsidiaries after deducting therefrom all current liabilities (excluding any current liabilities that are by their terms extendable or renewable at the option of the obligor thereunder for more than 12 months after the date of determination); total prepaid expenses and deferred charges; and all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets, all as set forth, or on a pro forma basis, as would be set forth, on the consolidated balance sheet of GGC and its consolidated Subsidiaries for GGC’s most recently completed fiscal quarter, prepared in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of GGC who:

(1)         was a member of such Board of Directors on the date of the senior subordinated indenture; or

(2)         was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of the date of the senior subordinated indenture by and among GGC, the Canadian Borrower, the other Guarantors party thereto, each lender from time to time party thereto, Bank of America, N.A., as Domestic Administrative Agent, Domestic Collateral Agent and Domestic L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Administrative Agent, Canadian Collateral Agent and Canadian L/C Issuer, The Bank of Nova Scotia, as Canadian Swing Line Lender, Merrill Lynch & Co. and Lehman Commercial Paper Inc., as Co-Syndication Agents, and Wachovia Bank, National Association, as Co-Documentation Agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means:

(1)         any Indebtedness outstanding under Credit Facilities, the 7 1/8% Notes, the Senior Notes; and

(2)         any other Senior Debt permitted under the senior subordinated indenture, the principal amount of which is $25.0 million or more.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the senior subordinated notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require GGC to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that GGC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the senior subordinated indenture will be the maximum amount that GGC and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of GGC that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering for cash by GGC of its Equity Interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Senior Notes” means the registered notes that will be exchanged for the Senior Notes, having substantially the same terms as the Senior Notes.

“exchange senior subordinated notes” means the registered notes that will be exchanged for the senior subordinated notes, having substantially the same terms as the senior subordinated notes.

“Existing Indebtedness” means (i) up to $55.0 million in aggregate principal amount of Indebtedness of GGC and its Subsidiaries (other than Indebtedness under the Credit Agreement), (ii) $100.0 million of the 7 1/8% Notes, (iii) CAD$116.5 million of Medium Term Notes (to be called for redemption on the date of the senior subordinated indenture) and (iv) up to $115.0 million of Series D Notes, in each case in existence on the date of the senior subordinated indenture, and until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of GGC (unless otherwise provided in the senior subordinated indenture).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the senior subordinated indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1)         GGC’s Domestic Subsidiaries that incurs any Indebtedness or guarantees any Indebtedness of GGC or any of its Domestic Subsidiaries, in each case under Credit Facilities then outstanding; and

(2)         any other Subsidiary of GGC that executes a Senior Subordinated Note Guarantee in accordance with the provisions of the senior subordinated indenture,

and their respective successors and assigns, in each case, until the Senior Subordinated Note Guarantee of such Person has been released in accordance with the provisions of the senior subordinated indenture; provided that no Receivables Entity will be a Guarantor at any time.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)         interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)         other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)         other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, including without duplication (and excluding accrued expenses and trade payables):

(1)         the principal and premium, if any, in respect of indebtedness for borrowed money;

(2)         the principal and premium, if any, in respect of obligations evidenced by bonds, notes, debentures or similar instruments;

(3)         the principal component of obligations in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto);

(4)         indebtedness representing Capital Lease Obligations;

(5)         indebtedness representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)         net obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; provided that notwithstanding the foregoing (x) take-or-pay obligations contained in supply agreements entered into in the ordinary course of business shall not constitute Indebtedness, and (y) the incurrence of indebtedness (i) by a Receivables Entity in a Qualified Receivables Transaction that is without recourse to GGC or to any other Subsidiary of GGC or their respective assets (other than such Receivables Entity and its assets and, as to GGC or any of its Subsidiaries, other than pursuant to Standard Securitization Undertakings) and is not guaranteed by any such Person and (ii) by GGC and its Restricted Subsidiaries pursuant to Standard Securitization Undertakings shall not constitute Indebtedness. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)         such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)         such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)         there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)           the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)          if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in  Consolidated Interest Expense to the extent actually paid by GGC or its Restricted Subsidiaries.

The amount of any Indebtedness outstanding as of any date will be:

(1)         the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)         the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of

Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If GGC or any Subsidiary of GGC sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of GGC such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of GGC, GGC will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of GGC’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption
“—Certain Covenants—Restricted Payments.”  The acquisition by GGC or any Subsidiary of GGC of a Person that holds an Investment in a third Person will be deemed to be an Investment by GGC or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the senior subordinated indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Medium Term Notes” means CAD$116.5 million in aggregate principal amount of Royal Group Technologies Limited’s 6.90% Medium Term Notes due April 13, 2010, issued pursuant to a First Supplemental Trust Indenture dated as of April 13, 2000.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds received by GGC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, the amount of any distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Sale, the deduction of amounts required to be provided by the seller as a reserve (in accordance with GAAP) against any liabilities associated with the assets disposed of in such Asset Sale and retained by GGC or any of its Restricted Subsidiaries after such Asset Sale, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“non-guarantor Subsidiary” means any Restricted Subsidiary of GGC that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness:

(1)         as to which neither GGC nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)         no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of GGC or any of its Restricted

Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)         as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of GGC or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“parent” means any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Equity Interests of GGC.

“Parent Guaranty” means an unconditional Guarantee by a parent, on an unsecured senior subordinated basis, of all Obligations of the Company under the senior subordinated indenture and the senior subordinated notes outstanding thereunder from time to time.

“Permitted Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of GGC and its Restricted Subsidiaries on the date of the senior subordinated indenture.

“Permitted Investments” means:

(1)         any Investment in GGC or in a Restricted Subsidiary of GGC;

(2)         any Investment in Cash Equivalents;

(3)         any Investment by GGC or any Restricted Subsidiary of GGC in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary of GGC; or

(b)          such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, GGC or a Restricted Subsidiary of GGC;

(4)         any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)         any acquisition of assets, Capital Stock or other securities solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of GGC;

(6)         any Investments received in compromise or resolution of:

(a)           obligations of trade creditors or customers that were incurred in the ordinary course of business of GGC or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or

(b)          litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)         Investments represented by Hedging Obligations;

(8)         repurchases of the senior subordinated notes (including Senior Subordinated Note Guarantees);

(9)         Investments by GGC or any of its Restricted Subsidiaries in a Permitted Joint Venture, so long as:

(a)           such Permitted Joint Venture does not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such Permitted Joint Venture, GGC or any Restricted Subsidiary);

(b)          the documentation governing such Permitted Joint Venture does not contain a restriction on distributions to GGC or its Restricted Subsidiaries;

(c)           such Permitted Joint Venture is engaged only in a Permitted Business; and

(d)          after giving pro forma effect to such Investment, GGC would be permitted to incur $1.00 of additional Indebtedness under the first paragraph of the covenant set forth above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(10)  payroll, travel and similar advances to cover matters that are reasonably expected at the time of such advances to be treated as expenses for accounting purposes and that are made in the ordinary course of business and other reasonable fees, compensation, benefits and indemnities paid or entered into by GGC or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of GGC and its Restricted Subsidiaries;

(11)  loans or advances to employees (other than executive officers) of GGC or its Restricted Subsidiaries made in the ordinary course of business in an aggregate amount not in excess of $20.0 million at any one time outstanding;

(12)  Investments in existence on the date of the senior subordinated indenture;

(13)  a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness;

(14)  Guarantees to third parties to the extent that such Guarantees are incurred pursuant to the covenant set forth under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance Preferred Stock”;

(15)  endorsements of negotiable instruments and documents in the ordinary course of business of GGC; and

(16)  other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed $30.0 million.

“Permitted Junior Securities” means:

(1)         Equity Interests in GGC or any Guarantor; or

(2)         debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the senior subordinated notes and the Senior Subordinated Note Guarantees are subordinated to Senior Debt under the senior subordinated indenture.

“Permitted Joint Venture” means, with respect to any Person:

(1)         any corporation, association, or other business entity (other than a partnership) of which 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof; and

(2)         any partnership, joint venture, limited liability company or similar entity of which

(a)           50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Restricted Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)          either such Person or any Restricted Subsidiary of such Person is a controlling general partner or no other Person controls such entity.

“Permitted Refinancing Indebtedness” means any Indebtedness of GGC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of GGC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)         the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)         such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)         if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the senior subordinated notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the senior subordinated notes on terms at least as favorable to the holders of senior subordinated notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)         such Indebtedness is incurred either by GGC or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by GGC or any of its Subsidiaries pursuant to which GGC or any of its Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Entity (in the case of a transfer by GGC or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Entity), or grants a security interest in and/or pledge, any Receivables (whether now existing or arising in the future) of GGC or any of its Subsidiaries, and any Related Assets, which transfer, grant of security interest or pledge is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests, or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in Receivables and Related Assets, it being understood that a Qualified Receivables Transaction may involve:

(1)         one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein, and

(2)         periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein; provided that the Board of Directors of GGC shall have determined in good faith that such Qualified Receivables Transaction is economically fair and reasonable to GGC.

The grant of a security interest in any accounts receivable of GGC or its Restricted Subsidiaries to secure Indebtedness incurred pursuant to the Credit Agreement shall not be deemed to be a Qualified Receivables Transaction.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance) of GGC or any of its Subsidiaries, whether now existing or arising in the future; provided that the amount of any Receivable at any time will be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

“Receivables Entity” means a Person (which may or may not be a direct or indirect Subsidiary of GGC) formed for the purposes of engaging in a Qualified Receivables Transaction with GGC or any of its Restricted Subsidiaries that (i) engages in no activities other than in connection with the financing of Receivables and Related Assets and any business or activities incidental or related thereto and (ii) is designated by the Board of Directors of GGC as a Receivables Entity; provided that:

(1)         no portion of the Indebtedness or any other Obligations (contingent or otherwise) of such Person:

(a)           is guaranteed by GGC or any of its Subsidiaries (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)          is recourse to or obligates GGC or any of its Subsidiaries (other than such Person if a Subsidiary of GGC) in any way other than pursuant to Standard Securitization Undertakings; or

(c)           subjects any property or asset of GGC or any of its Subsidiaries (other than property and assets of such Person and Receivables and Related Assets of GGC and its Subsidiaries), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)         neither GGC nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding with such Person other than on terms no less favorable to GGC or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of GGC, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3)         neither GGC nor any of its Subsidiaries has any obligation to maintain or preserve such Person’s financial condition or cause such Person to achieve certain levels of operating results.

Any such designation by the Board of Directors of GGC will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of GGC giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Related Asset” means, with respect to any Receivables in a Qualified Receivables Transaction:

(1)         any interests in such Receivables;

(2)         all collateral securing such Receivables;

(3)         all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables;

(4)         any Guarantees, indemnities, warranties or other obligations in respect of such Receivables;

(5)         any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable similar to such Receivables; and

(6)         any collections or proceeds of any of the foregoing.

“Representatives” means (1) with respect to Indebtedness under any Credit Facility, the administrative agent under the applicable Credit Facility, (2) with respect to Indebtedness incurred pursuant to an indenture, the trustee under the applicable indenture, and (3) with respect to any other Indebtedness, (a) the agent, trustee or representative of the holders of such series of Indebtedness that maintains the transfer register for such Indebtedness or (b) if there is no such agent, trustee or representative with respect to such series of Indebtedness, the holders of at least 50% in aggregate principal amount of such Indebtedness outstanding at the applicable date of determination.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any direct or indirect Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Debt”   means:

(1)         all Indebtedness of GGC or any Guarantor outstanding under Credit Facilities and all Hedging Obligations and Treasury Management Agreements with respect thereto;

(2)         any other Indebtedness of GGC or any Guarantor permitted to be incurred under the terms of the senior subordinated indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the senior subordinated notes or any Senior Subordinated Note Guarantee; and

(3)         all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)         any liability for federal, state, local or other taxes owed or owing by GGC or any Restricted Subsidiary;

(2)         any intercompany Indebtedness of GGC or any of its Subsidiaries to GGC or any of its Affiliates;

(3)         any trade payables;

(4)         the portion of any Indebtedness that is incurred in violation of the senior subordinated indenture; or

(5)         Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

“Senior Indenture” means the indenture, dated as of the date of the senior subordinated indenture, among GGC, the Guarantors and LaSalle Bank N.A., as trustee, governing the Senior Notes.

“Senior Notes” means $500.0 million in aggregate principal amount of GGC’s 9.5% Senior Notes due 2014.

“Senior Note Guarantee” means the Guarantee by each Guarantor of GGC’s obligations under the Senior Indenture and the Senior Notes, executed pursuant to the provisions of the Senior Indenture.

“Senior Subordinated Note Guarantee” means the Guarantee by each Guarantor of GGC’s obligations under the senior subordinated indenture and the senior subordinated notes, executed pursuant to the provisions of the senior subordinated indenture.

“Series D Notes” means $115.0 million in aggregate principal amount of Royal Group Technologies Limited’s 7.10% senior unsecured notes, Series D, due November 14, 2007.

“7 1/8% Notes” means $100.0 million in aggregate principal amount of 7 1/8% senior notes of GGC due December 15, 2013.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the senior subordinated indenture.

“Standard Securitization Undertakings”  means representations, warranties, covenants, repurchase obligations and indemnities entered into by GGC or any of its Subsidiaries in the ordinary course of business in connection with a Qualified Receivables Transaction and that are reasonably customary for a seller or servicer of Receivables in a Qualified Receivables Transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the senior subordinated indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligations” means any Indebtedness of GGC or a Restricted Subsidiary (whether outstanding on the date of the senior subordinated indenture or thereafter incurred) that is contractually subordinate or junior in right of payment to the senior subordinated notes or Senior Subordinated Note Guarantees pursuant to a written agreement to become contractually subordinated in right of payment to the notes; provided, however, that no Indebtedness will be deemed to be a Subordinated Obligation of GGC or a Restricted Subsidiary solely by virtue of being secured on a first priority or a junior Lien basis.

“Subsidiary” means, with respect to any specified Person:

(1)         any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)         any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Transactions” means (i) the acquisition of Royal Group Technologies Limited by GGC, (ii) the repayment of the Series D Notes, (iii) the repayment of the Medium Term Notes, (iv) the refinancing of GGC’s existing senior secured credit facility, (v) the entry into the Credit Agreement, and (vi) the offering of the senior subordinated notes and the Senior Notes.

“Treasury Management Agreement”   means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 15, 2011; provided, however, that if the period from the redemption date to October 15, 2011, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any:

(1)         Subsidiary of GGC that is designated by the Board of Directors of GGC as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(a)           has no Indebtedness other than Non-Recourse Debt;

(b)          except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with GGC or any Restricted Subsidiary of GGC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to GGC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of GGC;

(c)           is a Person with respect to which neither GGC nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)          has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of GGC or any of its Restricted Subsidiaries; and

(2)         Subsidiary of an Unrestricted Subsidiary.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal under the heading “Exchange Rates” on the date two business days prior to such determination.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)         the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)         the then outstanding principal amount of such Indebtedness.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices, or at negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offers and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and any profit on any of these resales of exchange notes and any commission or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act of 1933. Each letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

Subject to limited exceptions, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests them in the applicable letter of transmittal. We have agreed to pay all expenses incident to the exchange offers, including the specified expenses of one counsel for the holders of the exchange notes, other than commissions or concessions of any broker-dealers. We will indemnify the holders of the notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

Jones Day, Atlanta, Georgia will pass upon the validity of the exchange notes for Georgia Gulf.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule of Georgia Gulf Corporation as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and include an explanatory paragraph referring to the adoption by Georgia Gulf Corporation of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006 and the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Royal Group Technologies Limited and subsidiaries included herein have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report (which report on the consolidated financial statements expresses an unqualified opinion), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We file reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus. Our SEC filings are also available at the office of the NYSE. For further information on obtaining copes of our public filings at the NYSE, you should call (212) 656-5060.

In addition, we make available free of charge on our website at http://www.ggc.com our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC.

Statements in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If we filed as an exhibit to any of our public filings with the SEC any contract, agreement or other document referred to in this prospectus, you should read the document itself for a more complete understanding of the document or matter involved.

INDEX TO FINANCIAL STATEMENTS

Page(s)
GEORGIA GULF CORPORATION:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-3
Consolidated Statements of Income for the Years Ended December 31, 2006, 2005 and 2004	F-4
Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2006, 2005 and 2004	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2006, 2005 and 2004	F-6
Notes to Consolidated Financial Statements	F-7
Schedule II—Valuation and Qualifying Accounts	F-59
Report of Management on Internal Control Over Financial Reporting	F-60
Report of Independent Registered Public Accounting Firm	F-61
Condensed Consolidated Balance Sheets as of March 31, 2007 and December 31, 2006 (unaudited)	F-63
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2007 and 2006 (unaudited)	F-64
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2007 and 2006 (unaudited)	F-65
Notes to Condensed Consolidated Financial Statements (unaudited)	F-66
ROYAL GROUP TECHNOLOGIES LIMITED:
Report of Independent Registered Public Accounting Firm	F-90
Consolidated Balance Sheets as of December 31, 2005 and 2004	F-91

Consolidated Statements of Earnings for the Year Ended December 31, 2005, the Fifteen Months Ended December 31, 2004, the Year Ended December 31, 2004 (unaudited), the Three Months Ended December 31, 2003 (unaudited) and the Year Ended September 30, 2003

F-92

Consolidated Statements of Retained Earnings for the Year Ended December 31, 2005, the Fifteen Months Ended December 31, 2004, the Year Ended December 31, 2004 (unaudited), the Three Months Ended December 31, 2003 (unaudited) and the Year Ended September 30, 2003

F-93

Consolidated Statements of Cash Flows for the Year Ended December 31, 2005, the Fifteen Months Ended December 31, 2004, the Year Ended December 31, 2004 (unaudited), the Three Months Ended December 31, 2003 (unaudited) and the Year Ended September 30, 2003

F-94
Notes to Consolidated Financial Statements	F-95
Interim Consolidated Balance Sheets as of June 30, 2006 (unaudited) and December 31, 2005	F-153
Interim Consolidated Statements of Earnings for the Three and Six Months Ended June 30, 2006 and 2005 (unaudited)	F-154
Interim Consolidated Statements of Retained Earnings for the Three and Six Months Ended June 30, 2006 and 2005 (unaudited)	F-155
Interim Consolidated Statements of Cash Flows for the Three and Six Months Ended June 30, 2006 and 2005 (unaudited)	F-156
Notes to Interim Consolidated Financial Statements (unaudited)	F-157

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Georgia Gulf Corporation
Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Georgia Gulf Corporation and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As described in Note 1, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006. As described in Note 2, the Company adopted the recognition and disclosure provision of Statement of Financial Accounting Standards No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans on December 31, 2006.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 30, 2007, expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 30, 2007

Georgia Gulf Corporation and Subsidiaries
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	December 31,
	2006	2005
Assets
Cash and cash equivalents	$9,641	$14,298
Receivables, net of allowance for doubtful accounts of $16,147 in 2006 and $2,457 in 2005	237,496	116,123
Inventories	339,405	195,628
Prepaid expenses	29,577	13,306
Income tax receivable	37,143	2,070
Deferred income taxes	30,664	5,091
Current assets held-for-sale and of discontinued operations	11,080	—
Total current assets	695,006	346,516
Property, plant and equipment, net	1,023,004	401,412
Goodwill	377,124	77,720
Intangible assets, net	88,361	—
Other assets, net	204,813	175,305
Non-current assets held for sale	69,919	—
Total assets	$2,458,227	$1,000,953
Liabilities and Stockholders’ Equity
Current portion of long-term debt	$32,495	$49,300
Accounts payable	215,282	202,179
Interest payable	21,290	1,226
Accrued compensation	37,218	14,986
Income tax reserve	88,338	3,780
Other accrued liabilities	97,428	12,715
Total current liabilities	492,051	284,186
Long-term debt	1,465,639	229,339
Deferred income taxes	88,476	107,959
Other non-current liabilities	18,538	16,457
Total liabilities	2,064,704	637,941
Commitments and contingencies (note 11)
Stockholders’ equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; 75,000,000 shares authorized; shares issued and outstanding: 34,389,930 in 2006 and 34,237,653 in 2005	344	342
Additional paid-in capital	94,046	81,782
Unearned compensation	—	(5,377)
Retained earnings	324,007	286,464
Accumulated other comprehensive loss, net of tax	(24,874)	(199)
Total stockholders’ equity	393,523	363,012
Total liabilities and stockholders’ equity	$2,458,227	$1,000,953

See accompanying notes to consolidated financial statements.

Georgia Gulf Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except Per Share Data)

	Year Ended December 31,
	2006	2005	2004
Net sales	$2,427,843	$2,273,719	$2,206,239
Operating costs and expenses:
Cost of sales	2,152,571	2,049,510	1,955,095
Selling, general and administrative expenses	119,151	61,444	60,721
Total operating costs and expenses	2,271,722	2,110,954	2,015,816
Operating income	156,121	162,765	190,423
Other income (expense):
Interest expense	(51,648)	(20,527)	(23,778)
Loss on foreign exchange derivative instruments and other	(21,543)	—	—
Interest income	369	120	115
Income from continuing operations before income taxes	83,299	142,358	166,760
Provision for income taxes	31,497	46,855	60,868
Income from continuing operations	51,802	95,503	105,892
Loss from discontinued operations, net of tax of $1,821	(3,263)	—	—
Net income	$48,539	$95,503	$105,892
Earnings (loss) per share:
Basic
Income from continuing operations	$1.52	$2.82	$3.21
Loss from discontinued operations	(0.10)	—	—
Net income	$1.42	$2.82	$3.21
Diluted
Income from continuing operations	$1.51	$2.79	$3.17
Loss from discontinued operations	(0.10)	—	—
Net income	$1.41	$2.79	$3.17
Weighted average common shares—basic	34,093	33,867	32,965
Weighted average common shares—diluted	34,386	34,193	33,439

See accompanying notes to consolidated financial statements.

Georgia Gulf Corporation and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(In Thousands)

	Common Stock		Additional Paid-In Capital	Unearned Compensation	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total Stockholders’ Equity
	Shares	Amount
Balance, January 1, 2004	32,736	$327	$32,133	$(2,380)	$106,633	$(274)	$136,439
Comprehensive income:
Net income	—	—	—	—	105,892	—	105,892
Unrealized gains on derivative contracts, net of taxes of $122	—	—	—	—	—	(204)	(204)
Minimum pension liability adjustment, net of taxes of $179	—	—	—	—	—	319	319
Total comprehensive income							106,007
Employee stock purchase and stock compensation plans, net of forfeitures	1,210	12	31,832	(682)	—	—	31,162
Retirement of common stock	(21)	—	(602)	—	—	—	(602)
Tax benefit from stock purchase and stock compensation plans	—	—	5,912	—	—	—	5,912
Dividends	—	—	—	—	(10,649)	—	(10,649)
Balance, December 31, 2004	33,925	339	69,275	(3,062)	201,876	(159)	268,269
Comprehensive income:
Net income	—	—	—	—	95,503	—	95,503
Minimum pension liability adjustment, net of taxes of $24	—	—	—	—	—	(40)	(40)
Total comprehensive income							95,463
Employee stock purchase and stock compensation plans, net of forfeitures	347	3	12,016	(2,315)	—	—	9,704
Retirement of common stock	(34)	—	(1,681)	—	—	—	(1,681)
Tax benefit from stock purchase and stock compensation plans	—	—	2,172	—	—	—	2,172
Dividends	—	—	—	—	(10,915)	—	(10,915)
Balance, December 31, 2005	34,238	342	81,782	(5,377)	286,464	(199)	363,012
Comprehensive income:
Net income	—	—	—	—	48,539	—	48,539
Minimum pension liability adjustment, net of taxes of $17	—	—	—	—	—	29	29
Foreign currency translation adjustments, net of taxes of $12,098	—	—	—	—	—	(21,390)	(21,390)
Unrealized loss on derivatives, net of tax of $417	—	—	—	—	—	(725)	(725)
Total comprehensive income							26,453
Adjustment to initially apply SFAS No. 158, net of taxes of $1,736	—	—	—	—	—	(2,589)	(2,589)
Employee stock purchase and stock compensation plans, net of forfeitures, net of tax of $1,419	187	2	10,520	5,377	—	—	15,899
Retirement of common stock	(35)	—	(1,032)	—	—	—	(1,032)
Tax benefit from stock purchase and stock compensation plans	—	—	1,432	—	—	—	1,432
Dividends	—	—	—	—	(10,996)	—	(10,996)
Tax benefit from transfer of subsidiary to parent	—	—	1,344	—	—	—	1,344
Balance, December 31, 2006	34,390	$344	$94,046	$—	$324,007	$(24,874)	$393,523

See accompanying notes to consolidated financial statements.

Georgia Gulf Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended December 31,
	2006	2005	2004
Operating activities:
Net income	$48,539	$95,503	$105,892
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,019	63,101	64,554
Deferred income taxes	(21,189)	(15,067)	3,686
Tax benefit related to stock plans	—	2,172	5,912
Stock based compensation	12,704	3,761	3,215
Loss on foreign exchange contracts	20,843	—	—
Other non-cash items	8,100	1,759	711
Change in operating assets and liabilities, net of effects from acquisitions:
Receivables	114,889	40,659	(112,938)
Securitization of trade receivables	(13,000)	(24,000)	65,000
Inventories	75,526	(9,315)	(61,697)
Prepaid expenses and other current assets	2,605	(9,369)	1,857
Accounts payable	(84,556)	(3,186)	69,685
Interest payable	20,019	(331)	(255)
Accrued income taxes	(19,335)	1,258	—
Accrued compensation	(2,675)	(3,307)	3,235
Other accrued liabilities	(20,836)	3,458	2,165
Advance for long-term purchase contract	—	(79,000)	—
Other	28,073	3,049	(15,055)
Net cash provided by operating activities from continuing operations	254,726	71,145	135,967
Net cash used in operating activities from discontinued operations	(4,149)	—	—
Net cash provided by operating activities	250,577	71,145	135,967
Investing activities:
Acquisition, net of cash acquired	(1,075,396)	—	—
Settlement of foreign exchange contracts	(20,843)	—	—
Capital expenditures	(90,770)	(32,044)	(23,441)
Proceeds from sale of property, plant and equipment	106,092	1,362	—
Net cash used in investing activities	(1,080,917)	(30,682)	(23,441)
Financing activities:
Net change in revolving line of credit	(123,400)	59,400	89,900
Long-term debt proceeds	1,493,543	—	—
Long-term debt payments	(497,374)	(100,000)	(200,000)
Fees paid for bridge financing	(2,325)	—	—
Fees paid to issue debt	(38,020)	—	—
Proceeds from issuance of common stock	3,194	5,943	27,948
Tax benefits from employee share-based exercises	1,432	—	—
Purchase and retirement of common stock	(1,032)	(1,681)	(602)
Dividends	(10,996)	(10,915)	(10,649)
Net cash used in financing activities	825,022	(47,253)	(93,403)
Effect of exchange rate changes on cash and cash equivalents	661
Net change in cash and cash equivalents	(4,657)	(6,790)	19,123
Cash and cash equivalents at beginning of year	14,298	21,088	1,965
Cash and cash equivalents at end of year	9,641	14,298	21,088

See accompanying notes to consolidated financial statements.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements

1.                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS

Principles of Consolidation.   The consolidated financial statements include the accounts of Georgia Gulf Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations.   We are a leading North American manufacturer and an international marketer of chlorovinyl and aromatics chemicals and vinyl-based building and home improvement products. Our chlorovinyl and aromatic chemicals products are sold for further processing into a wide variety of end-use applications, including plastic pipe and pipe fittings, siding and window frames, bonding agents for wood products, high-quality plastics, acrylic sheeting and coatings for wire and cable. Our vinyl-based building and home improvement products, marketed under the Royal Group brands, primarily include window and door profiles, mouldings, siding, pipe and pipe fittings, deck, fence and rail products, and outdoor storage buildings.

Use of Estimates.   Management is required to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes prepared in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Reclassifications.   Certain prior period balances have been reclassified to conform to the current year presentation.

Foreign Currency Translation and Transactions.   Our subsidiaries that operate outside the United States use their local currency as the functional currency. The functional currency is translated into U.S. dollars for balance sheet accounts using the month end exchange rates in effect as of the balance sheet date and average exchange rate for revenues and expenses for each respective period. The translation adjustments are deferred as a separate component of stockholders’ equity, within accumulated other comprehensive income (loss), net of tax where applicable. Gains or losses resulting from transactions denominated in foreign currencies are reported in the same financial statement captions as the underlying transactions in the consolidated statements of income. We recorded losses of $2.7 million in fiscal 2006. We had no significant foreign exchange losses or gains for fiscal 2005 and 2004.

Cash and Cash Equivalents.   Marketable securities that are highly liquid with an original maturity of three months or less are considered to be the equivalent of cash for purposes of financial statement presentation.

Accounts Receivable and Allowance for Doubtful Accounts.   We grant credit to customers under credit terms that are customary in the industry and based on the creditworthiness of the customer and generally do not require collateral. We also provide allowances for cash discounts and doubtful accounts based on historical collection experience, periodic evaluations of the aging of the accounts receivable and specific collectibility analysis.

Revenue Recognition.   We recognize revenue in accordance with generally accepted accounting principles as outlined in the Securities and Exchange Commisions (“SEC’s”), Staff Accounting Bulletin (“SAB”) No. 104 “Revenue Recognition,” which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectibility is reasonably assured; and (iv) product delivery has occurred. We recognize revenue as products are shipped based on free on board or FOB terms when title passes to customers, and the customer takes ownership and assumes risk of loss.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements

1.                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS (Continued)

Sales Incentives.   We offer sales incentives, primarily in the form of volume rebates, slotting fees and advertising allowances to our customers, which are classified as a reduction of net sales and are calculated based on contractual terms of customer contracts.

Shipping Costs.   All amounts billed to a customer in a sale transaction related to shipping are classified as revenue. Shipping fees billed to customers and included in sales and cost of goods sold were $85.1 million in 2006, $78.7 million in 2005 and $71.8 million in 2004.

Advertising Costs.   Advertising costs and promotion expenses generally relate to our vinyl-based building and home improvement products marketed under the Royal Group brand names and are charged to earnings during the period in which they are incurred. Advertising and promotion expenses are included in selling, general and administrative expenses and were $3.8 million in 2006. There were no advertising and promotion expenses in 2005 and 2004.

Inventories.   Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method for the majority of inventory and the weighted average cost method for the remainder. Costs include raw materials, direct labor and manufacturing overhead. Market is based on current replacement cost for raw materials and supplies and on net realizable value for finished goods.

Property, Plant and Equipment.   Property, plant and equipment are stated at cost. The property, plant and equipment acquired in connection with the acquisition of Royal Group is stated at its estimated fair value as of October 3, 2006 and is being depreciated over the estimated useful lives. Maintenance and repairs are charged to expense as incurred, and major renewals and improvements are capitalized. Interest expense attributable to funds used in financing the construction of major plant and equipment is capitalized. Interest expense capitalized during 2006, 2005 and 2004, was $2.2 million,  $0.4 million, and $0.9 million, respectively. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense totaled approximately $77.6 million, $57.6 million and $57.5 million, for the years ended December 31, 2006, 2005, and 2004, respectively.  The net book value of our idled Pasadena, Texas phenol/acetone plant equipment was approximately $1.2 million as of December 31, 2006, and is included in property, plant and equipment on our consolidated balance sheet. The estimated useful lives of the assets are as follows:

Buildings	27-30 years
Land improvements	15 years
Machinery and equipment	3-15 years
Dies and moulds	4-6 years
Office furniture and equipment	3-10 years
Computer equipment and software	3-5 years

Asset Retirement Obligation.   We account for asset retirement obligations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, which requires the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. When a liability is initially recorded, we capitalize the cost by increasing the carrying value of the related long-lived asset. The liability is accreted to its future value each period, and the capitalized cost is

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements

1.                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS (Continued)

depreciated over the estimated useful life of the related asset. Upon settlement of the liability, a gain or loss is recorded.  We had $2.3 and $1.9 million of asset retirement obligations recorded in other non-current liabilities in the consolidated balance sheets as of December 31, 2006 and 2005, respectively.

Other Assets.   Other assets primarily consist of advances for long-term raw materials purchase contracts (see note 11), our investment in joint ventures (see notes 8 and 12), unamortized debt issuance costs (see note 8) and prepaid pension costs (see note 15). Advances for long-term raw materials purchase contracts are being amortized as additional raw materials costs over the life of the related contracts in proportion to raw materials delivery. Debt issuance costs are being amortized to interest expense using the effective interest rate and straight-line methods over the term of the related debt instruments.

Goodwill and Other Intangible Assets.   We account for our goodwill and other intangible assets in accordance with SFAS No. 142 Goodwill and Other Intangible Assets. Goodwill is the excess of cost of an acquired entity over the amounts specifically assigned to assets acquired and liabilities assumed in purchase accounting for business combinations. Our other identifiable intangible assets are intangible assets such as customer lists, trade names and technology that were identified during acquisitions. We test the carrying value of our goodwill and other intangible assets with indefinite lives for impairment on an annual basis on October 1. The carrying value will be tested for impairment between annual impairment tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill and other intangible assets is done at a reporting unit level. An impairment loss may be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit. Intangible assets with definite lives are amortized on a straight-line basis over their estimated useful lives. See note 9 for a summary of goodwill and other intangible assets by reportable segment.

Long-Lived Assets.   Our long-lived assets, such as property, plant, and equipment, are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. Assets to be disposed of would be recorded at the lower of the carrying amount or fair value less costs to sell and no longer depreciated.

Pension Plans and Other Postretirement Benefit Plans.   We have defined contribution pension plans covering substantially all of our employees. In addition, we have three defined benefit pensions plans and one postretirement benefit plan. For the defined benefit pension plans, the benefits are based on years of service and the employee’s compensation. Our policy on funding the defined benefit plans is to contribute an amount within the range of the minimum required and the maximum tax-deductible contribution.

Accounting for employee retirement plans involves estimating the cost of benefits that are to be provided in the future and attempting to match, for each employee, that estimated cost to the period worked. To accomplish this, we make assumptions about discount rates, expected long-term rates of return on plan assets, salary increases and employee turnover and mortality, among others. We reevaluate all assumptions annually with our independent actuaries taking into consideration existing as well as forecasted economic conditions, and our policy and strategy with regard to the plans.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements

1.                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS (Continued)

Income Taxes.   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We accrue for tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. The tax contingency reserve is adjusted for, among other things, changes in factors and circumstances, receipt of tax assessments, expiration of statute of limitations, interest, and settlements and additional uncertainties.

Self-Insurance Accruals.   We are self-insured up to certain limits for costs associated with workers’ compensation and employee group medical coverage. Liabilities for insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates of incurred but not reported claims. These accruals are included in other current liabilities in the accompanying consolidated balance sheets. We also use information provided by independent consultants to assist in the determination of estimated accruals. In estimating these costs, we consider historical loss experience and make judgments about the expected levels of costs per claim.

Warranty Costs.   We provide a warranty for certain building and home improvement products against defects in material, performance and workmanship. We accrue for warranty claims at the time of sale based on historical warranty claims experience. Prior to the October 3, 2006, acquisition of Royal Group, we did not offer any warranties. Warranty provisions and claims for the year ended December 31, 2006, included in other accrued liabilities in the consolidated balance sheets were as follows:

In Thousands	2006
January 1, 2006	$—
Estimated fair value of warranty liability assumed in Royal Group acquisition	7,344
Warranty provisions	1,938
Warranty claims	(1,618)
December 31, 2006	$7,664

Derivative Financial Instruments.   Derivatives that are not hedges must be adjusted to fair value through earnings in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and its related amendments. If the derivative is a hedge, depending on the nature of the hedge, changes in its fair value are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. We engage in activities that expose us to market risks, including the effects of changes in interest rates, foreign currency and changes in commodity prices. Financial exposures are managed as an integral part of our risk management program, which seeks to reduce the potentially adverse effect that the volatility of the interest rate, foreign currency, and commodity markets may have on operating results. We do not engage in speculative transactions nor do we hold or issue financial

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements

1.                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS (Continued)

instruments for trading purposes. Long-term supply agreements that meet the appropriate criteria are accounted for under the normal purchase provisions within SFAS No. 133 and its amendments.

We formally document all hedging instruments and hedging transactions, as well as our risk management objective and strategy for undertaking hedged transactions. This process includes linking all derivatives that are designated as fair value and cash flow hedges to specific assets or liabilities on the consolidated balance sheet or to forecasted transactions. We also formally assess, both at inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged transactions. When it is determined that a derivative is not highly effective or the derivative expires or is sold, terminated, exercised, or discontinued because it is unlikely that a forecasted transaction will occur, we discontinue the use of hedge accounting for that specific hedge instrument.

Litigation.   In the normal course of business, we are involved in legal proceedings. We accrue a liability for such matters when it is probable that a material liability has been incurred and the amount can be reasonably estimated. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred.

Environmental Expenditures.   Environmental expenditures related to current operations or future revenues are expensed or capitalized consistent with our capitalization policy. Expenditures that relate to an existing condition caused by past operations and that do not contribute to future revenues are expensed in the period incurred. Liabilities are recognized when material environmental assessments or cleanups are probable and the costs can be reasonably estimated.

Comprehensive Loss.   Comprehensive loss includes foreign currency translation of assets and liabilities of foreign subsidiaries, effects of exchange rate changes on intercompany balances of a long-term nature, derivative financial instruments designated as cash flow hedges, and minimum pension liabilities as required by SFAS No. 158. Amounts recorded in accumulated other comprehensive loss, net of tax, on the Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2006, 2005, and 2004 are as follows:

	December 31,
In Thousands	2006	2005	2004
Unrealized gains on derivative contracts	$(725)	$—	$—
Minimum pension liability	(170)	(199)	(159)
Adjustment to initially apply SFAS No. 158	(2,589)	—	—
Currency translation adjustment	(21,390)	—	—
Accumulated other comprehensive loss	$(24,874)	$(199)	$(159)

Stock-Based Compensation.   On January 1, 2006, we adopted SFAS No. 123R, Share Based Payment, using the modified prospective method of adoption. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options and shares purchased under an employee stock purchase plan (“ESPP”) to be recognized in the financial statements based on their fair values.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS (Continued)

Upon our adoption of SFAS No. 123R, we began recording compensation cost related to the continued vesting of all stock options that were unvested as of January 1, 2006, as well as for all new stock option grants after our adoption date. The compensation cost to be recorded is based on the fair value at the grant date. The adoption of SFAS No. 123R did not have an effect on our recognition of compensation expense relating to restricted stock grants. SFAS No. 123R required the elimination of unearned compensation (contra-equity account) related to earlier awards against the appropriate equity accounts, additional paid-in capital, in our circumstance. Prior to the adoption of SFAS No. 123R, cash flows resulting from the tax benefit related to stock-based compensation were presented in operating activities in the statements of cash flows, along with other tax cash flows, in accordance with the provisions of Emerging Issues Task Force (“EITF”) Issue No. 00-15, Classification in the Statement of Cash Flows of the Income Tax Benefit Received by a Company upon Exercise of a Nonqualified Employee Stock Option. SFAS No. 123R superseded EITF Issue No. 00-15, amended SFAS No. 95, Statement of Cash Flows, and requires tax benefits relating to excess share-based compensation deductions to be prospectively presented in the statements of cash flows as a financing activity cash inflow.

As a result of adopting SFAS No. 123R on January 1, 2006, our operating income and income before income taxes for the year ended December 31, 2006, was reduced by $7.0 million. The impact of adopting SFAS No. 123R for the year ended December 31, 2006 reduced net income by approximately $4.4 million and basic and diluted earnings per share by $0.13. SFAS No. 123R also required us to change the statement of cash flow classification of certain tax benefits from share-based compensation deductions beginning on January 1, 2006. As a result, we classified $1.4 million as cash from financing activities rather than cash from operating activities for 2006.

Prior to our adoption of SFAS No. 123R, we accounted for our stock-based compensation plans in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and complied with SFAS No. 123, Accounting for Stock-Based Compensation, as amended, for disclosure purposes. Under these provisions, no compensation was recognized for our stock option plans or our ESPP. For SFAS No. 123 purposes, the fair value of each stock option and ESPP share for 2005 and 2004 has been estimated as of the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

For stock option grants:

	Year ended December 31,
	2005	2004
Assumptions:
Risk-free interest rate	3.97%	4.00%
Expected life	4.7 years	8.0 years
Expected volatility	39%	40%
Expected dividend yield	0.61%	1.18%

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS (Continued)

For stock purchase plan rights:

	Year ended December 31,
	2005	2004
Assumptions:
Risk-free interest rate	2.75%	1.29%
Expected life	1.0 year	1.0 years
Expected volatility	33%	29%
Expected dividend yield	0.64%	1.11%

Had compensation expense been determined consistently with SFAS No. 123, additional compensation expense, net of tax, for 2005 and 2004 from stock options and ESPP shares would have been approximately $3.3 million and $2.5 million, respectively. Our net income and earnings per common share would have been the following pro forma amounts:

	Year ended December 31,
In thousands, except per share data	2005	2004
Net income, as reported	$95,503	$105,892
Stock-based compensation included in net income, as reported	2,567	2,043
Stock-based compensation under SFAS No. 123	(5,865)	(4,497)
Pro forma net income	92,205	103,438
Basic earnings per share:
As reported	$2.82	$3.21
Pro forma	2.72	3.14
Diluted earnings per share:
As reported	$2.79	$3.17
Pro forma	2.71	3.11

In November 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. 123R-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” The FSP, which became effective in November 2005, required an entity to follow either the transition guidance for the additional-paid-in-capital pool as prescribed in SFAS No. 123R or the alternative transition method described in the FSP. An entity that adopted SFAS No. 123R using the modified prospective application may make a one-time election to adopt the transition method described in the FSP, and may take up to one year from the later of its initial adoption of SFAS No. 123R or the effective date of the FSP to evaluate the available transition alternatives and make its one-time election. We adopted the alternative transition method provided in the FSP for calculating the tax effects of stock-based compensation under SFAS No. 123R. See note 14 for disclosures related to stock-based compensation.

Earnings Per Share.   We apply the provisions of SFAS No. 128, Earnings per Share (“EPS”), which requires companies to present basic EPS and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the dilution that could occur if securities or other

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS (Continued)

contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings. Dilutive common stock options and ESPP rights are included in the diluted EPS calculation using the treasury stock method. Options to purchase 1,525 million shares of common stock outstanding at December 31, 2006, were not included in the computation of diluted earnings per share, as the exercise prices of these options were greater than the average market price of the common stock during these periods. Options to purchase 0.7 million shares of common stock outstanding at December 31, 2005, were not included in the computation of diluted earnings per share, as the exercise prices of these options were greater than the average market price of the common stock during these periods. There were no such options outstanding at December 31, 2004.

Computations of basic and diluted earnings per share are presented in the following table:

	Year Ended December 31,
In Thousands, Except Per Share Data	2006	2005	2004
Income from continuing operations	$51,802	$95,503	$105,892
Loss from discontinued operations	(3,263)	—	—
Net income	$48,539	$95,503	$105,892
Weighted average shares outstanding—basic	34,093	33,867	32,965
Plus incremental shares from assumed conversions:
Options and restricted stock awards	277	298	435
Employee stock purchase plan rights	16	28	39
Weighted average shares outstanding—diluted	34,386	34,193	33,439
Basic earnings (loss) per share
Earnings from continuing operations	$1.52	$2.82	$3.21
Loss from discontinued operations	(0.10)	—	—
Earnings per share	$1.42	$2.82	$3.21
Diluted earnings (loss) per share
Earnings from continuing operations	$1.51	$2.79	$3.17
Loss from discontinued operations	(0.10)	—	—
Earnings per share	$1.41	$2.79	$3.17

2.      NEW ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140. SFAS No. 155 simplifies accounting for certain hybrid instruments currently governed by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, by allowing fair value remeasurement of hybrid instruments that contain an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the guidance in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets, which provides that such beneficial interests are not subject to SFAS No. 133. SFAS No. 155 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125, by eliminating the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. This statement is effective for financial instruments acquired or issued by us after December 31, 2006. We do not expect the adoption of SFAS No. 155 to have a material impact on our consolidated financial statements.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

2.      NEW ACCOUNTING PRONOUNCEMENTS (Continued)

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability must be initially measured at fair value, if practicable. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. We do not expect the adoption of SFAS No. 156 to have a material impact on our consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 Accounting For Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109 and prescribes a recognition threshold and measurement attribute for financial statement recognition of tax positions taken or to be taken on a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted. We are currently evaluating the impact of FIN 48 on our consolidated financial statements.

In June 2006, the FASB ratified its consensus on EITF Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). The scope of EITF Issue No. 06-3 includes any tax assessed by a governmental authority that is imposed concurrent with or subsequent to a revenue-producing transaction between a seller and a customer. For taxes within the scope of this issue that are significant in amount, the consensus requires the following disclosures: (i) the accounting policy elected for these taxes and (ii) the amount of the taxes reflected gross in the income statement on an interim and annual basis for all periods presented. The disclosure of those taxes can be done on an aggregate basis. The consensus is effective for interim and annual periods beginning after December 15, 2006. We are currently evaluating the impact, if any, of EITF Issue No. 06-3 on our financial position and results of operations. However, we do not believe the adoption of EITF Issue No. 06-3 will have a material impact on our consolidated financial statements.

On September 7, 2006, the EITF reached a consensus on EITF Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, which requires the application of the provisions of SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, to endorsement split-dollar life insurance arrangements. SFAS No. 106 would require that we to recognize a liability for the discounted future benefit obligation that we will have to pay upon the death of the underlying insured employee. An endorsement-type arrangement generally exists when we own and control all incidents of ownership of the underlying policies. EITF Issue No. 06-4 is effective for fiscal years beginning after December 15, 2007. We do not expect the adoption of EITF Issue No. 06-4 to have a material impact on our consolidated financial statements.

On September 7, 2006 the EITF reached a consensus on EITF Issue No. 06-5 Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance With FASB Technical Bulletin No. 85-4, which concluded that a policyholder should consider other amounts included in the contractual terms of an insurance policy, in addition to cash surrender value, when determining the asset value that could be realized under the terms of the insurance contract. These other amounts include: non-discretionary amounts (those items that are not contingent as of the balance sheet date) and time-based amounts (i.e., deferred acquisition costs tax) that would be accounted for on a

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

2.      NEW ACCOUNTING PRONOUNCEMENTS (Continued)

present-value basis. Items that are “probable” to be received and/or subject to the insurance company’s intent to pay would not be included in asset value. In addition, the amount that could be realized should be determined on an individual policy or certificate level. Amounts that would be realized upon surrender of all policies or certificates would not be included when measuring assets. EITF Issue No. 06-5 is effective for fiscal years beginning after December 15, 2006 and would be recognized through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption for all life insurance contracts currently held. We do not believe the impact of adopting EITF Issue No. 06-5, will have a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for our fiscal year beginning January 1, 2008. We do not expect the adoption of SFAS No. 157 to have a material impact on our consolidated financial statements.

In September 2006, the SEC issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB No. 108 is effective for fiscal years ending after November 15, 2006. Early application is encouraged, but not required. We are required to adopt SAB No. 108 for our fiscal year ending December 31, 2006. The cumulative effect, if any, of applying the provisions of SAB No. 108 will be reported as an adjustment to beginning-of-year retained earnings. We have adopted the guidance of evaluating prior year misstatements in quantifying current year misstatements and determined that it was not material to our consolidated financial statements.

On September 29, 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which amends SFAS No. 87 and SFAS No. 106 to require recognition of the funding status of pension and other postretirement benefit plans on the balance sheet. Under SFAS No. 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS No. 87 and SFAS No. 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The incremental effect of adopting the balance sheet recognition provisions of SFAS No. 158 as of December 31, 2006, is disclosed in note 15.

We have evaluated the potential impact of the Pension Protection Act, which was passed into law on August 17, 2006 on future U.S. pension plan funding requirements based on current market conditions. The Pension Protection Act is not anticipated to have a material effect on the level of future funding requirements or on our liquidity and capital resources.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted provided the entity also elects to apply the provisions of SFAS No. 157. We have not decided if we will adopt SFAS No. 159 early or if we will choose to measure any eligible financial assets and liabilities at fair value.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

3.                 BUSINESS ACQUISITION, DIVESTITURES, DISCONTINUED OPERATIONS, AND ASSETS HELD-FOR-SALE

Acquisition.   On October 3, 2006, we completed the acquisition of Royal Group Technologies Limited, (“Royal Group”). Under the terms of the arrangement agreement, we acquired all of the outstanding common stock of Royal Group for a total purchase price, including assumed liabilities and debt retired in conjunction with the closing, of approximately $1.5 billion consisting of approximately $1.1 billion of cash paid for Royal Group common stock and  assumed debt of $374.9 million, which was repaid in connection with the acquisition. The acquisition was financed with significant indebtedness, including $500 million in aggregate principal amount of 9.5 percent senior unsecured notes due 2014 (the “Senior Notes”), $200.0 million in aggregate principal amount of 10.75 percent senior subordinated notes due 2016 (the “Senior Subordinated Notes,” and together with the Senior Notes, the “New Notes”), and a new senior secured credit agreement that includes a tranche B term loan of $800.0 million and revolving credit facilities of up to $375.0 million (the “Senior Secured Credit Facility”). See note 10 for a further description of the debt instruments put in place to finance the acquisition of Royal Group.

In connection with Royal Group acquisition, we transferred the ownership of the U.S. operations of Royal Group, Royal Plastics Group (U.S.A.) Limited, from a wholly owned Canadian subsidiary to a wholly owned U.S. subsidiary. A Canadian denominated note was forgiven in this transaction, which resulted in a tax deductible foreign exchange loss. We have recorded the tax benefit of $1.3 million to additional paid in capital in the accompanying consolidated balance sheet.

The Royal Group acquisition furthered our chlorovinyls forward integration strategy by providing a growth platform that leverages Georgia Gulf’s vinyl resins and compounds formulation expertise, which we have refined over the last 20 years, with Royal Group’s experience and innovative product development. We believe the acquisition will allow us to strengthen our competitive position through further penetration of Royal Group’s markets thereby increasing long-term shareholder value.

The Royal Group acquisition was accounted for by the purchase method and, accordingly, the results of operations and cash flows since the October 3, 2006 acquisition date have been included in our consolidated results of operations and cash flows. The purchase price was allocated to the assets acquired and liabilities assumed based upon the estimated fair values at the date of acquisition. The estimated fair values of acquired assets and liabilities assumed were determined using accepted industry valuation techniques specific to the applicable class of assets and liabilities. Assets held for sale were valued at estimated fair value less costs to sell. Estimated fair values of assets held for sale were determined based on definite sale agreements. We recognized trade name intangible assets of $16.0 million, customer relationships intangible assets of $46.0 million and technology intangible assets of $31.0 million as of October 3, 2006. The preliminary excess of the purchase price over the fair value of the net identifiable assets acquired of approximately $312.1 million was recorded as goodwill.  See note 9 for disclosure of goodwill by reportable segment and for estimated useful lives of finite-lived intangible assets.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill recorded will not be amortized and is not deductible for tax purposes. Additionally, we determined that the trade name intangible asset has an indefinite useful life because it is expected to generate cash flows indefinitely. Goodwill and the trade name intangible assets will be subject to annual impairment testing on our measurement date of October 1.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

3.                 BUSINESS ACQUISITION, DIVESTITURES, DISCONTINUED OPERATIONS, AND ASSETS HELD-FOR-SALE (Continued)

The purchase price allocation is preliminary subject to, among other things, the final valuations of assets acquired and liabilities assumed, certain legal and tax contingencies, and the valuation of property, plant and equipment, spare parts, finite and indefinite lived intangible assets, and assets held for sale and discontinued operations; and may be adjusted within twelve months of the closing date of the acquisition. See notes 11 and 16 for further information regarding these legal and tax contingencies, respectively. The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition, excluding cash acquired of $27.7 million.

In Thousands	As of October 3, 2006
Current assets, net of cash acquired	$478,311
Property, plant and equipment	630,615
Investments and other assets	26,994
Goodwill	312,085
Identifiable intangible assets—finite lived	77,000
Identifiable intangible assets—indefinite lived	16,000
Deferred taxes	16,014
Net assets held for sale	223,899
Total assets acquired	$1,780,918
Current liabilities	$330,592
Debt assumed*	374,930
Total liabilities assumed	705,522
Net assets acquired	$1,075,396

*This debt assumed was retired subsequent to the acquisition of Royal Group.

The following unaudited pro forma financial information presents the combined results of our operations and those of Royal Group as if the acquisition had occurred at the beginning of fiscal year 2006 and 2005, after giving effect to certain adjustments, including adjustments for depreciation based on the estimated fair value of property, plant and equipment, spare parts, and finite and indefinite lived intangibile assets we acquired, fair valuing inventories, increased interest expense on debt related to the acquisition, and the amortization of definite lived intangibles. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had we and Royal Group constituted a single entity during such periods. The following table discloses the pro forma results for the fiscal years ended December 31:

In Thousands, Except Per Share Data	2006	2005
Net sales	$3,376,320	$3,627,265
Net loss	$(47,296)	$(52,417)
Basic and diluted loss per share	$(1.46)	$(1.55)

Divestitures.   Following our acquisition of Royal Group, we have divested certain non-core operations and assets. These transactions include the sale of certain buildings, properties and equipment for

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

3.                 BUSINESS ACQUISITION, DIVESTITURES, DISCONTINUED OPERATIONS, AND ASSETS HELD-FOR-SALE (Continued)

approximately $96.0 million. These transactions took place primarily during November 2006. Additionally, certain non-core foreign operations were sold for approximately $14.5 million including the assumption by the buyer of $28.2 million of debt.

Discontinued Operations-Outdoor Building Products Segment.   As part of our strategic plan for the acquired Royal Group businesses, we decided to exit the certain non-core businesses included in our outdoor building products segment.

The results of all discontinued outdoor building products segment operations as of December 31, 2006 are as follows:

In Thousands	December 31, 2006
Net sales	$24,051
Operating (loss) from discontinued operations	(5,084)
Benefit from income taxes	1,821
Total loss from discontinued operations	$(3,263)

The assets of the discontinued operations in our outdoor building products segment as of December 31, 2006, consists of $11.1 million of inventory and $5.2 million of property, plant and equipment.

Assets Held-For-Sale.   As part of our strategic plan, we also decided to sell Royal Group’s transportation and logistics business. In addition, as part of this plan, we decided to sell excess real estate including certain land and buildings in Ontario, Canada. Accordingly, we have identified and reclassified net assets of these businesses and excess real estate, as held for sale at December 31, 2006. The assets of these operations held-for-sale as of December 31, 2006, consist of $64.7 million of property, plant and equipment.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

4.                 RESTRUCTURING ACTIVITIES

In the fourth quarter of fiscal 2006, we initiated plans to restructure the operations of Royal Group to eliminate certain duplicative activities, focus our resources on operations with future growth opportunities and reduce our cost structure.  In connection with the restructuring plan, we incurred costs related to termination benefits for employee positions that were eliminated. We expect to pay these termination benefits by September 2007. Any costs incurred during this restructuring plan that will benefit future periods, such as relocation of employees, have been and will be expensed as incurred. A summary of our restructuring activities by reportable segment follows:

In Thousands	Balance at December 31, 2005	Royal Group Acquisition at October 3, 2006	Cash Payments	Foreign Currency Translation Adjustments	Balance at December 31, 2006
Chlorovinyls
Involuntary termination benefits	$—	$1,878	$(339)	$(71)	$1,468
Window and door profiles and mouldings products
Involuntary termination benefits	—	5,844	(2,329)	(222)	3,293
Outdoor building products
Involuntary termination benefits	—	15,016	(3,728)	(559)	10,729
Other, including unallocated corporate
Involuntary termination benefits	—	12,514	(6,142)	(475)	5,897
Impact of foreign exchange	—
Total	$—	$35,252	$(12,538)	$(1,327)	$21,387

Pursuant to EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” involuntary termination costs related to the Royal Group acquisition have been recognized as a liability assumed as of the consummation date of the acquisition and included in the purchase price allocation.

5.                 ACCOUNTS RECEIVABLE SECURITIZATION

We have an agreement pursuant to which we sell an undivided percentage ownership interest in a certain defined pool of our U. S. trade receivables on a revolving basis through a wholly owned subsidiary to two third parties (the “Securitization”). As collections reduce accounts receivable included in the pool, we sell ownership interests in new receivables to bring the ownership interests sold up to a maximum of $165.0 million, as permitted by the Securitization. The Securitization was amended and restated on September 18, 2006, to extend the agreement three years.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

5.                 ACCOUNTS RECEIVABLE SECURITIZATION (Continued)

In conjunction with the sale of receivables, we recorded losses of $8.4 million, $5.7 million, and $2.6 million for 2006, 2005 and 2004, respectively, which are included as selling, general and administrative expenses in the accompanying consolidated statements of income. The losses were determined by applying a discount factor, as prescribed under the relevant Securitization, to the monthly balance in the ownership interests sold.

At December 31, 2006, 2005 and 2004, the uncollected balance of accounts receivable in the defined pool was approximately $219.4 million, $277.3 million and $288.4 million, respectively. We continue to service these receivables and maintain a subordinated interest in the receivables. We have not recorded a servicing asset or liability since the cost to service the receivables approximates the servicing income. The balance of receivables sold at December 31, 2006, 2005 and 2004, was $128.0 million, $141.0 million and $165.0 million, respectively. Our Securitization has been accounted for as a sale in accordance with the provisions of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and therefore, the receivables sold are not included in the debt and related accounts receivable accounts on our consolidated balance sheets. We continue to provide an allowance for doubtful accounts related to these receivables based on our historical experience and aging of the accounts receivable. At December 31, 2006, 2005 and 2004, we had a subordinated interest of approximately $91.4 million, $136.3 million and $123.4 million, respectively, in the defined pool of receivables, which represents the excess of receivables sold over the amount funded to us. The fair value of the retained interest approximates the carrying amount because of the short period of time it takes for the portfolio to be liquidated. From December 31, 2005, to December 31, 2006, we reduced the balance of receivables sold from $141.0 million to $128.0 million, which resulted in a net decrease of cash flow of $13.0 million. Comparatively, during 2005 we reduced the balance of receivables sold from $165.0 million to $141.0 million at December 31, 2005, which resulted in a net decrease of cash flow of $24.0 million. During 2004 we had increased cash flow of $65.0 million due to increasing the capacity of the Securitization program.

6.                 INVENTORIES

The major classes of inventories were as follows:

	December 31,
In Thousands	2006	2005
Raw materials and supplies	$139,301	$69,116
Finished goods	200,104	126,512
Inventories	$339,405	$195,628

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

7.                 PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following:

	December 31,
In Thousands	2006	2005
Machinery and equipment	$1,278,589	$951,649
Land and land improvements	143,376	27,034
Buildings	209,023	31,897
Construction-in-progress	89,438	26,498
Property, plant and equipment, at cost	1,720,426	1,037,078
Accumulated depreciation	697,422	635,666
Property, plant and equipment, net	$1,023,004	$401,412

8.                 OTHER ASSETS, NET

Other assets, net of accumulated amortization, consisted of the following:

	December 31,
In Thousands	2006	2005
Advances for long-term purchase contracts	$107,220	$112,920
Investment in joint ventures	29,236	20,138
Debt issuance costs, net	38,240	5,516
Prepaid pension costs	16,136	21,041
Long-term receivables	7,931	—
Other	6,050	15,690
Total other assets, net	$204,813	$175,305

In connection with financing the acquisition of Royal Group, we incurred $38.0 million of debt issuance costs. Debt issuance costs amortized as interest expense during 2006, 2005 and 2004 were $2.2 million, $1.4 million, and $2.6 million, respectively. The reduction in our prepaid pension costs was primarily due to the adoption of SFAS No. 158. See note 15 for further information regarding the adoption of SFAS No. 158. In addition, Royal Group has $7.9 million of long-term receivables primarily relating to certain divestitures that took place during 2005 and 2006.

During 2005 we entered into a long-term raw materials supply contract, which required a $79.0 million advance payment and has been classified in advances for long-term purchase contracts.

9.                 GOODWILL AND OTHER INTANGIBLE ASSETS

On October 1, 2006, we performed our annual impairment tests for goodwill and as a result of this impairment analysis we determined that no goodwill impairment existed.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

9.                 GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

On October 3, 2006, in connection with the Royal Group acquisition we recognized total goodwill of $312.1 million and indefinite-lived intangible assets of $16.0 million. The following table shows changes in the carrying amount of goodwill and indefinite-lived intangible assets for the year ended December 31, 2006, by reportable segment.

In Thousands	Chlorovinyls	Aromatics	Window and Door Profiles and Mouldings Products	Outdoor Building Products	Total
Goodwill at December 31, 2005	$77,720	$—	$—	$—	$77,720
Goodwill related to acquisition of Royal Group	149,300	—	141,985	20,800	312,085
Foreign currency translation adjustment	(5,663)	—	(6,229)	(789)	(12,681)
Goodwill at December 31, 2006	$221,357	$—	$135,756	$20,011	$377,124
Indefinite-lived intangible assets at December 31, 2005	$—	$—	$—	$—	$—
Indefinite-lived intangible assets related to acquisition of Royal Group	1,000	—	13,000	2,000	16,000
Foreign currency translation adjustment	(38)	—	(493)	(76)	(607)
Indefinite-lived intangible assets at December 31, 2006	$962	$—	$12,507	$1,924	$15,393

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

9.                 GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

In addition, in connection with the Royal Group acquisition on October 3, 2006 we acquired the following finite-lived intangible assets by reportable segment.

In Thousands	Chlorovinyls	Window and Door Profiles and Mouldings Products	Outdoor Building Products	Total
Finite-lived intangible assets at December 31, 2006
Gross Carrying Amount for finite-lived intangible assets:
Customer relationships	$1,000	34,000	11,000	$46,000
Technology	—	31,000	—	31,000
Total	1,000	65,000	11,000	77,000
Accumulated Amortization for finite-lived intangible assets:
Customer relationships	(14)	(472)	(153)	(639)
Technology	—	(517)	—	(517)
Total	(14)	(971)	(153)	(1,156)
Foreign currency translation adjustment:
Customer relationships	(37)	(2,428)	(411)	(2,876)
Technology	—	—	—	—
Total	(37)	(2,428)	(411)	(2,876)
Net Carrying Amount for finite-lived intangible assets:
Customer relationships	949	31,100	10,436	42,485
Technology	—	30,483	—	30,483
Total	$949	$61,583	$10,436	$72,968

The average estimated useful life for the customer relationships and technology are 18 years, and 12 years, respectively. Amortization expense for the finite-lived intangible assets was $1.2 million in 2006. There were no finite lived intangible assets at December 31, 2005 or 2004 and accordingly no related amortization expense. Total estimated amortization expense for the next five fiscal years will be approximately $4.6 million per year.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

10.          LONG-TERM DEBT

Long-term debt consisted of the following:

	December 31,
In Thousands	2006		2005
Senior credit facility:
Revolving credit facility replaced October 3, 2006	$—		$149,300
Revolving credit facility expires 2011	25,900		—
Term loan B due 2013	648,375	(1)	—
7.125% senior notes due 2013	100,000		100,000
9.5% senior notes due 2014, net of unamortized discount of $3,409	496,591	(2)	—
10.75% senior subordinated notes due 2016, net of unamortized discount of $2,972	197,028	(3)	—
Other	30,240		29,339
Total debt	1,498,134		278,639
Less current portion	32,495		49,300
Long-term debt	$1,465,639		$229,339

(1)          The term loan requires repayments at a rate of 1.00 percent of the original principal amount thereof per annum on a quarterly basis for the first six years of the term of the loan, with the balance paid in full from equal quarterly installments in the seventh year.

(2)          The 9.5 percent Senior Notes were issued with a discount of approximately $3.5 million to yield 9.625 percent. The discount will be accreted over the term of the notes up to the principal amount of $500.0 million using the effective interest method.

(3)          The 10.75 percent Senior Subordinated Notes were issued with a discount of approximately $3.0 million to yield 11.0 percent. The discount will be accreted over the term of the notes up to the principal amount of $200.0 million using the effective interest method.

On December 3, 2003, we issued $100.0 million in principal amount of our unsecured 7.125 percent senior notes, which are due December 15, 2013. The proceeds of the notes were used to retire other notes. Interest on these notes is payable June 15 and December 15 of each year. On or after December 15, 2008, we may redeem the notes in whole or in part, initially at 103.563 percent of their principal amount, and thereafter at prices declining annually to 100 percent on or after December 15, 2011.

On October 17, 2005, we entered into an amended and restated credit agreement amending the senior credit agreement dated as of November 12, 1999, as amended on November 23, 2004, and December 3, 2003. The amendment increased our revolving credit commitment from $170.0 million to $240.0 million.

On November 15, 2005, we repaid $100.0 million of 7.625 percent secured notes with proceeds from availability under our senior credit facility.

The Royal Group acquisition was financed with significant indebtedness, including $500.0 million in aggregate principal amount of Senior Notes, $200.0 million in aggregate principal amount of Senior Subordinated Notes, and a new Senior Secured Credit Facility that includes a tranche B term loan of

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

10.          LONG-TERM DEBT (Continued)

$800.0 million and revolving credit facilities of up to $375.0 million. We also assumed debt from Royal Group’s China operations of $28.2 million.

Interest on the Senior Notes is payable on April 15 and October 15 beginning April 15, 2007 at an annual rate of 9.5 percent. Interest on the Senior Subordinated Notes is payable on April 15 and October 15 beginning April 15, 2007 at an annual rate of 10.75 percent. The Senior Notes and Senior Subordinated Notes were issued at discounts to yield of 9.625 percent and 11.0 percent, respectively, under the effective interest method. The Senior Notes and Senior Subordinated Notes contain certain restrictive covenants including restrictions on debt incurrence, granting of liens, dividends, acquisitions and investments.

On October 3, 2006, we entered into the Senior Secured Credit Facility provided by a syndicate of banks and other financial institutions. The Senior Secured Credit Facility replaced our previously existing senior credit facility, for which we wrote-off $3.0 million in deferred loan costs during 2006. The Senior Secured Credit Facility provides for a term loan of $800.0 million, all of which was borrowed on October 3, 2006. The Senior Secured Credit Facility also provides for $375.0 million of revolving credit facilities. The commitments under the revolving credit facilities expire on October 3, 2011. The term loan facility will mature on October 3, 2013. The term loan will amortize at a rate of 1.00 percent of the original principal amount thereafter per annum on a quarterly basis for the first six years of the term of the loan, with the balance paid in full from equal quarterly installments in the seventh year. Based on this amortization schedule, the term loan will be reduced by approximately $6.5 million in 2007.

The interest rate for the Senior Secured Credit Facility is the adjusted U.S. London Interbank Offered Rate or LIBOR, plus 2.0 percent per annum or the administrative agent bank’s annual base rate (“ABR”) plus 1.0 percent per annum, and following delivery of financial information for the quarter ended December 31, 2006, the applicable margin for the loans under the revolving credit facilities will be set at a per annum rate determined by reference to a pricing grid based on our total leverage ratio. At our discretion, the Senior Secured Credit Facility provides for us to borrow using the U.S. Prime Rate. The facility commitment fee at December 31, 2006 was 0.5% of the unused amount. For 2006, 2005 and 2004 the average interest rates for the revolving credit facility were 4.47 percent, 4.58 percent and 4.56 percent, respectively. The interest rate for the revolving credit facility as of December 31, 2006, was 9.25 percent. The interest rate on the term loan as of December 31, 2006, was 7.35 percent.

The Senior Secured Credit Facility contains customary affirmative and negative covenants, including restrictions on debt incurrence, granting of liens, dividends, acquisitions and investments. In addition, the Senior Secured Credit Facility contains financial covenants requiring compliance with both a minimum interest coverage ratio and a maximum leverage ratio. On March 14, 2007, we entered into an amendment to our Senior Secured Credit Facility, which temporarily waives our interest coverage ratio for the year ended December 31, 2006, and through May 31, 2007. These covenants are subject to customary exceptions and step-downs. The Senior Secured Credit Facility also contains customary events of default. Debt under the Senior Secured Credit Facility is secured by substantially all of our assets, including real and personal property, inventory, accounts receivable and other intangibles.

From October 3, 2006 to December 31, 2006, we were able to reduce the tranche B term loan by $151.6 million. Debt was further reduced by the sale of RBS China, which resulted in the elimination of the RBS China debt of $28.2 million. These reductions in debt were slightly offset by an increase in borrowings under the revolving credit facilities of $25.9 million.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

10.          LONG-TERM DEBT (Continued)

Under the Senior Secured Credit Facility and the indentures related to the 7.125 percent, 9.50 percent and 10.75 percent notes, we are subject to certain restrictive covenants, the most significant of which require us to maintain certain financial ratios and limit our ability to pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. Giving effect to the waiver described above, we were in compliance with all necessary financial covenants under our Senior Secured Credit Facility at December 31, 2006.

Scheduled maturities of long-term debt outstanding at December 31, 2006, are $6.6 million in 2007, $6.4 million in 2008, $23.4 million in 2009, $6.3 million in 2010, $32.1 million in 2011, and $1,434.6 million thereafter. However, of our long-term debt, $25.9 million was additionally classified as current as a result of our ability and intent to repay such amount of our revolving credit facility in the next year. Cash payments for interest during the years ended December 31, 2006, 2005, and 2004, were $23.1 million, $19.1 million, and $21.6 million, respectively.

11.          COMMITMENTS AND CONTINGENCIES

Leases.   We lease railcars, storage terminals, computer equipment, automobiles and warehouse and office space under non-cancelable operating leases with varying maturities through the year 2014. Future minimum payments under these non-cancelable operating leases as of December 31, 2006, are $27.4 million in 2007, $19.1 million in 2008, $15.1 million in 2009, $9.3 million in 2010, $5.4 million in 2011 and $11.2 million thereafter. Total lease expense was approximately $26.2 million, $23.1 million and $19.3 million for the years ended December 31, 2006, 2005 and 2004, respectively. Lease expense is recognized on a straight line basis.

Letters of Credit.   As of December 31, 2006 and 2005, we had outstanding letters of credit totaling approximately $99.9 million and $25.6 million, respectively. Of these amounts, $99.9 million and $7.8 million reduced the availability under our revolving credit facility as of December 31, 2006 and 2005, respectively. These letters of credit, which have terms from one month to one year, provide additional security for the payment of a loan and financial assurance to states for environmental closure, post-closure costs, and potential third party liability awards.

Purchase Commitments.   We have long-term raw material purchase agreements with variable and fixed payments through 2014. The variable component of future payments is based on market prices of commodities used in production. Under these contracts we were required to prepay a certain portion of the fixed and determinable costs, of which we have capitalized $107.2 million and $112.9 million as of December 31, 2006 and 2005, respectively, in the accompanying consolidated balance sheets. We amortize these advances based on the physical delivery from the manufacturer to our plants. We analyze the recoverability of these prepaid manufacturing costs based on the creditworthiness of the manufacturer and the performance under the terms of the contract. In addition, these purchase commitments are not in excess of market prices and are designed to assure a source of supply and are not in excess of our normal manufacturing requirements. We have historically taken physical delivery of the raw materials under these purchase agreements and intend to take physical delivery over the contract term. Therefore, we account for them under the normal purchase provisions of SFAS No. 133 and its amendments. The aggregate amounts of the fixed and determinable portion of the required payments under the agreements are $11.9 million for 2007 and $5.4 million for the year 2008. The aggregate amount of payments made under

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

11.          COMMITMENTS AND CONTINGENCIES (Continued)

the agreements for purchases in 2006, 2005 and 2004 were $190.0 million, $235.5 million and $108.3 million, respectively.

We also have other long-term supply contracts for raw materials, which are at prices not in excess of market, designed to assure a source of supply and not expected to be in excess of our normal manufacturing operations requirements. Historically, we have taken physical delivery under these contracts and we intend to take physical delivery in the future. Therefore, at inception we designate these contracts as normal purchase agreements and account for them under the normal purchase provisions of SFAS No. 133.

Legal Proceedings.   In October 2004 the United States Environmental Protection Agency (“USEPA”) notified us that we have been identified as a PRP for a Superfund site in Galveston, Texas. The site is a former industrial waste recycling, treatment and disposal facility. Over one thousand PRPs have been identified by the USEPA. We contributed a relatively small proportion of the total amount of waste shipped to the site. In the notice, the USEPA informed us of the agency’s willingness to settle with us and other PRPs that contributed relatively small proportions of the total quantity of waste shipped to the Superfund site. We believe that we can reach a settlement with the USEPA in this matter, and although there can be no assurance, we expect the amount of the settlement to be less than $100,000.

In August 2004 and January and February 2005, the USEPA conducted environmental investigations of our manufacturing facilities in Aberdeen, Mississippi and Plaquemine, Louisiana, respectively. The USEPA has informed us that it has identified several “areas of concern,” and has indicated that such areas of concern may, in its view, constitute violations of applicable requirements, thus warranting monetary penalties and possible injunctive relief. In lieu of pursuing such relief through its traditional enforcement process, the USEPA has proposed that the parties enter into negotiations in an effort to reach a global settlement of the areas of concern and that such a global settlement cover our manufacturing facilities at Lake Charles, Louisiana and Oklahoma City, Oklahoma as well. During the second quarter of 2006, we were informed by USEPA that its regional office responsible for Oklahoma and Louisiana desired to pursue resolution of these matters on a separate track from the regional office responsible for Mississippi.

It is likely that any settlement, if achieved, will result in the imposition of monetary penalties, capital expenditures for installation of environmental controls, and/or other relief. We do not know the total cost of monetary penalties, environmental projects, or other relief that would be imposed in any settlement or order. While we expect that such costs will exceed $100,000, we do not expect that such costs will have a material effect on our financial position, results of operations, or cash flows.

On October 3, 2006, we acquired Royal Group, which is subject to several pending investigations and pending and threatened lawsuits, including the following:

Royal Group is currently under investigation by the Royal Canadian Mounted Police (the “RCMP”), the Ontario Securities Commission (the “OSC”) and the SEC regarding its prior public disclosures, including financial and accounting matters. The OSC is also conducting a regulatory investigation of Royal Group, principally in connection with certain related party transactions between Royal Group and Royal St. Kitts Beach Resort Limited, but also in connection with trading in Royal Group’s shares.

In October 2005, Royal Group advised the OSC staff, the RCMP and the SEC staff of emails and documents authored by a former finance employee of Royal Group that relate to certain financial

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

11.          COMMITMENTS AND CONTINGENCIES (Continued)

accounting and disclosure matters. Royal Group understands that the SEC staff made a referral to the U.S. Department of Justice, Criminal Division, in connection with those documents.

Royal Group and certain of its former officers and former Board members are named defendants in two shareholder class action lawsuits pending in the United States District Court for the Southern District of New York (instituted in December 2004) and the Ontario Superior Court of Justice (instituted February 24, 2006) brought by Royal Group shareholders and additional suits have been threatened. These cases have been consolidated as In re Royal Group Technologies Securities Litigation. These class actions include allegations of non-disclosure of certain related party transactions and were amended in connection with the matters described in the preceding paragraph.

Royal Group has entered into a stipulation and agreement of settlement with the lead and representative plaintiffs in the consolidated cases after a mediation process among the parties. It is a condition to the settlement that the U.S. and Canadian actions be settled contemporaneously. Under the terms of the global settlement, subject to the approval of both the U.S. and Canadian courts, Royal Group will make a payment of C$9 million in cash or ($7.7 million based on the exchange rate as of December 31, 2006), which will be paid into escrow within 5 business days of the execution of the stipulation and agreement. The settlement remains conditioned, among other things, on receipt of all required court approvals. Although the settlement agreement has been entered into among the parties, there can be no assurance at this time that all conditions to the agreement will be satisfied. The settlement contains no admission of wrongdoing by Royal Group or any of the other defendants.

Further, Royal Group is the subject of a criminal investigation being conducted by the Antitrust Division of the U.S. Department of Justice (the “Department of Justice”), which focuses on alleged price fixing in the window coverings industry. Royal Group has also been contacted by counsel for a group of civil plaintiffs (direct purchasers) who have indicated their intention to commence litigation against the company pertaining to this matter.

There can be no assurance that the damages, liabilities and costs we will incur in respect of each of the foregoing investigations, lawsuits or claims related to Royal Group will not exceed the amounts anticipated by us in respect thereof, and to the extent they do, our financial condition, results of operations and cash flows may be adversely affected in a material respect.

In addition, we are subject to other claims and legal actions that may arise in the ordinary course of business. We believe that the ultimate liability, if any, with respect to these other claims and legal actions will not have a material effect on our financial position or on our results of operations.

Environmental Regulation.   Our operations are subject to increasingly stringent federal, state and local laws and regulations relating to environmental quality. These regulations, which are enforced principally by the USEPA and comparable state agencies and Canadian federal and provincial agencies, govern the management of solid hazardous waste, emissions into the air and discharges into surface and underground waters, and the manufacture of chemical substances.

In October 2004 the USEPA notified us that we have been identified as a potentially responsible party (“PRP”) for a Superfund site in Galveston, Texas. The site is a former industrial waste recycling, treatment and disposal facility. Over one thousand PRPs have been identified by the USEPA. We contributed a relatively small proportion of the total amount of waste shipped to the site. In the notice, the USEPA

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

11.          COMMITMENTS AND CONTINGENCIES (Continued)

informed us of the agency’s willingness to settle with us and other PRPs that contributed relatively small proportions of the total quantity of waste shipped to the Superfund site. We believe that we can reach a settlement with the USEPA in this matter, and although there can be no assurance, we expect the amount of the settlement to be less than $100,000.

Subsequent to the close of the fourth quarter of 2006, we voluntarily disclosed possible noncompliance with certain provisions of the Toxic Substances Control Act (TSCA) to USEPA. While the penalties, if any, for such noncompliance may exceed $100,000, we believe our voluntary disclosures will qualify us for substantially reduced penalties. In any event, we do not expect that any penalties will have a material effect on our financial position, results of operations, or cash flows.

There are several serious environmental issues concerning the VCM facility at Lake Charles, Louisiana we acquired from CONDEA Vista Company (“CONDEA Vista” is now Sasol North America, Inc.) on November 12, 1999. Substantial investigation of the groundwater at the site has been conducted, and groundwater contamination was first identified in 1981. Groundwater remediation through the installation of groundwater recovery wells began in 1984. The site currently contains about 90 monitoring wells and 18 recovery wells. Investigation to determine the full extent of the contamination is ongoing. It is possible that offsite groundwater recovery will be required, in addition to groundwater monitoring. Soil remediation could also be required.

Investigations are currently underway by federal environmental authorities concerning contamination of an estuary near the Lake Charles VCM facility we acquired known as the Calcasieu Estuary. It is likely that this estuary will be listed as a Superfund site and be the subject of a natural resource damage recovery claim. It is estimated that there are about 200 PRPs associated with the estuary contamination. CONDEA Vista is included among these parties with respect to its Lake Charles facilities, including the VCM facility we acquired. The estimated cost for investigation and remediation of the estuary is unknown and could be quite costly. Also, Superfund statutes may impose joint and several liability for the cost of investigations and remedial actions on any company that generated the waste, arranged for disposal of the waste, transported the waste to the disposal site, selected the disposal site, or presently or formerly owned, leased or operated the disposal site or a site otherwise contaminated by hazardous substances. Any or all of the responsible parties may be required to bear all of the costs of cleanup regardless of fault, legality of the original disposal or ownership of the disposal site. Currently, we discharge our wastewater to CONDEA Vista, which has a permit to discharge treated wastewater into the estuary.

CONDEA Vista has agreed to retain responsibility for substantially all environmental liabilities and remediation activity relating to the vinyls business we acquired from it, including the Lake Charles, Louisiana VCM facility. For all matters of environmental contamination that were currently known at the time of acquisition (November 1999), we may make a claim for indemnification at any time; for environmental matters that were then unknown, we must generally make claims for indemnification before November 12, 2009. Further, our agreement with CONDEA Vista provides that CONDEA Vista will be subject to the presumption that all later discovered on-site environmental contamination arose before closing, and is therefore CONDEA Vista’s responsibility; this presumption may only be rebutted if CONDEA Vista can show that we caused the environmental contamination by a major, unaddressed release.

At our Lake Charles VCM facility, CONDEA Vista will continue to conduct the ongoing remediation at its expense until November 12, 2009. After November 12, 2009, we will be responsible for remediation

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

11.          COMMITMENTS AND CONTINGENCIES (Continued)

costs up to about $150,000 of expense per year, as well as costs in any year in excess of this annual amount up to an aggregate one-time amount of about $2.3 million. In the first quarter of 2004, as part of our ongoing assessment of our environmental contingencies, we determined these remediation costs to be probable and estimable and therefore recorded a $2.7 million accrual to other non-current liabilities.

As for employee and independent contractor exposure claims, CONDEA Vista is responsible for exposures before November 12, 2009, and we are responsible for exposures after November 12, 2009, on a pro rata basis determined by years of employment or service before and after November 12, 1999, by any claimant. There is, however, a presumption for claims brought before November 12, 2004, by current or former CONDEA Vista employees and contractors that, absent a showing of new acute exposure after November 12, 1999, all responsibility will be deemed to have arisen before November 12, 1999, and will be solely CONDEA Vista’s.

We believe that we are in material compliance with all current environmental laws and regulations. We estimate that any expenses incurred in maintaining compliance with these requirements will not materially affect earnings or cause us to exceed our level of anticipated capital expenditures. However, there can be no assurance that regulatory requirements will not change, and it is not possible to accurately predict the aggregate cost of compliance resulting from any such changes.

Although we are not aware of any significant environmental liabilities associated with Royal Group, should any arise,  we would have no third party indemnities for environmental liabilities including liabilities resulting from Royal Group’s operations prior to our acquisition of the company.

12.          RELATED PARTY TRANSACTIONS

Joint Ventures.   Our joint ventures are accounted for using the equity method. We own a 50 percent interest in PHH Monomers, LLC (“PHH”), a manufacturing joint venture with PPG Industries, Inc., (“PPG”), to produce VCM. We receive 50 percent of the VCM production of PHH and consume the majority of the production to produce vinyl resins. Pursuant to the terms of the operating agreement and the manufacturing and services agreement, PPG is the operator of PHH. We purchase our share of the raw materials and pay 50 percent of the processing costs for the right to 50 percent of the VCM production of PHH. PHH has capacity to produce 1.15 billion pounds. The chlorine needs of the PHH facility are supplied via pipeline, under a long-term market price based contract with PPG. PHH is an integral part of our manufacturing operations. At December 31, 2006 and 2005, our investment in PHH was $15.5 million and $18.6 million, respectively, which represents 50 percent of the property, plant and equipment of the PHH production facility, and is included in other long-term assets.

In connection with our acquisition of Royal Group, we acquired investments in building product joint ventures, with an estimated fair value of $12.1 million at December 31, 2006. We own a 50 percent interest in several manufacturing joint ventures in the window and door profiles business. We sell raw materials to these joint ventures at market prices. Sales of materials to these joint ventures from October 3, 2006 to December 31, 2006 were approximately $6.5 million. As of December 31, 2006 our net investment in these manufacturing joint ventures was $6.1 million.

At December 31, 2006 and 2005 we had $6.7 million and $4.7 million, respectively, of liabilities due to these related parties included in accounts payable. At December 31, 2006 and 2005 we had $2.2 million and $5.1 million, respectively, of receivables due from these related parties included in accounts receivable.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

12.          RELATED PARTY TRANSACTIONS (Continued)

Our equity in earnings (losses) from these joint ventures was not material for the years ended December 31, 2006, 2005, and 2004.

13.          STOCKHOLDERS’ EQUITY

Each outstanding share of common stock is accompanied by a preferred stock purchase right, which entitles the holder to purchase from us 1/100th of a share of Junior Participating Preferred Stock for $90.00, subject to adjustment in certain circumstances. The rights expire on April 27, 2010, and may be redeemed by us for $0.01 per right until the earlier to occur of (1) the tenth calendar day following announcement by us that a person or group (other than us or certain related persons) beneficially owns 15 percent or more of our outstanding shares of common stock (an “Acquiring Person”) or (2) the tenth business day following the commencement of a tender or exchange offer that would result in a person or group becoming an Acquiring Person (the earliest of any such date, the “Distribution Date”). The rights first become exercisable on the Distribution Date. Subject to certain conditions, if a person or group becomes an Acquiring Person, each right will entitle its holder (other than the Acquiring Person) to receive, upon exercise, common stock having a market value equal to two times the right’s exercise price.

In addition, subject to certain conditions, if we are involved in a merger or certain other business combination transactions, each right will entitle its holder (other than an Acquiring Person) to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the right’s exercise price.

In connection with the stock purchase rights described above, 15.0 million of the authorized shares of preferred stock are designated Junior Participating Preferred Stock. If issued, the Junior Participating Preferred Stock would be entitled, subject to the prior rights of any senior preferred stock, to a dividend equal to the greater of $0.01 or that which is paid on the common shares.

14.          STOCK-BASED COMPENSATION

Under the 1998 and 2002 Equity and Performance Incentive Plans, we are authorized by our stockholders to grant awards for up to 4,500,000 shares of our common stock to employees and non-employee directors. As of December 31, 2006, we had various types of share-based payment arrangements with our employees and non-employee directors including restricted and deferred stock units, stock options and the employee stock purchase plan, which are described below.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

14.   STOCK-BASED COMPENSATION (Continued)

Stock Options.   Option prices are equal to the closing price of our common stock on the day prior to the date of grant. Options vest over a one or three-year period from the date of grant and expire no more than ten years after the date of grant. A summary of stock option activity under all plans during 2006, is as follows:

	Year ended December 31, 2006
	Shares	Weighted Average Remaining Contractual Terms	Weighted Average Exercise Price	Aggregate Intrinsic Value
				(In thousands)
Outstanding on January 1, 2006	1,632,608		$30.47
Granted	351,996		28.91
Exercised	(18,366)		21.40
Forfeited	(15,748)		43.46
Expired	(3,667)		47.44
Outstanding on December 31, 2006	1,946,823	5.9 years	$30.14	$581
Vested or expected to vest at December 31, 2006	1,935,421	5.9 years	$30.08	581
Exercisable on December 31, 2006	1,307,059	4.7 years	$27.23	$581
Shares available on December 31, 2006 for options that may be granted	757,423

The weighted-average grant date fair value of options granted during 2006, 2005 and 2004 was $10.21, $19.35 and $12.09, respectively. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $0.1 million, $3.1 million and $14.9 million, respectively. The intrinsic value is calculated as the difference between the market value on exercise date and the exercise price of the shares. The following table summarizes information about stock options at December 31, 2006:

	Outstanding			Exercisable
Range of Exercise Prices	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Shares	Weighted Average Exercise Price
$15.44 to $25.00	606,078	$19.58	5.04 years	606,078	$19.58
$25.01 to $35.00	875,545	28.48	6.74 years	429,904	28.41
$35.01 to $45.00	163,000	35.25	1.11 years	163,000	35.25
$45.01 to $53.38	302,200	53.38	8.07 years	108,077	53.38
Total $15.44 to $53.38	1,946,823	$30.14	5.94 years	1,307,059	$27.23

Employee Stock Purchase Plan.   Our stockholders have approved a qualified employee stock purchase plan (“ESPP”), which allows employees to acquire shares of common stock through payroll deductions over a twelve-month period. The purchase price is equal to 85 percent of the fair market value of the common stock on either the first or last day of the subscription period, whichever is lower. Purchases under the plan are limited to 15 percent of an employee’s base salary. In connection with this stock purchase plan, 62,072 shares of common stock are reserved for future issuances. Under this plan 169,368, 125,075 and 131,198 shares of common stock were issued at $16.54, $25.95 and $24.71 per share during 2006, 2005 and 2004, respectively. The ESPP was discontinued in 2007.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

14.   STOCK-BASED COMPENSATION (Continued)

Stock-based Compensation related to Stock Option and ESPP Plan.   The fair value of stock options granted and the ESPP shares for 2006 has been estimated as of the date of grant using the Black-Scholes option-pricing model. The use of a valuation model requires us to make certain assumptions with respect to selected model inputs. We use the historical volatility for our stock, as we believe that historical volatility is more representative than implied volatility. The expected life of the awards is based on historical and other economic data trended into the future. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of our awards. The dividend yield assumption is based on our history and expectation of dividend payouts. The weighted average fair value derived from the Black-Scholes model and the related weighted-average assumptions used in the model are as follows:

	Year ended December 31, 2006
	ESPP	Stock option grants
Assumptions
Risk-free interest rate	4.85%	4.82%
Expected life	1.0 year	4.5 years
Expected volatility	44%	39%
Expected dividend yield	1.05%	1.11%

Compensation expense, net of tax, for 2006 from stock options and ESPP shares was approximately $4.4 million. No compensation expense was recognized for our stock option plans or our ESPP for 2005 and 2004.

Restricted and Deferred Stock.   During 2006, 2005 and 2004, we granted 136,902, 116,375 and 113,625 shares of restricted stock units, restricted stock and deferred stock units, respectively, to our key employees and non-employee directors. The restricted stock units and restricted stock vest over a three-year period and the deferred stock units vest over a one-year period. During 2006, 2005 and 2004, 35,457, 33,550 and 21,166 shares of restricted stock, respectively, were surrendered in satisfaction of required minimum tax withholding obligations. A summary of restricted and deferred stock units and related changes therein is as follows:

	Year ended December 31, 2006
	Shares	Weighted Average Remaining Contractual Terms	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value (In thousands)
Outstanding on January 1, 2006	225,441		$38.99
Granted	136,902		28.70
Vested	(105,378)		33.34
Forfeited	(2,055)		39.09
Outstanding on December 31, 2006	254,910	1.5 years	35.80	$4,922
Vested or expected to vest at December 31, 2006	250,221	1.5 years	35.73	$4,832

The weighted average grant date fair value per share of restricted and deferred stock units and restricted stock granted during 2006, 2005 and 2004 was $28.70, $52.81 and $27.11, respectively, which is

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

14.   STOCK-BASED COMPENSATION (Continued)

based on the stock price as of the date of grant. The total intrinsic value of restricted and deferred stock units that vested during the years ended December 31, 2006, 2005 and 2004 was $3.1 million, $5.2 million and $1.9 million, respectively.

Compensation expense, net of tax, for 2006, 2005 and 2004, from restricted stock units, restricted stock and deferred stock units was $3.6 million, $2.6 million and $2.0 million, respectively.

Nonvested shares.   A summary of the status of the nonvested share activity under all plans is as follows:

	Year ended December 31, 2006
	Shares	Weighted Average Grant Date Fair Value
Nonvested on January 1, 2006	837,092	$21.65
Granted	488,898	15.39
Vested	(421,846)	19.23
Forfeited and expired	(21,470)	43.72
Nonvested on December 31, 2006	882,674	$19.41

As of December 31, 2006, we had approximately $6.9 million of total unrecognized compensation cost related to nonvested share-based compensation, which we will record in our statements of income over a weighted average recognition period of less than two years. The total fair value of shares vested during 2006, 2005 and 2004, was $8.1 million $5.5 million and $4.5 million, respectively.

15.   EMPLOYEE RETIREMENT PLANS

We have certain employee retirement plans that cover substantially all of our employees. The expense incurred for these plans was approximately $8.5 million, $7.8 million, and $10.6 million for the years ended December 31, 2006, 2005, and 2004, respectively.  These plans are discussed below.

Most employees are covered by defined contribution plans under which we make contributions to individual employee accounts. We had 401k expense of approximately $5.8 million, 4.6 million, and $4.6 million for the years ended December 31, 2006, 2005, and 2004, respectively.  In addition, about one third of our employees are covered by defined benefit plans for which the benefits are based on years of service and the employee’s compensation or for which the benefit is a specific monthly amount for each year of service. We use a measurement date of December 31 for our pension and other postretirement plans. We sponsor a postretirement health care plan, which covers employees at our manufacturing facility in Sarnia, Ontario.

SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. On September 29, 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which amends SFAS No. 87 and SFAS No. 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS No. 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS No. 87 and SFAS No. 106 that have not yet been recognized through net periodic benefit cost are to be recognized in accumulated other comprehensive income, net of tax effects, until they

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

15.   EMPLOYEE RETIREMENT PLANS (Continued)

are amortized as a component of net periodic cost. SFAS No. 158 is effective for publicly held companies for fiscal years ending after December 15, 2006. The incremental effect of adopting SFAS No. 158 is summarized below:

In Thousands	Before Adopting SFAS No. 158	Adjustments to Adopt SFAS No. 158	After Adopting SFAS No. 158
Assets
Noncurrent benefit asset	$23,223	$(4,990)	$18,233
Intangible asset	22	(22)	—
Deferred tax asset	(99)	(1,528)	(1,627)
Liabilities
Current benefit liability	—	438	438
Noncurrent benefit liability	9,035	(1,333)	7,702
Shareholders’ equity
Accumulated other comprehensive loss	$(170)	$(2,589)	$(2,759)

Benefit Obligations.   The reconciliation of the beginning and ending balances of the projected benefit obligation for defined benefit plans is as follows:

	Pension Benefits		Other Postretirement Benefits
In Thousands	2006	2005	2006
Change in Benefit Obligation
Benefit obligation, beginning of year	$93,764	$83,871	$—
Service cost	3,798	3,396	22
Interest cost	5,689	5,292	34
Actuarial (gain)/loss	(6,235)	3,413	—
Exchange rate loss	(266)	—	(104)
Gross benefits paid	(2,480)	(2,208)	(5)
Plan amendments	1,022	—	—
Acquisitions	21,925	—	2,719
Benefit obligation, end of year	$117,217	$93,764	$2,666
Accumulated benefit obligation, end of 2006 and 2005	$106,612	$83,931	—

The accumulated benefit obligation is defined as the actuarial present value of pension benefits (whether vested or unvested) attributed to employee service rendered before December 31, 2006 and 2005, respectively, and based on employee service and compensation prior to the applicable date. The accumulated benefit obligation differs from the projected benefit obligation in that it includes no assumption about future compensation levels. Other postretirement benefits represent benefit plans that were assumed in connection with the Royal Group acquisition on October 3, 2006. Prior to October 3, 2006, we did not have any other postretirement plans.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

15.   EMPLOYEE RETIREMENT PLANS (Continued)

Plan Assets.   The reconciliation of the beginning and ending balances of the fair value of plan assets were as follows:

	Pension Benefits		Other Postretirement Benefits
In Thousands	2006	2005	2006
Change in Plan Assets
Fair value of plan assets, beginning of year	$94,448	$84,811	$—
Actual return on plan assets	13,276	6,748	—
Exchange rate loss	(221)	N/A	—
Employer contribution	730	5,097	5
Gross benefits paid	(2,480)	(2,208)	(5)
Acquisitions	24,222	—	—
Fair value of plan assets, end of year	$129,975	$94,448	$—

Funded Status.   The funded status of the plans, reconciled to the amounts reported on the balance sheets follows:

	Pension Benefits		Other Postretirement Benefits
	December 31,		December 31,
In Thousands	2006	2005	2006
Funded status, end of year:
Fair value of plan assets	$129,975	$94,448	$—
Benefit obligations	117,217	93,764	2,665
Funded status	12,758	684	(2,665)
Unrecognized net actuarial (gain)/loss	—	12,917	—
Unrecognized prior service (credit)/cost	—	2,114	—
Unrecognized transition (asset)/obligation	—	295	—
Amount recognized, end of year	$12,758	$16,010	$(2,665)
Amounts recognized in the balance sheets consist of:
Noncurrent asset	$18,233	N/A	$—
Current liability	(419)	N/A	(18)
Noncurrent liability	(5,056)	N/A	(2,646)
Prepaid benefit cost	—	21,041	—
Accrued benefit cost	—	(5,030)	—
Additional minimum liability	—	(357)	—
Intangible asset	—	44	—
Accumulated other comprehensive income	—	312	—
	$12,758	$16,010	$(2,665)
Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$1,552	—	$—
Prior service cost	2,753	—	—
Transition obligation	81	—	—
	$4,386	N/A	$—

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

15.   EMPLOYEE RETIREMENT PLANS (Continued)

Net Periodic Cost.   The amount of net periodic benefit cost recognized includes the following components:

	Pension Benefit Year Ended December 31,			Other Postretirement Benefits
In Thousands	2006	2005	2004	Year Ended December 31, 2006
Components of periodic benefit cost:
Service cost	$3,798	$3,396	$3,021	$21
Interest cost	5,689	5,292	4,852	34
Expected return on assets	(8,187)	(7,133)	(5,535)	—
Amortization of:
Transition obligation	214	214	223	—
Prior service cost	382	305	278	—
Actuarial gain	66	333	34	—
Curtailment charge	—	—	68	—
Settlement credit	(18)	—	(287)	—
Total net periodic benefit cost	$1,944	$2,407	$2,654	$55

Additional Information.   At December 31, 2006 and 2005 the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets, and pension plans with an accumulated benefit obligation in excess of plan assets, were as follows:

	Accumulated Benefit Obligation in Excess of the Fair Value of Plan Assets December 31,		Projected Benefit Obligation in Excess of the Fair Value of Plan Assets December 31,
In Thousands	2006	2005	2006	2005
End of year:
Projected benefit obligation	$4,453	$4,790	$11,317	$4,790
Accumulated benefit obligation	4,453	4,790	4,453	4,790
Fair value of plan assets	—	—	5,842	—

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

15.   EMPLOYEE RETIREMENT PLANS (Continued)

Assumptions.   Our major assumptions used to determine benefit obligations for our pension plans are presented as weighted-averages:

	Pension Benefits		Other Postretirement Benefits
In Thousands	2006	2005	2006
Weighted-average assumptions used todetermine benefit obligation at end of year:
Discount rate	5.94%	5.75%	5.00%
Rate of compensation increase	4.17%	4.26%	3.75%
Health care cost trend rate
Initial rate	—	—	11.00%
Ultimate rate	—	—	6.00%
Years to ultimate	—	—	5 years
Effect of one-percentage-point change in assumed health care cost trend rate on postretirement obligation
Increase	—	—	231
Decrease	—	—	(223)

Our major assumptions used to determine net periodic benefit cost for pension plans are presented as weighted-averages:

	Year Ended December 31,
	2006	2005	2004
Discount rate	5.75%	6.00%	6.25%
Expected return on plan assets	8.23%	8.50%	8.75%
Rate of compensation increase	4.24%	4.31%	4.31%

The expected long-term rate of return on plan assets assumption is based on historical and projected rates of return for current and planned asset classes in the plan’s investment portfolio. Projected rates of return for each of the plan’s projected asset classes were selected after analyzing historical experience and future expectations of the returns and volatility of the various asset classes. Based on the target asset allocation for each asset class, the overall expected rate of return for the portfolio was developed and adjusted for historical and expected experience of active portfolio management results compared to the benchmark returns and for the effect of expenses paid from plan assets.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

15.   EMPLOYEE RETIREMENT PLANS (Continued)

The expected long-term rate of return on plan assets was changed from 8.25 percent to 8.00 percent as of December 31, 2006. The asset allocations for our pension plans at the end of 2006 and 2005 and the target allocation for 2006, by asset category, are as follows:

	Target Allocation	Percentage of Plan Assets at Year End
Asset Category	2007	2006	2005
Equity Securities	70 - 80%	76.6%	76.8%
Debt Securities	20 - 25%	20.5%	17.3%
Real Estate	0 - 5%	1.4%	0.5%
Other	0 - 5%	1.5%	5.4%
	100%	100.0%	100.0%

Equity securities do not include any of our common stock at the end of 2006 and 2005.

Our investment committee establishes investment policies and strategies and regularly monitors the performance of the plan’s funds. Our investment strategy with respect to pension assets is to invest the assets in accordance with the “prudent investor” guidelines contained in the Employee Retirement Income Security Act of 1974, and fiduciary standards. Our policy on funding is to contribute an amount within the range of the minimum required and the maximum tax-deductible contribution.

Employer contributions include direct benefits paid under all pension plants of $0.5 million and $0.6 million from employer assets in 2006 and 2005.

Expected Cash Flows.   We expect to make contributions to the plan trust for all pension plans of $0.9 million during 2007. Our expected contribution in the form of direct benefit payments for 2007 is approximately $0.5 million for all pension plans. Expected benefit payments for all pension plans are as follows:

In Thousands	Pension Benefits	Other Postretirement Benefits
Expected benefit payments:
2007	$3,082	$18
2008	3,522	25
2009	4,024	29
2010	4,564	34
2011	5,130	39
2012-2016	35,814	318

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

16.   INCOME TAXES

The provision for (benefit from) income taxes consists of the following:

	Year Ended December 31,
In Thousands	2006	2005	2004
Current income taxes:
Federal	$36,516	$52,829	$49,556
State	4,088	9,093	6,742
Foreign	2,211	—	—
Total current	42,815	61,922	56,298
Deferred income taxes:
Federal	8	(9,560)	4,034
State	(954)	(5,507)	536
Foreign	(12,193)	—	—
Total deferred	(13,139)	(15,067)	4,570
Provision for income taxes	$29,676	$46,855	$60,868

Income tax expense attributable to U.S. income of $116,426 and foreign loss of ($38,158) before income taxes differs from the amounts computed by applying the U.S. statutory federal income tax rate to earnings before income taxes as follows:

	Year Ended December 31,
In Thousands	2006	2005	2004
Statutory federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit	2.6	2.8	2.8
Difference between U.S. and foreign tax rates	1.0	—	—
Extraterritorial income exclusion	(1.1)	(1.0)	(1.0)
Manufacturing deduction	(1.9)	(1.2)	—
Non-deductible compensation	0.6	0.4	0.7
Percentage depletion	(0.7)	(0.4)	(0.4)
State legislation changes	—	(1.5)	—
Tax loss on disposition of subsidiary	(3.1)	—	—
Income tax contingencies	2.8	—	—
Other, net	2.6	(1.2)	(0.6)
Effective income tax rate	37.8%	32.9%	36.5%

Cash payments for income taxes during 2006, 2005, and 2004 were $65.2 million, $51.8 million and $61.3 million, respectively.

Our overall effective income tax rate increased from 32.9 percent for the year ended December 31, 2005, to 37.8 percent for the year ended December 31, 2006, primarily due to differences between U.S. and foreign tax rates and an increase in tax contingencies related to the Royal Group acquisition offset by the tax benefit on the disposition of a subsidiary and the benefit of the domestic manufacturing deduction.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

16.   INCOME TAXES (Continued)

Our net deferred tax liability consisted of the following major items:

	December 31,
In Thousands	2006	2005
Deferred tax assets:
Receivables	$1,782	$914
Inventories	228	1,673
Vacation	1,658	1,685
Currency translation adjustment	3,745	—
Foreign currency loss	8,817	—
Net operating loss carryforwards	70,344	—
Employee compensation	8,486	—
Accrued liabilities	14,453	—
Tax credits	7,053	3,550
Spare parts inventories	1,739	1,764
Environmental	1,436	1,700
Other	795	2,646
Valuation allowance	(7,728)	—
Total deferred tax assets	112,808	13,932
Deferred tax liability:
Property, plant and equipment	(132,217)	(98,279)
Intangible assets	(34,461)	(13,047)
Pension	(3,942)	(4,558)
Other	—	(916)
Total deferred tax liability	(170,620)	(116,800)
Net deferred tax liability	$(57,812)	$(102,868)

As of December 31, 2006, the Company had U.S. federal, state and foreign net operating loss (“NOL”) carryovers. The Company’s foreign NOLs principally relate to its operations in Canada and reside in both federal and provincial tax jurisdictions. The jurisdictional amount of NOLs as of December 31, 2006, and the years in which they will expire in varying amounts are as follows (In thousands):

Jurisdiction	NOL amount	Year of expiration
U.S. federal	$86,790	2010 - 2026
U.S. state	3,956	2018 - 2026
Canada federal	130,884	2010 - 2026
Canada provincial	Up to $133,471	2011 - 2026

The U.S. federal and state NOL carryforwards as of December 31, 2006, principally relate to NOLs acquired in connection with the acquisition of Royal Group on October 3, 2006. In connection with this acquisition, we placed a valuation allowance of $3.9 million on certain U.S. state  NOL carryovers. Should these deferred tax assets be realized in the future, the resulting tax benefit will be allocated to reduce

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

16.   INCOME TAXES (Continued)

goodwill and other noncurrent intangibles assets. Our ability to reduce future taxable income through the utilization of the NOLs acquired is subject to the change in ownership restrictions under Internal Revenue Code Section 382. We do not expect our U.S. federal and state NOLs to expire, notwithstanding the change in ownership restrictions.

As of December 31, 2006, we had U.S. federal, state and foreign tax credit carryovers. These tax credits expire over varying amounts and periods as follows (in thousands):

Jurisdiction	Tax credit amount	Year of expiration
U.S. federal foreign tax credit	$774	2016
U.S. state	3,066	No expiration
Foreign investment tax credit	3,213	2008 - 2016

The foreign investment tax credit includes approximately $3.1 million of foreign investment tax credits that were recorded as a result of the company’s acquisition of Royal Group Technologies, Ltd. The balance of the foreign investment tax credits were earned during the period from the acquisition date through December 31, 2006.

Under APB Opinion No. 23, “Accounting for Income Taxes—Special Areas,” we are permanently reinvested with respect to earnings of our foreign subsidiaries. Accordingly, we record a deferred tax liability with respect to the tax effect of repatriating the earnings of our foreign subsidiaries. As a result of losses with respect to our foreign jurisdictions, we did not record any additional deferred tax liability with respect to the earnings of our foreign subsidiaries for the period ending on December 31, 2006.

We accrue for tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. The tax contingency reserve is adjusted for, among other things, changes in facts and circumstances, receipt of tax assessments, expiration of statute of limitations, interest and settlements and additional uncertainties. As of December 31, 2006 and 2005, we had tax contingency reserves of $88.3 million and $3.8 million, respectively. The $84.5 million increase in the tax contingency reserve in 2006 is primarily due to the acquisition of Royal Group, and more specifically the Quebec Trust retroactive legislation enacted during 2006.

The Quebec National Assembly recently passed into law Bill 15 to amend the Quebec Taxation Act and other legislative provision. Bill 15 includes retroactive changes to the Quebec Taxation Act that will have the impact of creating Quebec taxable income for Royal Group for prior years. Over the last several years, Royal Group established structures that used a Quebec Trust to minimize overall tax liabilities in consultation with their tax advisors. Bill 15 has eliminated the ability to use the Quebec Trust structure. We continue to negotiate with the Province of Quebec to reach a settlement on this issue and have challenged their assessments. As of December 31, 2006, we have reserved $35.8 million related to the Quebec Trust. A change in our assumptions used to develop our tax contingency reserve could significantly impact our effective tax rate and our results of operations.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

17.   HEDGING TRANSACTIONS AND DERIVATIVE FINANCIAL INSTRUMENTS

We use derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates, foreign currency exchange rates and commodity prices. When entered into, we formally designate and document the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transactions. We formally assess, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the fair values or cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings. Virtually all of our derivatives are straightforward over-the-counter instruments with liquid markets. We do not enter into derivative financial instruments for trading purposes.

The fair values of derivatives used to hedge or modify our risks fluctuate over time. We do not view these fair value amounts in isolation, but rather in relation to the fair values or cash flows of the underlying hedged transaction or other exposures. The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure to the financial risks described above. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as interest rates, foreign currency exchange rates or other financial indices.

We recognize all derivative instruments as either assets or liabilities in our consolidated balance sheets at fair value. The accounting for changes in fair value of a derivative instrument depend on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. At the inception of the hedging relationship, we must designate the instrument as a fair value hedge, a cash flow hedge, or a hedge of a net investment in a foreign operation, depending on the exposure being hedged.

Raw Materials and Natural Gas Price Risk Management.   The availability and price of our raw materials and natural gas are subject to fluctuations due to unpredictable factors in global supply and demand. To reduce price risk caused by market fluctuations, we may or may not enter into derivative contracts, such as swaps, futures and option contracts with financial counter-parties, which are generally less than one year in duration. We designate any natural gas or raw material derivatives as cash flow hedges. Our outstanding contracts are valued at market with the offset going to other comprehensive income, net of applicable income taxes and any hedge ineffectiveness. Any gain or loss is recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. At December 31, 2006 and 2005, we had no raw material or natural gas forward swap contracts outstanding.

Interest Rate Risk Management.   We maintain floating rate debt, which exposes us to changes in interest rates. Our policy is to manage our interest rate risk through the use of a combination of fixed and floating rate instruments and interest rate swap agreements. We designate interest rate derivatives as cash flow hedges. At December 31, 2006, we had interest rate swaps as a liability of $1.1 million designated as cash flow hedges of underlying floating rate debt obligations. These hedges had various expiration dates in 2008 through 2009. At December 31, 2005, we had no interest rate swap agreements outstanding. The effective portion of the mark-to-market effects of our cash flow hedge instruments was recorded in AOCI until the underlying interest payment affect income. The unrealized amounts in AOCI will fluctuate based

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

17.   HEDGING TRANSACTIONS AND DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

on changes in the fair value of open contracts at the end of each reporting period. During 2006, 2005, and 2004, the impact on the consolidated financial statements due to interest rate hedge ineffectiveness was immaterial.

Foreign Currency Risk Management.   Our international operations require active participation in foreign exchange markets. We may or may not enter into foreign exchange forward contracts and options, and cross-currency swaps to hedge various currency exposures or create desired exposures. At December 31, 2006 and 2005, we had no forward contracts, options and cross-currency swaps to buy, sell or exchange foreign currencies.

Royal Group Canadian Dollar Hedge.   In connection with our Royal Group acquisition, we entered into forward contracts for $1.5 billion Canadian dollars to hedge the purchase price of the acquisition, which was in Canadian dollars. For the year ended December 31, 2006, we realized losses of $20.8 million related to these Canadian dollar forward contracts. Settlement of these Canadian dollar forward contracts took place during the three months ended December 31, 2006.  At December 31, 2006, we had no outstanding Canadian dollar forward contracts.

18.   FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses long-term debt, and interest rate swap contracts. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair value because of the short-term maturity of such instruments. The carrying amounts of our senior credit facility and other financial instruments approximate the fair value due to the floating market interest rates to which the respective agreements are subject. The fair values of our 7.125 percent senior notes, our 9.5 percent senior notes, our 10.75 percent senior subordinated notes and our interest rate swap contracts were, based on quoted market interest rates that are or were currently available to us for issuance of long-term debt and interest rate swap contracts with similar terms and remaining maturities.

The following is a summary of the carrying values and estimated fair values of our fixed-rate long-term debt and interest rate swaps as of December 31, 2006 and 2005:

	December 31,
	2006		2005
In Thousands	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt:
7.125% senior notes due 2013	$100,000	$90,000	$100,000	$102,625
9.5% senior notes due 2014	496,591	490,000	—	—
10.75% senior subordinated notes due 2016	197,028	191,500	—	—
Derivative instruments:
Interest rate swap contracts	(1,148)	(1,148)	—	—

19.   SEGMENT INFORMATION

In connection with the acquisition of Royal Group, we reassessed how we internally report our financial information. We have identified four reportable segments through which we conduct our

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

19.   SEGMENT INFORMATION (Continued)

operating activities: (i) chlorovinyls; (ii) window and door profiles and mouldings products; (iii) outdoor building products; and (iv) aromatics. These four segments reflect the organization used by our management for purposes of allocating resources, and assessing performance. The chlorovinyls segment is a highly integrated chain of products, which includes chlorine, caustic soda, VCM and vinyl resins and compounds. Through the Royal Group acquisition, we acquired vinyl resin, vinyl compound and compound additives manufacturing facilities. These manufacturing operations are very similar to our legacy chlorovinyl manufacturing facilities. Therefore, we have aggregated these manufacturing operations with our chlorovinyls reportable segment. In addition, we acquired manufacturing facilities for vinyl-based building and home improvement products. Our vinyl-based building and home improvement products are marketed under the Royal Group brand names, and are managed within two reportable segments, window and door profiles and mouldings products; and outdoor building products, which includes the following products: siding, pipe and pipe fittings, deck, fence and rail products, and outdoor storage buildings. The aromatics segment is also integrated and includes cumene and the co-products phenol and acetone.

Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, provision for income taxes, costs of our receivables securitization program and income and expense items reflected as “other income (expense)” on our consolidated statements of income. Transactions between operating segments are valued at market-based prices. The revenues generated by these transfers are provided in the following table.

Identifiable assets consist of plant and equipment used in the operations of the segment as well as inventory, receivables and other assets directly related to the segment. Unallocated and other assets include cash, certain corporate receivables, data processing equipment and prepaid pension costs.  The accounting polices of the reportable segments are the same as those described in note 2, “Summary of Significant Accounting Polices.”

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

19.   SEGMENT INFORMATION (Continued)

Segments

In Thousands	Chlorovinyls	Aromatics	Window and Door Profiles and Mouldings Products	Outdoor Building Products	Unallocated and Other		Total
Year Ended December 31, 2006:
Net sales	$1,642,782	$559,116	$117,029	$108,916	$—		$2,427,843
Intersegment revenues	60,760	—	1,786	1,914	—		64,460
Operating income (loss)	238,792	(17,230)	(5,946)	(17,186)	(42,309)		156,121
Loss from discontinued operations, net of a tax
Depreciation and amortization	57,630	7,083	11,222	4,479	4,605		85,019
Capital expenditures	70,315	2,545	13,772	1,631	2,507		90,770
Total assets	1,221,540	96,527	713,231	311,858	115,071		2,458,227
Year Ended December 31, 2005:
Net sales	$1,592,749	$680,970	$—	$—	$—		$2,273,719
Operating income (loss)	202,555	(10,453)	—	—	(29,337	)(1)	162,765
Depreciation and amortization	52,584	6,967	—	—	3,550		63,101
Capital expenditures	28,311	2,635	—	—	1,098		32,044
Total assets	807,873	99,386	—	—	93,694		1,000,953
Year Ended December 31, 2004:
Net sales	$1,452,404	$753,835	$—	$—	$—		$2,206,239
Operating income (loss)	165,910	50,556	—	—	(26,043	)(1)	190,423
Depreciation and amortization	51,345	7,408	—	—	5,801		64,554
Capital expenditures	18,326	3,138	—	—	1,977		23,441
Total assets	725,712	135,105	—	—	103,013		963,830

(1)          Includes shared services, administrative and legal expenses, along with the cost of our receivables securitization program.

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

19. SEGMENT INFORMATION (Continued)

Geographic Areas

Sales are attributable to geographic areas based on customer location and are as follows for the years ended December 31, 2006, 2005, and 2004.

	Year Ended December 31,
In Thousands	2006	2005	2004
Net sales:
United States	$2,081,671	$1,939,832	$1,822,822
Foreign	346,172	333,887	383,417
Total	$2,427,843	$2,273,719	$2,206,239

Export sales were approximately 16 percent, 15 percent and 17 percent of our sales for the years ended December 31, 2006, 2005 and 2004, respectively. Based on destination, the principal international markets we serve are Europe, Canada, and South and Central America. Net sales to Canada were 9 percent of total sales in 2006. No sales to any one country were greater than five percent of total net sales in 2005 and 2004.

Long-lived assets are attributable to geographic areas based on asset location. Long-lived assets by geographic area as of December 31, 2006 and 2005 are as follows.

	December 31,
In Thousands	2006	2005
Long-lived assets:
United States	$591,518	$401,412
Foreign	431,486	—
Total	$1,023,004	$401,412

Net assets are attributable to geographic areas based on the location of the legal entity. Net assets by geographic locations are as follows:

	December 31,
In Thousands	2006	2005
Net assets:
United States	$432,632	$363,012
Foreign	(39,109)	—
Total	$393,523	$363,012

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth certain quarterly financial data for the periods indicated:

In Thousands, Except Per Share Data*	First Quarter	Second Quarter (1)	Third Quarter (2)	Fourth Quarter (3)
2006
Net sales	$567,873	$602,159	$576,288	$681,538
Gross margin	78,988	92,569	62,886	40,827
Operating income (loss)	58,775	75,352	44,187	(22,194)
Income (loss) from continuing operations	33,681	39,390	22,661	(43,930)
Loss from discontinued operations	—	—	—	(3,263)
Net income (loss)	33,681	39,390	22,661	(47,193)
Basic earnings (loss) per share:
Income (loss) from continuing operations	0.99	1.16	0.66	(1.28)
Loss from discontinued operations	—	—	—	(0.10)
Net income (loss)	0.99	1.16	0.66	(1.38)
Diluted earnings (loss) per share
Income (loss) from continuing operations	0.98	1.15	0.66	(1.28)
Loss from discontinued operations	—	—	—	(0.10)
Net income (loss)	0.98	1.15	0.66	(1.38)
Dividends per common share	0.08	0.08	0.08	0.08
2005
Net sales	$645,409	$584,162	$525,223	$518,925
Gross margin	82,310	35,109	60,339	46,451
Operating income	66,460	20,494	43,422	32,390
Net income	38,743	10,169	27,933	18,658
Basic earnings per share	1.15	0.30	0.82	0.55
Diluted earnings per share	1.13	0.30	0.82	0.55
Dividends per common share	0.08	0.08	0.08	0.08

*                    Totaling quarterly data for 2006 and 2005 may differ from the annual audited consolidated income statements due to rounding.

(1)          The second quarter of 2005 includes an unfavorable impact of $0.50 per diluted share due to both our planned and unplanned plant outages. Also included is a loss on foreign exchange forward contracts used to effectively hedge the purchase price of Royal Group of $11.4 million. See note 18.

(2)          The third quarter of 2005 includes favorable income tax adjustments of $0.09 per diluted share as well as a negative impact of $0.24 per diluted share related to the operational disruptions caused by Hurricanes Katrina and Rita. Also included is a loss on foreign exchange forward contracts used to effectively hedge the purchase price of Royal Group of $4.5 million. See note 18.

(3)          The fourth quarter of 2006 includes the acquisition of Royal Group, which was accounted for under the purchase method. Therefore, the results of Royal Group from the date of acquisition, October 3, 2006, through December 31, 2006 are included. In addition, we recorded additional costs of sales of $18.0 million as a result of valuing Royal Group’s inventory at fair value as of the date of acquisition in compliance with generally accepted accounting standards related to business combinations. Also

Georgia Gulf Corporation and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

20. QUARTERLY FINANCIAL DATA (UNAUDITED) (Continued)

included is a loss on foreign exchange forward contracts used to effectively hedge the purchase price of Royal Group of $5.0 million. See note 18. The Fourth Quarter of 2005 includes an unfavorable impact of approximately $0.22 per diluted share due to operational disruptions caused by Hurricane Rita.

21. SUBSEQUENT EVENTS

In January 2007, we sold the operations of our captive trucking business to a large transportation services company. Following this sale the purchaser has agreed to provide us with transportation agency and management services for our building products operations. Also in January 2007, we sold certain assets of our U.S. window coverings operations and in February of 2007, we sold certain assets of our Canadian window coverings operations, as well as certain assets of our Mexican window coverings operations. Also in February 2007, we sold our  interest in our Colombian operations. In March 2007, we sold most of the remaining Canadian and U.S. window coverings operations and sold seven of our other Canadian facilities, four of which we have agreed to leaseback on a long-term basis.

On March 14, 2007 we amended our Senior Secured Credit Facility to temporarily waive compliance with our interest coverage ratio for the year ended December 31, 2006, through May 31, 2007. See Note 10 for further discussion regarding the amendment and waiver.

22. SUPPLEMENTAL GUARANTOR INFORMATION

Our payment obligations under the indentures for our unsecured 7.125 percent senior notes, our unsecured 9.5 percent senior notes, and our unsecured 10.75 percent senior subordinated notes are guaranteed by Great River Oil & Gas Corporation, Georgia Gulf Lake Charles, LLC, Georgia Gulf Chemicals & Vinyls, LLC, and Royal Plastics Group (USA) Limited and its subsidiaries, some of our wholly owned subsidiaries (the Guarantor Subsidiaries). The guarantees are full, unconditional and joint and several. Georgia Gulf is in essence a holding company for all of its wholly and majority owned subsidiaries. The following condensed consolidating balance sheets, statements of income and statements of cash flows present the combined financial statements of the parent company, and the combined financial statements of our Guarantor Subsidiaries and our remaining subsidiaries (the Non-Guarantor Subsidiaries). Separate financial statements of the Guarantor Subsidiaries are not presented because we have determined that they would not be material to investors.

Provisions in our senior credit facility limit payment of dividends, distributions, loans and advances to us by our subsidiaries.

Georgia Gulf Corporation and Subsidiaries
Supplemental Condensed Consolidating Balance Sheet Information
December 31, 2006

In Thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$11,400	$(1,759)	$—	$9,641
Receivables, net	122,899	155,380	237,883	(278,666)	237,496
Inventories	—	196,231	146,432	(3,258)	339,405
Prepaid expenses	20,298	(3,363)	11,396	1,246	29,577
Income tax receivable	6,762	30,381	—	—	37,143
Deferred income taxes	—	10,204	20,460	—	30,664
Current assets held-for-sale and of discontinued operations	—	3,269	7,811	—	11,080
Total current assets	149,959	403,502	422,223	(280,678)	695,006
Property, plant and equipment, net	166	591,352	431,486	—	1,023,004
Long-term receivables-affiliates	571,527	—	—	(571,527)	—
Goodwill		202,131	174,993	—	377,124
Intangibles, net	—	42,555	45,806	—	88,361
Other assets, net	37,565	148,917	22,056	(3,725)	204,813
Non-current assets held-for-sale	—	—	69,919	—	69,919
Investment in subsidiaries	1,253,533	164,864	—	(1,418,397)	—
Total assets	$2,012,750	$1,553,321	$1,166,483	$(2,274,327)	$2,458,227
Current portion of long-term debt	$32,400	$—	$95	$—	$32,495
Accounts payable	89,565	389,326	31,908	(295,517)	215,282
Interest payable	21,246	—	44	—	21,290
Accrued compensation	726	19,577	16,915	—	37,218
Income tax reserve	—	(7,874)	79,361	16,851	88,338
Other accrued liabilities	464	26,497	70,467	—	97,428
Total current liabilities	144,401	427,526	198,790	(278,666)	492,051
Long-term debt	1,465,639	—	—	—	1,465,639
Long-term payables—affiliates	—	3,724	571,526	(575,250)	—
Deferred income taxes	—	83,118	5,358	—	88,476
Other non-current liabilities	9,186	8,846	506	—	18,538
Total liabilities	1,619,226	523,214	766,180	(853,916)	2,064,704
Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	344	451,490	304,943	(756,433)	344
Additional paid-in capital	94,046	60,374	107,349	(167,723)	94,046
Retained earnings	324,008	517,873	(11,252)	(506,622)	324,007
Accumulated other comprehensive loss, net of tax	(24,874)	370	(10,737)	10,367	(24,874)
Total stockholders’ equity	393,524	1,030,107	390,303	(1,420,411)	393,523
Total liabilities and stockholders’ equity	$2,012,750	$1,553,321	$1,166,483	$(2,274,327)	$2,458,227

Georgia Gulf Corporation and Subsidiaries
Supplemental Condensed Consolidating Balance Sheet Information
December 31, 2005

In Thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$14,296	$2	$—	$14,298
Receivables, net	139,077	53,571	134,081	(208,536)	118,193
Inventories	—	195,628	—	—	195,628
Prepaid expenses	—	11,202	34	—	11,236
Income tax receivable	—	2,070	—	—	2,070
Deferred income taxes	—	5,091	—	—	5,091
Total current assets	139,077	281,858	134,117	(208,536)	346,516
Property, plant and equipment, net	173	401,239	—	—	401,412
Goodwill	—	77,720	—	—	77,720
Other assets, net	15,657	159,648	—	—	175,305
Investment in subsidiaries	419,400	116,230	—	(535,630)	—
Total assets	$574,307	$1,036,695	$134,117	$(744,166)	$1,000,953
Current portion of long-term debt	$—	$49,300	$—	$—	$49,300
Accounts payable	73,258	319,561	17,896	(208,536)	202,179
Interest payable	597	629	—	—	1,226
Accrued compensation	—	14,986	—	—	14,986
Income tax reserve	—	3,780	—	—	3,780
Other accrued liabilities	—	12,715	—	—	12,715
Total current liabilities	73,855	400,971	17,896	(208,536)	284,186
Long-term debt	129,339	100,000	—	—	229,339
Deferred income taxes	—	107,959	—	—	107,959
Other non-current liabilities	8,101	8,356	—	—	16,457
Total liabilities	211,295	617,286	17,896	(208,536)	637,941
Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	342	5	19	(24)	342
Additional paid-in capital	81,782	7,940	107,349	(115,289)	81,782
Unearned compensation	(5,377)	—	—	—	(5,377)
Retained earnings	286,265	411,464	8,853	(420,317)	286,265
Total stockholders’ equity	363,012	419,409	116,221	(535,630)	363,012
Total liabilities and stockholders’ equity	$574,307	$1,036,695	$134,117	$(744,166)	$1,000,953

Georgia Gulf Corporation and Subsidiaries
Supplemental Condensed Consolidating Statement of Income Information
Year Ended December 31, 2006

In Thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$12,352	$2,271,553	$182,367	$(38,429)	$2,427,843
Operating costs and expenses:
Cost of sales	—	2,001,271	158,730	(7,430)	2,152,571
Selling, general and administrative	26,919	78,229	41,744	(27,741)	119,151
Total operating costs and expenses	26,919	2,079,500	200,474	(35,171)	2,271,722
Operating income (loss)	(14,567)	192,053	(18,107)	(3,258)	156,121
Other income (expense):
Interest expense, net	(29,333)	(12,183)	(9,763)	—	(51,279)
Loss on foreign exchange derivative instruments and other	(21,543)	—	—	—	(21,543)
Equity in income of subsidiaries	89,239	(22,117)	—	(67,122)	—
Income before income taxes	23,796	157,753	(27,870)	(70,380)	83,299
Provision for income taxes	(24,743)	66,853	(9,368)	(1,245)	31,497
Income from continuing operations	48,539	90,900	(18,502)	(69,135)	51,802
Loss from discontinued operations, net of tax	—	(1,661)	(1,602)	—	(3,263)
Net income	$48,539	$89,239	$(20,104)	$(69,135)	$48,539

Georgia Gulf Corporation and Subsidiaries
Supplemental Condensed Consolidating Statement of Income Information
Year Ended December 31, 2005

In Thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$12,491	$2,273,718	$12,174	$(24,664)	$2,273,719
Operating costs and expenses:
Cost of sales	—	2,049,510	—	—	2,049,510
Selling, general and administrative	18,685	59,114	8,309	(24,664)	61,444
Total operating costs and expenses	18,685	2,108,624	8,309	(24,664)	2,110,954
Operating income (loss)	(6,194)	165,094	3,865	—	162,765
Other income (expense):
Interest expense, net	(3,440)	(16,967)	—	—	(20,407)
Equity in income of subsidiaries	101,966	3,876	—	(105,842)	—
Income before income taxes	92,332	152,003	3,865	(105,842)	142,358
Provision for income taxes	(3,171)	50,026	—	—	46,855
Net income	$95,503	$101,977	$3,865	$(105,842)	$95,503

Georgia Gulf Corporation and Subsidiaries
Supplemental Condensed Consolidating Statement of Income Information
Year Ended December 31, 2004

In Thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$10,830	$2,206,239	$10,066	$(20,896)	$2,206,239
Operating costs and expenses:
Cost of sales	—	1,955,095	—	—	1,955,095
Selling, general and administrative	19,481	56,993	5,143	(20,896)	60,721
Total operating costs and expenses	19,481	2,012,088	5,143	(20,896)	2,015,816
Operating income (loss)	(8,651)	194,151	4,923	—	190,423
Other income (expense):
Interest expense, net	(5,617)	(18,046)	—	—	(23,663)
Equity in income of subsidiaries	114,953	4,935	—	(119,888)	—
Income before income taxes	100,685	181,040	4,923	(119,888)	166,760
Provision for income taxes	(5,207)	66,075	—	—	60,868
Net income	$105,892	$114,965	$4,923	$(119,888)	$105,892

Georgia Gulf Corporation and Subsidiaries
Supplemental Condensed Consolidating Statement of Cash Flows Information
Year Ended December 31, 2006

In Thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by continuing operations	$22,108	$193,822	$16,207	$22,589	$254,726
Net cash (used in) provided by discontinued operations	—	8,141	(3,648)	(8,642)	(4,149)
Net cash provided by operating activities	22,108	201,963	12,559	13,947	250,577
Investing activities:
Capital expenditures	(28)	(82,709)	(8,033)	—	(90,770)
Acquisition of Royal Group and related payments, net of cash acquired	—	5,529	(1,098,156)	17,231	(1,075,396)
Settlement of foreign exchange contracts	(20,843)	—	—	—	(20,843)
Contributions and advances to affiliates	(957,816)	(67,418)	5,567	1,019,667	—
Proceeds from sale of property, plant and equipment	—	22,234	83,858	—	106,092
Net cash used in investing activities	(978,687)	(122,364)	(1,016,764)	1,036,898	(1,080,917)
Financing activities:
Net change in revolving line of credit	(123,400)	—	—	—	(123,400)
Proceeds from notes payable to affiliates	(366,485)	66,805	1,351,161	(1,051,481)	—
Long-term debt proceeds	1,493,543	—	—	—	1,493,543
Long-term debt payments	(2,249)	(149,300)	(345,825)	—	(497,374)
Fees paid for bridge financing	(2,325)	—	—	—	(2,325)
Fees paid to issue debt	(35,103)	—	(2,917)	—	(38,020)
Proceeds from issuance of common stock	3,194	—	—	—	3,194
Tax benefits from employee share-based exercises	1,432	—	—	—	1,432
Purchase and retirement of common stock	(1,032)	—	—	—	(1,032)
Dividends	(10,996)	—	—	—	(10,996)
Net cash provided by (used in) financing activities	956,579	(82,495)	1,002,419	(1,051,481)	825,022
Effect of exchange rate changes on cash and cash equivalents	—	—	25	636	661
Net change in cash and cash equivalents	—	(2,896)	(1,761)	—	(4,657)
Cash and cash equivalents at beginning of year	—	14,296	2	—	14,298
Cash and cash equivalents at end of year	$—	$11,400	$(1,759)	$—	$9,641

Georgia Gulf Corporation and Subsidiaries
Supplemental Condensed Consolidating Statement of Cash Flows Information
Year Ended December 31, 2005

In Thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$106,653	$(35,505)	$(3)	$—	$71,145
Investing activities:
Capital expenditures	—	(32,044)	—	—	(32,044)
Proceeds from sale of property, plant and equipment	—	1,362	—	—	1,362
Net cash used in investing activities	—	(30,682)	—	—	(30,682)
Financing activities:
Net change in revolving line of credit	—	59,400	—	—	59,400
Long-term debt payments	(100,000)	—	—	—	(100,000)
Proceeds from issuance of common stock	5,943	—	—	—	5,943
Purchase and retirement of common stock	(1,681)	—	—	—	(1,681)
Dividends	(10,915)	—	—	—	(10,915)
Net cash (used in) provided by financing activities	(106,653)	59,400	—	—	(47,253)
Net change in cash and cash equivalents	—	(6,787)	(3)	—	(6,790)
Cash and cash equivalents at beginning of year	—	21,082	6		21,088
Cash and cash equivalents at end of year	$—	$14,295	$3	$—	$14,298

Georgia Gulf Corporation and Subsidiaries
Supplemental Condensed Consolidating Statement of Cash Flows Information
Year Ended December 31, 2004

In Thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(16,525)	$152,496	$(4)	$—	$135,967
Investing activities:
Capital expenditures	(172)	(23,269)	—	—	(23,441)
Financing activities:
Net change in revolving line of credit	—	89,900	—	—	89,900
Long-term debt payments	—	(200,000)	—	—	(200,000)
Proceeds from issuance of common stock	27,948	—	—	—	27,948
Purchase and retirement of common stock	(602)	—	—	—	(602)
Dividends	(10,649)	—	—	—	(10,649)
Net cash provided by (used in) financing activities	16,697	(110,100)	—	—	(93,403)
Net change in cash and cash equivalents	—	19,127	(4)	—	19,123
Cash and cash equivalents at beginning of year	—	1,955	10	—	1,965
Cash and cash equivalents at end of year	$—	$21,082	$6	$—	$21,088

GEORGIA GULF CORPORATION AND SUBSIDIARIES

SCHEDULE II  VALUATION AND QUALIFYING ACCOUNTS

(In Thousands)

Year Ended December 31,	Balance at beginning of period		Charged to costs and expenses, net of recoveries		Charged to other accounts		Deductions (2)	Balance at end of period
2004
Allowance for doubtful accounts	$4,450		$294		$(2,065)		$(805)	$1,874
2005
Allowance for doubtful accounts	$1,874		$1,482		$—		$(899)	$2,457
Note receivable reserve	$2,065	(3)	$(2,065	)(3)	$—		$—	$—
2006
Allowance for doubtful accounts	$2,457		$327		$14,241	(1)	(878)	$16,147

NOTES:

(1)          Represents the incremental allowance for doubtful accounts receivable for Royal Group as of December 31, 2006.

(2)          Accounts receivable balances written off during the period, net of recoveries.

(3)          Portion of allowance for doubtful accounts transferred to note receivable reserve upon conversion of related receivables to a note receivable. Note receivable was repaid in full in the fourth quarter of 2005.

Report of Management on Internal Control Over Financial Reporting

To the Stockholders of Georgia Gulf Corporation:

Management of the company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. The company’s internal control over financial reporting is designed to provide reasonable assurance to the company’s management and board of directors regarding the preparation and fair presentation of published financial statements.

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal controls over financial reporting will prevent all errors and all fraud. Internal controls, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the objectives of the internal controls are met. Because of the inherent limitations of internal controls, internal controls over financial reporting may not prevent or detect all misstatements or fraud. Therefore, no evaluation of internal control can provide absolute assurance that all control issues or instances of fraud will be prevented or detected.

Management assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2006. Management has excluded from the scope of its assessment of internal control over financial reporting as of December 31, 2006, Royal Group Technologies Limited and their subsidiaries (“Royal Group”), which businesses were acquired on October 3, 2006 and whose financial statements reflect total assets constituting approximately 62.8 percent and revenues of approximately 9.5 percent of the company’s related consolidated financial statements as of and for the year ended December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on this assessment, the company’s management concluded that, as of December 31, 2006, the company’s internal control over financial reporting was effective based on those criteria.

Deloitte & Touche LLP, the company’s independent registered public accounting firm, which also audited the company’s consolidated financial statements included in this annual report on Form 10-K, has issued an attestation report on management’s assessment of the company’s internal control over financial reporting, which is included below.

/s/ EDWARD A. SCHMITT	/s/ JAMES T. MATTHEWS
Edward A. Schmitt	James T. Matthews
President and Chief Executive Officer	Vice President—Finance, Treasurer and
Chief Financial Officer

March 30, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Georgia Gulf Corporation
Atlanta, Georgia

We have audited management’s assessment, included in the accompanying Report of Management on Internal Control Over Financial Reporting, that Georgia Gulf Corporation and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. As described in Report of Management on Internal Control Over Financial Reporting, management excluded from its assessment the internal control over financial reporting of Royal Group Technologies Limited which was acquired on October 3, 2006 and whose financial statements constitute -25.3 percent and 62.8 percent of net and total assets, respectively, 9.5 percent of revenues, and 40.2 percent of net income of the consolidated financial statement amounts as of and for the year ended December 31, 2006. Accordingly, our audit did not include the internal control over financial reporting at Royal Group Technologies Limited. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2006 of the Company and our report dated March 30, 2007, expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph regarding the Company’s adoption of statement of Financial Accounting Standards No. 123 (R), Share-Based Payments, on January 1, 2006, and the recognition and related disclosure provisions of statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 30, 2007

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

(In thousands)	March 31, 2007
ASSETS
Cash and cash equivalents	$20,037
Receivables, net of allowance for doubtful accounts of $20,193	275,018
Inventories	357,108
Prepaid expenses	36,849
Income tax receivable	14,601
Deferred income taxes	33,513
Current assets held-for-sale and of discontinued operations	1,926
Total current assets	739,052
Property, plant and equipment, net	1,035,883
Goodwill	378,216
Intangible assets, net of accumulated amortization of $2,043	89,850
Other assets, net	198,560
Non-current assets held for sale	10,188
Total assets	$2,451,749
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$64,017
Accounts payable	273,839
Interest payable	39,338
Accrued compensation	27,575
Liability for unrecognized tax benefits	96,660
Other accrued liabilities	68,481
Total current liabilities	569,910
Long-term debt	1,411,727
Deferred income taxes	80,734
Other non-current liabilities	23,205
Total liabilities	2,085,576
Commitments and contingencies (note 10)
Stockholders’ equity (note 2)	366,173
Total liabilities and stockholders’ equity	$2,451,749
Common shares outstanding	34,396

See accompanying notes to condensed consolidated financial statements.

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2007	2006
Net sales	$713,696	$567,873
Operating costs and expenses:
Cost of sales	663,557	488,885
Selling, general and administrative expenses	58,116	20,213
Total operating costs and expenses	721,673	509,098
Operating (loss) income	(7,977)	58,775
Interest expense, net	(32,075)	(4,337)
Foreign exchange gain	2,831	—
(Loss) income from continuing operations before income taxes	(37,221)	54,438
(Benefit) provision for income taxes	(10,711)	20,757
(Loss) income from continuing operations	(26,510)	33,681
Loss from discontinued operations, net of tax benefit of $2,228	(8,061)	—
Net (loss) income	$(34,571)	$33,681
(Loss) earnings per share:
Basic:
(Loss) income from continuing operations	$(0.77)	$0.99
Loss from discontinued operations	(0.24)	—
Net (loss) income	$(1.01)	$0.99
Diluted:
(Loss) income from continuing operations	$(0.77)	$0.98
Loss from discontinued operations	(0.24)	—
Net (loss) income	$(1.01)	$0.98
Weighted average common shares:
Basic	34,309	34,048
Diluted	34,309	34,376

See accompanying notes to condensed consolidated financial statements.

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2007	2006
Cash flows from operating activities:
Net (loss) income	$(34,571)	$33,681
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	35,427	15,889
Foreign exchange gain	(2,714)	—
Deferred income taxes	(14,628)	(4,209)
Excess tax benefit related to stock plans	(770)	(302)
Stock based compensation	5,990	5,571
Change in operating assets, liabilities and other	10,483	16,810
Net cash (used in) provided by operating activities from continuing operations	(783)	67,440
Net cash provided by operating activities from discontinued operations	398	—
Net cash (used in) provided by operating activities	(385)	67,440
Cash flows from investing activities:
Capital expenditures	(28,046)	(11,963)
Proceeds from sale of property, plant and equipment, assets held-for sale and discontinued operations	65,802	—
Net cash provided by (used in) investing activities	37,756	(11,963)
Cash flows from financing activities:
Net change in revolving line of credit	26,928	(54,300)
Repayment of long-term debt	(146,137)	—
Proceeds from sale-leaseback financing	95,865	—
Proceeds from issuance of common stock	—	10
Purchases and retirement of common stock	(684)	(1,032)
Tax benefits from employee share-based exercises	—	1,421
Dividends paid	(2,779)	(2,748)
Net cash used in financing activities	(26,807)	(56,649)
Effect of exchange rate changes on cash and cash equivalents	(168)	—
Net change in cash and cash equivalents	10,396	(1,172)
Cash and cash equivalents at beginning of period	9,641	14,298
Cash and cash equivalents at end of period	$20,037	$13,126

See accompanying notes to condensed consolidated financial statements.

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.                 BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying condensed consolidated financial statements do reflect all the adjustments that, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows for the interim periods reported. Such adjustments are of a normal, recurring nature. Our operating results for the three month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. There have been no material changes in the significant accounting policies followed by us during the period ended March 31, 2007 other than the adoption of FIN 48 as defined and discussed in note 2 below.

2.                 NEW ACCOUNTING PRONOUNCEMENTS

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140. SFAS No. 155 simplifies accounting for certain hybrid instruments currently governed by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, by allowing fair value remeasurement of hybrid instruments that contain an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the guidance in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets, which provides that such beneficial interests are not subject to SFAS No. 133. SFAS No. 155 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125, by eliminating the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. This statement is effective for financial instruments acquired or issued by us after December 31, 2006. The adoption of SFAS No. 155 on January 1, 2007 did not have a material impact on our consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability must be initially measured at fair value, if practicable. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 on January 1, 2007 did not have a material impact on our consolidated financial statements.

Effective January 1, 2007, we adopted FASB Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in an enterprises financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2.                 NEW ACCOUNTING PRONOUNCEMENTS (Continued)

Under the interpretation, we recognize the financial statement effects of a tax position when it is more likely than not, based upon the technical merits, that the position will be sustained upon examination. Conversely, we derecognize a previously recognized tax position in the first period in which it is no longer more likely than not that the tax position would be sustained upon examination. A tax position that meets the more likely than not recognition threshold shall initially and subsequently be measured as the largest amount of tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement with a taxing authority. We also recognize interest expense by applying a rate of interest to the difference between the tax position recognized in accordance with the interpretation and the amount previously taken or expected to be taken in a tax return. We classify interest expense and related penalties, if any, with respect to our uncertain tax positions in the provision for income taxes.

As of January 1, 2007, we have recognized a liability for our unrecognized income tax benefits of approximately $87.8 million. Of this amount, approximately $22.7 million relates to accrued interest and penalties. If recognized, $83.1 million of this amount would affect our effective tax rate. The implementation of FIN 48 resulted in an increase in the liability for unrecognized tax benefits of approximately $0.9 million, a decrease in retained earnings as of January 1, 2007 of approximately $0.8 million and a decrease in goodwill of approximately $0.1 million. For the three months ended March 31, 2007, we recognized approximately $2.1 million of additional interest expense in our income tax provision related to our liability for unrecognized income tax benefits.

During the next twelve months, it is reasonably possible that uncertain tax positions in Canada and the U.S. will be recognized as a result of the lapse of the applicable statute of limitations or through settlements with the taxing authorities. The statute of limitations with respect to certain open tax years in Canada have lapsed after March 31, 2007. Accordingly, we will recognize approximately $2.5 million of previously unrecognized tax benefits during the three month period ending June 30, 2007. It is reasonably possible that the statute of limitations will lapse over the next twelve months with respect to other unrecognized tax benefits in various taxing jurisdictions in the United States. As of March 31, 2007, the aggregate amount of these tax positions was approximately $1.0 million.

In addition, we continue to negotiate with the province of Quebec to reach a settlement with respect to its assessments resulting from the retroactive application of tax law changes promulgated by Bill 15, which amended the Quebec Taxation Act and other legislative provisions. Over the last several years, Royal Group, which we acquired in the fourth quarter of 2006 (as discussed in Note 3 below), in connection with its tax advisors, established tax structures that used a Quebec Trust to minimize its overall tax liabilities in Canada. Bill 15 has eliminated the ability to use the Quebec Trust structure on a retroactive basis. As of March 31, 2007, we have recorded a liability for an unrecognized tax benefit of $37.0 million related to the Quebec Trust matter. It is reasonably possible that we will reach a settlement related to the Quebec Trust matter during the next twelve months. Although we are unable to estimate the final settlement amount at this time, it could differ significantly from the amount recorded as of March 31, 2007.

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2.                 NEW ACCOUNTING PRONOUNCEMENTS (Continued)

The following table describes the tax years that remain subject to examination by major tax jurisdiction:

Tax Jurisdiction	Open Years
United States	2002 - 2006
Canada	2002 - 2006
Various States	2000 - 2006

Our overall effective income tax rate from continuing operations decreased from 38 percent for the three months ended March 31, 2006 to 29 percent for the three months ended March 31, 2007 due primarily to interest accrued on the liability for our unrecognized income tax benefits, the income tax rate differential between tax jurisdictions and the effect of income tax credits.

In June 2006, the FASB ratified its consensus on Emerging Issues Task Force (“EITF”) Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). The scope of EITF Issue No. 06-3 includes any tax assessed by a governmental authority that is imposed concurrent with or subsequent to a revenue-producing transaction between a seller and a customer. For taxes within the scope of this issue that are significant in amount, the consensus requires the following disclosures: (i) the accounting policy elected for these taxes and (ii) the gross amount of the taxes reflected in the income statement on an interim and annual basis for all periods presented. The disclosure of those taxes can be done on an aggregate basis. The consensus is effective for interim and annual periods beginning after December 15, 2006. The adoption of EITF No. 06-3 did not have an impact on our consolidated financial statements as our policy is to record sales taxes collected on a net basis.

On September 7, 2006, the EITF reached a consensus on EITF Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, which requires the application of the provisions of SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, to endorsement split-dollar life insurance arrangements. SFAS No. 106 would require us to recognize a liability for the discounted future benefit obligation that we will have to pay upon the death of the underlying insured employee. An endorsement-type arrangement generally exists when we own and control all incidents of ownership of the underlying policies. EITF Issue No. 06-4 is effective for fiscal years beginning after December 15, 2007. We do not expect the adoption of EITF Issue No. 06-4 to have a material impact on our consolidated financial statements.

On September 7, 2006 the EITF reached a consensus on EITF Issue No. 06-5 Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance With FASB Technical Bulletin No. 85-4, which concluded that a policyholder should consider other amounts included in the contractual terms of an insurance policy, in addition to cash surrender value, when determining the asset value that could be realized under the terms of the insurance contract. These other amounts include: non-discretionary amounts (those items that are not contingent as of the balance sheet date) and time-based amounts (i.e., deferred acquisition costs tax) that would be accounted for on a present-value basis. Items that are “probable” to be received and/or subject to the insurance company’s intent to pay would not be included in asset value. In addition, the amount that could be realized should be determined on an individual policy or certificate level. Amounts that would be realized upon surrender of all policies or certificates would not be included when measuring assets. EITF Issue No. 06-5 is effective for fiscal years

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2.                 NEW ACCOUNTING PRONOUNCEMENTS (Continued)

beginning after December 15, 2006 and would be recognized through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption for all life insurance contracts currently held. The adoption of EITF Issue No. 06-5 on January 1, 2007 did not have a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for our fiscal year beginning January 1, 2008. We do not expect the adoption of SFAS No. 157 to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted provided the entity also elects to apply the provisions of SFAS No. 157. We have not decided if we will adopt SFAS No. 159 early or if we will choose to measure any eligible financial assets and liabilities at fair value.

On April 30, 2007, the FASB issued FASB Staff Position (“FSP”) FIN 39-1 an Amendment to FASB Interpretation No. 39 Offsetting of Amounts Related to Certain Contracts, (“FSP FIN 39-1”). This FSP addresses certain modifications to FIN 39 and whether a reporting entity that is party to a master netting arrangement can offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement in accordance with FIN 39. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of FSP FIN 39-1 to have a material impact on our consolidated financial statements.

3.                 BUSINESS ACQUISITION, DIVESTITURES AND DISCONTINUED OPERATIONS

Acquisition.   On October 3, 2006, we completed the acquisition of Royal Group Technologies Limited, (“Royal Group”), a leading North American manufacturer and marketer of vinyl-based building and home improvement products. We have included the results of Royal Group’s operations in our condensed consolidated financial statements since that date.

During the three months ended March 31, 2007 we continued to complete the preliminary allocation of the fair values of assets acquired and liabilities assumed, including certain legal and tax contingencies, and the valuation of property, plant and equipment, spare parts, finite and indefinite lived intangible assets, and assets held for sale and discontinued operations associated with our October 3, 2006 acquisition of Royal Group, which are subject to change within twelve months of the closing date of the acquisition. The following table provides the detail of the changes made to goodwill during the three months ended March 31, 2007.

In Thousands
Goodwill at January 1, 2007	$377,124
Adjustments to preliminary purchase allocation of Royal Group	(1,332)
Foreign currency translation adjustment	2,424
Goodwill at March 31, 2007	$378,216

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3.                 BUSINESS ACQUISITION, DIVESTITURES AND DISCONTINUED OPERATIONS (Continued)

At March 31, 2007 we also have other indefinite lived intangible assets related to the acquisition of Royal Group of $15,839.

The following represents the summary of finite-lived intangible assets as of March 31, 2007.

In thousands
Finite-lived intangible assets at March 31, 2007	Chlorovinyls	Window and Door Profiles and Mouldings Products	Outdoor Building Products	Total
Gross carrying amount for finite-lived intangible assets:
Customer relationships	$1,000	$34,000	$11,000	$46,000
Technology	—	31,000	—	31,000
Total	$1,000	$65,000	$11,000	$77,000
Accumulated amortization for finite-lived intangible assets:
Customer relationships
January 1, 2007	$(14)	$(472)	$(153)	$(639)
Amortization expense	(14)	(203)	(153)	(370)
March 31, 2007	(28)	(675)	(306)	(1,009)
Technology
January 1, 2007	—	(517)	—	(517)
Amortization expense	—	(517)	—	(517)
March 31, 2007	—	(1,034)	—	(1,034)
Total	$(28)	$(1,709)	$(306)	$(2,043)
Foreign currency translation adjustment:
Customer relationships	$(24)	$(649)	$(273)	$(946)
Technology	—	—	—	—
Total	$(24)	$(649)	$(273)	$(946)
Net carrying amount for finite-lived intangible assets:
Customer relationships	$948	$32,676	$10,421	$44,045
Technology	—	29,966	—	29,966
Total	$948	$62,642	$10,421	$74,011

Total estimated amortization expense for the next five fiscal years will be approximately $4.6 million per year.

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3.   BUSINESS ACQUISITION, DIVESTITURES AND DISCONTINUED OPERATIONS (Continued)

The following unaudited pro forma information reflects our consolidated results of operations as if the Royal Group acquisition had taken place on January 1, 2006. The pro forma information includes primarily adjustments for depreciation based on the estimated fair value of the property, plant and equipment we acquired, amortization of acquired intangibles and interest expense on the debt we incurred to finance the acquisition. The pro forma information is not necessarily indicative of the results of operations that we would have reported had the transaction actually occurred at the beginning of fiscal 2006, nor is it necessarily indicative of future results.

In thousands, except per share data	Three months ended March 31, 2006
Net sales	$818,632
Net loss from continuing operations	(1,933)
Basic and diluted loss per share	$(.06)

Discontinued Operations—Outdoor Building Products Segment.   As part of our strategic plan for the acquired Royal Group businesses, we continue to exit certain non-core businesses included in our outdoor building products segment. In addition to those businesses that we had already decided to exit during the fourth quarter of 2006, we have also decided to exit our Royal Building Systems North American business in the first quarter of 2007, the net assets of which have been classified as held for sale and the results of operations of which have been classified as discontinued operations as of and for the three months ended March 31, 2007.

The results of all discontinued operations in our outdoor building products segment for the three months ended March 31, 2007 are as follows:

In thousands	March 31, 2007
Net sales	$13,140
Operating loss from discontinued operations	$(10,289)
Benefit from income taxes	2,228
Total loss from discontinued operations	$(8,061)

The assets of the discontinued operations in our outdoor building products segment as of March 31, 2007 consisted of $1.9 million of inventory and $5.1 million of property, plant and equipment.

Assets Held-For-Sale.   As part of our strategic plan, we also continue to sell certain Royal Group assets and businesses. At March 31, 2007, assets held for sale included $5.1 million of real estate.

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

4.      RESTRUCTURING ACTIVITIES

In the fourth quarter of fiscal 2006, we initiated plans to restructure the operations of Royal Group to eliminate certain redundant activities, focus our resources on operations with future growth opportunities and reduce our cost structure. In connection with the restructuring plan, we incurred costs related to termination benefits for employee positions that were eliminated. We expect to pay these termination benefits by September 2007. Any costs incurred during this restructuring plan that will benefit future periods, such as relocation of employees, have been and will be expensed as incurred. A summary of our restructuring activities by reportable segment follows:

In thousands	Balance at December 31, 2006	Cash Payments	Adjustments	Balance at March 31, 2007
Chlorovinyls
Involuntary termination benefits	$1,468	$(328)	$19	$1,159
Window and door profiles and mouldings products
Involuntary termination benefits	3,293	(644)	46	2,695
Outdoor building products
Involuntary termination benefits	10,729	(4,631)	123	6,221
Unallocated and other
Involuntary termination benefits	5,897	(1,973)	51	3,975
Total	$21,387	$(7,576)	$239	$14,050

Pursuant to EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” involuntary termination costs related to the Royal Group acquisition have been recognized as a liability assumed as of the consummation date of the acquisition and included in the purchase price allocation.

5.                 ACCOUNTS RECEIVABLE SECURITIZATION

We have an agreement pursuant to which we sell an undivided percentage ownership interest in a defined pool of our trade receivables on a revolving basis through a wholly owned subsidiary to third parties (the “Securitization”). As collections reduce accounts receivable included in the pool, we sell ownership interests in new receivables to bring the ownership interests sold up to a maximum of $165.0 million, as permitted by the Securitization. At March 31, 2007, the unpaid balance of accounts receivable in the defined pool was approximately $253.8 million. The balance of receivables sold as of March 31, 2007 was $139.0 million.

6.                 INVENTORIES

The major classes of inventories were as follows:

In thousands	March 31, 2007
Raw materials and supplies	$140,735
Finished goods	216,373
Inventories	$357,108

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

7.                 PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following:

In thousands	March 31, 2007
Machinery and equipment	$1,317,060
Land and land improvements	117,231
Buildings	232,954
Construction-in-progress	98,148
Property, plant and equipment, at cost	1,765,393
Accumulated depreciation	(729,510)
Property, plant and equipment, net	$1,035,883

8.                 OTHER ASSETS, NET

Other assets, net of accumulated amortization, consisted of the following:

In thousands	March 31, 2007
Advances for long-term purchase contracts	$106,294
Investment in joint ventures	23,445
Debt issuance costs	36,832
Prepaid pension costs	18,188
Deferred acquisition costs	7,609
Other	6,192
Total other assets, net	$198,560

9.                 LONG-TERM DEBT

Long-term debt consisted of the following:

In thousands	March 31, 2007
Senior secured credit facility:
Revolving credit facility expires 2011	$52,939
Term loan B due 2013	502,254
7.125% notes due 2013	100,000
9.5% senior notes due 2014	496,665
10.75% senior subordinated notes due 2016	197,071
Sale-leaseback financing obligations	95,865
Other	30,950
Total debt	1,475,744
Less current portion	(64,017)
Long-term debt	$1,411,727

Over the next twelve months, we expect to pay off the $64.0 million of borrowings under our senior secured credit facility, including $52.9 million on our revolver and $11.1 million of principal on our tranche

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

9.                 LONG-TERM DEBT (Continued)

B term loan that we are contractually obligated to pay. Therefore, we have classified this debt as current in our consolidated balance sheet. Debt under the senior secured credit facility is secured by a majority of our assets, including real and personal property, inventory, accounts receivable and other intangibles.

Under the senior secured credit facility and the indentures related to the 7.125 percent, 9.50 percent and 10.75 percent notes, we are subject to certain restrictive covenants, the most significant of which require us to maintain certain financial ratios and limit our ability to pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. Giving effect to the third amendment to the senior secured credit facility discussed in note 17 to these condensed consolidated financial statments, we were in compliance with all necessary financial covenants under our senior secured credit facility and indentures at March 31, 2007.

At March 31, 2007 under our revolving credit facility we have a maximum borrowing capacity of $375.0 million, and net of outstanding letter of credits of $98.7 million and current borrowings of $52.9 million, remaining availability of $223.4 million.

Sale-Leaseback Transaction.   On March 29, 2007, we sold certain Canadian land and buildings for $95.9 million. Concurrent with the sale, we leased the properties back for a period of ten years. The lease is renewable at our option for three additional terms of ten years each. The transaction also required a $17 million collateralized letter of credit issued in the favor of the buyer-lessor, with an effective term of eight years. As a result of the collateralized letter of credit, the transaction has been recorded as a financing transaction rather than as a sale, and the land and buildings and related accounts continue to be recognized in property, plant and equipment. The net book value of these properties was $95.9 million at March 31, 2007. Additionally, we have recorded the proceeds of $95.9 million received in the transaction as a financing obligation at March 31, 2007 and used such proceeds to repay amounts outstanding under our senior secured credit facility.

The future minimum lease payments under the terms of the related lease agreements are as follows:

In thousands
2007	$4,520
2008	5,961
2009	6,164
2010	6,232
2011	6,435
Thereafter	35,766
Total	$65,078

Also on March 29, 2007, in connection with the transaction discussed above, we sold two additional Canadian properties for approximately $30.4 million. We did not leaseback these properties. The proceeds of $30.4 million were used to repay amounts outstanding under our senior secured credit facility.

10.          COMMITMENTS AND CONTINGENCIES

Legal Proceedings.   In October 2004 the United States Environmental Protection Agency (“USEPA”) notified us that we have been identified as a potentially responsible party (“PRP”) for a Superfund site in Galveston, Texas. The site is a former industrial waste recycling, treatment and disposal facility. Over one

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

10.            COMMITMENTS AND CONTINGENCIES (Continued)

thousand PRPs have been identified by the USEPA. We contributed a relatively small proportion of the total amount of waste shipped to the site. In the notice, the USEPA informed us of the agency’s willingness to settle with us and other PRPs that contributed relatively small proportions of the total quantity of waste shipped to the Superfund site. We believe that we can reach a settlement with the USEPA in this matter, and although there can be no assurance, we expect the amount of the settlement to be less than $100,000.

In August 2004 and January and February 2005, the USEPA conducted environmental investigations of our manufacturing facilities in Aberdeen, Mississippi and Plaquemine, Louisiana, respectively. The USEPA has informed us that it has identified several “areas of concern,” and has indicated that such areas of concern may, in its view, constitute violations of applicable requirements, thus warranting monetary penalties and possible injunctive relief. In lieu of pursuing such relief through its traditional enforcement process, the USEPA has proposed that the parties enter into negotiations in an effort to reach a global settlement of the areas of concern and that such a global settlement cover our manufacturing facilities at Lake Charles, Louisiana and Oklahoma City, Oklahoma as well. During the second quarter of 2006, we were informed by USEPA that its regional office responsible for Oklahoma and Louisiana desired to pursue resolution of these matters on a separate track from the regional office responsible for Mississippi.

It is likely that any settlement, if achieved, will result in the imposition of monetary penalties, capital expenditures for installation of environmental controls, and/or other relief. We do not know the total cost of monetary penalties, environmental projects, or other relief that would be imposed in any settlement or order. While we expect that such costs will exceed $100,000, we do not expect that such costs will have a material effect on our financial position, results of operations, or cash flows.

During the first quarter of 2007, we voluntarily disclosed possible noncompliance with environmental requirements, including hazardous waste management and disposal requirements, at our Pasadena facility to the Texas Commission on Environmental Quality (TCEQ). We are currently working with TCEQ to resolve any such possible noncompliance issues. Penalties, if any, for such possible noncompliance may exceed $100,000. However, we do not expect the cost of any penalties, injunctive relief, or other ordered actions to have a material effect on our financial position, results of operations, or cash flows.

Royal Group is currently under investigation by the Royal Canadian Mounted Police (the “RCMP”), the Ontario Securities Commission (the “OSC”) and the Securities and Exchange Commission (“SEC”) regarding its prior public disclosures, including financial and accounting matters. The OSC is also conducting a regulatory investigation of Royal Group, principally in connection with certain related party transactions between Royal Group and Royal St. Kitts Beach Resort Limited, but also in connection with trading in Royal Group’s shares.

In October 2005, Royal Group advised the OSC staff, the RCMP and the SEC staff of emails and documents authored by a former finance employee of Royal Group that relate to certain financial accounting and disclosure matters. Royal Group understands that the SEC staff made a referral to the U.S. Department of Justice, Criminal Division, in connection with those documents.

Royal Group and certain of its former officers and former board members are named defendants in two shareholder class action lawsuits pending in the United States District Court for the Southern District of New York and the Ontario Superior Court of Justice brought by Royal Group shareholders. These cases were consolidated as In re Royal Group Technologies Securities Litigation. In March 2007, Royal Group entered into a stipulation and agreement of settlement with the lead and representative plaintiffs in the

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

10.                    COMMITMENTS AND CONTINGENCIES (Continued)

consolidated cases after a mediation process among the parties. It is a condition to the settlement that the U.S. and Canadian actions be settled contemporaneously. Under the terms of the global settlement, subject to the approval of both the U.S. and Canadian courts, Royal Group paid C$9 million or US$7.8 million in cash into escrow after execution of the stipulation and agreement. The settlement remains conditioned, among other things, on receipt of all required court approvals. Although the settlement agreement has been entered into among the parties, there can be no assurance at this time that all conditions to the agreement will be satisfied. The settlement contains no admission of wrongdoing by Royal Group or any of the other defendants.

Further, Royal Group is the subject of a criminal investigation being conducted by the Antitrust Division of the U.S. Department of Justice, which focuses on alleged price fixing in the window coverings industry. On April 4, 2007, Royal Window Coverings (USA) L.P. entered into a settlement agreement with a putative class of direct purchasers of window covering products. The settlement amount is $2.4 million and the settlement encompasses all sales of window covering products made by Royal Window Coverings and any of its affiliates to the direct purchaser class. The plaintiff class has filed two class actions in federal court for the Eastern District of Pennsylvania for the purpose of effectuating the settlement. The settlement agreement must be approved by the court in order to become effective. We anticipate that the court will hold its final hearing on whether to approve the settlement in approximately six months.

There can be no assurance that the changes, liabilities, and cost we incur in respect of each of the foregoing investigations, lawsuits or claims related to the Royal Group will not exceed the amounts anticipated by us in respect thereof, and to the extent they do, our financial condition, results of operations and cash flows may be adversely affected in a material respect.

In addition, we are subject to other claims and legal actions that may arise in the ordinary course of business. We believe that the ultimate liability, if any, with respect to these other claims and legal actions will not have a material effect on our financial position or on our results of operations.

Environmental Regulation.   Our operations are subject to increasingly stringent federal, state and local laws and regulations relating to environmental quality. These regulations, which are enforced principally by the USEPA and comparable state agencies and Canadian federal and provincial agencies, govern the management of solid hazardous waste, emissions into the air and discharges into surface and underground waters, and the manufacture of chemical substances. In addition to the matters involving environmental regulation above, we have the following potential environmental issues.

Subsequent to the close of the fourth quarter of 2006, we voluntarily disclosed possible noncompliance at our Aberdeen, Mississippi facility with certain provisions of the Toxic Substances Control Act to the USEPA. While the penalties, if any, for such noncompliance may exceed $100,000, we believe our voluntary disclosures will qualify us for substantially reduced penalties. In any event, we do not expect that any penalties will have a material effect on our financial position, results of operations, or cash flows.

There are several serious environmental issues concerning the vinyl chloride monomer (“VCM”) facility at Lake Charles, Louisiana we acquired from CONDEA Vista Company (“CONDEA Vista” is now Sasol North America, Inc.) on November 12, 1999. Substantial investigation of the groundwater at the site has been conducted, and groundwater contamination was first identified in 1981. Groundwater remediation through the installation of groundwater recovery wells began in 1984. The site currently contains about 90 monitoring wells and 18 recovery wells. Investigation to determine the full extent of the

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

10.                  COMMITMENTS AND CONTINGENCIES (Continued)

contamination is ongoing. It is possible that offsite groundwater recovery will be required, in addition to groundwater monitoring. Soil remediation could also be required.

Investigations are currently underway by federal environmental authorities concerning contamination of an estuary near the Lake Charles VCM facility we acquired known as the Calcasieu Estuary. It is likely that this estuary will be listed as a Superfund site and be the subject of a natural resource damage recovery claim. It is estimated that there are about 200 PRPs associated with the estuary contamination. CONDEA Vista is included among these parties with respect to its Lake Charles facilities, including the VCM facility we acquired. The estimated cost for investigation and remediation of the estuary is unknown and could be quite costly. Also, Superfund statutes may impose joint and several liability for the cost of investigations and remedial actions on any company that generated the waste, arranged for disposal of the waste, transported the waste to the disposal site, selected the disposal site, or presently or formerly owned, leased or operated the disposal site or a site otherwise contaminated by hazardous substances. Any or all of the responsible parties may be required to bear all of the costs of cleanup regardless of fault, legality of the original disposal or ownership of the disposal site. Currently, we discharge our wastewater to CONDEA Vista, which has a permit to discharge treated wastewater into the estuary.

CONDEA Vista has agreed to retain responsibility for substantially all environmental liabilities and remediation activity relating to the vinyls business we acquired from it, including the Lake Charles, Louisiana VCM facility. For all matters of environmental contamination that were currently known at the time of acquisition (November 1999), we may make a claim for indemnification at any time; for environmental matters that were then unknown, we must generally make claims for indemnification before November 12, 2009. Further, our agreement with CONDEA Vista provides that CONDEA Vista will be subject to the presumption that all later discovered on-site environmental contamination arose before closing, and is therefore CONDEA Vista’s responsibility; this presumption may only be rebutted if CONDEA Vista can show that we caused the environmental contamination by a major, unaddressed release.

At our Lake Charles VCM facility, CONDEA Vista will continue to conduct the ongoing remediation at its expense until November 12, 2009. After November 12, 2009, we will be responsible for remediation costs up to about $150,000 of expense per year, as well as costs in any year in excess of this annual amount up to an aggregate one-time amount of about $2.3 million. In the first quarter of 2004, as part of our ongoing assessment of our environmental contingencies, we determined these remediation costs to be probable and estimable and therefore recorded a $2.7 million accrual to other non-current liabilities.

As for employee and independent contractor exposure claims, CONDEA Vista is responsible for exposures before November 12, 2009, and we are responsible for exposures after November 12, 2009, on a pro rata basis determined by years of employment or service before and after November 12, 1999, by any claimant.

We believe that we are in material compliance with all current environmental laws and regulations. We estimate that any expenses incurred in maintaining compliance with these requirements will not materially affect earnings or cause us to exceed our level of anticipated capital expenditures. However, there can be no assurance that regulatory requirements will not change, and it is not possible to accurately predict the aggregate cost of compliance resulting from any such changes.

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

10.          COMMITMENTS AND CONTINGENCIES (Continued)

Although we are not aware of any significant environmental liabilities associated with Royal Group, should any arise, we would have no third party indemnities for environmental liabilities, including liabilities resulting from Royal Group’s operations prior to our acquisition of the company.

11.          HEDGING TRANSACTIONS AND DERIVATIVE FINANCIAL INSTRUMENTS

Raw Materials and Natural Gas Price Risk Management.   The availability and price of our raw materials and natural gas are subject to fluctuations due to unpredictable factors in global supply and demand. To reduce price risk caused by market fluctuations, we may enter into derivative contracts, such as swaps, futures and option contracts with financial counter-parties, which are generally less than one year in duration. We designate any natural gas or raw material derivatives as cash flow hedges. Our outstanding contracts are valued at market with the offset going to other comprehensive income, net of applicable income taxes and any hedge ineffectiveness. Any gain or loss is recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. At March 31, 2007, we had no raw material or natural gas forward swap contracts outstanding.

Interest Rate Risk Management.   We maintain floating rate debt, which exposes us to changes in interest rates. Our policy is to manage our interest rate risk through the use of a combination of fixed and floating rate instruments and interest rate swap agreements. We designate interest rate derivatives as cash flow hedges. At March 31, 2007 we had interest rate swaps designated as cash flow hedges of underlying floating rate debt obligations, with liabilities of $1.7 million. These hedges have various expiration dates in 2008 and 2009. The effective portion of the mark-to-market effects of our cash flow hedge instruments is recorded in accumulated other comprehensive income (“AOCI”) until the underlying interest payment affects income. The unrealized amounts in AOCI will fluctuate based on changes in the fair value of open contracts at the end of each reporting period. During the three months ended March 31, 2007, the impact on the consolidated financial statements due to interest rate hedge ineffectiveness was immaterial.

12.          STOCK-BASED COMPENSATION

Under the 1998 and 2002 Equity and Performance Incentive Plans, we are authorized by our stockholders to grant awards for up to 4,500,000 shares of our common stock to employees and non-employee directors. As of March 31, 2007, we had various types of share-based payment arrangements with our employees and non-employee directors including restricted and deferred stock units, and employee stock options.

Stock Options.   For the three months ended March 31, 2007 and 2006, we granted options to purchase 562,935 and 351,996 shares, respectively, to employees and non-employee directors. Option prices are equal to the closing price of our common stock on the day prior to the date of grant. Options vest over a one or three-year period from the date of grant and expire no more than ten years after the date of grant.

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

12.          STOCK-BASED COMPENSATION (Continued)

Stock-based Compensation related to Stock Options.   The fair value of stock options granted has been estimated as of the date of grant using the Black-Scholes option-pricing model. The use of a valuation model requires us to make certain assumptions with respect to selected model inputs. We use the historical volatility for our stock, as we believe that historical volatility is more representative than implied volatility. The expected life of the awards is based on historical and other economic data trended into the future. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of our awards. The dividend yield assumption is based on our history and expectation of dividend payouts. The weighted average fair value derived from the Black-Scholes model and the related weighted-average assumptions used in the model are as follows:

	Three months ended March 31, 2007	Three months ended March 31, 2006
	Stock option grants	Stock purchase plan rights	Stock option grants
Grant date fair value	$7.01	$8.50	$10.21
Assumptions
Risk-free interest rate	4.66%	4.85%	4.82%
Expected life	5.77 years	1.0 year	4.5 years
Expected volatility	40%	44%	39%
Expected dividend yield	1.67%	1.23%	1.11%

A summary of stock option activity under all plans for the three months ended March 31, 2007, is as follows:

	Three months ended March 31, 2007
	Shares	Weighted Average Remaining Contractual Terms	Weighted Average Exercise Price	Aggregate Intrinsic Value
				(In thousands)
Outstanding on January 1, 2007	1,946,823		$30.14
Granted	562,935		20.43
Exercised	—		—	—
Forfeited	(5,502)		41.44
Expired	—		—
Outstanding on March 31, 2007	2,504,256	5.9 years	$27.93	$17
Vested or expected to vest at March 31, 2007	2,488,589	6.6 years	$27.94	$17
Exercisable on March 31, 2007	1,624,931	5.1 years	$28.90	$17
Shares available on March 31, 2007 for options that may be granted	40,610

Compensation expense, net of tax, for the three months ended March 31, 2007 from stock options was approximately $1.9 million. Compensation expense, net of tax, for the three months ended March 31, 2006 from stock options and employee stock purchase plan (“ESPP”) shares was approximately $1.8 million. The ESPP was discontinued in 2007.

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

12.   STOCK-BASED COMPENSATION (Continued)

Restricted and Deferred Stock.   During the three months ended March 31, 2007 and 2006, we granted 196,914 and 488,898 shares of restricted stock units, restricted stock and deferred stock units, respectively, to our key employees and non-employee directors. The restricted stock units and restricted stock vest over a three-year period and the deferred stock units vest over a one-year period. The weighted average grant date fair value per share of restricted and deferred stock units and restricted stock granted during the three months ended March 31, 2007 and 2006 was $19.19 and $15.39, respectively, which is based on the stock price as of the date of grant. Compensation expense, net of tax, for the three months ended March 31, 2007 and 2006 from restricted stock units, restricted stock and deferred stock units was $2.0 million and $1.6 million, respectively. A summary of restricted and deferred stock units and related changes therein is as follows:

	Three months ended March 31, 2007
	Shares	Weighted Average Remaining Contractual Terms	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
				(In thousands)
Outstanding on January 1, 2007	254,910		$35.80
Granted	196,914		19.19
Vested	(113,767)		35.81
Forfeited	(390)		28.70
Outstanding on March 31, 2007	337,667	2.3 years	26.10	$5,474
Vested or expected to vest at March 31, 2007	331,690	2.3 years		$5,377

As of March 31, 2007, we had approximately $4.2 million of total unrecognized compensation cost related to nonvested share-based compensation, which we will record in our statements of income over a weighted average recognition period of approximately two years. The total fair value of shares vested during the three months ended March 31, 2007 and 2006 was $4.3 million and $7.7 million, respectively. For additional information about our share-based payment awards, refer to Note 10 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2006.

13.          EARNINGS PER SHARE

There are no adjustments to “Net income (loss)” or “Income (loss) before income taxes” for the diluted earnings per share computations.

The following table reconciles the denominator for the basic and diluted earnings per share computations shown on the condensed consolidated statements of income:

	Three months ended March 31,
In thousands	2007	2006
Weighted average common shares—basic	34,309	34,048
Plus incremental shares from assumed conversions:
Options and awards	—	324
Employee stock purchase plan rights	—	4
Weighted average common shares—diluted	34,309	34,376

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

13.   EARNINGS PER SHARE (Continued)

Options to purchase 1.7 million and 0.6 million shares of common stock outstanding at March 31, 2007 and 2006, respectively, were not included in the computation of diluted earnings per share as the exercise prices of these options were greater than the average market price of the common stock during these periods.

14.          COMPREHENSIVE INCOME (LOSS) INFORMATION

Our comprehensive income (loss) includes foreign currency translation of assets and liabilities of foreign subsidiaries, effects of exchange rate changes on intercompany balances of a long-term nature, derivative financial instruments designated as cash flow hedges, and minimum pension liabilities as required by SFAS No. 158. The components of accumulated other comprehensive loss and total comprehensive income (loss) are shown as follows:

Accumulated other comprehensive loss—net of tax

In thousands	March 31, 2007
Unrealized losses on derivative contracts	$(1,075)
Minimum pension liability	(170)
Effect of SFAS No. 158	(2,742)
Cumulative currency translation adjustment	(17,928)
Accumulated other comprehensive loss	$(21,915)

The components of total comprehensive (loss) income are as follows:

Total comprehensive (loss) income

	Three months ended March 31,
In thousands	2007	2006
Net (loss) income	$(34,571)	$33,681
Unrealized losses on derivative contracts	(350)	—
Effect of SFAS No. 158	(153)	—
Cumulative currency translation adjustment	3,462	—
Total comprehensive (loss) income	$(31,612)	$33,681

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

15.          EMPLOYEE RETIREMENT PLANS

The following table provides the components for the net periodic benefit costs for all pension plans and post retirement benefit plans:

	Pension Benefit		Other Postretirement Benefits
	Three months ended March 31,		Three months ended March 31,
In thousands	2007	2006	2007	2006
Components of periodic benefit cost:
Service cost	$1,092	$925	$21	—
Interest cost	1,771	1,382	34	—
Expected return on assets	(2,558)	(1,928)	—	—
Other	—	(4)
Amortization of:
Transition obligation	20	54	—	—
Prior service cost	101	76	—	—
Actuarial gain	(5)	84	—	—
Total net periodic benefit cost	$421	$589	$55	—

Our major assumptions used to determine net periodic benefit cost for pension plans are presented as weighted-averages:

	Three months ended March 31,
	2007	2006
Discount rate	6.0%	5.75%
Expected return on assets	8.0%	8.25%
Rate of compensation increase	4.27%	4.26%

For the three months ended March 31, 2007, we made no contributions to the plan trust. We made contributions in the form of direct benefit payments for both the three months ended March 31, 2007 and 2006 of approximately $0.4 million and $0.6 million, respectively.

16.          SEGMENT INFORMATION

We have identified four reportable segments through which we conduct our operating activities: (i) chlorovinyls; (ii) window and door profiles and mouldings products; (iii) outdoor building products; and (iv) aromatics. These four segments reflect the organization used by our management for purposes of allocating resources, and assessing performance. The chlorovinyls segment is a highly integrated chain of products, which includes chlorine, caustic soda, VCM and vinyl resins and compounds. Through the Royal Group acquisition, we acquired vinyl resin, vinyl compound and compound additives manufacturing facilities. These manufacturing operations are very similar to our legacy chlorovinyl manufacturing facilities. Therefore, we have aggregated these manufacturing operations with our chlorovinyls reportable segment. In addition, we acquired manufacturing facilities for vinyl-based building and home improvement products. Our vinyl-based building and home improvement products are marketed under the Royal Group brand names, and are managed within two reportable segments, window and door profiles and mouldings products; and outdoor building products, which includes the following products: siding, pipe and pipe

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

16.   SEGMENT INFORMATION (Continued)

fittings, deck, fence and rail products, and outdoor storage buildings. The aromatics segment is also integrated and includes cumene and the co-products phenol and acetone.

Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, provision for income taxes, costs of our receivables securitization program and income and expense items reflected as “other income (expense)” on our consolidated statements of income. Transactions between operating segments are valued at market-based prices. The revenues generated by these transfers are provided in the following table.

In thousands	Chlorovinyls	Aromatics	Window and Door Profiles and Mouldings Products	Outdoor Building Products	Unallocated and Other	Total
Three months ended March 31, 2007:
Net sales	$329,597	$178,924	$97,550	$107,625	$—	$713,696
Intersegment revenues	47,369	—	1,403	5,896	—	54,668
Operating income (loss)	14,560	5,348	(6,118)	(8,311)	(13,456)	(7,977)
Three months ended March 31, 2006:
Net sales	$441,600	$126,273	$—	$—	$—	$567,873
Operating income (loss)	75,700	(4,966)	—	—	(11,959)	58,775

17.          SUBSEQUENT EVENTS

On April 4, 2007, Royal Window Coverings (USA) L.P. entered into a settlement agreement with a putative class of direct purchasers of window covering products. The settlement amount is $2.4 million and the settlement encompasses all sales of window covering products made by Royal Window Coverings and any of its affiliates to the direct purchaser class. The plaintiff class has filed two class actions in federal court for the Eastern District of Pennsylvania for the purpose of effectuating the settlement. The settlement agreement must be approved by the court in order to become effective. We anticipate that the court will hold its final hearing on whether to approve the settlement within approximately six months.

In April 2007, we sold our Royal Building Technologies North America business.

On May 10, 2007, we executed the third amendment to our senior secured credit facility. This amendment revised the leverage and interest coverage financial covenants throughout the term of the agreement; set new limits on capital expenditures; provided additional time for certifying compliance for each of the first three quarters of 2007; and provided for an add-back to the definition of EBITDA for certain non-recurring charges and expenses incurred in the fourth quarter of 2006 and the first quarter of 2007. Based on the revised covenants, we expect to be able to maintain compliance throughout the term of the senior secured credit facility.

18.          SUPPLEMENTAL GUARANTOR INFORMATION

Our payment obligations under the indentures for our unsecured 7.125 percent senior notes, our unsecured 9.5 percent senior notes, and our unsecured 10.75 percent senior subordinated notes are

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

18.          SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

guaranteed by Great River Oil & Gas Corporation, Georgia Gulf Lake Charles, LLC, Georgia Gulf Chemicals & Vinyls, LLC, and Royal Plastics Group (USA) Limited, Rome Delaware Corporation, Plastic Trends, Inc. and Roybridge Investment (USA) Limited, some of our wholly owned subsidiaries (the “Guarantor Subsidiaries”). The guarantees are full, unconditional and joint and several. Georgia Gulf is in essence a holding company for all of its wholly and majority owned subsidiaries. The following condensed consolidating balance sheets, statements of income and statements of cash flows present the combined financial statements of the parent company, and the combined financial statements of our Guarantor Subsidiaries and our remaining subsidiaries (the “Non-Guarantor Subsidiaries”). Separate financial statements of the Guarantor Subsidiaries are not presented because we have determined that they would not be material to investors.

Provisions in our senior secured credit facility limit payment of dividends, distributions, loans and advances to us by our subsidiaries.

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

18.          SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Georgia Gulf Corporation and Subsidiaries
Supplemental Condensed Consolidating Balance Sheet Information
March 31, 2007
(Unaudited)

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$	$18,018	$2,019	$	$20,037
Receivables, net	150,630	123,124	277,974	(276,710)	275,018
Inventories		213,682	143,426		357,108
Prepaid expenses	71	26,407	10,371		36,849
Income tax receivable		16,152	(1,551)		14,601
Deferred income taxes		12,833	20,680		33,513
Current assets held-for-sale and of discontinued operations			1,926		1,926
Total current assets	150,701	410,216	454,845	(276,710)	739,052
Property, plant and equipment, net	161	591,664	444,058		1,035,883
Long-term receivables—affiliates	444,965			(444,965)
Goodwill		213,760	164,456		378,216
Intangibles, net		44,575	45,497	(222)	89,850
Other assets, net	36,271	144,912	20,696	(3,319)	198,560
Non-current assets held-for-sale			10,188		10,188
Investment in subsidiaries	1,255,310	165,363		(1,420,673)
Total assets	$1,887,408	$1,570,490	$1,139,740	$(2,145,889)	$2,451,749
Current portion of long-term debt	$51,000	$21	$12,996	$	$64,017
Accounts payable	99,387	375,857	75,305	(276,710)	273,839
Interest payable	39,294		44		39,338
Accrued compensation	182	13,885	13,508		27,575
Income tax reserve		13,879	82,781		96,660
Other accrued liabilities	496	21,554	46,431		68,481
Total current liabilities	190,359	425,196	231,065	(276,710)	569,910
Long-term debt	1,321,134	121	90,472		1,411,727
Long-term payables—affiliates			444,965	(444,965)
Deferred income taxes		84,394	(3,661)		80,734
Other non-current liabilities	9,742	12,608	4,300	(3,445)	23,205
Total liabilities	1,521,235	522,320	767,141	(725,120)	2,085,576
Stockholders’ equity
Total stockholders’ equity	366,173	1,048,170	372,599	(1,420,769)	366,173
Total liabilities and stockholders’ equity	$1,887,408	$1,570,490	$1,139,740	$(2,145,889)	$2,451,749

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

18.          SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Georgia Gulf Corporation and Subsidiaries

Supplemental Condensed Consolidating Statement of Income Information

Three Months Ended March 31, 2007

(Unaudited)

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$3,010	$567,953	$163,396	$(20,663)	$713,696
Operating costs and expenses:
Cost of sales		529,534	149,308	(15,285)	663,557
Selling, general and administrative expenses	10,909	25,458	29,541	(7,792)	58,116
Total operating costs and expenses	10,909	554,992	178,849	(23,077)	721,673
Operating income (loss)	(7,899)	12,961	(15,453)	2,414	(7,977)
Other (expense) income:
Interest expense, net	(22,933)	(950)	(8,192)		(32,075)
Other	2,831				2,831
Equity in income of subsidiaries	(14,628)	(66)		14,694
Income (loss) before taxes	(42,629)	11,945	(23,645)	17,108	(37,221)
Provision (benefit) for income taxes	(8,058)	3,478	(6,982)	851	(10,711)
Income (loss) from continuing operations	(34,571)	8,467	(16,663)	16,257	(26,510)
Loss from discontinued operations, net of tax		(2,972)	(5,089)		(8,061)
Net income (loss)	$(34,571)	$5,495	$(21,752)	$16,257	$(34,571)

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

18.          SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Georgia Gulf Corporation and Subsidiaries

Supplemental Condensed Consolidating Statement of Income Information

Three Months Ended March 31, 2006

(Unaudited)

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$3,322	$567,873	$4,417	$(7,739)	$567,873
Operating costs and expenses:
Cost of sales	—	488,885	—	—	488,885
Selling, general and administrative expenses	8,935	16,429	2,588	(7,739)	20,213
Total operating costs and expenses	8,935	505,314	2,588	(7,739)	509,098
Operating income (loss)	(5,613)	62,559	1,829	—	58,775
Other (expense) income:
Interest expense, net	(1,052)	(3,285)	—	—	(4,337)
Equity in income of subsidiaries	37,804	1,830	—	(39,634)	—
Income before taxes	31,139	61,104	1,829	(39,634)	54,438
Provision (benefit) for (from) income taxes	(2,542)	23,299	—	—	20,757
Net income	$33,681	$37,805	$1,829	$(39,634)	$33,681

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

18.          SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Georgia Gulf Corporation and Subsidiaries

Supplemental Condensed Consolidating Statement of Cash Flows Information

Three Months Ended March 31, 2007

(Unaudited)

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$2,808	$25,960	$(23,374)	$(5,779)	$(385)
Investing activities:
Capital expenditures		(20,787)	(7,259)		(28,046)
Proceeds from sale of property, plant and equipment		1,500	64,302		65,802
Net cash (used in) investing activities		(19,287)	57,043		37,756
Financing activities:
Net change in revolving line of credit	20,100		6,828		26,928
Proceeds from notes payable to affiliates	126,562		(132,324)	5,762	—
Long-term debt payments	(146,007)	(55)	(75)		(146,137)
Proceeds from sales leaseback of property
Proceeds from issuance of common stock			95,865		95,865
Purchases and retirement of common stock	(684)				(684)
Dividends paid	(2,779)				(2,779)
Net cash used in financing activities	(2,808)	(55)	(29,706)	5,762	(26,807)
Effect of exchange rate changes on cash			(185)	17	(168)
Net change in cash and cash equivalents	—	6,618	3,778	—	10,396
Cash and cash equivalents at beginning of period	—	11,399	(1,758)	—	9,641
Cash and cash equivalents at end of period	$—	$18,017	$2,020	$—	$20,037

GEORGIA GULF CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

18.          SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Georgia Gulf Corporation and Subsidiaries

Supplemental Condensed Consolidating Statement of Cash Flows Information

Three Months Ended March 31, 2006

(Unaudited)

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$2,349	$65,081	$10	$—	$67,440
Cash flows used in investing activities:
Capital expenditures	—	(11,963)	—	—	(11,963)
Cash flows from financing activities:
Net change in revolving line of credit	—	(54,300)	—	—	(54,300)
Proceeds from issuance of common stock	10	—	—	—	10
Purchase and retirement of common stock	(1,032)	—	—	—	(1,032)
Tax benefits from employee share-based exercises	1,421	—	—	—	1,421
Dividends paid	(2,748)	—	—	—	(2,748)
Net cash (used in) provided by financing activities	(2,349)	(54,300)	—	—	(56,649)
Net change in cash and cash equivalents	—	(1,182)	10	—	(1,172)
Cash and cash equivalents at beginning of period	—	14,296	2	—	14,298
Cash and cash equivalents at end of period	$—	$13,114	$12	$—	$13,126

Report of Independent Registered Public Accounting Firm

The Board of Directors
Royal Group Technologies Limited

We have audited the accompanying consolidated balance sheets of Royal Group Technologies Limited as of December 31, 2005 and 2004 and the related consolidated statements of earnings, retained earnings and cash flows for the year ended December 31, 2005, the fifteen month period ended December 31, 2004 and the year ended September 30, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Royal Group Technologies Limited as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the year ended December 31, 2005, the fifteen month period ended December 31, 2004 and the year ended September 30, 2003, in conformity with Canadian generally accepted accounting principles.

Accounting principles generally accepted in Canada vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 26 to the consolidated financial statements.

/s/ KPMG LLP

Toronto, Ontario
April 29, 2006, except as to note 28 which is as of August 29, 2006

ROYAL GROUP TECHNOLOGIES LIMITED
CONSOLIDATED BALANCE SHEETS
(In thousands of Canadian dollars, except share numbers and per share amounts)

	As at December 31, 2005	As at December 31, 2004
	(audited)	(audited)
ASSETS
Current assets:
Cash	$—	$112,088
Accounts receivable net of allowance of $19,512 (2004-$19,696) (note 6)	228,584	257,346
Inventories (note 7)	346,887	456,339
Prepaid expenses	15,461	13,893
Current assets held for sale (note 4)	174,593	—
	765,525	839,666
Property, plant and equipment (note 8)	981,037	1,324,549
Future income tax assets (note 18)	—	16,561
Goodwill	194,355	213,620
Other assets (note 9)	11,348	44,525
Long-lived assets held for sale (note 4)	83,988	6,051
	$2,036,253	$2,444,972
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank indebtedness (note 10)	$158,789	$—
Accounts payable and accrued liabilities (note 11)	274,746	268,348
Term bank loan (note 10)	—	324,836
Term debt due within one year (note 12)	46,902	18,303
Current liabilities held for sale (note 4)	119,026	—
	599,463	611,487
Term debt (note 12)	250,721	303,214
Future income tax liabilities (note 18)	74,910	149,049
Minority interest	856	15,761
Shareholders’ equity:
Capital stock (note 13)	634,866	633,754
Contributed surplus (note 14)	8,020	3,703
Retained earnings	599,637	878,779
Currency translation adjustment	(132,220)	(150,775)
	1,110,303	1,365,461
Investigations (note 2)
Commitments, contingencies and guarantees (notes 5, 22, 23 and 24)
Plan of Arrangement with Georgia Gulf Corporation (note 27)
Subsequent events (note 28)
	$2,036,253	$2,444,972

See accompanying notes to consolidated financial statements.

ROYAL GROUP TECHNOLOGIES LIMITED
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands of Canadian dollars, except share numbers and per share amounts)

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Net sales	$1,696,353	$2,026,396	$1,664,661	$361,735	$1,636,509
Cost of sales	1,298,090	1,457,881	1,207,710	250,171	1,234,842
Gross profit	398,263	568,515	456,951	111,564	401,667
Selling costs	101,064	120,811	100,300	20,511	130,028
Delivery and warehousing costs	143,145	158,058	129,606	28,452	108,132
General and administration costs	199,993	134,576	109,346	25,230	102,520
Other items (note 17)	29,589	—	—	—	16,987
Operating earnings (loss)	(75,528)	155,070	117,699	37,371	44,000
Interest and financing charges (note 16)	25,441	34,837	26,150	8,687	39,456
Earnings (loss) from continuing operations before income taxes and minority interest	(100,969)	120,233	91,549	28,684	4,544
Income tax expense (recovery) (note 18)	8,461	37,164	17,576	19,588	(5,362)
Earnings (loss) from continuing operations before minority interest	(109,430)	83,069	73,973	9,096	9,906
Minority interest	584	(295)	(285)	(10)	(416)
Earnings (loss) from continuing operations	(108,846)	82,774	73,688	9,086	9,490
Discontinued operations, net of income taxes (note 4):
Loss from operations	(9,740)	(28,402)	(23,042)	(5,360)	(44,285)
Loss on write-down of businesses	(151,856)	(17,523)	(17,523)	—	(23,416)
Loss from discontinued operations	(161,596)	(45,925)	(40,565)	(5,360)	(67,701)
Net earnings (loss)	$(270,442)	$36,849	$33,123	$3,726	$(58,211)
Earnings (loss) per share (note 15):
Basic earnings (loss) per common share from continuing operations	$(1.16)	$0.89	$0.79	$0.10	$0.10
Basic earnings (loss) per common share	(2.89)	0.39	0.35	0.04	(0.62)
Diluted earnings (loss) per common share from continuing operations	(1.16)	0.87	0.78	0.10	0.10
Diluted earnings (loss) per common share	(2.89)	0.39	0.35	0.04	(0.62)

See accompanying notes to consolidated financial statements.

ROYAL GROUP TECHNOLOGIES LIMITED
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
(In thousands of Canadian dollars, except share numbers and per share amounts)

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Retained earnings, beginning of period	$878,779	$841,930	$845,656	$841,930	$900,141
Net earnings (loss)	(270,442)	36,849	33,123	3,726	(58,211)
Premium on conversion of multiple voting shares (notes 2(a) and 13(c))	(8,700)	—	—	—	—
Retained earnings, end of period	$599,637	$878,779	$878,779	$845,656	$841,930

See accompanying notes to consolidated financial statements.

ROYAL GROUP TECHNOLOGIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of Canadian dollars, except share numbers and per share amounts)

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Cash provided by (used in):
Operating activities:
Net earnings (loss)	$(270,442)	$36,849	$33,123	$3,726	$(58,211)
Loss from discontinued operations	(161,596)	(45,925)	(40,565)	(5,360)	(67,701)
Earnings (loss) from continuing operations	(108,846)	82,774	73,688	9,086	9,490
Items not affecting cash (bank indebtedness) of continuing operations (note 20)	189,661	190,335	133,022	57,313	237,397
Change in non-cash working capital (note 20)	31,332	25,436	15,427	10,009	45,944
	112,147	298,545	222,137	76,408	292,831
Financing activities:
Increase in term bank loan	—	500,000	—	500,000	—
Repayment of term bank loan	(324,836)	(175,164)	(175,164)	—	—
Repayment of term debt	(18,725)	(57,456)	(53,217)	(4,239)	(101,686)
Proceeds from issuance of shares under stock option plan	—	1,043	145	898	14
	(343,561)	268,423	(228,236)	496,659	(101,672)
Investing activities:
Acquisition of property, plant and equipment	(66,440)	(99,725)	(83,673)	(16,052)	(96,458)
Acquisitions of other businesses	—	—	—	—	(4,525)
Proceeds from the sale of non-strategic assets	7,905	31,934	31,934	—	—
Change in investments	(272)	(2,014)	(2,014)	—	—
Change in other assets	2,813	(1,088)	(1,088)	—	820
Change in minority interest	(1,120)	286	1,092	(806)	(5,889)
	(57,114)	(70,607)	(53,749)	(16,858)	(106,052)
Discontinued operations:
Operating activities	(5,912)	(27,831)	(25,986)	(1,845)	(54,985)
Investing activities	(6,462)	—	—	—	—
	(12,374)	(27,831)	(25,986)	(1,845)	(54,985)
Effect of foreign exchange rate on cash (bank indebtedness)	(5)	(1,362)	(657)	(705)	(1,417)
Increase (decrease) in cash	(300,907)	467,168	(86,491)	553,659	28,705
Cash (bank indebtedness), beginning of period	112,088	(355,080)	198,579	(355,080)	(383,785)
Cash (bank indebtedness), end of period	$(188,819)	$112,088	$112,088	$198,579	$(355,080)
Consists of:
Cash (bank indebtedness) of continuing operations	$(158,789)	$112,088	$112,088	$198,579	$(355,080)
Cash (bank indebtedness) of discontinued operations	(30,030)	—	—	—	—
Cash (bank indebtedness), end of period	$(188,819)	$112,088	$112,088	$198,579	$(355,080)
Supplemental cash flow information:
Interest and financing charges paid	$17,410	$35,663	$24,291	$11,372	$36,006
Income taxes paid	21,633	8,892	7,029	1,863	—
Income tax refund received	1,473	—	—	—	7,884

See accompanying notes to consolidated financial statements.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited) and twelve months ended September 30, 2003 (audited)

Royal Group Technologies Limited (the “Company”) is a leading producer of innovative, attractive, durable and low-maintenance building and home improvement products for the North American marketplace. The Company has manufacturing operations located throughout North America to service to its extensive customer network.

1.                 Significant Accounting Policies

These consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which differs in some respects from United States generally accepted accounting principles (“U.S. GAAP”), as disclosed in note 26. A summary of significant accounting principles used by the Company is as follows:

(a)           Change in year end:

In 2004, the Company changed its fiscal year end from a September 30 fiscal year end to a December 31 fiscal year end to coincide with the calendar year. The change to a calendar year basis is more consistent with its sales planning and business reporting activities and programs. Accordingly, the fiscal year ended December 31, 2004 is a transition year comprising fifteen months. The Company has included unaudited financial statements comprising the consolidated statement of earnings, the consolidated statement of retained earnings and the consolidated statement of cash flows for the twelve months ended December 31, 2004, and the three months ended December 31, 2003, (which aggregate to the fifteen months ended December 31, 2004).

(b)          Principles of consolidation:

These consolidated financial statements include the accounts of the Company, its subsidiaries and its proportionate share of the accounts of its joint ventures. Investments in joint ventures have been proportionately consolidated based on the Company’s ownership interest. All significant intercompany profits, transactions and balances have been eliminated on consolidation.

(c)           Cash and cash equivalents:

Cash and cash equivalents include short-term, highly liquid investments with original maturities of three months or less.

(d)          Inventories:

Raw materials and work in process are valued at the lower of cost and replacement cost. Finished goods are valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis.

(e)           Investments:

Long-term investments over which the Company has significant influence are recorded on the equity basis and investments where the Company does not control or exercise significant influence are recorded on the cost basis.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited) and twelve months ended September 30, 2003 (audited)

1.      Significant Accounting Policies (Continued)

Investments are written down when there is evidence that a decline in value is other than temporary.

(f)             Property, plant and equipment:

Property, plant and equipment are stated at cost less accumulated amortization. Interest costs relating to loans used to fund major capital expenditures are capitalized up to the time the capital asset is placed into productive use. Amortization is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings	20 - 40 years
Plant equipment	10 - 15 years
Dies and moulds	4 - 10 years
Office and computer equipment and computer software	3 - 10 years
Aircraft and transport equipment	5 - 20 years

An impairment loss is recognized when the carrying value of an asset exceeds the total undiscounted cash flows expected from its use and eventual disposition. The impairment recognized is measured as the amount by which the carrying value of the asset exceeds its fair value.

(g)           Goodwill:

Goodwill represents the cost of investments in operating companies in excess of the fair value of the net identifiable assets acquired. Goodwill is not amortized but instead is tested for impairment annually and at any time if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. A reporting unit is the level of reporting at which goodwill is tested for impairment and is either an operating segment or one level below. Impairment is tested at the reporting unit level by comparing the reporting unit’s carrying amount to its fair value. The fair values of the reporting units are calculated using discounted cash flows, which contain assumptions regarding future operating performance. These assumptions include revenue growth rates, margin assumptions, discount rates and terminal rates. If the carrying amount exceeds the fair value, there is an impairment in goodwill. Any impairment in goodwill is measured by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and comparing the notional goodwill from the fair value allocation to the carrying value of goodwill. The Company regularly monitors the forecasted cash flows of its reporting units and any significant adverse changes in circumstances or assumptions would require the Company to test for goodwill impairment.

The Company completed the annual impairment test for its reporting units and determined that there was no impairment of goodwill as of December 31, 2005

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited) and twelve months ended September 30, 2003 (audited)

1.      Significant Accounting Policies (Continued)

(December 31, 2004—$ nil). During the quarter ended June 30, 2006, the Company recorded a goodwill impairment charge of $25,496 for the three months ended June 30, 2006 (note 28(d)).

(h)          Other assets:

Other assets include equity investments, intangible assets and deferred financing costs. Intangible assets consist of patents. The patents were evaluated for impairment and the estimate of remaining useful lives, and they continue to be amortized on a straight-line basis over 5 to 17 years.

Deferred financing costs are amortized over the life of the related debt instruments.

(i)             Income taxes:

The Company applies the asset and liability method of accounting for income taxes, whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax laws and tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. Management considers the scheduled reversal of future income tax liabilities, projected future taxable income, the character of the tax assets and the tax planning strategies in making this assessment. Based upon projections of future taxable income over the periods in which the future income tax assets are deductible, management believes the Company will realize the benefits of these assets.

(j)              Revenue recognition:

Revenue from product sales is recognized pursuant to sales contracts, when goods are shipped, at which time a provision for estimated returns is recorded. In addition, the price of the sale must be fixed or determinable, there must be no further performance obligations and collection must be reasonably assured.

(k)          Foreign currency translation:

The accounts of the Company’s foreign operations that are considered to be self-sustaining are translated into the functional currency of the entity using the current rate method. Assets and liabilities are translated at the exchange rates in effect at the consolidated balance

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited) and twelve months ended September 30, 2003 (audited)

1.      Significant Accounting Policies (Continued)

sheet dates and revenue and expenses are translated at average exchange rates for the period. Gains or losses arising from the translation of the consolidated financial statements of self-sustaining foreign operations are deferred in a “currency translation adjustment” account in shareholders’ equity until there is a realized reduction in the net investment. The change in the balance of currency translation adjustment is due predominantly to the strengthening of the Canadian dollar against the U.S. dollar.

The accounts of the Company’s foreign operations that are considered to be integrated are translated into the functional currency of the entity using the temporal method. The temporal method is a method of translation that translates assets, liabilities, revenues and expenses in a manner that retains their bases of measurement in terms of the Canadian dollar.

Gains and losses on the translation of the U.S. dollar-denominated Senior Unsecured Notes (note 12) are designated as a hedge of the U.S. dollar net investment in the self-sustaining operations and are offset against the exchange gains or losses arising on translation of the consolidated financial statements of the foreign operations and are included in the currency translation adjustment.

Monetary assets and liabilities of the Company and its domestic subsidiaries denominated in foreign currencies are translated into the functional currency of the entity at the rate of exchange in effect at the consolidated balance sheet dates. All revenue and expenses denominated in foreign currencies are translated at average rates in effect during the period. Translation gains and losses are included in the consolidated statements of earnings.

(l)             Stock-based compensation plans:

Stock options granted to employees are accounted for using the fair value method. Under this method, compensation expense and an increase to contributed surplus is recognized for stock options over their vesting period based on their estimated fair values on the date of grant, as determined by the Black-Scholes option pricing model.

Restricted share units (“RSUs”) granted to senior management are accounted for at their fair market value on the grant date. The compensation expense and related increase in contributed surplus is recognized evenly over the vesting period based on the total compensation to be paid out at the entitlement date.

(m)      Use of estimates:

The preparation of consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Those estimates and assumptions are based on management’s best knowledge of current

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited) and twelve months ended September 30, 2003 (audited)

1.      Significant Accounting Policies (Continued)

events and actions that the Company may undertake in the future. Significant areas requiring the use of management estimates include the valuation of allowance for doubtful accounts, the valuation of inventory obsolescence, the determination of stock-based compensation, the determination of fair value of goodwill and the useful life of long-lived assets as well as determination of impairment thereon, the recoverability of future income tax assets and the determination of possible losses arising from lawsuits. Actual results could differ from those estimates.

(n)          Earnings (loss) per share:

Basic earnings (loss) per share are computed by dividing net earnings (loss) by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share are computed similar to basic earnings (loss) per share, except that the weighted average number of shares outstanding is increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the period.

(o)          Comparative figures:

Certain figures for years prior to December 31, 2005 have been reclassified to conform with the financial statement presentation adopted in 2005.

(p)          Recently issued accounting standards:

(i)            Emerging Issues Committee (“EIC”) Abstract 156, “Accounting by a Vendor for Consideration Given to a Customer (including a Reseller of the Vendor’s Products)” (“EIC 156”), addresses how a vendor should account for consideration given to a customer or reseller of a vendor’s product. EIC 156 is to be applied retroactively, without restatement, to all interim and annual financial statements for fiscal years beginning on or after January 1, 2006.

The Company is currently evaluating the effect of this standard on its consolidated financial statements and is expected to adopt the standard effective January 1, 2006.

(ii)        During 2005, The Canadian Institute of Chartered Accountants (“CICA”) issued three new accounting standards:  CICA Handbook Section 1530, “Comprehensive Income”; CICA Handbook Section 3855, “Financial Instruments—Recognition and Measurement”; and CICA Handbook Section 3865, “Hedges”. These standards, which must be adopted together, are effective for fiscal years beginning on or after October 1, 2006. The Company is currently evaluating the impact on its consolidated financial statements of adopting these standards effective January 1, 2007.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

1.                 Significant Accounting Policies (Continued)

(a)          Comprehensive income:

This standard provides guidance on the presentation of comprehensive income which is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes certain gains and losses that are recognized outside of net income.

(b)         Financial instruments—recognition and measurement:

This standard provides guidance for recognizing and measuring financial assets and financial liabilities which are to be valued at fair value with certain limited exceptions. The standard also provides guidance on the classification of gains and losses into net earnings (loss) or other comprehensive income.

(c)          Hedges:

This standard replaces existing hedge accounting guidance in CICA Handbook Section 1650, “Foreign Currency Translation”, and Accounting Guideline 14, “Hedging Relationships” and provides requirements for the designation, documentation and disclosure of qualifying hedge relationships.

2.                 Investigations

(a)           Background:

The Board of Directors of the Company established a Special Committee in late December 2003 as a result of the Company being advised that the Ontario Securities Commission (the “Commission”) was conducting a regulatory investigation of the Company. The Special Committee was asked by the Board of Directors to conduct an independent inquiry into the principal subject matter of the investigation—being the transactions between the Company and Royal St. Kitts Beach Resort Limited (the “Resort”). The Resort ownership included the following directors or former directors or executive officers or former executive officers and their approximate percentage ownership: Vic De Zen, former Chairman, President, Chief Executive Officer and the controlling shareholder (59.9%), Douglas Dunsmuir, former President and Chief Executive Officer (5%), Ron Goegan, former Chief Financial Officer (0.02%) and Angelo Bitondo, President Custom Profiles, Outdoor Products and Royal Building Systems (0.01%). The latter two individuals divested of their ownership in December 2004. In addition, the following former non-executive employees of the Company and their approximate percentage ownership in the Resort were as follows: Fortunato Bordin (20%) and Domenic D’Amico (15%).

The Special Committee consisted of three independent directors, at that time, who retained independent legal counsel who, in turn, retained forensic accountants to assist in the investigation. At the conclusion of the investigation based on information available to them, the

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

2.                 Investigations (Continued)

Special Committee recommended that no further investigative actions were to be taken as of April 21, 2004.

On October 15, 2004, the Company announced that the Commission provided the Company with a copy of a Production Order on October 12, 2004 that was issued on October 5, 2004 by a Justice in Ontario addressed to the Company’s lead bank. The Order, which related to the time period January 1, 1996 to July 30, 2004, required that certain documents be provided by such bank to the Royal Canadian Mounted Police (“RCMP”) in relation to four companies, Royal Building Systems, a subsidiary of the Company, the Resort and two other affiliates of the Resort.

On October 18, 2004, the Company received a letter from the RCMP advising that the Company was a target of the RCMP’s investigation.

On October 21, 2004, the Company announced that it expanded the Special Committee of its Board of Directors that was established in December 2003. The Special Committee was expanded to comprise all five of the independent directors of the Company at that time. The mandate of the Special Committee was also broadened to include all aspects of the investigations and inquiries by securities regulatory authorities and the RCMP and any similar or related investigations and inquiries that were commenced by these or other authorities, all news releases and other communications with the public and to make a determination with respect to the role within the Company of any individuals who were involved in the regulatory or law enforcement investigations and/or proceedings.

On October 28, 2004, the Company announced that on October 27, 2004, it was provided with a copy of a second Production Order issued on October 25, 2004 by a Justice in Ontario addressed to the Company’s lead bank. The second Order, which related to the time period January 1, 1996 to October 25, 2004, required that certain documents were to be provided by the bank to the RCMP in relation to certain individuals and a number of entities, including the Company.

Both Orders included allegations of actions contrary to the Criminal Code and included allegations of intent to defraud the shareholders and creditors of the Company and deceive the shareholders and others by circulating or publishing in a prospectus or statement or account, which, was known to be false and theft. The Orders collectively named the controlling shareholder and non-executive chairman of the Company, the president and chief executive officer and the chief financial officer at that time, and certain non-executive employees of the Company at that time and a former director of the Company.

On November 8, 2004, the Company announced that the Special Committee of independent directors retained independent legal counsel and independent forensic accountants to assist it in the broadened mandate.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

2.                 Investigations (Continued)

On November 29, 2004, the Company announced that the Special Committee terminated for cause the president and chief executive officer and the chief financial officer. In addition, the chairman of the board, who was also the controlling shareholder, was dismissed. The Board of Directors appointed an interim president and chief executive officer and an interim chief financial officer, who were directors of the Company.

In November 2004, the Special Committee notified the Securities and Exchange Commission (the “SEC”) regarding the Special Committee’s investigation.

In March 2005, the Special Committee recommended an overall settlement with the controlling shareholder involving (i) the repayment to the Company by the controlling shareholder personally of the full amount of the gain earned by all interested parties ($6,500 plus interest of $2,200) on the sale of the Vaughan West Lands to the Company. In lieu of a cash repayment, the Company agreed to the conversion of multiple voting shares in the Company owned, directly or indirectly, by the controlling shareholder to common shares on a one-for-one basis which will be structured so that his shares will receive an increase in their adjusted cost base for tax purposes (at no cost to the Company or any of the shareholders) which will reduce his gain for tax purposes when he disposes of his shares, (ii) the repayment to the Company by the controlling shareholder of bonuses received in 2002 of $1,130, (iii) a non-compete covenant of the controlling shareholder that extends to December 18, 2006, (iv) a release by the controlling shareholder of all known claims against the Company and (v) the resignation of the controlling shareholder as a director of the Company (at the time of the shareholders’ approval of the conversion of his shares from multiple voting to single voting shares). In consideration of such settlement arrangements, the Company agreed to release the controlling shareholder from all known claims that the Company may have against him.

On May 13, 2005, the Company announced its Board of Directors appointed a new president and chief executive officer to replace the interim president and chief executive officer.

The conversion transaction and the settlement with the controlling shareholder received shareholder approval at the Annual and Special General Meeting that took place on May 25, 2005. On June 23, 2005, the Company filed the articles of amendment as approved by the shareholders on May 25, 2005 and the Company now has one class of voting common shares.

On July 27, 2005, the Board of Directors appointed a new chief financial officer to replace the interim chief financial officer.

The Company understands that the RCMP continues its previously announced investigation. The Commission is also continuing its investigation of the Company with respect to disclosure records, financial affairs and trading in the shares of the Company.

On June 24, 2005, the SEC staff notified the Special Committee that the SEC staff is conducting a formal investigation related to the Company’s past accounting practices and

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

2.                 Investigations (Continued)

disclosures, and that a subpoena would be forthcoming. On July 8, 2005, the Special Committee received written notification that the SEC had issued a Formal Order of Investigation styled, In the Matter of Royal Group Technologies (HO-09896). On July 27, 2005, the SEC served the Company with a subpoena requiring the production of documents relating to related party transactions (the “July Subpoena”). The Special Committee has produced to the SEC staff documents responsive to the July Subpoena.

In October 2005, the Special Committee advised Commission staff, the RCMP and SEC staff of emails and documents authored by a former financial employee of the Company that relate to certain financial accounting and disclosure matters. The Company understands that the SEC staff made a referral to the U.S. Department of Justice, Criminal Division, in connection with those documents. Also in October 2005, the Audit Committee assumed responsibility for the Special Committee’s mandate and the Special Committee was dissolved. Independent forensic accountants were retained to investigate issues raised by these documents (the “Investigation”). The Investigation focuses on the period from 2000 to 2003.

The Investigation to date has included a review of certain of the Company’s historical accounting records, available supporting documentation at the Company’s head office and email communications of various individuals during the period under review, as well as interviews with numerous current and former employees.

The Investigation identified certain monthly and quarterly accounting and reporting issues of concern for the period under review, such as support for monthly sales growth announcements for certain months in 2001, whether month end closes were extended for a few days for certain months in 2000 and 2001, and certain quarterly journal entries for the period under review.

The quarterly statements were not reviewed by the external auditors during this time period. Based on the Investigation to date, the Audit Committee has determined that further investigation should be made of these issues.

The Investigation also identified entries of concern relating to the year end financial statements for the fiscal years 2000 to 2003. The Company has concluded that no restatement is required of year end financial statements for fiscal years 2000 to 2003. The auditors have not withdrawn their reports for the fiscal years 2000 to 2003. The Audit Committee has determined that no further action be taken in respect of these year end financial statements.

The Investigation and the ongoing investigations by the Commission, RCMP and SEC could produce results that have a material impact on the Company and could result in further information being discovered that could require adjustments to the financial statements.

Subsequent to the year end, the SEC commented on the Company’s Form 40-F in respect of fiscal 2004 and fiscal 2005. The SEC raised some comments related to the Company’s goodwill

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

2.                 Investigations (Continued)

valuation and the full valuation allowance of the Company’s U.S future tax losses. The process of responding to SEC’s comments is complete and resulted in the Company refiling its Management Discussion and Analysis documents for the twelve months ended December 31, 2005 and for the quarter ended June 30, 2006. No adjustments to the financial statements in respect of these matters was required.

(b)          Historical related party transactions:

In the course of the Special Committee’s broadened investigation, the following historical related party transactions shown at the exchange amount were identified that were not previously disclosed in the financial statements prior to December 31, 2004:

(i)                    The Company purchased what has been called the “Vaughan West Lands” in 1998 for approximately $27,400. The Company purchased the Vaughan West Lands, approximately 185 acres in Woodbridge, Ontario, by acquiring a numbered company owned by the controlling shareholder and other individuals who were officers, employees of or associated with the Company. This numbered company had acquired the Vaughan West Lands for $20,900 shortly before they were sold to the Company.

(ii)                The Company received a warrant for 200,000 shares of another public company, Premdor Inc. (now known as Masonite International Corporation) (“Masonite”). The Company obtained the warrant as partial consideration for the sale of a subsidiary to Masonite in early 2000. In early 2002, the Company exercised the warrant when Masonite’s shares were trading at approximately $21.75, which was $8.50 more than the exercise price (resulting in a gain of approximately $1,700). The Company’s exercise of the warrant was funded by the then five senior executives of the Company and one other individual who was then an employee of the Company. The employees deposited a total of $2,650 with the Company which funded the Company’s payment to Masonite to exercise the warrant. The shares obtained were then distributed by the Company to the six individuals. The warrant and the transfer of the shares to the individuals were not recorded in the accounting records of the Company. If the transaction had been recorded in the financial statements in fiscal 2002, a gain would have been realized as other income with an equal and offsetting amount recorded as an operating expense in the income statement.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

2.                 Investigations (Continued)

(iii)           The Company sold products and services to a company related to the controlling shareholder, as follows:

1998	$150
1999	3,750
2000	9,620
2001	7,560
2002	11,460

(iv)             During 1998 to 2003, the Company facilitated foreign currency exchange transactions at exchange rates available to the Company, and utilized Company bank accounts to transfer funds internationally on behalf of the controlling shareholder, a significant shareholder and certain executives in the amount of $95,000 at no cost to the Company.

(v)                 During 1997 to 2002, the Company managed the construction of four real estate developments for the controlling shareholder and family members. The Company paid invoices associated with these projects aggregating $21,100 and was reimbursed by these individuals.

(vi)             During 2000 and 2002, the Company sold assets for $240 and $300, respectively, to companies related to the controlling shareholder.

(vii)         From 1998 to 2002, the Company sold to family members of the controlling shareholder, parts and services for $290.

(viii)     In 1997, the Company acquired Baron Metals Industries Inc., a company in which the controlling shareholder held a 17.7% interest, for $11,500.

(ix)             In 1996, the Company acquired three businesses, Jovien Associates Limited, Royal King Electric Limited and La Pineta Limited, in which the controlling shareholder held a minority interest, for $2,900.

(x)                 In 1999, the Company acquired 75% of Top Gun Electrical Supply Ltd., a company in which the controlling shareholder held a 40% interest, for $1,870.

(xi)             In 1995, the Company purchased from the controlling shareholder and others their 50% interest in Hanmar Mechanical Services Inc. for $180.

(xii)         In 1998, the Company purchased two parcels of real estate from the controlling shareholder for $2,900.

(xiii)     In 1997, the Company purchased two parcels of real estate for $2,550 from a company in which a director of the Company was a shareholder through his holding company.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

2.                 Investigations (Continued)

(xiv)       The Company sold real estate to the controlling shareholders, as follows:

1994	$220
1995	810
1996	90
2000	200

(xv)           In 2003, the Company sold real estate for $350 to family members of the controlling shareholder, employees and a former employee.

(xvi)       The Company sold real estate to a significant shareholder, as follows:

1995	$110
1997	80

(xvii)   During 1999 to 2001, the Company entered into 9 joint land service agreements with companies related to the controlling shareholder and another company in which a director of the Company was a shareholder.

(c)          Agreement with the controlling shareholder:

At the conclusion of its investigations, the Special Committee recommended an overall settlement with the controlling shareholder involving (i) the repayment to the Company by the controlling shareholder personally of the full amount of the gain earned by all interested parties ($6,500 plus interest of $2,200) on the sale of the Vaughan West Lands to the Company. In lieu of a cash repayment, the Company has agreed to the conversion of multiple voting shares in the Company owned, directly or indirectly, by the controlling shareholder on a one-for-one basis which will be structured so that his shares will receive an increase in their adjusted cost base for tax purposes (at no cost to the Company or any of the shareholders) which will reduce his gain for tax purposes when he disposes of his shares, (ii) the repayment to the Company by the controlling shareholder of bonuses received in 2002 of $1,130, (iii) a non-compete covenant of the controlling shareholder that extends to December 18, 2006, (iv) a release by the controlling shareholder of all known claims against the Company and (v) the resignation of the controlling shareholder as a director of the Company (at the time of the shareholders’ approval of the conversion of his shares from multiple voting to single voting shares). In consideration of such settlement arrangements, the Company agreed to release the controlling shareholder from all known claims that the Company may have against him.

The conversion transaction and the settlement with the controlling shareholder received shareholder approval at the Annual and Special General Meeting that took place on

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

2.                 Investigations (Continued)

May 25, 2005. On June 23, 2005, the Company filed the Articles of Amendment as approved by the shareholders on May 25, 2005 and the Company now has one class of voting common shares.

3.                 Acquisitions and Divestitures

During fiscal 2005, the Company acquired the outstanding minority interest of several of its subsidiaries and the outstanding equity of one of its joint ventures for cash consideration totalling $2,468. Subsequently, the operations of these subsidiaries and the joint venture were legally wound up into the Company.

In addition, the Company divested of its shares in its wood blind business in Mexico. A loss of $4,592 was recorded on this divestiture, which is recorded as part of the Company’s operating expenses.

During fiscal 2004, there were no acquisitions or divestitures of businesses.

During fiscal 2003, the Company acquired working capital and property, plant and equipment from certain businesses for aggregate consideration of $4,525 cash. The assets acquired are recorded at fair value and there was no cash in the working capital acquired. These acquisitions were accounted for by the purchase method and are summarized as follows:

As at December 31, 2003
(audited)
Working Capital	$1,600
Property, plant and equipment	2,925
Total purchase price	$4,525

Royal Group Technologies Limited

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

4.                 Discontinued Operations and Assets Held for Sale

The assets held for sale presented on the consolidated balance sheet are comprised of amounts with respect to operations which are discontinued (note 4(a)) and amounts with respect to assets held for sale (note 4(b)). The following audited table summarizes the assets held for sale and related liabilities as at December 31, 2005:

Reporting segments	Construction products	Window covering products	Home improvement products	Support	Total	Construction products	Support	Total
	Discontinued Operations	Discontinued Operations	Discontinued Operations	Discontinued Operations	Discontinued Operations	Assets held for sale	Assets held for sale	Assets held for sale	Total
Cash	$2,160	$—	$—	$5,506	$7,666	$—	$—	$—	$7,666
Accounts receivable	12,329	26	13,784	6,643	32,782	13,558	—	13,558	46,340
Inventories	12,990	745	16,057	10,361	40,153	9,268	81	9,349	49,502
Prepaid expenses	390	35	86	249	760	172	11	183	943
Property, plant and equipment	—	—	—	6,417	6,417	—	62,843	62,843	69,260
Investments	—	—	—	1	1	—	—	—	1
Other assets	—	—	—	881	881	—	—	—	881
Current assets held for sale	27,869	806	29,927	30,058	88,660	22,998	62,935	85,933	174,593
Property, plant and equipment	19,734	405	30,172	2,561	52,872	1,170	20,753	21,923	74,795
Investments	153	—	(68)	—	85	135	—	135	220
Goodwill	3,838	—	—	—	3,838	3,528	1,433	4,961	8,799
Other assets	169	—	—	—	169	5	—	5	174
Long-lived assets held for sale(1)	23,894	405	30,104	2,561	56,964	4,838	22,186	27,024	83,988
Bank indebtedness	—	—	30,383	7,313	37,696	—	—	—	37,696
Accounts payable and accrued liabilities	12,946	195	26,154	16,490	55,785	8,960	21	8,981	64,766
Term debt	—	—	—	1,110	1,110	6	—	6	1,116
Future income tax liabilities (assets)	(323)	—	6,392	(4,512)	1,557	(5)	1,679	1,674	3,231
Minority interest	694	—	394	4,190	5,278	525	6,414	6,939	12,217
Current liabilities held for sale	13,317	195	63,323	24,591	101,426	9,486	8,114	17,600	119,026
Net assets (liabilities) held for sale	$38,446	$1,016	$(3,292)	$8,028	$44,198	$18,350	$77,007	$95,357	$139,555

(1)    There were several companies whose long-lived assets were not reclassified as current assets held for sale because, either (a) the proceeds of the sale will not be realized within a year of the date of the balance sheet or (b) the sale of the assets was not complete as of the date of the balance sheet.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

4.                 Discontinued Operations and Assets Held for Sale (Continued)

a)                Discontinued operations:

In July 2005, the Company announced that the Board of Directors had approved initiatives to divest certain non-core business units and non-performing operations as part of the Management Improvement Plan aimed at improving financial performance and refinancing the Company.

Accordingly, the results of operations and financial position of certain non-core business units have been segregated and presented separately as discontinued operations and assets held for sale in the accompanying consolidated financial statements and related note disclosures. The values of these non-core businesses have been measured and presented at the lower of the carrying amount or fair value less cost to sell. An impairment charge of $167,565 (pre-tax) was recorded as the carrying value of these assets exceeded their market value. These non-core businesses and the reporting segment they pertain to are as follows:

(i)            Construction products:

Royal Building Systems Argentina, Royal Building Systems Colombia, Royal Building Systems Mexico, Royal Building Systems Poland and Baron Metals Industries Inc.

(ii)        Home improvement products:

Royal Alliance Inc.

(iii)    Window covering products:

Royal Window Coverings LTDA (Brasil) and Novo Europe B.V.

(iv)      Support:

Royal Ecoproducts Co. and Amut S.p.A.

The following tables show revenue and net after-tax results from discontinued operations for the twelve months ended December 31, 2005, the fifteen months ended December 31, 2004, the twelve months ended December 31, 2004, three months ended December 31, 2003 and twelve months ended September 30, 2003:

12 months ended December 31, 2005	Revenue	Earnings (loss) from operating activities	Impairment charge	Income tax recovery (expense)	Earnings (loss)
(audited)
Reporting segment:
Construction products	$89,430	$(1,239)	$(98,233)	$9,645	$(89,827)
Home improvement products	92,175	(1,700)	(33,767)	664	(34,803)
Window covering products	7,709	424	(3,596)	(113)	(3,285)
Support	48,530	(13,122)	(31,969)	11,410	(33,681)
Intercompany eliminations	(16,541)	—	—	—	—
	$221,303	$(15,637)	$(167,565)	$21,606	$(161,596)

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

4.      Discontinued Operations and Assets Held for Sale (Continued)

15 months ended December 31, 2004	Revenue	Earnings (loss) from operating activities	Impairment charge	Income tax recovery (expense)	Earnings (loss)
(audited)
Reporting segment:
Construction products	$111,775	$(14,965)	$(17,523)	$(3,717)	$(36,205)
Home improvement products	129,141	2,542	—	(2,886)	(344)
Window covering products	9,411	170	—	(19)	151
Support	88,566	(14,353)	—	4,826	(9,527)
Intercompany eliminations	(30,158)	—	—	—	—
	$308,735	$(26,606)	$(17,523)	$(1,796)	$(45,925)

12 months ended December 31, 2004	Revenue	Earnings (loss) from operating activities	Impairment charge	Income tax recovery (expense)	Earnings (loss)
(unaudited)
Reporting segment:
Construction products	$87,768	$(13,247)	$(17,523)	$(2,206)	$(32,976)
Home improvement products	107,323	2,418	—	(2,989)	(571)
Window covering products	7,503	106	—	(5)	101
Support	80,099	(10,772)	—	3,653	(7,119)
Intercompany eliminations	(26,606)	—	—	—	—
	$256,087	$(21,495)	$(17,523)	$(1,547)	$(40,565)

3 months ended December 31, 2003	Revenue	Earnings (loss) from operating activities	Impairment charge	Income tax recovery (expense)	Earnings (loss)
(unaudited)
Reporting segment:
Construction products	$24,007	$(1,718)	$—	$(1,511)	$(3,229)
Home improvement products	21,818	124	—	103	227
Window covering products	1,908	64	—	(14)	50
Support	8,467	(3,581)	—	1,173	(2,408)
Intercompany eliminations	(3,552)	—	—	—	—
	$52,648	$(5,111)	$—	$(249)	$(5,360)

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

4.      Discontinued Operations and Assets Held for Sale (Continued)

12 months ended September 30, 2003	Revenue	Earnings (loss) from operating activities	Impairment charge	Income tax recovery (expense)	Earnings (loss)
(audited)
Reporting segment:
Construction products	$92,565	$(21,674)	$(23,416)	$(6,307)	$(51,397)
Home improvement products	107,802	(5,445)	—	2,025	(3,420)
Window covering products	7,359	287	—	(17)	270
Support	56,039	(16,574)	—	3,420	(13,154)
Intercompany eliminations	(14,877)	—	—	—	—
	$248,888	$(43,406)	$(23,416)	$(879)	$(67,701)

(b)          Assets held for sale:

(i)            2005:

As part of the Company’s plan to divest certain non-core business units and non-performing operations, it had identified as of December 31, 2005, approximately 550 thousand square feet of excess real estate. The net assets related to these real estate properties have been identified, reclassified as assets held for sale and measured at their carrying amount. Subsequent to the year-end, the Company has identified additional assets, including excess manufacturing space which the Company expects to be sold during the remainder of 2006 (see note 28).

In addition, there are certain other business units the Company is looking to divest, which do not meet the criteria necessary to account for these entities as discontinued operations. Accordingly, the Company has identified and reclassified their net assets as held for sale at December 31, 2005.

The values of these non-core businesses have been measured and presented at the lower of the carrying amount or fair value less cost to sell. An impairment charge of $675 (pre-tax) was recorded as the carrying value of these assets exceeded their market value. The impairment charge was included in other items.

(ii)   2004:

In 2004, certain real estate and buildings with a carrying value of $6,051 were classified as held for sale and were measured at their fair value less disposal costs. An impairment charge of $950 (pre-tax) was recorded as the carrying value of these assets exceeded their market value. The impairment charge was included in operating expenses.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

5.                 Interest in Joint Ventures

The Company’s proportionate interest in joint ventures includes the following:

	As at December 31, 2005	As at December 31, 2004
	(audited)	(audited)
Assets:
Current assets	$10,222	$9,427
Property, plant and equipment	10,391	11,123
Other assets	161	127
	$20,774	$20,677
Liabilities:
Current liabilities	$5,929	$4,290
Future income tax liabilities	1,381	1,419
Long-term liabilities	1,078	1,100
	8,388	6,809
Net assets	$12,386	$13,868

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Net sales	$46,302	$54,014	$43,385	$10,629	$41,766
Net earnings	3,250	3,928	2,716	1,212	3,153

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Cash provided by operating activities	$5,866	$4,655	$4,331	$324	$2,417
Acquisition of property, plant and equipment	366	1,378	1,053	325	705

The Company is contingently liable for the proportionate share of its joint venture partners’ liabilities but has recourse to the assets of the joint ventures.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

6.                 Accounts Receivable

	As at December 31, 2005	As at December 31, 2004
	(audited)	(audited)
Trade	$222,400	$261,275
Allowance for doubtful accounts	(19,512)	(19,696)
	202,888	241,579
Income taxes and other	25,696	15,767
	$228,584	$257,346

During 2003, the Company wrote-off $28,100 of accounts receivable of which $20,045 was recorded as part of continuing operations and the remaining $8,055 have been recorded as part of discontinued operations.

7.                 Inventories

	As at December 31, 2005	As at December 31, 2004
	(audited)	(audited)
Raw materials and work in process	$112,988	$155,760
Finished goods	233,899	300,579
	$346,887	$456,339

During 2003, the Company wrote-off $53,799 of inventory of which $40,483 was recorded as part of continuing operations and the remaining $13,316 have been recorded as part of discontinued operations.

8.                 Property, Plant and Equipment

As at December 31, 2005	Cost	Accumulated amortization	Net book value
(audited)
Land	$66,882	$—	$66,882
Buildings	418,881	100,797	318,084
Plant equipment	932,830	434,399	498,431
Dies and moulds	232,569	166,111	66,458
Office and computer equipment and computer software	43,089	37,275	5,814
Aircraft and transport equipment	17,554	14,560	2,994
	$1,711,805	$753,142	$958,663
Assets under construction	22,374	—	22,374
	$1,734,179	$753,142	$981,037

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

8.                 Property, Plant and Equipment (Continued)

As At December 31, 2004	Cost	Accumulated amortization	Net book value
(audited)
Land	$97,121	$—	$97,121
Buildings	534,728	106,330	428,398
Plant equipment	1,075,568	457,700	617,868
Dies and moulds	273,137	165,279	107,858
Office and computer equipment and computer software	55,002	45,030	9,972
Aircraft and transport equipment	38,251	28,742	9,509
	$2,073,807	$803,081	$1,270,726
Assets under construction	53,823	—	53,823
	$2,127,630	$803,081	$1,324,549

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Amortization expense	$118,140	$143,596	$116,370	$27,226	$111,884

Assets under construction are expected to be placed into productive use during fiscal 2006 and consist of land and buildings under construction of $9,556 (2004—$9,933) and plant equipment under construction of $12,818 (2004—$43,890). Amortization of these assets begins once they are substantially completed and put into use. No interest was capitalized to assets under construction in the twelve months ended December 31, 2005 (2004—nil).

During 2005, as part of the Management Improvement Plan, the Company identified certain assets no longer being utilized. As a result of the review, a $50,268 pre-tax impairment charge was recognized in operating expenses in the fourth quarter which was measured as the excess of the impaired assets’ carrying value over their estimated fair value. Fair value was determined using appraised values based on prices for similar assets. The impaired assets are primarily related to equipment held in the custom profiles and mouldings, construction products and other business segments.

During 2004, the Company had recorded an impairment charge on the carrying amounts of property, plant and equipment of its Royal Building Systems operations. The fair value of the impaired assets was determined based on a valuation using a present value model as at the date of the impairment test. An impairment charge of $17,523 (Twelve months ended September 30, 2003—$23,416) was recorded and is included in the loss from discontinued operations.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

8.                 Property, Plant and Equipment (Continued)

During 2003, the Company evaluated certain of its long-lived assets, including machinery and equipment and management information systems, with the decision to reposition or abandon these assets. As such, the Company wrote down these assets to their net realizable value and recorded a charge of $33,600. This charge is included in the cost of sales and operating expenses line of the consolidated statements of earnings. The long-lived assets associated with this charge are included in all segments of the Company’s operations.

9.                 Other Assets

	As at December 31, 2005	As at December 31, 2004
	(audited)	(audited)
Patents, net of accumulated amortization of $7,522 (2004—$6,657)	$5,935	$7,447
Deferred financing costs, net of accumulated amortization of $2,067 (2004—$1,810)	1,089	1,345
	7,024	8,792
Investments	4,324	35,733
	$11,348	$44,525

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Amortization of patents	$1,091	$2,529	$2,034	$495	$1,763
Amortization of deferred financing costs	257	329	263	66	280
Amortization expense	$1,348	$2,858	$2,297	$561	$2,043

Investments include the Company’s holdings in associated companies and other business ventures accounted for by the equity and cost methods. During the implementation of the Management Improvement Plan, the Company recognized an impairment charge of $26,141 during the twelve months ended December 31, 2005, which is recorded in other items, on the equity investments held in Ariostea, Royal Building Systems Hawaii and Royal Building Systems Philippines. The impairment charge was calculated as the excess of the impaired investment’s carrying values over their estimated fair values.

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Equity earnings (loss) in investments	$(1,472)	$(120)	$(136)	$16	$200

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

10.          Bank Indebtedness and Term Bank Loan

	As at December 31, 2005	As at December 31, 2004
	(audited)	(audited)
Bank indebtedness	$158,789	$—
Term bank loan	—	324,836

The Company entered into a credit agreement as of February 21, 2005 with a syndicate of three banks, which provides for a $312,500 committed, secured, multi-currency revolving credit facility to be made available to the Company and certain of its U.S. subsidiaries. The credit facility may be used for general operating and corporate purposes, and was initially drawn to repay the term bank loan owed under a previous credit agreement dated as of August 1, 2000. The credit facility is secured by a pledge of substantially all the assets of the Company and its subsidiaries, and by upstream guarantees from various non-borrowing subsidiaries. Under the terms of the credit agreement, the Company is required to satisfy various financial and other covenants, including the maintenance of certain financial ratios. At December 31, 2005, the Company was in compliance with these covenants. Subsequently, the Company announced it would delay reporting its year-end audited financial results. The Company obtained from its banking syndicate a sixty-day extension to the time for which it is required to provide the banking syndicate with audited year-end financial statements. The agreement was extended as of December 21, 2005, and matures December 31, 2006. This credit facility contains provisions to reduce the available limit to reflect any asset dispositions other than accounts receivable and inventory. Subsequent to the year end, the credit agreement was amended to reduce the available limit of the credit facility by an amount equal to all divestiture proceeds in excess of $100,000. (See note 28(f)).

Borrowings under the credit agreement are available at the Company’s option by way of Canadian prime rate advances, base rate Canada advances, Canadian bankers’ acceptances, base rate U.S. advances, LIBOR advances or swingline advances, plus an interest rate margin, as well as by way of letters of credit.

In addition to the above, credit facilities totalling the equivalent of $68,487 (2004—$74,279) have been arranged with various local banks to assist the Company’s international subsidiaries in funding their operations. The terms and conditions of these arrangements vary in accordance with local practices, and the Company has guaranteed repayment of some portion of all of the amounts drawn under certain of the facilities in the event of a default by the borrowing subsidiary. As of December 31, 2005, a total of $41,881 (2004—$41,268) was drawn under these facilities.

11.          Accounts Payable and Accrued Liabilities

	As at December 31, 2005	As at December 31, 2004
	(audited)	(audited)
Trade	$174,329	$197,213
Income taxes and other	100,417	71,135
	$274,746	$268,348

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

12.          Term Debt

	As at December 31, 2005	As at December 31, 2004
	(audited)	(audited)
7.17% U.S. $15 million Senior Unsecured Notes, Series A, due August 31, 2006	$17,489	$36,057
7.31% U.S. $25 million Senior Unsecured Notes, Series B, due August 31, 2006	29,147	30,048
7.10% U.S. $115 million Senior Unsecured Notes, Series D, due November 14, 2007	134,078	138,218
6.90% CDN$ Medium Term Notes, due April 13, 2010	116,532	116,532
3.5% U.S. $1.5 million Promissory Note, due May 22, 2007	377	662
	297,623	321,517
Less current portion	46,902	18,303
	$250,721	$303,214

Each of the Series A, Series B and Series D Senior Unsecured Notes is denominated in U.S. dollars and bears interest at the above rates, with interest payable quarterly in arrears. The Series A Notes require annual principal payments of U.S. $15,000 on August 31 of each year commencing in 2002. The Series B and Series D balances outstanding are due in full on the dates shown.

The Medium Term Notes are denominated in Canadian dollars, are senior unsecured obligations of the Company, and bear interest at 6.90% payable semi-annually in arrears. Various subsidiaries of the Company guarantee repayment of amounts due pursuant to the Trust Indenture under which the Medium Term Notes were issued.

The 3.5% Promissory Note is denominated in U.S. dollars and is repayable in monthly principal and interest payments to effect a 10 year amortization. The obligation is secured by an irrevocable standby letter of credit.

Aggregate principal payments required over the next five years as follows:

2006	$46,902
2007	134,189
2008	—
2009	—
2010	116,532
$297,623

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

13.          Capital Stock

The Company’s authorized capital stock consists of the following:

(a)           Preferred shares:

There is an unlimited number of authorized preferred shares without par value, issuable in series, with rights and terms of each series to be fixed by the Board of Directors prior to the issue of such series. No preferred shares are issued or outstanding.

(b)          Common shares (formerly subordinated voting shares):

There is an unlimited number of common voting shares without par value. Each share is entitled to one vote per share at all meetings of shareholders and is entitled to dividends ranking junior to the preferred shares.

The following common shares have been issued:

	Common shares		Multiple voting		Total	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, September 30, 2003	77,285,173	$616,076	15,935,444	$16,635	93,220,617	$632,711
Issued for cash under stock option plan	135,553	1,043	—	—	135,553	1,043
Balance, December 31, 2004	77,420,726	$617,119	15,935,444	$16,635	93,356,170	$633,754
Issued under restricted stock unit plan	88,332	1,112	—	—	88,332	1,112
Conversion of multiple voting shares to common shares	15,935,444	16,635	(15,935,444)	(16,635)	—	—
Balance, December 31, 2005	93,444,502	$634,866	—	$—	93,444,502	$634,866

(c)           Multiple voting common shares:

As part of the Company’s overall settlement with its former controlling shareholder, as described in note 2 to the consolidated financial statements, the outstanding multiple voting shares that were directly or indirectly owned by the former controlling shareholder were converted on a one-for-one basis into subordinate voting shares during the second quarter ended June 30, 2005.

Subsequently, the Company filed Articles of Amendment to remove the multiple voting shares and the subordinated voting shares as well as rights, privileges, restrictions and conditions attached thereto and replaced them with one class of voting common shares.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

13.   Capital Stock (Continued)

(d)          Stock option plan:

The Company maintains a stock option plan to allow management and key operating personnel to purchase common shares. The stock options that have been granted have either an exercise date three years from the date of issue or six years from the date of issue. The maximum number of common shares reserved to be issued for stock options cannot exceed 7,830,533 and all stock options expire nine years after the date of issue.

The following table summarizes the stock options that have been issued:

	As at December 31, 2005		As at December 31, 2004
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Balance, beginning of period	3,067,953	$27.78	9,107,217	$27.10
Granted	275,000	12.44	—	—
Exercised	—	—	(135,553)	7.69
Cancelled/expired	(150,125)	26.94	(5,903,711)	27.19
Balance, end of period	3,192,828	$26.50	3,067,953	$27.78
Options exercisable, end of period	2,566,828	$28.03	2,583,453	$27.83

The 2004 cancelled/expired stock options included 3,478,181 stock options that were exchanged for 315,613 RSUs.

The following table summarizes information about stock options outstanding at December 31, 2005:

	Options outstanding			Options exercisable
Range of exercise prices per share	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$10.60 - $20.00	677,450	5.81	$16.66	367,450	$19.67
$20.50 - $25.00	770,000	2.03	24.44	767,500	24.45
$26.00 - $31.80	882,000	3.04	27.80	568,500	28.12
$32.45 - $42.25	863,378	0.81	34.71	863,378	34.71
	3,192,828		$26.50	2,566,828	$28.03

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

13.   Capital Stock (Continued)

The table below shows the assumptions used in determining stock-based compensation expense under the Black-Scholes option pricing model during the twelve months ended December 31, 2005. No options were granted in 2004.

Risk-free interest rate	3.9%
Expected life	5.3 years
Expected volatility	52.4%
Dividend yield	—
Weighted average fair value of options granted	$6.30

After-tax compensation expense recorded in the period related to stock options issued after October 1, 2002 is as follows:

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Compensation expense related to stock options	$281	$45	$39	$6	$74

(e)           Senior Management Incentive Plan (“SMIP”):

During 2004, the Company established the SMIP to provide for the issuance of a maximum of 1,400,000 RSUs. On July 2, 2004, 1,395,000 RSUs were granted to approximately 60 senior employees and members of senior management of the Company. Each RSU entitles the participant to receive one common share or an equivalent cash payment on the entitlement date provided that the vesting criteria are satisfied, including performance-based criteria established in respect of the participant’s grant of RSUs. It is the Company’s intention to settle in common shares on the entitlement date. RSUs are valued at their fair market value on the grant date and compensation expense related to the SMIP is recognized evenly over the vesting period based on the total compensation to be paid out at the entitlement date. The counterpart is recorded as contributed surplus.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

13.          Capital Stock (Continued)

The following table summarizes the RSUs that have been issued:

	As at December 31, 2005	As at December 31, 2004
	(audited)	(audited)
Balance, beginning of period	1,020,000	—
Granted	305,000	1,395,000
Exercised	—	—
Cancelled	(110,000)	(375,000)
Balance, end of period	1,215,000	1,020,000

After-tax compensation expense recorded in the period related to RSUs issued after 2003 is as follows:

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Compensation expense related to RSUs	$5,148	$2,472	$2,472	$—	$—

(f)             Restricted Stock Unit Plan (“RSUP”):

During 2004, the Company established the RSUP for the purpose of offering an exchange of options granted under the Company’s Long-Term Incentive Plan (formerly the Company’s 1994 Stock Option Plan). On July 2, 2004, 315,613 RSUs were granted to approximately 600 employees of the Company in exchange for 3,478,181 stock options granted under the Company’s Long-Term Incentive Plan. Each RSU entitles the participant to receive one common share (formerly the Company’s subordinate voting share) or an equivalent cash payment on the entitlement date. At the settlement date of December 31, 2004, 88,322 RSUs elected to settle in common shares and 219,310 RSUs elected to settlement in cash based upon the closing price of the Company’s common shares at December 31, 2004 of $12.59. Both the issuance of common shares and cash payment were made subsequently in 2005. Additionally, 7,981 RSUs were cancelled. Total compensation expense recorded in 2004 was $3,873, of which $1,112 relating to RSUs which elected share settlement, was credited to contributed surplus.

The RSUP ceased in 2005.

(g)           Directors Deferred Stock Unit Plan (“DSUP”):

The Company maintains a DSUP for the benefit of the members of the Board of Directors. Under the DSUP, a number of notional deferred stock units equal to the dollar value of each participant’s quarterly award, as determined at the end of the second and fourth quarters of

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

13.          Capital Stock (Continued)

each fiscal year by the Compensation Committee, are held in a deferral account. In addition, each Director may also elect to defer all or any portion of their Director Fees, referred to as deferred fees, divided by the unit value, into the deferral account. The unit value on any date is equal to the average of the closing prices of the shares on the Toronto Stock Exchange on the ten trading days immediately prior to such date. Directors are not permitted to convert units into cash until retirement from the Board. There were 107,988 deferred stock units outstanding at December 31, 2005 (2004-nil) with a total recorded value of $1,123 (2004-nil).

14.          Contributed Surplus

	As at December 31, 2005	As at December 31, 2004
	(audited)	(audited)
Contributed surplus, beginning of period	$3,703	$74
SMIP compensation (note 13(e))	5,148	2,472
RSUP compensation (note 13(f))	—	1,112
Stock options (note 13(d))	281	45
Exercise of RSUs under the RSUP (note 13(f))	(1,112)	—
Contributed surplus, end of period	$8,020	$3,703

15.          Earnings (Loss) per Share

Basic and diluted earnings (loss) per share have been calculated using the weighted average method. The maximum dilutive number of shares has been calculated using the treasury stock method:

12 months ended December 31, 2005	Continuing operations	Discontinued operations	Total
(audited)
Basic and diluted loss per share
Net loss	$(108,846)	$(161,596)	$(270,442)
Basic loss per share	$(1.16)	$(1.73)	$(2.89)
Diluted loss per share	(1.16)	(1.73)	(2.89)
Weighted average shares outstanding
Basic	93,437,705	93,437,705	93,437,705
Effect of dilutive securities	1,131,226	1,131,226	1,131,226
Diluted*	94,568,931	94,568,931	94,568,931
Excluded as anti-dilutive**	3,092,828	3,092,828	3,092,828

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

15.          Earnings (Loss) per Share (Continued)

15 months ended December 31, 2004	Continuing operations	Discontinued operations	Total
(audited)
Basic and diluted earnings (loss) per share
Net earnings (loss)	$82,774	$(45,925)	$36,849
Basic earnings (loss) per share	$0.88	$(0.49)	$0.39
Diluted earnings (loss) per share	0.87	(0.49)	0.39
Weighted average shares outstanding
Basic	93,342,490	93,342,490	93,342,490
Effect of dilutive securities	1,420,822	—	1,420,822
Diluted	94,763,312	93,342,490	94,763,312
Excluded as anti-dilutive**	3,067,953	3,067,953	3,067,953

12 months ended December 31, 2004	Continuing operations	Discontinued operations	Total
(unaudited)
Basic and diluted earnings (loss) per share
Net earnings (loss)	$73,688	$(40,565)	$33,123
Basic earnings (loss) per share	$0.78	$(0.43)	$0.35
Diluted earnings (loss) per share	0.78	(0.43)	0.35
Weighted average shares outstanding
Basic	93,352,973	93,352,973	93,352,973
Effect of dilutive securities	1,420,822	—	1,420,822
Diluted	94,773,795	93,352,973	94,773,795
Excluded as anti-dilutive**	3,067,953	3,067,953	3,067,953

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

15.          Earnings (Loss) per Share (Continued)

3 months ended December 31, 2003	Continuing operations	Discontinued operations	Total
(unaudited)
Basic and diluted earnings (loss) per share
Net earnings (loss)	$9,086	$(5,360)	$3,726
Basic earnings (loss) per share	$0.10	$(0.06)	$0.04
Diluted earnings (loss) per share	0.10	(0.06)	0.04
Weighted average shares outstanding
Basic	93,308,948	93,308,948	93,308,948
Effect of dilutive securities	—	—	—
Diluted	93,308,948	93,308,948	93,308,948
Excluded as anti-dilutive**	7,907,714	7,907,714	7,907,714

12 months ended September 30, 2003	Continuing operations	Discontinued operations	Total
(audited)
Basic and diluted earnings (loss) per share
Net earnings (loss)	$9,490	$(67,701)	$(58,211)
Basic earnings (loss) per share	$0.10	$(0.72)	$(0.62)
Diluted earnings (loss) per share	0.10	(0.72)	(0.62)
Weighted average shares outstanding
Basic	93,219,925	93,219,925	93,219,925
Effect of dilutive securities	83,642	-	83,642
Diluted*	93,303,567	93,219,925	93,303,567
Excluded as anti-dilutive**	8,039,698	8,039,698	8,039,698

*                    Due to the net loss for both the twelve months ended December 31, 2005 and the 12 months ended September 30, 2003, diluted loss per share has been calculated using the basic weighted average number of common shares outstanding, as the inclusion of any potential dilutive securities would be anti-dilutive.

**             Excluded from the calculation of diluted net earning (loss) per share because the exercise price of the stock options was greater than or equal to the average price of the common shares.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

16.          Interest and Financing Charges

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Interest expense (income):
Operating	$(4,276)	$(698)	$(1,615)	$917	$4,087
Term debt	22,423	32,386	24,917	7,469	30,172
Bank and financing charges	7,037	2,820	2,585	235	4,917
Amortization of deferred financing costs	257	329	263	66	280
	$25,441	$34,837	$26,150	$8,687	$39,456

17.          Other Items

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Impairment charge	$26,816	$—	$—	$—	$14,027
Restructuring costs	538	—	—	—	—
Other	2,235	—	—	—	2,960
	$29,589	$—	$—	$—	$16,987

During the implementation of the Management Improvement Plan, the Company recognized an impairment charge of $26,141 on the equity investments held in Ariostea, Royal Building Systems Hawaii and Royal Building Systems Philippines. The impairment charge was calculated as the excess of the impaired investment’s carrying values over their estimate fair values. In addition, the Company has recognized an impairment loss of $675 on non-core businesses the Company has identified as held for sale. These non-core businesses have been measured and presented at the lower of the carrying amount or fair value less costs to sell. The impairment charge was recorded as the carrying value of these assets exceeded their market value.

During the twelve months ended September 30, 2003, the Company recognized an impairment charge of $14,027 primarily related to a write down of promotional material in connection with the decision to exit from certain retail window covering programs in the United States and a write down on the equity investments held in Royal Building Systems Philippines.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

18.          Income Taxes

Total income tax expense (recovery) for the twelve months ended December 31, 2005, fifteen months ended December 31, 2004, twelve months ended December 31, 2004, three months ended December 31, 2003 and the twelve months ended September 30, 2003 are allocated as follows:

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Earnings (loss) before income taxes and minority interest:
Canadian operations	$(67,207)	$105,121	$73,149	$31,972	$82,809
Foreign operations	(33,762)	15,112	18,400	(3,288)	(78,265)
	$(100,969)	$120,233	$91,549	$28,684	$4,544
Current income tax expense:
Canadian operations	$18,943	$9,411	$6,442	$2,969	$7,206
Foreign operations	118	3,653	3,501	152	177
	19,061	13,064	9,943	3,121	7,383
Future income tax expense (recovery):
Canadian operations	(26,751)	23,743	6,060	17,683	11,715
Foreign operations	16,151	357	1,573	(1,216)	(24,460)
	(10,600)	24,100	7,633	16,467	(12,745)
	$8,461	$37,164	$17,576	$19,588	$(5,362)

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

18.          Income Taxes (Continued)

The following summarizes the recognition of income tax expense (recovery) using a weighted average income tax rate (as a reference point only in that there is no single jurisdiction in which the Company operates that is predominant or for which there is a more appropriate rate) compared with the Company’s actual income tax expense. The weighted average rate has been determined based on the proportion of the statutory rate in each jurisdiction to the earnings (loss) before income taxes and minority interest attributable to each jurisdiction.

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Earnings (loss) before income taxes and minority interest	$(100,969)	$120,233	$91,549	$28,684	$4,544
Effective tax rate	34.12%	34.12%	34.12%	34.12%	33.12%
Expected income taxes (recovery) based on an effective manufacturing and processing income tax rate of approximately 34.12% (September 2003—33.12%)	$(34,451)	$41,023	$31,236	$9,787	$1,505
Changes in income taxes attributed to:
Adjustment to future income tax assets and liabilities for enacted changes in tax laws and rates	—	13,000	—	13,000	(565)
Non-deductible expenses and other foreign tax differences	(7,563)	(20,189)	(17,786)	(2,403)	(10,535)
Large Corporations Tax and other	8,128	5,086	4,942	144	4,541
Valuation allowance on U.S. tax attributes	26,002	1,000	1,000	—	—
Canadian non-deductible expenses	16,345	(2,756)	(1,816)	(948)	(308)
	$8,461	$37,164	$17,576	$19,588	$(5,362)

The Company has been granted tax incentives for its Poland and China subsidiaries. These incentives are subject to certain conditions with which the Company expects to comply.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

18.          Income Taxes (Continued)

Future income tax assets arise from available income tax losses and future income tax deductions. The Company’s ability to use these income tax losses and future income tax deductions is dependent upon the results of the operations of the Company in the tax jurisdictions in which such losses or deductions arose. The tax effects of temporary differences that give rise to significant portions of the future tax assets and liabilities at December 31, 2005 and 2004 are presented below. As a result of a change in disclosure practice, at December 31, 2005, $29,076 was reclassified from future tax liability to current taxes payable.

	As at December 31, 2005	As at December 31, 2004
	(audited)	(audited)
U.S. Region
Future income tax assets:
Non-capital loss carry forwards	$33,742	$31,872
Interest expense carry forwards	12,806	10,625
Deductible reserves	10,491	9,090
Other	2,449	350
	$59,488	$51,937
Future income tax liabilities:
Capital assets	$31,115	$31,335
Other	1,371	3,041
	$32,486	$34,376
Future income tax assets	$27,002	$17,561
Less valuation allowance	27,002	1,000
Future income tax assets	$—	$16,561

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

18.          Income Taxes (Continued)

	As at December 31, 2005	As at December 31, 2004
	(audited)	(audited)
Canadian Region
Future income tax assets:
Non-capital loss carry forwards	$27,312	$17,795
Tax credits	26,074	12,161
Deductible reserves	11,328	8,049
Other	1,112	987
	$65,826	$38,992
Future income tax liabilities:
Capital assets	$130,716	$137,834
Unrealized foreign exchange gain	9,932	6,127
Other	88	44,080
	$140,736	$188,041
Future income tax liabilities	$(74,910)	$(149,049)

As at December 31, 2005, the Company had operating loss carry forwards of $136,905 in the U.S. A summary of these operating loss carry forwards by year of expiry is as follows:

U.S. losses:
2021	$34,575
2022	37,006
2023	12,371
2024	6,764
2025	8,525
Indefinite	37,664
$136,905

As at December 31, 2005, the Company had operating loss carryfowards of $80,047 in Canada. These operating loss carryfowards have an expiry date of 2010 or later.

19.          Segment Reporting Data

Operating segments are defined as components of an enterprise about which separate financial information is available and which are evaluated regularly by the chief financial decision-makers in deciding how to allocate resources and in assessing performance.

Historically, the Company’s segmented financial reporting structure was developed to show the two very distinct operations of the Company, the Products and Support operations. This structure showed

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

19.          Segment Reporting Data (Continued)

the importance of the Company’s extensive vertical integration and allowed for the measurement of the profitability of each of these operations. However, as a result of the new management team and the development of a comprehensive Management Improvement Plan, it was determined that the segments should change to better reflect how the new management views the operations of the Company going forward. The following table summarizes the new segments the Company will report on.

Reportable segments	Core product divisions
Custom profiles & mouldings	Custom Window Profiles and Interior & Exterior Mouldings
Building products	Exterior Cladding
Construction products	Pipe and Fittings and Building Systems
Home improvement products	Deck, Fence and Railing and Outdoor Storage
Window covering products	Window Coverings
Materials	Materials (Resins, Additives, PVC and Recycling)
Support	Real Estate

Performance is evaluated based on pre-tax earnings before amortization and interest and return on invested capital. The Company sells to a broad range of customers, none of which account for more than 7.1% (2004—6.8%) of net sales.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

19.                               Segment Reporting Data (Continued)

The following tables present financial information from continuing operations and do not include amounts classified as assets held for sale. Segment information for assets held for sale is contained in note 4.

The accounting policies for each of the segments are the same as those described in note 1. Inter-segment transactions are negotiated as if the transactions were to third parties, at market prices.

12 months ended December 31, 2005	Custom profiles & mouldings	Building products	Construction products	Home improvement products	Window covering products	Materials	Support	Total
(audited)
Gross sales	$977,194	$325,158	$340,516	$159,222	$153,423	$248,047	$100,813	$2,304,373
Eliminations	249,946	210	7,889	3,431	17,345	231,702	97,497	608,020
Net sales	$727,248	$324,948	$332,627	$155,791	$136,078	$16,345	$3,316	$1,696,353
Gross profit	$188,770	$75,399	$60,156	$8,715	$22,292	$36,942	$5,989	$398,263
Pre-tax earnings (loss) before amortization and interest	60,723	2,943	(4,050)	(5,130)	(6,870)	13,356	12,320	73,292
Amortization charges	53,545	5,566	13,835	10,735	6,593	11,270	17,687	119,231
Acquisition of property, plant and equipment and goodwill	32,898	5,466	6,081	14,402	1,652	4,941	1,000	66,440
Goodwill	109,328	20,248	20,342	13,887	11,824	9,400	9,326	194,355
Total assets	552,165	170,032	259,655	99,083	109,322	195,595	391,820	1,777,672

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

19.          Segment Reporting Data (Continued)

The accounting policies for each of the segments are the same as those described in note 1. Inter-segment transactions are negotiated as if the transactions were to third parties, at market prices.

15 months ended December 31, 2004	Custom profiles & mouldings	Building products	Construction products	Home improvement products	Window covering products	Materials	Support	Total
(audited)
Gross sales	$1,237,090	$385,509	$353,407	$169,952	$219,802	$249,613	$125,686	$2,741,059
Eliminations	316,191	255	8,839	1,539	35,833	228,200	123,806	714,663
Net sales	$920,899	$385,254	$344,568	$168,413	$183,969	$21,413	$1,880	$2,026,396
Gross profit	$307,966	$100,423	$62,965	$18,796	$22,987	$53,433	$1,945	$568,515
Pre-tax earnings (loss) before amortization and interest	226,269	20,361	(3,611)	(432)	(18,433)	40,324	36,717	301,195
Amortization charges	62,503	7,273	18,281	11,354	11,447	13,223	22,044	146,125
Acquisition of property, plant and equipment and goodwill	47,327	5,511	16,166	11,542	5,041	10,969	3,169	99,725
Goodwill	114,696	21,404	25,342	19,420	12,499	10,193	10,066	213,620
Total assets	631,237	187,136	467,835	228,293	158,686	218,258	547,476	2,438,921

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

19.                               Segment Reporting Data (continued)

The accounting policies for each of the segments are the same as those described in note 1. Inter-segment transactions are negotiated as if the transactions were to third parties, at market prices.

12 months ended December 31, 2004	Custom profiles & mouldings	Building products	Construction products	Home improvement products	Window covering products	Materials	Support	Total
(unaudited)
Gross sales	$995,164	$315,169	$295,789	$150,011	$180,058	$201,361	$100,846	$2,238,398
Eliminations	251,174	203	8,066	1,055	30,802	183,718	98,719	573,737
Net sales	$743,990	$314,966	$287,723	$148,956	$149,256	$17,643	$2,127	$1,664,661
Gross profit (loss)	$242,842	$81,816	$56,006	$18,572	$14,818	$43,964	$(1,067)	$456,951
Pre-tax earnings (loss) before amortization and interest	175,721	15,420	(187)	1,712	(19,427)	32,999	29,865	236,103
Amortization charges	50,651	5,873	14,553	9,374	9,271	10,409	18,273	118,404
Acquisition of property, plant and equipment and goodwill	37,581	4,846	13,650	10,310	4,412	9,512	3,362	83,673

3 months ended December 31, 2003	Custom profiles & mouldings	Building products	Construction products	Home improvement products	Window covering products	Materials	Support	Total
(unaudited)
Gross sales	$241,926	$70,340	$57,618	$19,941	$39,744	$48,252	$24,840	$502,661
Eliminations	65,017	52	773	484	5,031	44,482	25,087	140,926
Net sales	$176,909	$70,288	$56,845	$19,457	$34,713	$3,770	$(247)	$361,735
Gross profit	$65,124	$18,607	$6,959	$224	$8,169	$9,469	$3,012	$111,564
Pre-tax earnings (loss) before amortization and interest	50,548	4,941	(3,424)	(2,144)	994	7,325	6,852	65,092
Amortization charges	11,852	1,400	3,728	1,980	2,176	2,814	3,771	27,721
Acquisition of property, plant and equipment and goodwill	9,746	665	2,516	1,232	629	1,457	(193)	16,052

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

19.                               Segment Reporting Data (Continued)

The accounting policies for each of the segments are the same as those described in note 1.   Inter-segment transactions are negotiated as if the transactions were to third parties, at market prices.

12 months ended September 30, 2003	Custom profiles & mouldings	Building products	Construction products	Home improvement products	Window covering products	Materials	Support	Total
(audited)
Gross sales	$944,733	$309,341	$251,484	$142,920	$223,217	$205,242	$109,005	$2,185,942
Eliminations	229,804	114	322	1,355	20,694	192,262	104,882	549,433
Net sales	$714,929	$309,227	$251,162	$141,565	$202,523	$12,980	$4,123	$1,636,509
Gross profit (loss)	$206,340	$87,287	$30,913	$25,218	$33,189	$44,647	$(25,927)	$401,667
Pre-tax earnings (loss) before amortization and interest	135,423	21,894	(12,455)	4,683	(14,701)	33,287	(10,484)	157,647
Amortization charges	49,381	5,295	13,534	6,998	12,684	11,631	14,124	113,647
Acquisition of property, plant and equipment and goodwill	27,917	6,391	28,236	8,909	5,204	17,395	2,406	96,458

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

19.                               Segment Reporting Data (Continued)

Certain information with respect to geographic regions is presented below:

As At December 31, 2005	Canada	U.S.	Other	Total
(audited)
Property, plant and equipment	$733,680	$219,261	$28,096	$981,037
Goodwill	70,838	117,506	6,011	194,355

As At December 31, 2004	Canada	U.S.	Other	Total
(audited)
Property, plant and equipment	$988,803	$233,027	$102,719	$1,324,549
Goodwill	84,470	118,637	10,513	213,620

	Net sales
12 months ended December 31, 2005	Canada	U.S.	Other	Total
(audited)
Manufactured by:
Canadian operations	$602,005	$436,353	$12,054	$1,050,412	62%
U.S. operations	9,575	619,888	2,266	631,729	37%
Other operations	108	1,108	12,996	14,212	1%
	$611,688	$1,057,349	$27,316	$1,696,353
	36%	62%	2%		100%

	Net sales
15 months ended December 31, 2004	Canada	U.S.	Other	Total
(audited)
Manufactured by:
Canadian operations	$700,644	$537,917	$14,229	$1,252,790	62%
U.S. operations	10,337	745,178	2,533	758,048	37%
Other operations	130	1,288	14,140	15,558	1%
	$711,111	$1,284,383	$30,902	$2,026,396
	35%	63%	2%		100%

	Net sales
12 months ended December 31, 2004	Canada	U.S.	Other	Total
(unaudited)
Manufactured by:
Canadian operations	$576,105	$446,323	$12,913	$1,035,341	62%
U.S. operations	10,303	603,324	2,196	615,823	37%
Other operations	130	1,267	12,100	13,497	1%
	$586,538	$1,050,914	$27,209	$1,664,661
	35%	63%	2%		100%

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

19.          Segment Reporting Data (Continued)

	Net sales
3 months ended December 31, 2003	Canada	U.S.	Other	Total
(unaudited)
Manufactured by:
Canadian operations	$124,539	$91,594	$1,316	$217,449	60%
U.S. operations	34	141,854	337	142,225	39%
Other operations	—	21	2,040	2,061	1%
	$124,573	$233,469	$3,693	$361,735
	34%	65%	1%		100%

	Net sales
12 months ended September 30, 2003	Canada	U.S.	Other	Total
(audited)
Manufactured by:
Canadian operations	$535,480	$428,688	$5,182	$969,350	59%
U.S. operations	202	647,844	2,668	650,714	40%
Other operations	—	1,096	15,349	16,445	1%
	$535,682	$1,077,628	$23,199	$1,636,509
	33%	66%	1%		100%

20.                               Supplemental Cash Flow Information

(a)           Items not affecting cash (bank indebtedness) of continuing operations:

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Loss on write-down of businesses	$34,083	$—	$—	$—	$—
Amortization charges	119,231	146,125	118,404	27,721	113,647
Amortization of deferred financing costs	257	329	263	66	280
Future income taxes	(41,200)	28,378	11,791	16,587	(13,498)
Asset write-downs	50,268	17,523	16,308	1,215	158,200
Other	27,022	(2,020)	(13,744)	11,724	(21,232)
Cash provided	$189,661	$190,335	$133,022	$57,313	$237,397

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

20.                               Supplemental Cash Flow Information (Continued)

(b)          Change in non-cash working capital:

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Accounts receivable	$(51,248)	$67,762	$10,015	$57,747	$16,329
Inventories	5,753	(78,475)	(36,157)	(42,318)	39,347
Prepaid expenses	(9,989)	9,727	4,498	5,229	(4,285)
Accounts payable and accrued liabilities	86,816	26,422	37,071	(10,649)	(5,447)
Cash provided	$31,332	$25,436	$15,427	$10,009	$45,944

The changes noted above are exclusive of non-cash working capital acquired through acquisitions.

21.                               Financial Instruments and Risk Management

(a)           Derivative financial instruments:

The Company does not currently hold or issue derivative financial instruments.

(b)          Fair values of financial instruments:

The Company’s accounts receivable, bank indebtedness and accounts payable and accrued liabilities generally have short-term maturities. As a result, their fair values approximate their carrying values as recorded in the Company’s consolidated balance sheets.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

21.                               Financial Instruments and Risk Management (Continued)

The following table presents the carrying values and the estimated fair values of the Company’s long-term debt instruments. Fair value estimates are based on a discounted cash flow approach, which discounts scheduled payments to present value using current market yields for debt with similar terms and risks. The estimates involve the use of assumptions and judgments and changes in the assumptions used could significantly affect the fair value estimates calculated. The estimates are made at a specific point in time and may not be reflective of future market conditions.

	As at December 31, 2005		As at December 31, 2004
	(audited)		(audited)
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
7.17% U.S. $15 million Senior Unsecured notes, Series A, due August 31, 2006	$17,489	$17,266	$36,057	$38,966
7.31% U.S. $25 million Senior Unsecured Notes, Series B, due August 31, 2006	29,147	28,801	30,048	32,443
7.10% U.S. $115 million Senior Unsecured Notes, Series D, due November 14, 2007	134,078	129,371	138,218	148,623
6.9% CDN$ Medium Term Notes, due April 13, 2010	116,532	109,276	116,532	131,522

(c)           Credit risk:

The Company is exposed to credit risk under its commercial activities, which include shipping goods to customers deemed to be creditworthy in advance of receiving payment. Accounts receivable are not subject to any significant concentrations of credit risk due to the diversification of the Company’s customer base. The Company manages credit risk by evaluating its customers’ creditworthiness on an ongoing basis, and additionally purchases credit risk insurance for certain receivables to insure against the risk of loss in excess of an agreed deductible.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

22.                               Commitments

(a)           Leases:

The Company is a lessee under operating leases with third party lessors for various real estate assets, as well as for manufacturing and other equipment. Such operating lease agreements require periodic lease payments by the Company in return for use of the property, and are generally subject to a minimum fixed term, with penalties for early termination. The future minimum lease payments at December 31, 2005 are as follows:

2006	$25,939
2007	11,514
2008	9,389
2009	6,767
2010	3,356
Thereafter	2,103
$59,068

(b)          Long-term agreement:

The Company has a long-term agreement with Westlake Vinyls Inc. (“Westlake”) for the annual purchase of up to 460 million pounds of vinyl chloride monomer. The agreement with Westlake had a pricing mechanism that was linked to data published in two industry trade magazines. On January 1, 2006, one of the trade magazines ceased publishing the pricing information. On April 7, 2006, the Company filed a Notice of Application seeking a court order declaring that this long-term agreement with Westlake is void and unenforceable. Subsequently, Westlake filed its own application seeking a determination that the supply agreement is valid. In efforts to resolve this dispute, the Company and Westlake entered into discussions aimed at arriving at a new mutually agreed pricing mechanism. Those discussions did not result in an agreement and the applications by the parties are now scheduled to be heard by the court in late October 2006.

23.                               Contingencies

In December 2004, two shareholders filed securities fraud lawsuits against the Company and certain of its former officers and directors in the United States District Court for the Southern District of New York. These punitive class action lawsuits were consolidated on March 10, 2005 and named In re Royal Group Technologies Securities Litigation, 04 CV 9809 (HB) (S.D.N.Y.). The Lead Plaintiffs appointed by the Court filed a consolidated amended class action complaint on May 5, 2005, alleging that defendants violated U.S. securities laws by, among other things, failing to disclose certain related-party transactions. The Lead Plaintiffs sought to bring the action on behalf of a class of all persons who purchased or otherwise acquired the common stock of the Company between February 24, 2000 and October 18, 2004. The defendants moved to dismiss the consolidated class action lawsuit on July 15, 2005. On

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

23.                               Contingencies (Continued)

November 21, 2005, the Court issued an Opinion and Order dismissing the consolidated lawsuit without prejudice on the grounds that a Canadian court would provide a more convenient forum. The Court entered judgment in favour of the Company on November 22, 2005. Plaintiffs did not appeal the Court’s decision to the United States Court of Appeals.

The Company and certain of its former officers and directors have been named as defendants in two shareholder lawsuits filed in the United States District Court for the Southern District of New York that seek class action status. The first complaint was filed on February 2, 2006. The second complaint was filed on February 3, 2006. Both of these actions purport to be brought on behalf of:

(a)           All United States citizens and entities that purchased or otherwise acquired the common stock of Royal Group on the New York Stock Exchange or the Toronto Stock Exchange; and

(b)          All foreign persons and entities that purchased or otherwise acquired the common stock of Royal Group on the New York Stock Exchange between February 24, 2000 and October 18, 2004.

Plaintiffs in both actions allege that defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 by, among other things, failing to disclose certain related-party transactions. The complaints each seek certification of the putative class, unspecified damages, reasonable costs and attorneys’ fees, and other relief the court may deem appropriate. On April 3, 2006, three putative class members moved to consolidate these two related actions, to be appointed joint Lead Plaintiffs and for approval of their counsel as Lead Counsel. On June 22, 2006, the Court orally granted this motion, which consolidated these two actions, named the three putative class members as Lead Plaintiffs, and approved their selection of Lead Counsel.

Lead Plaintiffs filed a consolidated amended complaint on July 24, 2006. Pursuant to the Court’s scheduling order, defendants’ motions to dismiss the consolidated amended complaint must be filed no later than September 22, 2006, and briefing of defendants’ motions to dismiss is to be completed no later than December 21, 2006.

The Company, certain of its former officers and certain of its former and current directors also have been named as defendants in a proposed shareholder class action lawsuit filed on February 24, 2006 in the Ontario Superior Court of Justice (the “Ontario Action”). The Ontario Action seeks to bring a class action on behalf of all persons who acquired securities of the Company from February 26, 1998 to October 18, 2004. It claims damages for oppression and negligent misrepresentation of $700,000, punitive damages of $300,000 as well as interest and costs. The Ontario Action alleges, among other things, that the Company failed to disclose certain related party transactions.

The Company is presently unable to determine whether these actions will have a material adverse effect on the business, results of operations, financial condition and liquidity of the Company and intends to defend itself vigorously in these actions.

The Company has further received a demand letter from U.S. counsel for an individual shareholder. It threatens a court application for leave to bring a derivative action on behalf of the

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

23.                               Contingencies (Continued)

Company against certain former officers of the Company in respect of related party transactions, as well as senior officers and directors of the Company since January 1998, if the Company itself does not commence the demanded action. The Company’s Audit Committee is in the process of reviewing the demand and will make a recommendation to the Board on how to proceed.

Subsequent to the year end, the SEC has commented on the Company’s Form 40-F in respect of fiscal 2004, fiscal 2005 and its quarterly filings in 2005. The SEC has raised some comments related to the Company’s goodwill valuation and the full valuation allowance of the Company’s U.S future tax losses. The process of responding to SEC’s comments is complete and resulted in the Company refiling its Management Discussion and Analysis documents for the twelve months ended December 31, 2005 and for the quarter ended June 30, 2006. No adjustments to the financial statements in respect of these matters was required.

The Company is the subject of a criminal investigation being conducted by the Antitrust Division of the United States Department of Justice (“Department of Justice”). The investigation focuses on alleged price fixing in the window coverings industry. Subsequent to the year-end, the Company reached an agreement in principle to resolve the matter with the Department of Justice for an amount the Company had previously accrued in its financial statements to settle the matter. The Company has not yet finalized an agreement with the Department of Justice.

Subsequent to the year end, the Company has also been contacted by counsel for a group of potential civil plaintiffs (direct purchasers) that have indicated their intention to commence civil litigation against the Company pertaining to the conduct that is the subject of the Department of Justice investigation. To date, no civil lawsuits have been filed.

The ongoing investigations described in note 2(a) to the consolidated financial statements may produce results that have a material impact on the Company and its previously reported financial results.

The Company is also involved in various claims, legal proceedings, investigations and complaints arising in the course of business. Where the Company expects to incur a loss as a result of a claim, an estimate of the loss has been recorded as an expense. In all other cases, the Company cannot determine whether these claims, legal proceedings, investigations and complaints will, individually or collectively, have a material adverse effect on the business, results of operations and financial condition and liquidity of the Company. The Company is presently unable to determine whether these actions will have a material adverse effect on the business, results of operations, financial condition and liquidity of the Company.

24.                               Guarantees

In the normal course of business, the Company grants letters of credit, enters into indemnification agreements, and provides guarantees to third parties, including the following:

(a)           Irrevocable standby letters of credit:

The Company may grant irrevocable standby letters of credit, issued by highly-rated financial institutions, in favour of third parties to indemnify them in the event the Company fails

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

24.                               Guarantees (Continued)

to meet its contractual obligations. On issue, the Company concurrently enters into a reimbursement agreement with the issuing financial institution, which provides that the Company will reimburse any amounts paid out on its behalf under the letter of credit. As of December 31, 2005, outstanding letters of credit totalled $20,671, maturing on various dates during 2006. The Company has not recorded any additional liability with respect to these guarantees as it does not expect to pay amounts in excess of those already recorded on its financial statements.

(b)          Indemnifications:

The Company from time to time is required to indemnify third parties against various risks when entering into contractual arrangements with them, and customarily obtains reciprocal and comparable indemnifications from the counterparty. Such indemnifications may require payment for breach of contractual terms, changes in laws or regulations including as to the taxation of income, environmental liabilities, or litigation. The indemnification period generally is limited to the term of the underlying contract plus applicable limitation periods, if any, under law. The maximum potential amount of future payments that the Company would be liable to make under such indemnification agreements is not reasonably quantifiable as certain indemnifications are not subject to limitation; however, the Company provides indemnifications only when an assessment of the underlying business circumstances indicates that the risk of loss is remote. No amount has been accrued in the Company’s December 31, 2005 consolidated financial statements related to this type of indemnification as historically the Company has not made any material payments under such indemnifications and management considers it unlikely that any such payments will be required in the future.

The Company indemnifies its directors and officers against any and all claims or losses reasonably incurred in the performance of their service to the Company to the extent permitted by law. The Company acquires liability insurance for its directors and officers as well as those of its subsidiaries.

(c)           Guarantees of third party debt:

The Company on occasion may issue guarantees in favour of financial institutions with respect to third party debt obligations. Such guarantees are intended to indemnify the financial institution against loss in the event the third party defaults on repayment of the debt. As at December 31, 2005, the Company’s maximum liability, under and the fair value of, such guarantees amounted to $1,178. Subsequent to December 31, 2005 one guarantee was returned undrawn; the Company’s maximum liability under the remaining guarantee was $70. The guarantee is not limited to a fixed term; however, the underlying third party liability is renewable annually.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

24.                               Guarantees (Continued)

(d)          Related party debt:

The Company has issued a support letter to a financial institution with respect to the debt obligations of an equity accounted subsidiary. The support letter stipulates that the Company will provide the subsidiary with sufficient working capital to enable it to repay, and will cause the subsidiary to repay, principal, interest, and other amounts owed to the financial institution when due. As at December 31, 2005, the Company’s maximum liability, under and the fair value of, the support letter amounted to $3,209. While the support letter is not limited to a fixed term, the Company has notified the financial institution of its intention to divest the subsidiary and has revoked its obligations for amounts owed in excess of those outstanding as of the date of notification. Subsequent to December 31, 2005 the Company has divested the subsidiary and the support letter was returned undrawn and was cancelled.

25.                               Related Party Transactions

Related party transactions are summarized in the following table:

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Companies related to the former controlling shareholder	$273	$870	$715	$155	$1,650
Non-wholly owned subsidiary and minority shareholders of this subsidiary	6,897	12,107	6,349	5,758	350

At December 31, 2005, there are accounts receivable from companies related to the former controlling shareholder of $36 (2004—$100) and an accounts receivable from the former controlling shareholder of nil (2004—$1,130). At December 31, 2005, there are accounts receivable of $89
(2004—$148) and accounts payable of $1,455 (2004—$2,452) relating to other related parties.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

25.                               Related Party Transactions (Continued)

With the exception of the sale of the real estate as noted in note 2(b)(xv), these related party transactions were in the normal course of the Company’s business relating either to products typically manufactured by it and sold at prices and terms consistent with those to third parties, the recovery of costs incurred in respect of certain shared services and the purchase of other goods and services such as rent for premises.

26.                               Significant Differences between Canadian and United States Generally Accepted Accounting Principles

These consolidated financial statements have been prepared in accordance with Canadian GAAP. In certain respects, U.S. GAAP differs from Canadian GAAP. The following is a summary of the effect of significant differences in GAAP on the consolidated financial statements:

(a)           Description of GAAP differences:

(i)            Substantively enacted tax laws and rates:

Canadian GAAP permits the recognition of the impact of substantively enacted changes in tax laws and rates on the measurement of future income tax assets and liabilities in the period those tax laws and rates have been substantively enacted. There are no substantively enacted rates in the periods presented.

U.S. GAAP does not recognize the concept of substantively enacted tax laws and rates and only allows recognition of the impact of a tax rate reduction on future income tax assets and liabilities once it is passed into a law.

(ii)        Comprehensive income:

The Financial Accounting Standards Board (“FASB”) in the United States issued Statement of Financial Accounting Standard (“SFAS”) No. 130, which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Canadian GAAP has issued similar guidance effective for fiscal periods beginning on or after October 1, 2006.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

26.                               Significant Differences between Canadian and United States Generally Accepted Accounting Principles (Continued)

(iii)    Incorporated joint ventures:

U.S. GAAP requires investments in incorporated joint ventures to be accounted for under the equity method, while under Canadian GAAP, the accounts of incorporated joint ventures are proportionately consolidated. However, under rules promulgated by the SEC, a foreign registrant may, subject to the provision of additional information, continue to follow proportional consolidation for purposes of registration and other filings notwithstanding the departure from U.S. GAAP. Consequently, the additional information regarding the Company’s interest in joint ventures is presented in note 5.

(b)          Net earnings (loss) in accordance with U.S. and Canadian GAAP:

There are no differences in the determination of net earnings (loss) between U.S. and Canadian GAAP.

(c)           Comprehensive loss for U.S. GAAP purposes is determined as follows:

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Net earnings (loss) in accordance with U.S. GAAP	$(270,442)	$36,849	$33,123	$3,726	$(58,211)
Foreign currency translation adjustment	18,555	(41,472)	(33,748)	(7,724)	(73,139)
Comprehensive loss based on U.S. GAAP	$(251,887)	$(4,623)	$(625)	$(3,998)	$(131,350)

(d)          Shareholders’ equity in accordance with U.S. GAAP:

There are no differences in the determination of shareholders’ equity between U.S. and Canadian GAAP.

(e)           Effect on consolidated balance sheets and consolidated statements of earnings:

The application of U.S. GAAP would result in the following presentation of these captions on the consolidated balance sheets and consolidated statements of earnings:

	As at December 31, 2005	As at December 31, 2004
	(audited)	(audited)
Term debt	$297,623	$321,517
Net future income tax liabilities	74,910	132,488

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

26.                               Significant Differences between Canadian and United States Generally Accepted Accounting Principles (Continued)

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Tax provision	$8,461	$37,164	$17,576	$19,588	$(5,362)
Interest and financing charges	25,441	34,837	26,150	8,687	39,456

(f)             Other disclosures:

(i)            Accounting for employee stock options:

Prior to fiscal 2003, the Company, as permitted under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), accounted for stock options using the intrinsic value method and was required to disclose pro forma earnings and earnings per share information as if the Company had accounted for its employee stock options issued in 1995 and subsequent years under the fair value method.

The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model. During 2005, 275,000 (2004—nil) stock options were granted with the following weighted average assumptions:

Assumptions	2005
Risk-free interest rate	3.9%
Expected life	5.3 years

Expected volatility

52.4%

Dividend yield

—
Weighted average fair value of options granted	$6.30

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”). An amendment of FASB No. 123, SFAS No. 148 amended the transitional provisions of SFAS No. 123 for entities choosing to recognize stock-based compensation under the fair value-based method of SFAS No. 123, rather than electing to continue to follow the intrinsic value method. Under SFAS No. 148, the Company could have adopted the recommendations of SFAS No. 123 either (a) prospectively to awards granted or modified after the beginning of the year of adoption, (b) retroactively with restatement for awards granted or modified since January 1, 1995, or (c) prospectively to awards granted or modified since January 1, 1995. Effective October 1, 2002, the Company elected to expense employee stock-based compensation using the fair value method prospectively for all awards granted after October 1, 2002.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

26.          Significant Differences between Canadian and United States Generally Accepted Accounting Principles (Continued)

Had the Company applied the fair value-based method to all stock options outstanding at the date of adoption, the Company’s net earnings (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

	12 months ended December 31, 2005	15 months ended December 31, 2004	12 months ended December 31, 2004	3 months ended December 31, 2003	12 months ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)	(audited)
Net earnings (loss) in accordance with U.S. GAAP	$(270,442)	$36,849	$33,123	$3,726	$(58,211)
Pro forma stock-based compensation expense	(543)	(1,155)	(907)	(248)	(3,822)
Pro forma net earnings (loss)	$(270,985)	$35,694	$32,216	$3,478	$(62,033)
Basic earnings (loss) per share:
As reported	$(2.89)	$0.39	$0.35	$0.04	$(0.62)
Pro forma	(2.90)	0.38	0.34	0.04	(0.67)
Diluted earnings (loss) per share:
As reported	$(2.89)	$0.39	$0.35	$0.04	$(0.62)
Pro forma	(2.90)	0.38	0.34	0.04	(0.67)

(ii)        New accounting pronouncements:

In March 2005, FASB Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 clarified that the term “conditional asset retirement obligation” as used in Statement of Financial Accounting Standards, or SFAS No. 143, “Accounting for Asset Retirement Obligations”, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires that either a liability be recognized for the fair value of a legal obligation to perform asset retirement activities that are conditional on a future event if the amount can be reasonably estimated, or where it cannot, that disclosure of the liability exists, but has not been recognized and the reasons why a reasonable estimate cannot be made. FIN 47 became effective for interim or annual periods ending after December 15, 2005. Under Canadian GAAP on December 6, 2005, the CICA Emerging Issues Committee (“EIC”) issued Abstract EIC-159, which conforms the accounting standards for conditional asset retirement obligations to U.S. GAAP, but is only effective for interim and annual financial statements for fiscal years ending after March 31, 2006. The implementation of FIN 47 is not expected to have a material impact on the Company’s consolidated financial statements.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

26.          Significant Differences between Canadian and United States Generally Accepted Accounting Principles (Continued)

In May 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 requires that a voluntary change in an accounting principle be applied retrospectively with all prior period financial statements presented using the new accounting principle. SFAS No. 154 also requires that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for prospectively as a change in estimate, and correction of errors in previously issued financial statements should be termed a restatement. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The implementation of SFAS No. 154 has not had a material impact on the Company’s consolidated financial statements.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. This interpretation prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. At this time, the CICA has indicated that Canadian GAAP will not seek to conform to the exact guidance mandated in FIN 48. Therefore, future differences may exist between Canadian and U.S. GAAP for the accounting for uncertain tax positions. The Company is currently assessing the impact of FIN 48 on its results under U.S. GAAP.

27.          Plan of Arrangement with Georgia Gulf Corporation

On June 9, 2006, the Company entered into an Arrangement Agreement (“Arrangement”) with Georgia Gulf pursuant to which Georgia Gulf will acquire all of the common shares of Royal Group at a price of $13.00 (CAD) per share. The Company had been involved in a sale process since May 25, 2005, when its Board of Directors announced that it would open a data room and solicit bids from a broad group of potential acquirers. Royal Group’s Board of Directors acting on the unanimous recommendation of the special committee of independent directors for the previously announced sale process, unanimously approved the transaction and determined that the transaction was fair to the Company’s shareholders and was in the best interests of the Company. The Board of Directors recommended that Royal Group shareholders vote in favour of the transaction.

On August 4, 2006, the shareholders of the Company voted and approved the Arrangement with Georgia Gulf and the acquisition by Georgia Gulf of all the outstanding common shares. The Company expects the transaction will close in October 2006.

The Arrangement is conditional upon receipt of all approvals under the Competition Act (Canada), the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (U.S.), as amended from time to time, and the Investment Canada Act (Canada). The Company anticipates that the approvals will be received by the end of September 2006.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

27.          Plan of Arrangement with Georgia Gulf Corporation (Continued)

As a result of the shareholder approval of the Arrangement with Georgia Gulf, certain of the Company’s agreements contain change of control provisions that are enacted.

(i)             Management Incentive Plans

The Company has two management incentive plans that provide incentives to executives and other key employees of the Company:

(i)             Long-Term Incentive Plan—Cash Award

(ii)         Senior Management Incentive Plan—Restricted Share Units

These incentive plans provide for awards, in cash or restricted share units, as applicable, that vest at the end of three years if pre-determined corporate financial targets, as approved by the Company, are met. Upon the acquisition of common shares of the Company, which results in an acquirer beneficially owning in excess of 50% of the outstanding common shares of the Company, all of the outstanding awards will be subject to accelerated vesting, without regard to the conditions relating to financial performance.

The Long-Term Incentive Plan stipulates that thirty percent of the outstanding grants will accelerate and vest immediately upon a change in control of the Company. This will result in a payout of $9,738, which is not currently accrued in the Company’s consolidated financial statements. The remaining unvested grants will be cancelled and forfeited and the Long-Term Incentive Plan will be terminated.

The Senior Management Incentive Plan stipulates that either thirty or fifty percent of the employee’s outstanding RSUs will accelerate and vest immediately upon a change in control of the Company. However, the Arrangement with Georgia Gulf requires the Company to cancel all issued and outstanding RSUs immediately prior to the effective date of the change in control, whether vested or unvested, in exchange for a cash payment equal to $13.00 per RSU. This will result in a payout of approximately $14,365, which is not currently accrued in the Company’s consolidated financial statements. The Senior Management Incentive Plan will then be terminated.

ii.                Stock Option Plan

The Company maintains a stock option plan to allow management and key operating personnel to purchase common shares. The Arrangement with Georgia Gulf requires the Company to cancel all issued and outstanding options immediately prior to the effective date of the change in control, whether vested or unvested, in exchange for a cash payment to the option holder equal to the amount if any, by which $13.00 exceeds the exercise price payable under such option. This will result in 145,000 options qualifying for an aggregate cash payout of $300, which is not currently accrued in the Company’s financial statements. The remaining 2,116,000 options that did not qualify for the cash payment will be cancelled. The Stock Option Plan will then be terminated.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

27.          Plan of Arrangement with Georgia Gulf Corporation (Continued)

iii.            Employment Agreements

Certain executive officers have written employment agreements with the Company that require the Company to pay termination payments to such officers in the event of termination of employment following a change in control in the Company. No amount is currently accrued in the Company’s financial statements for these termination payments.

iv.              Term Debt and Bank Indebtedness

The Company’s debt agreements, including those related to its syndicated revolving credit facility, the Series A, Series B and Series D Senior Unsecured Notes, and the Medium Term Notes, include provisions under which the lenders may require repayment of the outstanding debt in the event of a change in control of the Company.

28.          Subsequent Events

In addition to the events related to the Arrangement with Georgia Gulf discussed in note 27, the following material events have occurred subsequent to December 31, 2005.

(a)           Management Improvement Plan

Subsequent to the year end, the Company completed the sale of certain non-core business units and non-performing operations as part of its previously announced plan for improving the financial performance and liquidity of the Company. The total consideration was $189,983, of which $173,112 has been received, and is not materially different from the Company’s expectations.

The Company completed the sales of Royal Alliance Inc., Amut S.p.A., Baron Metal Industries Inc., Royal Building Systems Argentina and Novo Europe B.V. The financial positions of the businesses have been reclassified as held for sale at December 31, 2005 and their financial results have been segregated and presented separately as discontinued operations for all periods presented.

The Company also completed the sale of Vinyltech Inc., the assets of a tooling company located in Woodbridge, Ontario and 550 thousand square feet of excess manufacturing space. At December 31, 2005, the net assets for the above-noted entities and the excess manufacturing space were classified as assets held for sale in the consolidated financial statements.

The Company has announced further plant consolidations, with another 1.5 million square feet of excess manufacturing space, which the Company has identified to be sold over the next twelve months.

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

28.          Subsequent Events (Continued)

(b)          Tech-Wood USA, LLC

On April 27, 2006, the Company entered into a letter of intent to acquire Tech-Wood USA, LLC (“Tech-Wood”), a U.S. start-up company, which is located in Greenwood, South Carolina. Tech-Wood has a patented polymer and wood-fiber technology for manufacturing wood-polymer composite products such as decking, fencing, railing and other building materials. Tech-Wood holds the exclusive North American rights to this technology. On July 27 2006, the Company decided not to proceed further with the acquisition of Tech-Wood.

(c)           Royal Group (China) Limited

On July 4, 2006, the Company acquired the outstanding minority interest of Royal Group (China) Limited for consideration of $5,600 (USD) of which $2,300 (USD) was paid on the closing date. The remaining consideration will be paid by December 31, 2008.

(d)          Goodwill

During the quarter ended June 30, 2006, the Company entered into an Arrangement with Georgia Gulf to acquire all of the common shares of the Company at $13.00 per share. As a result of this event, management compared the fair value of each of the reporting units with its carrying amount, including the goodwill allocated to the respective reporting unit. The fair value of the reporting units was calculated using discounted future cash flows. The calculation was performed in a manner consistent with the goodwill analysis conducted as of December 31, 2005, but was based upon updated data to June 30, 2006 including the cash payment contemplated under the Arrangement with Georgia Gulf. Management concluded that goodwill was impaired in three reporting units contained within two reporting segments, namely home improvement products and window covering products at June 30, 2006. As a result, the Company recorded an impairment charge of $25,496 for the three months ended June 30, 2006.

(e)           Quebec Tax

On May 9, 2006, the Quebec government tabled Bill 15 in the National Assembly, An Act to amend the Taxation Act and other legislative provisions. During the quarter ended June 30, 2006, the Company recorded a charge to income tax expense of $30,700 and a charge to interest and financing of $8,624 due to the impact of Quebec’s retroactive legislation.

(f)             Credit Facility Amendment

Subsequent to the year end, the Company’s credit agreement was amended to reduce the available limit of the credit facility by an amount equal to all divestitures in excess of $100,000.

(g)           Senior Management Incentive Plan

During the second quarter ended June 30, 2006, the Company reviewed the employee compensation accrual for the Senior Management Incentive Plan and determined that the

ROYAL GROUP TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands of Canadian dollars, except share numbers and per share amounts)

Twelve months ended December 31, 2005 (audited), fifteen months ended December 31, 2004 (audited), twelve months ended December 31, 2004 (unaudited), three months ended December 31, 2003 (unaudited)
and twelve months ended September 30, 2003 (audited)

28.          Subsequent Events (Continued)

Company would be able to achieve one of the two pre-established targets for payout under the plan. The Company adjusted the accrual by $3,200 to reflect the estimated payout at 50% for December 31, 2006. At December 31, 2005, the employee compensation accrual for the Senior Management Incentive Plan was $7,620.

(h)          SEC Comments

Subsequent to the year end, the SEC has commented on the Company’s Form 40-F in respect of fiscal 2004, fiscal 2005 and its quarterly filings in 2006. The SEC had raised some comments related to the Company’s goodwill valuation and the full valuation allowance of the Company’s U.S future tax losses. The process of responding to SEC’s comments is complete and resulted in the Company refiling its Management Discussion and Analysis documents for the twelve months ended December 31, 2005 and for the quarter ended June 30, 2006. No adjustments to the financial statements in respect of these matters was required.

(i)             Contingencies

The Company is the subject of a criminal investigation being conducted by the Antitrust Division of the United States Department of Justice (“Department of Justice”). The investigation focuses on alleged price fixing in the window coverings industry. The Company recently reached an agreement in principle to resolve the matter with the Department of Justice for an amount the Company had previously accrued in its financial statements to settle the matter. The Company has not yet signed an agreement with the Department of Justice.

The Company has also been contracted by counsel for a group of potential civil plaintiffs (direct purchasers) that have indicated their intention to commence litigation against the Company pertaining to the conduct that is the subject of the Department of Justice investigation. As of this report, no civil lawsuits have been filed.

ROYAL GROUP TECHNOLOGIES LIMITED
UNAUDITED INTERIM CONSOLIDATED BALANCE SHEETS
(In thousands of Canadian dollars, except shares numbers and per share amounts)

	As at June 30, 2006	As at December 31, 2005
	(unaudited)	(audited)
ASSETS
Current assets:
Accounts receivable, net of allowance of 15,794 (2004-19,512) (note 5)	$304,442	$228,584
Inventories (note 6)	355,985	346,887
Prepaid expenses	21,129	15,461
Current other receivables (note 3 (c))	31,341	—
Current assets held for sale (note 3)	21,715	174,593
	734,612	765,525
Other receivables (note 3 (d))	15,177	—
Property, plant and equipment (note 7)	941,173	981,037
Goodwill (note 8)	167,197	194,355
Other assets (note 9)	11,154	11,348
Long-lived assets held for sale (note 3)	23,122	83,988
	$1,892,435	$2,036,253
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank indebtedness (note 10)	$151,948	$158,789
Accounts payable and accrued liabilities (note 11)	328,683	274,746
Term debt due within one year (note 12)	44,812	46,902
Current liabilities held for sale (note 3)	18,316	119,026
	543,759	599,463
Term debt (note 12)	244,778	250,721
Future income tax liabilities (note 17)	55,926	74,910
Minority interest	405	856
Shareholders’ equity:
Capital stock (note 13)	634,866	634,866
Contributed surplus (note 14)	7,178	8,020
Retained earnings	547,518	599,637
Currency translation adjustment	(141,995)	(132,220)
	1,047,567	1,110,303
Investigations (note 2)
Commitments and contingencies (notes 4, 20 and 21)
Plan of Arrangement with Georgia Gulf Corporation (note 24)
Subsequent events (note 25)
	$1,892,435	$2,036,253

See accompanying notes to consolidated financial statements.

On behalf of the Board:

Director, President and Chief Executive Officer	Director, Chairman of the Board
Lawrence Blanford	Robert Lamoureux

ROYAL GROUP TECHNOLOGIES LIMITED
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands of Canadian dollars, except share numbers and per share amounts)

	3 months ended June 30, 2006	3 months ended June 30, 2005	6 months ended June 30, 2006	6 months ended June 30, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$458,424	$486,680	$796,508	$823,330
Cost of sales	336,976	358,872	606,720	616,201
Gross profit	121,448	127,808	189,788	207,129
Selling costs	24,190	26,877	48,417	50,810
Delivery and warehousing costs	32,106	36,810	60,557	68,186
General and administration costs	47,095	24,027	88,357	55,844
Other items (note 16)	15,605	—	7,794	—
Operating earnings (loss)	2,452	40,094	(15,337)	32,289
Interest and financing charges (note 17)	16,306	8,543	24,171	14,240
Earnings (loss) from continuing operations before income taxes and minority interest	(13,854)	31,551	(39,508)	18,049
Income tax expense (note 17)	26,523	7,987	19,912	4,537
Earnings (loss) from continuing operations before minority interest	(40,377)	23,564	(59,420)	13,512
Minority interest	2	(278)	264	(291)
Earnings (loss) from continuing operations	(40,375)	23,286	(59,156)	13,221
Discontinued operations, net of income taxes (note 3):
Loss from operations	(5,372)	(4,703)	(6,254)	(6,033)
Gain on sale of businesses and component parts	13,244	—	13,291	—
Earnings (loss) from discontinued operations	7,872	(4,703)	7,037	(6,033)
Net earnings (loss)	$(32,503)	$18,583	$(52,119)	$7,188
Earnings (loss) per share (note 15)
Basic earnings (loss) per common share from continuing operations	(0.43)	0.25	(0.63)	0.14
Basic earnings (loss) per common share	(0.35)	0.20	(0.56)	0.08
Diluted earnings (loss) per common share from continuing operations	(0.43)	0.25	(0.63)	0.14
Diluted earnings (loss) per common share	(0.35)	0.20	(0.56)	0.08

See accompanying notes to consolidated financial statements.

ROYAL GROUP TECHNOLOGIES LIMITED
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
(In thousands of Canadian dollars, except share numbers and per share amounts)

	3 months ended June 30, 2006	3 months ended June 30, 2005	6 months ended June 30, 2006	6 months ended June 30, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Retained earnings, beginning of period	$580,021	$867,384	$599,637	$878,779
Net earnings (loss)	(32,503)	18,583	(52,119)	7,188
Premium on conversion of multiple voting shares (note 13 (c))	—	(8,700)	—	(8,700)
Retained earnings, end of period	$547,518	$877,267	$547,518	$877,267

See accompanying notes to consolidated financial statements.

ROYAL GROUP TECHNOLOGIES LIMITED
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of Canadian dollars, except share numbers and per share amounts)

	3 months ended June 30, 2006	3 months ended June 30, 2005	6 months ended June 30, 2006	6 months ended June 30, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash provided by (used in):
Operating activities:
Net earnings (loss)	$(32,503)	$18,583	$(52,119)	$7,188
Earnings (loss) from discontinued operations	7,872	(4,703)	7,037	(6,033)
Earnings (loss) from continuing operations	(40,375)	23,286	(59,156)	13,221
Items not affecting cash (bank indebtedness) of continuing operations (note 19)	37,729	34,194	47,788	63,917
Change in non-cash working capital (note 19)	(2,651)	(2,798)	(54,852)	(120,127)
	(5,297)	54,682	(66,220)	(42,989)
Financing activities:
Repayment of term bank loan	—	—	—	(324,836)
Repayment of term debt	(64)	(71)	(130)	(141)
	(64)	(71)	(130)	(324,977)
Investing activities:
Acquisition of property, plant and equipment	(21,054)	(17,101)	(33,465)	(36,818)
Proceeds from the sale of non-strategic assets	45,387	—	88,751	161
Change in investments	192	(229)	(161)	(145)
Change in other assets	(358)	(357)	(658)	(518)
Change in minority interest	—	(1,600)	—	(1,700)
	24,167	(19,287)	54,467	(39,020)
Discontinued operations:
Operating activities	(751)	(1,057)	2,970	1,150
Investing activities	24,692	(1,678)	48,190	(3,325)
	23,941	(2,735)	51,160	(2,175)
Effect of foreign exchange rate on cash (bank indebtedness)	(1,503)	276	(1,444)	227
Increase (decrease) in cash	41,244	32,865	37,833	(408,934)
Cash (bank indebtedness), beginning of period	(192,230)	(329,711)	(188,819)	112,088
Cash (bank indebtedness), end of period	$(150,986)	$(296,846)	$(150,986)	$(296,846)
Consists of:
Cash (bank indebtedness) of continuing operations	$(151,948)	$(296,846)	$(151,948)	$(296,846)
Cash (bank indebtedness) of discontinued operations	962	—	962	—
Cash (bank indebtedness), end of period	$(150,986)	$(296,846)	$(150,986)	$(296,846)
Supplemental cash flow information:
Interest and financing charges paid	$8,458	$5,365	$11,918	$9,317
Income taxes paid	1,879	2,287	3,646	4,573

See accompanying notes to consolidated financial statements.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

1.                 Basis of Presentation

These interim unaudited consolidated financial statements include the accounts of Royal Group Technologies Limited, its subsidiaries and its proportionate share of its joint ventures (collectively “Royal Group” or “the Company”). All significant inter-company balances and transactions have been eliminated.

These interim unaudited consolidated financial statements are expressed in Canadian dollars and have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) for interim financial statements. These financial statements are based upon accounting policies applied consistently with those used and described in the Company’s annual consolidated financial statements. These interim financial statements do not include all of the disclosures included in the annual financial statements, and therefore should be read in conjunction with the audited consolidated financial statements of the Company, including the notes thereto, for the year ended December 31, 2005 (the “2005 audited financial statements”).

The information furnished reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of continuing operations for the interim periods presented. The Company’s operating results of continuing operations are subject to fluctuations due to the seasonality of the North American renovation, remodeling and new construction markets. As such, the operating results of continuing operations for the three and six months ended June 30, 2006 are not necessarily indicative of the results expected for any succeeding quarter or for the fiscal year ending December 31, 2006. Historically, the Company’s highest revenue generating quarters have been the three months ended June 30 and September 30.

Certain prior period comparative figures have been reclassified to conform to current period presentation.

2.                 Investigations

(a)           Background:

The Board of Directors of the Company established a Special Committee in late December 2003 as a result of the Company being advised that the Ontario Securities Commission (the “Commission”) was conducting a regulatory investigation of the Company. The Special Committee was asked by the Board of Directors to conduct an independent inquiry into the principal subject matter of the investigation—being the transactions between the Company and Royal St. Kitts Beach Resort Limited (the “Resort”). The Resort ownership included the following directors or former directors or executive officers or former executive officers and their approximate percentage ownership:  Vic De Zen, former Chairman, President, Chief Executive Officer and the controlling shareholder (59.9%), Douglas Dunsmuir, former President and Chief Executive Officer (5%), Ron Goegan, former Chief Financial Officer (0.02%) and Angelo Bitondo, President Custom Profiles, Outdoor Products and Royal Building Systems (0.01%). The latter two individuals divested of their ownership in December 2004. In addition, the following former non-executive employees of the Company and their approximate percentage ownership in the Resort were as follows:  Fortunato Bordin (20%) and Domenic D’Amico (15%).

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

2.                 Investigations (Continued)

The Special Committee consisted of three independent directors, at that time, who retained independent legal counsel who, in turn, retained forensic accountants to assist in the investigation. At the conclusion of the investigation based on information available to them, the Special Committee recommended that no further investigative actions were to be taken as of April 21, 2004.

On October 15, 2004, the Company announced that the Commission provided the Company with a copy of a Production Order on October 12, 2004 that was issued on October 5, 2004 by a Justice in Ontario addressed to the Company’s lead bank. The Order, which related to the time period January 1, 1996 to July 30, 2004, required that certain documents be provided by such bank to the Royal Canadian Mounted Police (“RCMP”) in relation to four companies, Royal Building Systems, a subsidiary of the Company, the Resort and two other affiliates of the Resort.

On October 18, 2004, the Company received a letter from the RCMP advising that the Company was a target of the RCMP’s investigation.

On October 21, 2004, the Company announced that it expanded the Special Committee of its Board of Directors that was established in December 2003. The Special Committee was expanded to comprise all five of the independent directors of the Company at that time. The mandate of the Special Committee was also broadened to include all aspects of the investigations and inquiries by securities regulatory authorities and the RCMP and any similar or related investigations and inquiries that were commenced by these or other authorities, all news releases and other communications with the public and to make a determination with respect to the role within the Company of any individuals who were involved in the regulatory or law enforcement investigations and/or proceedings.

On October 28, 2004, the Company announced that on October 27, 2004, it was provided with a copy of a second Production Order issued on October 25, 2004 by a Justice in Ontario addressed to the Company’s lead bank. The second Order, which related to the time period January 1, 1996 to October 25, 2004, required that certain documents were to be provided by the bank to the RCMP in relation to certain individuals and a number of entities, including the Company.

Both Orders included allegations of actions contrary to the Criminal Code and included allegations of intent to defraud the shareholders and creditors of the Company and deceive the shareholders and others by circulating or publishing in a prospectus or statement or account, which, was known to be false and theft. The Orders collectively named the controlling shareholder and non-executive chairman of the Company, the president and chief executive officer and the chief financial officer at that time, and certain non-executive employees of the Company at that time and a former director of the Company.

On November 8, 2004, the Company announced that the Special Committee of independent directors retained independent legal counsel and independent forensic accountants to assist it in the broadened mandate.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

2.                 Investigations (Continued)

On November 29, 2004, the Company announced that the Special Committee terminated for cause the president and chief executive officer and the chief financial officer. In addition, the chairman of the board, who was also the controlling shareholder, was dismissed. The Board of Directors appointed an interim president and chief executive officer and an interim chief financial officer, who were directors of the Company.

In November 2004, the Special Committee notified the Securities and Exchange Commission (the “SEC”) regarding the Special Committee’s investigation.

In March 2005, the Special Committee recommended an overall settlement with the controlling shareholder involving (i) the repayment to the Company by the controlling shareholder personally of the full amount of the gain earned by all interested parties ($6,500 plus interest of $2,200) on the sale of the Vaughan West Lands to the Company. In lieu of a cash repayment, the Company agreed to the conversion of multiple voting shares in the Company owned, directly or indirectly, by the controlling shareholder to common shares on a one-for-one basis which will be structured so that his shares will receive an increase in their adjusted cost base for tax purposes (at no cost to the Company or any of the shareholders) which will reduce his gain for tax purposes when he disposes of his shares, (ii) the repayment to the Company by the controlling shareholder of bonuses received in 2002 of $1,130, (iii) a non-compete covenant of the controlling shareholder that extends to December 18, 2006, (iv) a release by the controlling shareholder of all known claims against the Company and (v) the resignation of the controlling shareholder as a director of the Company (at the time of the shareholders’ approval of the conversion of his shares from multiple voting to single voting shares). In consideration of such settlement arrangements, the Company agreed to release the controlling shareholder from all known claims that the Company may have against him.

On May 13, 2005, the Company announced its Board of Directors appointed a new president and chief executive officer to replace the interim president and chief executive officer.

The conversion transaction and the settlement with the controlling shareholder received shareholder approval at the Annual and Special General Meeting that took place on May 25, 2005. On June 23, 2005, the Company filed the articles of amendment as approved by the shareholders on May 25, 2005 and the Company now has one class of voting common shares.

On July 27, 2005, the Board of Directors appointed a new chief financial officer to replace the interim chief financial officer.

The Company understands that the RCMP continues its previously announced investigation. The Commission is also continuing its investigation of the Company with respect to disclosure records, financial affairs and trading in the shares of the Company.

On June 24, 2005, the SEC staff notified the Special Committee that the SEC staff is conducting a formal investigation related to the Company’s past accounting practices and disclosures, and that a subpoena would be forthcoming. On July 8, 2005, the Special Committee received written notification that the SEC had issued a Formal Order of Investigation styled, In the Matter of Royal Group

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

2.                 Investigations (Continued)

Technologies (HO-09896). On July 27, 2005, the SEC served the Company with a subpoena requiring the production of documents relating to related party transactions (the “July Subpoena”). The Special Committee has produced to the SEC staff documents responsive to the July Subpoena.

In October 2005, the Special Committee advised Commission staff, the RCMP and SEC staff of emails and documents authored by a former financial employee of the Company that relate to certain financial accounting and disclosure matters. The Company understands that the SEC staff made a referral to the U.S. Department of Justice, Criminal Division, in connection with those documents. Also in October 2005, the Audit Committee assumed responsibility for the Special Committee’s mandate and the Special Committee was dissolved. Independent forensic accountants were retained to investigate issues raised by these documents (the “Investigation”). The Investigation focuses on the period from 2000 to 2003.

The Investigation to date has included a review of certain of the Company’s historical accounting records, available supporting documentation at the Company’s head office and email communications of various individuals during the period under review, as well as interviews with numerous current and former employees.

The Investigation identified certain monthly and quarterly accounting and reporting issues of concern for the period under review, such as support for monthly sales growth announcements for certain months in 2001, whether month end closes were extended for a few days for certain months in 2000 and 2001, and certain quarterly journal entries for the period under review.

The quarterly statements were not reviewed by the external auditors during this time period. Based on the Investigation to date, the Audit Committee has determined that further investigation should be made of these issues.

The Investigation also identified entries of concern relating to the year end financial statements for the fiscal years 2000 to 2003. The Company has concluded that no restatement is required of year end financial statements for fiscal years 2000 to 2003. The auditors have not withdrawn their reports for the fiscal years 2000 to 2003. The Audit Committee has determined that no further action be taken in respect of these year end financial statements.

The Investigation and the ongoing investigations by the Commission, RCMP and SEC could produce results that have a material impact on the Company and could result in further information being discovered that could require adjustments to the financial statements.

The SEC has commented on the Company’s Form 40-F in respect of fiscal 2004, fiscal 2005 and its quarterly filings in 2005. The SEC has raised some comments related to the Company’s goodwill valuation and the full valuation allowance of the Company’s U.S future tax losses. The process of responding to SEC’s comments is ongoing but not yet complete and may require adjustments to the financial statements in respect of these matters.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

2.                 Investigations (Continued)

(b)          Historical related party transactions:

In the course of the Special Committee’s broadened investigation, the following historical related party transactions shown at the exchange amount were identified that were not previously disclosed in the financial statements prior to December 31, 2004:

(i)                   The Company purchased what has been called the “Vaughan West Lands” in 1998 for approximately $27,400. The Company purchased the Vaughan West Lands, approximately 185 acres in Woodbridge, Ontario, by acquiring a numbered company owned by the controlling shareholder and other individuals who were officers, employees of or associated with the Company. This numbered company had acquired the Vaughan West Lands for $20,900 shortly before they were sold to the Company.

(ii)               The Company received a warrant for 200,000 shares of another public company, Premdor Inc. (now known as Masonite International Corporation) (“Masonite”). The Company obtained the warrant as partial consideration for the sale of a subsidiary to Masonite in early 2000. In early 2002, the Company exercised the warrant when Masonite’s shares were trading at approximately $21.75, which was $8.50 more than the exercise price (resulting in a gain of approximately $1,700). The Company’s exercise of the warrant was funded by the then five senior executives of the Company and one other individual who was then an employee of the Company. The employees deposited a total of $2,650 with the Company which funded the Company’s payment to Masonite to exercise the warrant. The shares obtained were then distributed by the Company to the six individuals. The warrant and the transfer of the shares to the individuals were not recorded in the accounting records of the Company. If the transaction had been recorded in the financial statements in fiscal 2002, a gain would have been realized as other income with an equal and offsetting amount recorded as an operating expense in the income statement.

(iii)           The Company sold products and services to a company related to the controlling shareholder, as follows:

1998	150
1999	3,750
2000	9,620
2001	7,560
2002	11,460

(iv)             During 1998 to 2003, the Company facilitated foreign currency exchange transactions at exchange rates available to the Company, and utilized Company bank accounts to transfer funds internationally on behalf of the controlling shareholder, a significant shareholder and certain executives in the amount of $95,000 at no cost to the Company.

(v)                 During 1997 to 2002, the Company managed the construction of four real estate developments for the controlling shareholder and family members. The Company paid invoices associated with

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

2.                 Investigations (Continued)

these projects aggregating $21,100 and was reimbursed by these individuals.

(vi)             During 2000 and 2002, the Company sold assets for $240 and $300, respectively, to companies related to the controlling shareholder.

(vii)         From 1998 to 2002, the Company sold to family members of the controlling shareholder, parts and services for $290.

(viii)     In 1997, the Company acquired Baron Metals Industries Inc., a company in which the controlling shareholder held a 17.7% interest, for $11,500.

(ix)             In 1996, the Company acquired three businesses, Jovien Associates Limited, Royal King Electric Limited and La Pineta Limited, in which the controlling shareholder held a minority interest, for $2,900.

(x)                 In 1999, the Company acquired 75% of Top Gun Electrical Supply Ltd., a company in which the controlling shareholder held a 40% interest, for $1,870.

(xi)             In 1995, the Company purchased from the controlling shareholder and others their 50% interest in Hanmar Mechanical Services Inc. for $180.

(xii)         In 1998, the Company purchased two parcels of real estate from the controlling shareholder for $2,900.

(xiii)     In 1997, the Company purchased two parcels of real estate for $2,550 from a company in which a director of the Company was a shareholder through his holding company.

(xiv)       The Company sold real estate to the controlling shareholders, as follows:

1994	220
1995	810
1996	90
2000	200

(xv)           In 2003, the Company sold real estate for $350 to family members of the controlling shareholder, employees and a former employee.

(xvi)       The Company sold real estate to a significant shareholder, as follows:

1995	110
1997	80

(xvii)   During 1999 to 2001, the Company entered into 9 joint land service agreements with companies related to the controlling shareholder and another company in which a director of the Company was a shareholder.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

3.                 Assets Held for Sale including Discontinued Operations

The assets held for sale presented on the consolidated balance sheet are comprised of amounts with respect to operations which are discontinued (Note 3(a)) and amounts with respect to assets held for sale (Note 3(b)).

The following table summarizes the assets held for sale and related liabilities as at June 30, 2006:

Reporting segments	Construction products	Window covering products	Support	Support	Total
	Discontinued Operations	Discontinued Operations	Discontinued Operations	Assets held for sale
Cash	$962	$—	$—	$—	$962
Accounts receivable	9,610	530	75	—	10,215
Inventories	9,182	570	140	—	9,892
Prepaid expenses	560	49	37	—	646
Current assets held for sale	20,314	1,149	252	—	21,715
Property, plant and equipment	13,560	467	1,634	7,152	22,813
Investments	117	—	—	—	117
Goodwill	—	—	—	137	137
Other assets	55	—	—	—	55
Long-lived assets held for sale(1)	13,732	467	1,634	7,289	23,122
Accounts payable and accrued liabilities	17,150	81	371	—	17,602
Future income tax liabilities (assets)	(446)	—	(561)	1,028	21
Minority interest	693	—	—	—	693
Current liabilities held for sale	17,397	81	(190)	1,028	18,316
Net assets (liabilities) held for sale	$16,649	$1,535	$2,076	$6,261	$26,521

(1)          There were several companies whose long-lived assets were not reclassified as current assets held for sale because, either (a) the proceeds of the sale will not be realized within a year of the date of the balance sheet or (b) the sale of the assets was not complete as of the date of the balance sheet.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

3.                                      Assets Held for Sale including Discontinued Operations (Continued)

The following table summarizes the assets held for sale and related liabilities as at December 31, 2005:

Reporting segments	Construction products	Window covering products	Home improvement products	Support	Total	Construction products	Support	Total
	Discontinued Operations	Discontinued Operations	Discontinued Operations	Discontinued Operations	Discontinued Operations	Assets held for sale	Assets held for sale	Assets held for sale	Total
Cash	$2,160	$—	$—	$5,506	$7,666	$—	$—	$—	$7,666
Accounts receivable	12,329	26	13,784	6,643	32,782	13,558	—	13,558	46,340
Inventories	12,990	745	16,057	10,361	40,153	9,268	81	9,349	49,502
Prepaid expenses	390	35	86	249	760	172	11	183	943
Property, plant and equipment	—	—	—	6,417	6,417	—	62,843	62,843	69,260
Investments	—	—	—	1	1	—	—	—	1
Other assets	—	—	—	881	881	—	—	—	881
Current assets held for sale	27,869	806	29,927	30,058	88,660	22,998	62,935	85,933	174,593
Property, plant and equipment	19,734	405	30,172	2,561	52,872	1,170	20,753	21,923	74,795
Investments	153	—	(68)	—	85	135	—	135	220
Goodwill	3,838	—	—	—	3,838	3,528	1,433	4,961	8,799
Other assets	169	—	—	—	169	5	—	5	174
Long-lived assets held for sale(1)	23,894	405	30,104	2,561	56,964	4,838	22,186	27,024	83,988
Bank indebtedness	—	—	30,383	7,313	37,696	—	—	—	37,696
Accounts payable and accrued liabilities	12,946	195	26,154	16,490	55,785	8,960	21	8,981	64,766
Term debt	—	—	—	1,110	1,110	6	—	6	1,116
Future income tax liabilities (assets)	(323)	—	6,392	(4,512)	1,557	(5)	1,679	1,674	3,231
Minority interest	694	—	394	4,190	5,278	525	6,414	6,939	12,217
Current liabilities held for sale	13,317	195	63,323	24,591	101,426	9,486	8,114	17,600	119,026
Net assets (liabilities) held for sale	$38,446	$1,016	$(3,292)	$8,028	$44,198	$18,350	$77,007	$95,357	$139,555

(1)          There were several companies whose long-lived assets were not reclassified as current assets held for sale because, either (a) the proceeds of the sale will not be realized within a year of the date of the balance sheet or (b) the sale of the assets was not complete as of the date of the balance sheet.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

3.                 Assets Held for Sale including Discontinued Operations (Continued)

(a)           Discontinued operations:

In July 2005, the Company announced that the Board of Directors had approved initiatives to divest certain non-core business units and non-performing operations as part of the Management Improvement Plan aimed at improving financial performance and refinancing the Company. Accordingly, the results of operations and financial position of certain non-core business units have been segregated and presented separately as discontinued operations and assets held for sale in the accompanying consolidated financial statements and related note disclosures.

During the quarter ending March 31, 2006, the Company completed the sale of both Royal Alliance Inc. and Amut S.p.A., which were previously part of the Home improvement and Support segments, respectively. The Company recognized an aggregate loss of $6,027 (pre-tax). The total consideration was $34,991 of which, $24,000 was received on closing. The balance of the consideration of $10,991 was reduced in the quarter ending June 30, 2006 by repayments of $239. The outstanding balance of $10,752 is included in other receivables on the consolidated balance sheet.

During the quarter ending June 30, 2006, the Company completed the sale of Baron Metal Industries, which was previously part of the Construction products segment and the sale of certain component parts, including equipment and excess inventory, of Royal Ecoproducts Co. which is part of the Support segment. In addition, the Company adjusted its valuation provision with respect to the investment in Royal Building Systems Mexico, which is part of the Construction products segment. As a result, the Company recognized an aggregate gain of $16,977 (pre-tax). The total consideration was $29,347 of which $25,347 was received on closing. The balance of the consideration of $4,000 remains outstanding and is included in other receivables on the consolidated balance sheet.

At June 30, 2006, the following non-core businesses continue to be classified as discontinued operations:

(i)    Construction products:

Royal Building Systems Argentina, Royal Building Systems Colombia, Royal Building Systems Mexico, Royal Building Systems Poland

(ii)   Window covering products:

Royal Window Coverings LTDA (Brasil) and Novo Europe B.V.

(iii) Support:

Royal Ecoproducts Co.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

3.                 Assets Held for Sale including Discontinued Operations (Continued)

The following tables show revenue and net after-tax results from discontinued operations for the three months ended June 30, 2006 and June 30, 2005:

Three months ended June 30, 2006	Revenue	Earnings (loss) from operating activities	Gain (loss) on sale of businesses or components parts	Income tax recovery (expense)	Earnings (loss)
Reporting segment:
Construction products	$9,394	$(2,573)	$16,285	$(3,780)	$9,932
Home improvement products	—	—	—	—	—
Window covering products	1,835	91	—	(32)	59
Support	2,119	(2,442)	692	(369)	(2,119)
Intercompany eliminations	(3,023)	—	—	—	—
	$10,325	$(4,924)	$16,977	$(4,181)	$7,872

Three months ended June 30, 2005	Revenue	Earnings (loss) from operating activities	Gain (loss) on sale of businesses or components parts	Income tax recovery (expense)	Earnings (loss)
Reporting segment:
Construction products	$23,486	$(1,823)	$—	$(597)	$(2,420)
Home improvement products	24,078	(1,077)	—	574	(503)
Window covering products	2,003	118	—	(39)	79
Support	18,090	(2,419)	—	560	(1,859)
Intercompany eliminations	(5,169)	—	—	—	—
	$62,488	$(5,201)	$—	$497	$(4,703)

The following tables show revenue and net after-tax results from discontinued operations for the six months ended June 30, 2006 and June 30, 2005:

Six months ended June 30, 2006	Revenue	Earnings (loss) from operating activities	Gain (loss) on sale of businesses or components parts	Income tax recovery (expense)	Earnings (loss)
Reporting segment:
Construction products	$27,616	$(2,293)	$16,285	$(4,467)	$9,525
Home improvement products	2,004	(2)	(6,364)	6,352	(14)
Window covering products	3,855	140	—	(46)	94
Support	5,445	(4,655)	1,029	1,058	(2,568)
Intercompany eliminations	(5,956)	—	—	—	—
	$32,964	$(6,810)	$10,950	$2,897	$7,037

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

3.                 Asset Held for Sale including Discontinued Operations (Continued)

Six months ended June 30, 2005	Revenue	Earnings (loss) from operating activities	Gain (loss) on sale of businesses or components parts	Income tax recovery (expense)	Earnings (loss)
Reporting segment:
Construction products	$41,696	$(113)	$—	$(1,081)	$(1,194)
Home improvement products	52,636	(592)	—	350	(242)
Window covering products	3,844	232	—	(66)	166
Support	26,793	(7,272)	—	2,509	(4,763)
Intercompany eliminations	(11,436)	—	—	—	—
	$113,533	$(7,745)	$—	$1,712	$(6,033)

(b)          Assets held for sale:

As part of the Company’s plan to divest certain non-core business units and non-performing operations at December 31, 2005, the Company had identified excess manufacturing real estate. The net assets related to these real estate properties have been identified, reclassified as assets held for sale and measured at the lower of cost or net realizable value.

In addition, at December 31, 2005, the Company had identified certain other business units, which it intended to divest, but which did not qualify for reclassification as discontinued operations under the relevant accounting guidelines. Accordingly, the Company identified and reclassified their net assets as held for sale, which were measured at the lower of cost or net realizable value.

During the first quarter of 2006, the Company completed the sale of Vinyltech Inc. together with a portion of the excess manufacturing real estate. The Company recognized an aggregate gain of $9,405, which is recorded in other items. The total consideration was $71,067, of which $42,727 was received on closing. The balance of the consideration of $28,341 remains outstanding and is included in current other receivables on the consolidated balance sheet.

During the second quarter of 2006, the Company completed the sale of a distribution company and a portion of the excess manufacturing real estate. The Company recognized an aggregate gain of $12,221, which is recorded in other items. The total consideration was $45,693 of which $42,693 was received on closing. The balance of the consideration of $3,000 remains outstanding and is included in current other receivables on the consolidated balance sheet.

(c)           Current other receivables:

Current other receivables consist of $28,341 in notes receivable and a $3,000 deferred payment. The Company received cash payment for all the outstanding balances in July 2006.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

3.                 Asset Held for Sale including Discontinued Operations (Continued)

(d)          Other Receivables

Other receivables consist of $10,752 in non-interest bearing notes receivable due January 12, 2011 and $4,425 in notes receivable and deferred payments with repayment terms commencing in the fourth quarter of 2007 and continuing through 2010. The notes receivable of $4,000 relate to the dispositions noted in note 3(a). The remaining $425 relates to the proceeds on sale of an equity investment closed in the second quarter ending June 30, 2006 (see note 9). The notes receivable and deferred payments have been recorded at the amount which is the estimated collectable value.

4.                 Interest in Joint Ventures

The Company’s proportionate interest in joint ventures includes the following:

	As at June 30, 2006	As at December 31, 2005
Assets:
Current assets	$9,412	$10,222
Property, plant and equipment	9,125	10,391
Other long-term assets	46	161
	18,583	20,774
Liabilities:
Current liabilities	5,723	5,929
Future income tax liabilities	1,295	1,381
Long-term liabilities	838	1,078
	7,856	8,388
Net assets	$10,727	$12,386

	3 months ended June 30, 2006	3 months ended June 30, 2005	6 months ended June 30, 2006	6 months ended June 30, 2005
Net sales	$11,460	$12,105	$20,689	$21,592
Net earnings	487	1,272	936	1,760

	3 months ended June 30, 2006	3 months ended June 30, 2005	6 months ended June 30, 2006	6 months ended June 30, 2005
Cash provided by (used in) operating activities	$695	$1,992	$267	$2,252
Acquisition of property, plant and equipment	273	71	394	194

The Company is contingently liable for the proportionate share of its joint venture partners’ liabilities but has recourse to the assets of the Joint Ventures.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

5.                 Accounts Receivable

	As at June 30, 2006	As at December 31, 2005
Trade	$305,256	$222,400
Allowance for doubtful accounts	(15,794)	(19,512)
	289,462	202,888
Income taxes and other	14,980	25,696
	$304,442	$228,584

6.                 Inventories

	As at June 30, 2006	As at December 31, 2005
Raw materials and work in process	$114,632	$112,988
Finished goods	241,353	233,899
	$355,985	$346,887

7.                 Property, Plant and Equipment

As At June 30, 2006	Cost	Accumulated amortization	Net book value
Land	$66,457	$—	$66,457
Buildings	417,128	106,184	310,944
Plant equipment	927,092	459,885	467,207
Dies and moulds	223,423	161,265	62,158
Office and computer equipment and computer software	46,183	39,950	6,233
Aircraft and transport equipment	17,432	14,658	2,774
	1,697,715	781,942	915,773
Assets under construction	25,400	—	25,400
	$1,723,115	$781,942	$941,173

	Cost	Accumulated amortization	Net book value
As At December 31, 2005
Land	$66,882	$—	$66,882
Buildings	418,881	100,797	318,084
Plant equipment	932,830	434,399	498,431
Dies and moulds	232,569	166,111	66,458
Office and computer equipment and computer software	43,089	37,275	5,814
Aircraft and transport equipment	17,554	14,560	2,994
	1,711,805	753,142	958,663
Assets under construction	22,374	—	22,374
	$1,734,179	$753,142	$981,037

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

7.                 Property, Plant and Equipment (Continued)

Total amortization expense for property, plant and equipment was $24,848 and $51,603 (2005—$30,429 and $60,579) for the three months and six months, respectively.

8.                 Goodwill

In accordance with the CICA Handbook 3062 Goodwill and Other Intangible Assets, goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the fair value of a reporting unit may be below the carrying value of the same reporting unit. During the quarter ended June 30, 2006, the Company entered into a Plan of Arrangement with Georgia Gulf Corporation (“Georgia Gulf”) to acquire all of the common shares of the Company at $13.00 per share. As a result of this event, management compared the fair value of each of the reporting units with its carrying amount, including the goodwill allocated to the respective reporting unit. The fair value of the reporting units was calculated using discounted future cash flows. The calculation was performed in a manner consistent with the goodwill analysis conducted as of December 31, 2005, but was based upon updated data to June 30, 2006 including the cash payment contemplated under the Plan of Arrangement with Georgia Gulf. Management concluded that goodwill was impaired in three reporting units contained within two reporting segments, namely Home improvement products and Window covering products at June 30, 2006. As a result, the Company has recorded an impairment charge of $25,496 for the three months ended June 30, 2006, which is recorded in other items (note 16).

The changes in the carrying amount of goodwill for the Company’s reporting segments for the six months ended June 30, 2006 are as follows:

	Custom profiles & mouldings	Building products	Construction products	Home improvement products	Window covering products	Materials	Support	Total
Balance, December 31, 2005	$109,328	$20,248	$20,342	$13,887	$11,824	$9,400	$9,326	$194,355
Foreign exchange revaluation	(911)	(169)	(170)	(116)	(99)	(78)	(119)	(1,662)
Impairment loss	—	—	—	(13,771)	(11,725)	—	—	(25,496)
Balance, June 30, 2006	$108,417	$20,079	$20,172	$—	$—	$9,322	$9,207	$167,197

The Company will continue to test for goodwill impairment on an annual basis in the fourth quarter of each year, and at any time if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The fair values of the reporting units are calculated using discounted future cash flows, which contain assumptions regarding future operating performance. These assumptions include revenue growth rates, margin assumptions, discount rates and terminal rates. The Company regularly monitors the forecasted cash flows of its reporting units and any significant adverse changes in circumstances or assumptions would require the Company to test for goodwill impairment.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

9.                 Other Assets

	As at June 30, 2006	As at December 31, 2005
Patents, net of accumulated amortization of $7,211 (2005—$7,522)	$6,029	$5,935
Deferred financing costs, net of accumulated amortization of $1,366 (2005—$2,067)	972	1,089
	7,001	7,024
Investments	4,153	4,324
	$11,154	$11,348

Amortization expense for patents was $229 and $454 (2005—$265 and $579) for the three months and six months, respectively. Amortization expense for deferred financing costs was $59 and $117 (2005—$67 and $133) for the three months and six months, respectively.

Investments include the Company’s holdings in associated companies and other business ventures accounted for by the equity and cost methods. During the second quarter of 2006, the Company completed the sale of an equity investment. The Company recognized an aggregate gain of $411 (pre-tax), which is recorded in other items (note 16). The total consideration was $425, all of which is deferred and included in other receivables on the consolidated balance sheet.

Equity in loss of the investments was $70 and $401 (2005—$912 and $1,086) for the three and six months, respectively.

10.          Bank indebtedness

	As at June 30, 2006	As at December 31, 2005
Bank indebtedness	$151,948	$158,789

The Company entered into a credit agreement as of February 21, 2005 with a syndicate of three banks, which provides for a $312,500 committed, secured multi-currency revolving credit facility to be made available to the Company and certain of its U.S. subsidiaries. This credit facility contains provisions to reduce the available limit to reflect any asset dispositions other than accounts receivable and inventory. The credit agreement was subsequently amended to reduce the available limit of the credit facility by an amount equal to all divestiture proceeds in excess of $100,000. As a result, the available limit under the credit facility as at June 30, 2006 was $266,140. The credit facility may be used for general operating and corporate purposes, and was initially drawn to repay the term bank loan owed under a previous credit agreement dated as of August 1, 2000. The credit facility is secured by a pledge of substantially all the assets of the Company and its subsidiaries, and by upstream guarantees from various non-borrowing subsidiaries. Under the terms of the credit agreement, the Company is required to satisfy various financial and other covenants, including the maintenance of certain financial ratios. The Company was in compliance with these covenants as at June 30, 2006. The agreement was extended as of December 21, 2005, and matures December 31, 2006.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

10.          Bank indebtedness (Continued)

Borrowings under the credit agreement are available at the Company’s option by way of Canadian prime rate advances, base rate Canada advances, Canadian bankers acceptances, base rate U.S. advances, LIBOR Advances, or swingline advances, plus an interest rate margin, as well as by way of letters of credit.

In addition to the above, credit facilities totaling the equivalent of $27,283 (December 31, 2005—$68,487) have been arranged with various local banks to assist certain of the Company’s international subsidiaries in funding their operations. The terms and conditions of these arrangements vary in accordance with local practices, and the Company has guaranteed repayment of a portion of the amounts drawn under certain of the facilities in the event of a default by the borrowing subsidiary. As of June 30, 2006, a total of $27,283 (December 31, 2005—$41,881) was drawn under these facilities.

11.          Accounts Payable and Accrued Liabilities

	As at June 30, 2006	As at December 31, 2005
Trade	$149,654	$174,329
Income taxes and other	179,029	100,417
	$328,683	$274,746

12.          Term debt

	As at June 30, 2006	As at December 31, 2005
7.17% U.S.$ 15 million Senior Unsecured Notes, Series A, due August 31, 2006	$16,725	$17,489
7.31% U.S.$ 25 million Senior Unsecured Notes, Series B, due August 31, 2006	27,875	29,147
7.10% U.S.$ 115 million Senior Unsecured Notes, Series D, due November 14, 2007	128,225	134,078
6.90% CDN$ Medium Term Notes due April 13, 2010	116,532	116,532
3.5% U.S.$ 1.5 million Promissory Note, due May 22, 2007	233	377
	289,590	297,623
Less current portion	44,812	46,902
	$244,778	$250,721

Each of the Series A, Series B and Series D Senior Unsecured Notes is denominated in U.S. dollars and bears interest at the above rates, with interest payable quarterly in arrears. The Series A Notes require annual principal payments of U.S. $15,000 on August 31 of each year commencing in 2002. The Series B and Series D balances outstanding are due in full on the dates shown.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

12.          Term debt (Continued)

The Medium Term Notes are denominated in Canadian dollars, are senior unsecured obligations of the Company, and bear interest at 6.90% payable semi-annually in arrears. Various subsidiaries of the Company guarantee repayment of amounts due pursuant to the Trust Indenture under which the Medium Term Notes were issued.

The 3.5% Promissory Note is denominated in U.S. dollars and is repayable in monthly principal and interest payments to effect a 10 year amortization. The obligation is secured by an irrevocable standby letter of credit.

Aggregate principal payments required over the next five years as follows:

2006	$44,812
2007	128,246
2008	—
2009	—
2010	116,532
$289,590

13.          Capital Stock

The Company’s authorized capital stock consists of the following:

(a)           Preferred shares:

There is an unlimited number of authorized preferred shares without par value, issuable in series, with rights and terms of each series to be fixed by the Board of Directors prior to the issue of such series. No preferred shares are issued or outstanding.

(b)          Common shares (formerly subordinated voting shares):

There is an unlimited number of common voting shares without par value. Each share is entitled to one vote per share at all meetings of shareholders and is entitled to dividends ranking junior to the preferred shares.

There has been no issuance of common shares during the six months ended June 30, 2006.

	Shares	Amount
Balance, December 31, 2005 and June 30, 2006	93,444,502	$634,866

(c)           Multiple voting common shares:

As part of the Company’s overall settlement with its former controlling shareholder, as described in note 2 to the interim consolidated financial statements, the outstanding multiple voting shares that were directly or indirectly owned by the former controlling shareholder were converted on a one-for-one basis into subordinate voting shares during the second quarter ended June 30, 2005.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

13.          Capital Stock (Continued)

Subsequently, the Company filed Articles of Amendment to remove the multiple voting shares and the subordinated voting shares as well as rights, privileges, restrictions and conditions attached thereto and replaced them with one class of voting shares.

(d)          Stock option plan:

The table below is a summary of the status of the Company’s stock option program.

	Number of options	Weighted average exercise price
Outstanding, January 1, 2006	3,192,828	$26.50
Granted	20,000	9.84
Exercised	—	—
Cancelled/expired	(952,000)	27.89
Outstanding, June 30, 2006	2,260,828	$25.76
Exercisable, June 30, 2006	1,647,828	$28.17

The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model. During 2006, 20,000 (2005—150,000) stock options were granted with the following weighted average assumptions:

Assumptions	2006
Risk-free interest rate	3.9%
Expected life	5.3 years
Expected volatility	52.4%
Dividend yield	—
Weighted average fair value of options granted	$4.98

These options are substantially exercisable as to half on or after three years from the date of issue, with the balance after six years from the date of issue and all options expire nine years after date of issue.

For the three months ended June 30, 2006 and June 30, 2005, the Company recorded a compensation expense for stock options of $115 and $49, respectively. For the six months ended June 30, 2006 and June 30, 2005, the Company recorded a compensation expense for stock options of $225 and $49, respectively.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

13.          Capital Stock (Continued)

(e)           Senior Management Incentive Plan (“SMIP”):

The table below is a summary of the status of the Company’s SMIP.

Number of RSU’s
Outstanding, January 1, 2006	1,215,000
Granted	50,000
Exercised	—
Cancelled	(160,000)
Outstanding, June 30, 2006	1,105,000

For the three months ended June 30, 2006 and June 30, 2005, the Company recorded a compensation expense (recovery) for restricted share units (“RSUs”) of $(2,658) and $1,860, respectively. For the six months ended June 30, 2006 and June 30, 2005, the Company recorded a compensation expense (recovery) for RSUs of $(1,067) and $3,024, respectively. A compensation recovery for RSUs was recorded in the three months ended June 30, 2006 as it was determined that not all the achievement targets would be met.

(f)             Directors Deferred Stock Unit Plan (“DSUP”):

The Company maintains a DSUP for the benefit of the members of the Board of Directors. There were 118,932 deferred stock units outstanding at June 30, 2006 with a total recorded value of $1,466. At December 31, 2005, there were 107,988 deferred stock units outstanding with a total value of $1,123.

For the three months ended June 30, 2006 and June 30, 2005, the Company recorded a compensation expense for deferred stock units of $319 and $1,045 respectively. For the six months ended June 30, 2006 and June 30, 2005, the Company recorded a compensation expense for deferred stock units of $343 and $1,045 respectively.

14.          Contributed Surplus

	As at June 30, 2006	As at December 31, 2005
Contributed surplus, beginning of period	$8,020	$3,703
SMIP compensation (note 13(e))	(1,067)	5,148
Stock options	225	281
Exercise of RSUs under the Restricted Stock Unit Plan	—	(1,112)
Contributed surplus, end of period	$7,178	$8,020

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

15.          Earnings (Loss) per Share

Basic and diluted earnings (loss) per share have been calculated using the weighted average method. The maximum dilutive number of shares has been calculated using the treasury stock method.

	3 months ended June 30, 2006			3 months ended June 30, 2005
	Continuing operations	Discontinued operations	Total	Continuing operations	Discontinued operations	Total
Basic and diluted earnings (loss) per share
Net earnings (loss)	$(40,375)	$7,872	$(32,503)	$23,286	$(4,703)	$18,583
Basic earnings (loss) per share	(0.43)	0.08	(0.35)	0.25	(0.05)	0.20
Diluted earnings (loss) per share	(0.43)	0.08	(0.35)	0.25	(0.05)	0.20
Weighted average shares outstanding
Basic	93,444,502	93,444,502	93,444,502	93,444,500	93,444,500	93,444,500
Effect of dilutive securities	1,126,177	1,126,177	1,126,177	1,080,000	1,080,000	1,080,000
Diluted*	94,570,679	94,570,679	94,570,679	94,524,500	94,524,500	94,524,500
Excluded as anti-dilutive**	2,240,828	2,240,828	2,240,828	3,200,078	3,200,078	3,200,078

	6 months ended June 30, 2006			6 months ended June 30, 2005
	Continuing operations	Discontinued operations	Total	Continuing operations	Discontinued operations	Total
Basic and diluted earnings (loss) per share
Net earnings (loss)	$(59,156)	$7,037	$(52,119)	$13,221	$(6,033)	$7,188
Basic earnings (loss) per share	(0.63)	0.07	(0.56)	0.14	(0.06)	0.08
Diluted earnings (loss) per share	(0.63)	0.07	(0.56)	0.14	(0.06)	0.08
Weighted average shares outstanding
Basic	93,444,502	93,444,502	93,444,502	93,431,879	93,431,879	93,431,879
Effect of dilutive securities*	1,146,355	1,146,355	1,146,355	1,048,333	1,048,333	1,048,333
Diluted	94,590,857	94,590,857	94,590,857	94,480,212	94,480,212	94,480,212
Excluded as anti-dilutive**	2,240,828	2,240,828	2,240,828	3,200,078	3,200,078	3,200,078

*                     Due to the net loss for both the three months and six months ended June 30, 2006, diluted loss per share has been calculated using the basic weighted average number of Common Shares outstanding, as the inclusion of any potential dilutive securities would be anti-dilutive.

**               Excluded from the calculation of diluted net loss per share because the exercise price of the stock options was greater than or equal to the average price of the Common Shares.

16.          Other items

	3 months ended June 30, 2006	3 months ended June 30, 2005	6 months ended June 30, 2006	6 months ended June 30, 2005
Goodwill impairment	$25,496	$—	$25,496	$—
Gain on sale of real estate	(2,843)	—	(14,038)	—
Gain on sale of businesses	(9,748)	—	(9,746)	—
Restructuring costs	2,734	—	5,059	—
Other	(34)	—	1,023	—
	$15,605	$—	$7,794	$—

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

17.          Income Taxes

During the six-month period ended June 30, 2006, the Company recorded an income tax expense on its pre-tax loss reported under GAAP. The effective tax rate for the year to date was 50.4%, compared to 25.1% in 2005. The effective tax rate for the quarter was 191.5%, compared to the 25.7% in the previous quarter ended March 31, 2006 and 25.3% for fiscal 2005. The change in the income tax rate was substantially due to the impact of Quebec’s retroactive legislation resulting in a one time charge to current income tax expense of $30,700 and an interest charge of $8,624 which is recorded in interest and financing charges and the long term tax rate changes tabled in Bill-C13. On June 22, 2006 Bill—C13 received royal assent that introduced among other changes an increase in the general rate reduction from 7% to 7.5% effective on January 1, 2008 to 8% on January 1, 2009 and to 9% on January 1, 2010, to increase M&P deduction to mirror the general rate reduction and to eliminate the corporate surtax effective January 1, 2008. As a result of the rate changes, the Company’s Canadian future tax liability resulting from its long term timing differences was reduced by $8,958.

18.          Segment Reporting Data

Operating segments are defined as components of an enterprise about which separate financial information is available and which, are evaluated regularly by senior financial decision-makers in allocating resources and assessing performance. The following table summarizes the segments on which the Company reports.

Reportable segments	Core product divisions
Custom profiles & mouldings	Custom Window Profiles and Interior & Exterior Mouldings
Building products	Exterior Cladding
Construction products	Pipe and Fittings and Building Systems
Home improvement products	Deck, Fence and Railing and Outdoor Storage
Window covering products	Window Coverings
Materials	Materials (Resins, Additives, PVC and Recycling)
Support	Real Estate

Performance is evaluated based on pre-tax earnings before amortization and interest.

Net sales by geographic region for three months ended June 30, 2006 were 59.9% (2005—61.5%) to the U.S., 38.4% (2005—36.9%) to Canada and 1.7% (2005—1.6%) to other markets. For the six months ended June 30, 2006, net sales by geographic region were 63.1% (2005—63.7%) to the U.S., 35.4%
(2005—34.5%) to Canada and 1.5% (2005—1.8%) to other markets.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

18.          Segment Reporting Data (Continued)

The following tables present financial information for the period as at June 30, 2006 and do not include amounts classified as assets held for sale. Segment information for assets held for sale is contained in note 3. The information for both the three months and six months ended June 30, 2006 is from continuing operations.

The accounting policies for each of the segments are described in Note 1 of the audited consolidated financial statements for the year ended December 31, 2005. Inter-segment transactions are negotiated as if the transactions were to third parties, at market prices.

3 months ended June 30, 2006	Custom profiles & mouldings	Building products	Construction products	Home improvement products	Window covering products	Materials	Support	Total
Gross sales	$196,817	$95,422	$81,346	$55,238	$30,489	$122,013	$19,893	$601,218
Eliminations	10,255	(192)	(242)	352	143	113,137	19,341	142,794
Net sales	$186,562	$95,614	$81,588	$54,886	$30,346	$8,876	$552	$458,424
Gross profit	$47,586	$25,623	$23,513	$10,257	$3,088	$6,242	$5,139	$121,448
Pre-tax earnings before amortization and interest	30,541	4,279	5,897	(684)	(4,255)	3,838	3,518	43,134
Amortization charges	13,401	1,577	2,114	1,035	1,128	2,999	2,823	25,077
Acquisition of property, plant and equipment and goodwill	10,170	724	4,263	907	193	1,026	3,771	21,054
Goodwill	108,417	20,079	20,172	—	—	9,322	9,207	167,197
Total assets	556,748	225,903	272,076	125,484	102,498	195,641	369,248	1,847,598

3 months ended June 30, 2005	Custom profiles & mouldings	Building products	Construction products	Home improvement products	Window covering products	Materials	Support	Total
Gross sales	$211,165	$91,231	$91,050	$62,162	$42,905	$111,625	$26,022	$636,160
Eliminations	10,986	111	1,887	976	5,560	104,945	25,015	149,480
Net sales	$200,179	$91,120	$89,163	$61,186	$37,345	$6,680	$1,007	$486,680
Gross profit	$55,473	$21,110	$18,734	$9,421	$7,344	$12,999	$2,727	$127,808
Pre-tax earnings before amortization and interest	48,514	3,946	3,541	2,541	(3,755)	11,964	4,036	70,787
Amortization charges	12,746	1,450	3,744	2,925	1,826	2,321	5,682	30,694
Acquisition of property, plant and equipment and goodwill	10,706	1,007	812	3,706	615	1,218	(963)	17,101
Goodwill	115,266	21,404	25,342	19,498	12,609	10,193	10,067	214,379
Total assets	617,663	214,742	448,552	247,802	140,223	213,066	557,945	2,439,993

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

18.                               Segment Reporting Data (Continued)

The accounting policies for each of the segments are described in Note 1 of the audited consolidated financial statements for the year ended December 31, 2005. Inter-segment transactions are negotiated as if the transactions were to third parties, at market prices.

	Custom			Home	Window
	profiles &	Building	Construction	improvement	covering
6 months ended June 30, 2006	mouldings	products	products	products	products	Materials	Support	Total
Gross sales	$355,641	$167,188	$141,229	$82,183	$59,591	$211,312	$40,658	$1,057,802
Eliminations	22,447	46	1,174	641	850	196,652	39,484	261,294
Net sales	$333,194	$167,142	$140,055	$81,542	$58,741	$14,660	$1,174	$796,508
Gross profit	$77,186	$40,893	$35,663	$10,951	$6,023	$9,391	$9,681	$189,788
Pre-tax earnings before amortization and interest	31,991	4,249	5,929	(926)	(4,522)	3,969	3,824	44,514
Amortization charges	23,400	2,999	6,086	4,043	2,860	5,633	7,036	52,057
Acquisition of property, plant and equipment and goodwill	19,396	1,862	5,647	1,698	458	1,967	2,437	33,465
Goodwill	108,417	20,079	20,172	—	—	9,322	9,207	167,197
Total assets	556,748	225,903	272,076	125,484	102,498	195,641	369,248	1,847,598

	Custom			Home	Window
	profiles &	Building	Construction	improvement	covering
6 months ended June 30, 2005	mouldings	products	products	products	products	Materials	Support	Total
Gross sales	$363,839	$152,788	$153,258	$96,857	$84,519	$200,939	$50,526	$1,102,726
Eliminations	21,104	111	4,665	2,339	13,549	189,186	48,442	279,396
Net sales	$342,735	$152,677	$148,593	$94,518	$70,970	$11,753	$2,084	$823,330
Gross profit	86,206	35,213	28,123	12,408	13,865	22,088	9,226	207,129
Pre-tax earnings before amortization and interest	66,173	4,000	1,023	1,358	(7,608)	17,869	10,632	93,447
Amortization charges	25,155	2,775	7,134	5,636	3,451	5,109	11,898	61,158
Acquisition of property, plant and equipment and goodwill	20,003	2,909	2,915	7,028	945	2,062	956	36,818
Goodwill	115,266	21,404	25,342	19,498	12,609	10,193	10,067	214,379
Total assets	617,663	214,742	448,552	247,802	140,223	213,066	557,945	2,439,993

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

19.          Supplemental Cash Flow Information

(a)           Items not affecting cash (bank indebtedness) of continuing operations:

	3 months ended June 30, 2006	3 months ended June 30, 2005	6 months ended June 30, 2006	6 months ended June 30, 2005
Gain on sale of businesses	$(11,854)	$—	$(22,231)	$—
Goodwill impairment	25,496	—	25,496	—
Amortization charges	25,077	30,694	52,057	61,158
Amortization of deferred financing costs	59	67	117	133
Future income taxes	(3,698)	(1,762)	(14,241)	(8,309)
Other	2,649	5,195	6,590	10,935
Cash provided	$37,729	$34,194	$47,788	$63,917

(b)          Change in non-cash working capital:

	3 months ended June 30, 2006	3 months ended June 30, 2005	6 months ended June 30, 2006	6 months ended June 30, 2005
Accounts receivable	$(73,992)	$(65,507)	$(91,662)	$(109,038)
Inventories	17,961	36,364	(15,781)	(14,333)
Prepaid expenses	(7,914)	(3,503)	(7,981)	(10,538)
Accounts payable and accrued liabilities	61,294	29,848	60,572	13,782
Cash used	$(2,651)	$(2,798)	$(54,852)	$(120,127)

20.          Commitments

As noted in Note 21 of the 2005 audited consolidated financial statements, the Company has a long-term agreement with Westlake Vinyls Inc. (“Westlake”) for the annual purchase of up to 460 million pounds of vinyl chloride monomer. The agreement with Westlake had a pricing mechanism that was linked to data published in two industry trade magazines. On January 1, 2006, one of the trade magazines ceased publishing the pricing information. On April 7, 2006, the Company filed a Notice of Application seeking a court order declaring that this long-term agreement with Westlake is void and unenforceable. Subsequently, Westlake filed its own application seeking a determination that the supply agreement is valid. In efforts to resolve this dispute, the Company and Westlake entered into discussions aimed at arriving at a new mutually agreed pricing mechanism. Those discussions did not result in an agreement and the applications by the parties are now scheduled to be heard by the court in late October 2006.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

21.          Contingencies

The Company and certain of its former officers and directors have been named as defendants in two shareholder lawsuits filed in the United States District Court for the Southern District of New York that seek class action status. The first complaint was filed on February 2, 2006. The second complaint was filed on February 3, 2006. Both of these actions purport to be brought on behalf of:

(a)           All United States citizens and entities that purchased or otherwise acquired the common stock of Royal Group on the New York Stock Exchange or the Toronto Stock Exchange; and

(b)          All foreign persons and entities that purchased or otherwise acquired the common stock of Royal Group on the New York Stock Exchange between February 24, 2000 and October 18, 2004.

Plaintiffs in both actions allege that defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 by, among other things, failing to disclose certain related-party transactions. The complaints each seek certification of the putative class, unspecified damages, reasonable costs and attorneys’ fees, and other relief the court may deem appropriate.

On April 3, 2006, three putative class members moved to consolidate these two related actions, to be appointed joint Lead Plaintiffs and for approval of their counsel as Lead Counsel. On June 22, 2006, the Court orally granted this motion, which consolidated these two actions, named the three putative class members as Lead Plaintiffs, and approved their selection of Lead Counsel.

Lead Plaintiffs filed a consolidated amended complaint on July 24, 2006. Pursuant to the Court’s scheduling order, defendants’ motions to dismiss the consolidated amended complaint must be filed no later than September 22, 2006, and briefing of defendants’ motions to dismiss is to be completed no later than December 21, 2006.

The Company, certain of its former officers and certain of its former and current directors also have been named as defendants in a proposed shareholder class action lawsuit filed on February 24, 2006 in the Ontario Superior Court of Justice (the “Ontario Action”). The Ontario Action seeks to bring a class action on behalf of all persons who acquired securities of the Company from February 26, 1998 to October 18, 2004. It claims damages for oppression and negligent misrepresentation of $700,000, punitive damages of $300,000 as well as interest and costs. The Ontario Action alleges, among other things, that the Company failed to disclose certain related party transactions.

The Company is presently unable to determine whether these actions will have a material adverse effect on the business, results of operations, financial condition and liquidity of the Company and intends to defend itself vigorously in these actions.

As noted in Note 22 of the 2005 audited consolidated financial statements, the Company has received a demand letter from U.S. counsel for an individual shareholder. It threatens a court application for leave to bring a derivative action on behalf of the Company against certain former officers of the Company in respect of related party transactions, as well as senior officers and directors of the Company since January 1998, if the Company itself does not commence the demanded action. The Company’s Audit Committee is in the process of reviewing the demand and will make a recommendation to the Board on how to proceed.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

21.          Contingencies (Continued)

The Company is the subject of a criminal investigation being conducted by the Antitrust Division of the United States Department of Justice (“Department of Justice”). The investigation focuses on alleged price fixing in the window coverings industry. The Company recently reached an agreement in principle to resolve the matter with the Department of Justice for an amount the Company had previously accrued in its financial statements to settle the matter. The Company has not yet finalized an agreement with the Department of Justice.

The Company has also been contacted by counsel for a group of potential civil plaintiffs (direct purchasers) that have indicated their intention to commence civil litigation against the Company pertaining to the conduct that is the subject of the Department of Justice investigation. As of this report, no civil lawsuits have been filed.

The Company is also involved in various claims, legal proceedings, investigations and complaints arising in the course of business. Where the Company expects to incur a loss as a result of a claim, an estimate of the loss has been recorded as an expense. In all other cases, the Company cannot determine whether these claims, legal proceedings, investigations and complaints will, individually or collectively, have a material adverse effect on the business, results of operations and financial condition and liquidity of the Company. The Company is presently unable to determine whether these actions will have a material adverse effect on the business, results of operations, financial condition and liquidity of the Company.

22.          Related Party Transactions

Related party transactions with companies related to the former controlling shareholder totalled $50 and $108 (2005—$69 and $132) for the three and six months ended June 30, respectively. Related party transactions principally between a non-wholly owned subsidiary and minority shareholders of this subsidiary totalled $379 and $1,199 (2005—$1,941 and $3,359) for the three and six months ended June 30, respectively.

At June 30, 2006, there are accounts receivable from companies related to the former controlling shareholder of $15 (2005—$32) and an account receivable from the former controlling shareholder of nil (2005—$1,130). Payment of $1,130 was received in July 2005. At June 30, 2006, there are accounts receivable of $21 (2005—$198) and accounts payable of $84 (2005—$438) relating to other related parties.

These related party transactions were in the normal course of the Company’s business, and involved either the sale of products manufactured by the Company and sold at prices and terms consistent with those available to third parties, the recovery of costs incurred in respect of certain shared services or the purchase of other goods and services such as rent for premises.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

23.          Significant Differences between Canadian and United States Generally Accepted Accounting Principles

These consolidated financial statements have been prepared in accordance with Canadian GAAP. In certain respects, U.S. GAAP differs from Canadian GAAP. The following is a summary of the effect of significant differences in GAAP on the consolidated financial statements:

(a)   Description of GAAP differences:

(i)    Substantively enacted tax laws and rates:

Canadian GAAP permits the recognition of the impact of substantively enacted changes in tax laws and rates on the measurement of future income tax assets and liabilities in the period those tax laws and rates have been substantively enacted. There were substantively enacted rates for the quarter ended June 30, 2006.

U.S. GAAP does not recognize the concept of substantively enacted tax laws and rates and only allows recognition of the impact of a tax rate reduction on future income tax assets and liabilities once it is passed into a law.

(ii)   Comprehensive income:

The Financial Accounting Standards Board (“FASB”) in the United States issued Statement of Financial Accounting Standard (“SFAS”) No. 130, which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Canadian GAAP has issued similar guidance effective for fiscal periods beginning on or after October 1, 2006.

(iii)  Incorporated joint ventures:

U.S. GAAP requires investments in incorporated joint ventures to be accounted for under the equity method, while under Canadian GAAP, the accounts of incorporated joint ventures are proportionately consolidated. However, under rules promulgated by the SEC, a foreign registrant may, subject to the provision of additional information, continue to follow proportional consolidation for purposes of registration and other filings notwithstanding the departure from U.S. GAAP. Consequently, the additional information regarding the Company’s interest in joint ventures is presented in note 4.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

23.          Significant Differences between Canadian and United States Generally Accepted Accounting Principles (Continued)

(b)          Net earnings (loss) in accordance with U.S. and Canadian GAAP:

	3 months ended June 30, 2006	3 months ended June 30, 2005	6 months ended June 30, 2006	6 months ended June 30, 2005
Net earnings (loss) in accordance with Canadian GAAP	$(32,503)	$18,583	$(52,119)	$7,188
Differences in GAAP increasing (decreasing) reported earnings:
Substantially enacted tax laws and rates	(8,958)	—	(8,958)	—
Net income (loss) under U.S. GAAP	(41,461)	18,583	(61,077)	7,188
Earnings (loss) under U.S. GAAP from continuing operations	(49,333)	23,286	(68,114)	13,221
Earnings (loss) under U.S. GAAP from discontinued operations	7,872	(4,703)	7,037	(6,033)
Net income (loss) under U.S. GAAP	$(41,461)	$18,583	$(61,077)	$7,188
Basic and diluted earnings (loss) per common share, under U.S. GAAP, from:
Continuing operations	(0.52)	0.25	(0.73)	0.14
Discontinued operations, net of tax	0.08	(0.05)	0.08	(0.06)
Basic and diluted earnings (loss) per common share	$(0.44)	$0.20	$(0.65)	$0.08

(c)           Comprehensive income (loss) for U.S. GAAP purposes is determined as follows:

	3 months ended June 30, 2006	3 months ended June 30, 2005	6 months ended June 30, 2006	6 months ended June 30, 2005
Net earnings (loss) in accordance with U.S. GAAP	$(41,461)	$18,583	$(61,077)	$7,188
Foreign currency translation adjustment	(11,652)	3,650	(9,774)	5,402
Comprehensive earnings (loss) based on U.S. GAAP	$(53,113)	$22,233	$(70,851)	$12,590

(d)          Shareholders’ equity in accordance with U.S. GAAP:

	As at June 30, 2006	As at December 31, 2005
Shareholders’ equity in accordance with Canadian GAAP	$1,047,567	$1,110,303
Substantively enacted tax laws and rates	(8,958)	—
Shareholders’ equity in accordance with U.S. GAAP	$1,038,609	$1,110,303

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

23.          Significant Differences between Canadian and United States Generally Accepted Accounting Principles (Continued)

(e)           Effect on consolidated balance sheets and consolidated statements of earnings:

The application of U.S. GAAP would result in the following presentation of these captions on the consolidated balance sheets and consolidated statements of earnings:

	As at June 30, 2006	As at December 31, 2005
Term debt	$289,590	$297,623
Net future income tax liabilities	$64,884	$74,910

	3 months ended June 30, 2006	3 months ended June 30, 2005	6 months ended June 30, 2006	6 months ended June 30, 2005
Tax provision	$35,481	$7,987	$28,870	$4,537
Interest and financing charges	$16,306	$8,543	$24,171	$14,240

(f)             Other disclosures:

(i)            Accounting for employee stock options:

Prior to fiscal 2003, the Company, as permitted under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), accounted for stock options using the intrinsic value method and was required to disclose pro forma earnings and earnings per share information as if the Company had accounted for its employee stock options issued in 1995 and subsequent years under the fair value method.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”). An amendment of FASB No. 123, SFAS No. 148 amended the transitional provisions of SFAS No. 123 for entities choosing to recognize stock-based compensation under the fair value-based method of SFAS No. 123, rather than electing to continue to follow the intrinsic value method. Under SFAS No. 148, the Company could have adopted the recommendations of SFAS No. 123 either (a) prospectively to awards granted or modified after the beginning of the year of adoption, (b) retroactively with restatement for awards granted or modified since January 1, 1995, or (c) prospectively to awards granted or modified since January 1, 1995. Effective October 1, 2002, the Company elected to expense employee stock-based compensation using the fair value method prospectively for all awards granted after October 1, 2002.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

23.          Significant Differences between Canadian and United States Generally Accepted Accounting Principles (Continued)

Had the Company applied the fair value-based method to all stock options outstanding at the date of adoption, the Company’s net earnings (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

	3 months ended June 30, 2006	3 months ended June 30, 2005	6 months ended June 30, 2006	6 months ended June 30, 2005
Net earnings (loss) in accordance with U.S. GAAP	$(41,461)	$18,583	$(61,077)	$7,188
Pro forma stock-based compensation expense	(128)	(136)	(252)	(272)
Pro forma net earnings (loss)	$(41,589)	$18,447	$(61,329)	$6,916
Basic earnings (loss) per share:
As reported	$(0.44)	$0.20	$(0.65)	$0.08
Pro forma	(0.45)	0.20	(0.66)	0.07
Diluted earnings (loss) per share:
As reported	(0.44)	0.20	(0.65)	0.08
Pro forma	(0.45)	0.20	(0.66)	0.07

(ii)        New accounting pronouncements:

In May 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 requires that a voluntary change in an accounting principle be applied retrospectively with all prior period financial statements presented using the new accounting principle. SFAS No. 154 also requires that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for prospectively as a change in estimate, and correction of errors in previously issued financial statements should be termed a restatement. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The implementation of SFAS No. 154 has not had a material impact on the Company’s consolidated financial statements.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. This interpretation prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. At this time, the CICA has indicated that Canadian GAAP will not seek to conform to the exact guidance mandated in FIN 48. Therefore, future differences may exist between Canadian and U.S. GAAP for the accounting for uncertain tax positions. The Company is currently assessing the impact of FIN 48 on its results under U.S. GAAP.

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

24.          Plan of Arrangement with Georgia Gulf Corporation

On June 9, 2006, the Company entered into an Arrangement Agreement (“Arrangement”) with Georgia Gulf pursuant to which Georgia Gulf will acquire all of the common shares of Royal Group at a price of $13.00 (CAD) per share. The Company had been involved in a sale process since May 25, 2005, when its Board of Directors announced that it would open a data room and solicit bids from a broad group of potential acquirers. Royal Group’s Board of Directors acting on the unanimous recommendation of the special committee of independent directors for the previously announced sale process, unanimously approved the transaction and determined that the transaction was fair to the Company’s shareholders and was in the best interests of the company. The Board of Directors recommended that Royal Group shareholders vote in favour of the transaction.

On August 4, 2006, the shareholders of the Company voted and approved the Arrangement with Georgia Gulf and Georgia Gulf will acquire all the outstanding common shares. The Company expects the transaction will close in September 2006.

The Arrangement is conditional upon receipt of all approvals under the Competition Act (Canada), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the Investment Canada Act (Canada). The Company anticipates that the approvals will be received by the end of September 2006.

As a result of the shareholder approval of the Arrangement with Georgia Gulf, certain of the Company’s agreements contain change of control provisions that are enacted.

i.                    Management Incentive Plans

The Company has two management incentive plans that provide incentives to executives and other key employees of the Company:

(i)            Long-Term Incentive Plan—Cash Award

(ii)        Senior Management Incentive Plan—Restricted Share Units

These incentive plans provide for awards, in cash or restricted share units, as applicable, that vest at the end of three years if pre-determined corporate financial targets, as approved by the Company, are met. Upon the acquisition of common shares of the Company, which results in an acquirer beneficially owning in excess of 50% of the outstanding common shares of the Company, all of the outstanding awards will be subject to accelerated vesting, without regard to the conditions relating to financial performance.

The Long-Term Incentive Plan stipulates that thirty percent of the outstanding grants will accelerate and vest immediately upon a change in control of the Company. This will result in a payout of $9,738, of which $609 is currently accrued in the Company’s financial statements. The remaining unvested grants will be cancelled and forfeited and the Long-Term Incentive Plan will be terminated.

The Senior Management Incentive Plan stipulates that either thirty or fifty percent of the employee’s outstanding RSUs will accelerate and vest immediately upon a change in control of the Company. However, the Arrangement with Georgia Gulf, requires the Company to cancel all issued and outstanding RSUs immediately prior to the effective date of the change in control, whether vested or unvested in

ROYAL GROUP TECHNOLOGIES LIMITED
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands of Canadian dollars, except share numbers and per share amounts)
The six months ended June 30, 2006 and 2005

24.          Plan of Arrangement with Georgia Gulf Corporation (Continued)

exchange for a cash payment equal to $13.00 per RSU. This will result in a payout of approximately $14,365, of which $6,630 is currently accrued in the Company’s Financial Statements. The Senior Management Incentive Plan will then be terminated.

ii.                Stock Option Plan

The Company maintains a stock option plan to allow management and key operating personnel to purchase common shares. The Arrangement with Georgia Gulf requires the Company to cancel all issued and outstanding options immediately prior to the effective date of the change in control, whether vested or unvested, in exchange for a cash payment to the option holder equal to the amount if any, by which $13.00 exceeds the exercise price payable under such option. This will result in 145,000 options qualifying for an aggregate cash payout of $300, which is not currently accrued in the Company’s financial statements. The remaining 2,116,000 options that did not qualify for the cash payment will be cancelled. The Stock Option Plan will then be terminated.

iii.            Employment Agreements

Certain executive officers have written employment agreements with the Company that require the Company to pay termination payments to such officers in the event of termination of employment following a change in control in the Company. No amount is currently accrued in the Company’s financial statements for these termination payments.

iv.              Term Debt and Bank Indebtedness

The Company’s debt agreements, including those related to its syndicated revolving credit facility, the Series A, Series B and Series D Senior Unsecured Notes, and the Medium Term Notes, include provisions under which the lenders may require repayment of the outstanding debt in the event of a change in control of the Company.

25.          Subsequent Events

In addition to the events related to the Arrangement with Georgia Gulf Corporation discussed in note 24, the following material events have occurred subsequent to June 30, 2006.

(a)           Restructuring Activity

On July 6, 2006, the Company completed the sale of Royal Building Systems Argentina. The assets and liabilities of the business was reclassified as held for sale at June 30, 2006 and December 31, 2005 and its financial results were segregated and presented separately as discontinued operations for both the three and six month periods ended June 30, 2006 and June 30, 2005.

(b)          Tech-Wood USA, LLC

On July 27 2006, the Company decided not to proceed further with the acquisition of Tech-Wood USA, LLC (“Tech-Wood”), a U.S. start-up company, which has a patented polymer and wood-fiber technology for manufacturing wood-polymer composite products such as decking, fencing, railing and other building materials. At June 30, 2006, the Company had deferred $1,235 in costs related to its investment in Tech-Wood.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                 Indemnification of Directors and Officers.

Set forth below is a description of the Certificate of Incorporation of Georgia Gulf Corporation (the “Company”), the Bylaws of the Company, and the Delaware General Corporation Law. This description is intended as a summary only and is qualified in its entirety by reference to such Certificate of Incorporation, Bylaws, and the Delaware General Corporation Law.

Article XIII of the Company’s Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transactions from which the director derived any improper personal benefit.

The Company’s Bylaws (Article XIII) provide that the Company will indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

With respect to indemnification of officers and directors, Section 145 of the Delaware General Corporation Law provides that a corporation will have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under this provision of the Delaware General Corporation Law, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Furthermore, the Delaware General Corporation Law provides that a corporation will have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect to any claim, issue or matter as to which such person will have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court will deem proper.

Section 145(g) of the Delaware General Corporation Law provides that a corporation will have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

The Company maintains several directors and officers liability policies which, subject to the terms and exclusions of the policies, cover any claim or claims made during the period the policies are in force, against all persons who were, now are or will be duly elected directors or officers of the Company for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such persons insured while acting in their individual or collective capacities, on any matter, nor excluded by the terms and conditions of the policies, claimed against them solely by reason of their being directors or officers of the Company.

Item 21.                 Exhibits and Financial Statement Schedules.

(a)          Exhibits.

The following exhibits are filed as part of this Form S-4:

Exhibit No.	Description
**4.1

Registration Rights Agreement, dated October 3, 2006, among Georgia Gulf Corporation, each of the Guarantors party thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., and Banc of America Securities LLC, as Representatives of the initial purchasers named in Schedule B.

†5.1	Opinion of Jones Day regarding validity.
†5.2	Opinion of Honigman Miller Schwartz and Cohn LLP regarding validity.
†12	Statement regarding computation of earnings to fixed charges.
23.1	Consent of Jones Day (included in Exhibit 5.1).
†23.2	Consent of Deloitte & Touche LLP.
†23.3	Consent of KPMG LLP.
23.4	Consent of Honigman Miller Schwartz and Cohn LLP (included in Exhibit 5.2).
**24.1	Powers of Attorney for Georgia Gulf Corporation.
**24.2	Powers of Attorney for Georgia Gulf Chemicals & Vinyls, LLC and Georgia Gulf Lake Charles, LLC.
**24.3	Powers of Attorney for Great River Oil & Gas Corporation.
**24.4	Powers of Attorney for Rome Delaware Corp.
**24.5	Powers of Attorney for Royal Plastics Group (USA) Limited and Roybridge Investments (USA) Limited.
**24.6	Powers of Attorney for Plastic Trends Inc.
**25	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of the trustee under the Senior Indenture and the Subordinated Indenture.
**99.1	Letter of Transmittal—Senior Notes.
**99.2	Letter of Transmittal—Subordinated Notes.

The following exhibit is incorporated by reference to Georgia Gulf’s Form 8-K dated May 16, 2007:

Exhibit No.	Description
*10.1	Georgia Gulf Corporation Executive and Key Employee Change of Control Severance Plan.

The following exhibit is incorporated by reference to Georgia Gulf’s Form 8-K dated May 14, 2007:

Exhibit No.	Description
10.1

Third Amendment to Credit Agreement and Waiver, dated May 10, 2007, among Georgia Gulf Corporation and Royal Group, as Borrowers, certain subsidiaries of Georgia Gulf Corporation from time to time party thereto, as Guarantors, Bank of America, National Association, as Domestic Administrative Agent and the other lenders party thereto.

The following exhibit is incorporated by reference to Annex A to Georgia Gulf’s proxy statement in connection with its 2007 annual meeting of stockholders, filed in definitive form on April 18, 2007:

Exhibit No.	Description
*10.1	Second Amended and Restated 2002 Equity and Performance Incentive Plan.

The following exhibits are incorporated by reference to Georgia Gulf’s Form 10-K dated March 30, 2007:

Exhibit No.	Description
*10.1	Description of the 2007 Management Incentive Bonus Plan.
*10.2	Description of Deferred Compensation Plan.
21	Subsidiaries of Registrant.

The following exhibit is incorporated by reference to Georgia Gulf’s Form 8-K dated March 15, 2007:

Exhibit No.	Description
10.1

Second Amendment to Credit Agreement and Waiver dated as of March 14, 2007, among Georgia Gulf Corporation and Royal Group, as Borrowers, certain subsidiaries of Georgia Gulf Corporation from time to time party thereto, as Guarantors, Bank of America, National Association, as Domestic Administrative Agent and the other lenders party thereto.

The following exhibits are incorporated by reference to Georgia Gulf’s Form 8-K dated October 6, 2006:

Exhibit No.	Description
4.1

Indenture, dated as of October 3, 2006, among Georgia Gulf Corporation, each of the Guarantors party thereto, and LaSalle Bank National Association, as Trustee, relating to the 9.5% Senior Notes due 2014.

4.2

Indenture, dated as of October 3, 2006, among Georgia Gulf Corporation, each of the Guarantors party thereto, and LaSalle Bank National Association, as Trustee, relating to the 10.75% Senior Notes due 2016.

4.3

Credit Agreement, dated as of October 3, 2006, among Georgia Gulf Corporation and Royal Group Technologies Limited, as Borrowers, certain subsidiaries of Georgia Gulf Corporation from time to time party thereto, as Guarantors, Bank of America, National Association, as Domestic Administrative Agent, Domestic Collateral Agent and Domestic L/C Issuer, Bank of America, National Association, acting through its Canada branch as Canadian Administrative Agent, Canadian Collateral Agent and Canadian L/C Issuer, and The Bank of Nova Scotia, as Canadian Swing Line Lender, Merrill Lynch Capital Corporation and Lehman Commercial Paper Inc., as Co-Syndication Agents, and Wachovia Bank, National Association, as Co-Documentation Agent, and the other lenders party thereto, Banc of America Securities LLC, and J.P. Morgan Securities Inc., as Joint Lead Arrangers, and Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and J.P. Morgan Securities Inc., as Joint Book Runners.

The following exhibits are incorporated by reference to Georgia Gulf’s Form 8-K dated September 21, 2006:

Exhibit No.	Description
10.1

Third Amendment to Amended and Restated Receivables Purchase Agreement, dated as of September 18, 2006, among GGRC Corp., as Seller, Georgia Gulf Corporation and Georgia Gulf Chemicals and Vinyls, LLC, as Initial Servicers, Blue Ridge Asset Funding Corporation, as a Purchaser, Victory Receivables Corporation, as a Purchaser, Wachovia Bank, National Association, as Administrative Agent and Blue Ridge Purchaser Agent, and the Bank of Tokyo-Mitsubishi, Ltd., New York Branch, as Victory Purchaser Agent.

10.2

Third Amendment to Receivables Sale Agreement, dated as of September 18, 2006, among Georgia Gulf Corporation, as a Seller, Georgia Gulf Chemicals & Vinyls, LLC, as a Seller, Georgia Gulf Lake Charles, LLC, as a Seller, and GGRC Corp.

The following exhibit is incorporated by reference to Georgia Gulf’s Form 8-K dated June 9, 2006:

Exhibit No.	Description
2	Arrangement Agreement, dated June 9, 2006, between Rome Acquisition Corp. and Royal Group Technologies Limited.

The following exhibits are incorporated by reference to Georgia Gulf’s Form 8-K dated March 23, 2006:

Exhibit No.	Description
*10.1	Form of 2006 Restricted Shares Units Agreement.
*10.2	Form of 2006 Nonqualified Stock Option Agreement.
*10.3	Form of 2006 Nonqualified Stock Option Agreement for Non-Employee Directors.

The following exhibit is incorporated by reference to Georgia Gulf’s Form 10-K for the year ended December 31, 2005, filed March 1, 2006:

Exhibit No.	Description
*10	Description of the 2006 Management Incentive Bonus Plan.

The following exhibit is incorporated by reference to Georgia Gulf’s Form 8-K dated October 4, 2005:

Exhibit No.	Description
10.1

Second Amendment to Amended and Restated Receivables Purchase Agreement, dated September 30, 2005, among GGRC Corp., as Seller, Georgia Gulf Corporation and Georgia Gulf Chemicals and Vinyls, LLC, as Initial Servicers, Blue Ridge Asset Funding Corporation, as a Purchaser, Victory Receivables Corporation, as a Purchaser, Wachovia Bank, National Association, as Administrative Agent and Blue Ridge Purchaser Agent, and the Bank of Tokyo-Mitsubishi, Ltd., New York Branch, as Victory Purchaser Agent.

The following exhibit is incorporated by reference to Georgia Gulf’s Form 8-K dated May 23, 2005:

Exhibit No.	Description
99.1	Amended and Restated Bylaws.

The following exhibit is incorporated by reference to Georgia Gulf’s Form 8-K dated November 30, 2004:

Exhibit No.	Description
10.2

First Amendment to Amended and Restated Receivables Purchase Agreement, dated as of November 23, 2004, by and among GGRC Corp., as Seller, Georgia Gulf Corporation and Georgia Gulf Chemicals and Vinyls, LLC, as Servicers, Blue Ridge Asset Funding Corporation, as a Purchaser, Victory Receivables Corporation, as a Purchaser, Wachovia Bank, National Association, as Blue Ridge Purchaser Agent and Administrative Agent, and The Bank of Tokyo-Mitsubishi, Ltd., New York Branch, as Victory Purchaser Agent.

The following exhibits are incorporated by reference to Georgia Gulf’s Form 8-K dated November 18, 2004:

Exhibit No.	Description
10.1

Amended and Restated Receivables Purchase Agreement, dated as of November 23, 2004, among GGRC Corp., as Seller, Georgia Gulf Corporation and Georgia Gulf Chemicals and Vinyls, LLC, as Initial Servicers, Blue Ridge Asset Funding Corporation, as a Purchaser, Victory Receivables Corporation, as a Purchaser, Wachovia Bank, National Association, as Administrative Agent and Blue Ridge Purchaser Agent, and The Bank of Tokyo-Mitsubishi, Ltd., New York Branch, as Victory Purchaser Agent.

10.2

First Amendment to Receivables Sale Agreement, dated as of November 12, 2004, by and among Georgia Gulf Corporation, as a Seller, Georgia Gulf Chemicals and Vinyls, LLC, as a Seller, Georgia Gulf Lake Charles, LLC, as a Seller, GGRC Corp. and Wachovia Bank, National Association, as Administrative Agent.

The following exhibits are incorporated by reference to Georgia Gulf’s Form 10-Q for the quarter ended September 30, 2004, filed November 1, 2004:

Exhibit No.	Description
*10.1	Form of Georgia Gulf Corporation Termination of Split Dollar Agreement and Implementation of Bonus Policy.
*10.2	Form of Executive Nonqualified Stock Option Agreement.
*10.3	Form of Non-Employee Director Nonqualified Stock Option Agreement.
*10.4	Form of Executive Restricted Shares Agreement.
*10.5	Form of Deferred Shares Agreement.

The following exhibits are incorporated by reference to Appendices B and C to Georgia Gulf’s proxy statement filed April 13, 2004:

Exhibit No.	Description
*10.1	Georgia Gulf Corporation Amended and Restated 2002 Equity and Performance Incentive Plan.
*10.2	Georgia Gulf Corporation Senior Executive Bonus Plan.

The following exhibit is incorporated by reference to Georgia Gulf’s Form 8-K Report dated December 3, 2003:

Exhibit No.	Description
99.3	Indenture, dated as of December 3, 2003, among Georgia Gulf Corporation and its subsidiary guarantors and SunTrust Bank, as Trustee, for the issuance of 7.125 percent senior notes due 2013.

The following exhibit is incorporated by reference to Appendix A to Georgia Gulf’s proxy statement filed April 10, 2002.

Exhibit No.	Description
*10	2002 Equity and Performance Incentive Plan.

The following exhibit is incorporated by reference to Exhibit A to Georgia Gulf’s proxy statement filed April 10, 2001.

Exhibit No.	Description
*10	Second Amendment to Employee Stock Purchase Plan.

The following exhibit is incorporated by reference to Georgia Gulf’s Form 8-A amendment filed December 13, 2000:

Exhibit No.	Description
4.1	Amended and Restated Rights Agreement, dated as of December 5, 2000, between Georgia Gulf and EquiServe Trust Company, N.A.

The following exhibit is incorporated herein by reference to Georgia Gulf’s Form S-8 (File No. 33-59433) filed July 20, 1998:

Exhibit No.	Description
*4	Georgia Gulf Corporation 1998 Equity and Performance Incentive Plan.

The following exhibit is incorporated herein by reference to Georgia Gulf’s Form S-8 (File No. 33-64749) filed December 5, 1995:

Exhibit No.	Description
*4	Georgia Gulf Corporation Employee Stock Purchase Plan.

The following exhibit is incorporated herein by reference to Georgia Gulf’s 1991 Form 10-K Annual Report filed March 30, 1992:

Exhibit No.	Description
3(a)	Certificate of Amendment of Certificate of Incorporation.

The following exhibits are incorporated herein by reference to Georgia Gulf’s Registration Statement on Form S-1 (File No. 33-9902) declared effective on December 17, 1986:

Exhibit No.	Description
3(a)	Certificate of Agreement of Merger, with Certificate of Incorporation of Georgia Gulf as Exhibit A thereto, dated December 31, 1984, and amendments thereto.
10(g)	Agreement re: Liabilities among Georgia-Pacific, Georgia-Pacific Chemicals, Inc., and others dated, December 31, 1984.
10(v)	Salt Contract.

*                    Management contract or compensatory arrangement.

**             Previously filed.

†       Filed herewith.

(b)         Financial Statements Schedules.

The following consolidated financial schedule for the years ended December 31, 2006, 2005 and 2004 is filed herewith:  Schedule II Valuation and Qualifying Accounts.

Item 22.                 Undertakings.

(a)          The undersigned registrants hereby undertake:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)          The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, Georgia Gulf Corporation has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 17th day of May 2007.

GEORGIA GULF CORPORATION
By:	/s/ JOEL I. BEERMAN
Joel I. Beerman
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed below for Georgia Gulf Corporation by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date
*	President, Chief Executive Officer and Director
Edward A. Schmitt	(Principal Executive Officer)
*	Vice President-Finance, Treasurer and Chief
James T. Matthews	Financial Officer (Principal Financial and
Accounting Officer)
*	Director
John E. Akitt
*	Director
Dennis M. Chorba
*	Director
Patrick J. Fleming
*	Director
Charles L. Henry
*	Director
Jerry R. Satrum
*	Director
Yoshi Kawashima
/s/ JOEL I. BEERMAN	Attorney-in-Fact	May 17, 2007
Joel I. Beerman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Georgia Gulf Chemicals & Vinyls, LLC and Georgia Gulf Lake Charles, LLC have duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 17th day of May 2007.

GEORGIA GULF CHEMICALS & VINYLS, LLC GEORGIA GULF LAKE CHARLES, LLC
By:	/s/ JOEL I. BEERMAN
Joel I. Beerman
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed below for Georgia Gulf Chemicals & Vinyls, LLC and Georgia Gulf Lake Charles, LLC by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date
*	President, Chief Executive Officer and Manager
(Edward A. Schmitt)	(Principal Executive Officer)
*	Vice President, Chief Financial Officer and
(James T. Matthews)	Manager (Principal Financial and Accounting
Officer)
*	Vice President, General Counsel, Secretary and
(Joel I. Beerman)	Manager
/s/ JOEL I. BEERMAN	Attorney-in-Fact	May 17, 2007
Joel I. Beerman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Great River Oil & Gas Corporation has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 17th day of May 2007.

GREAT RIVER OIL & GAS CORPORATION
By:	/s/ JOEL I. BEERMAN
Joel I. Beerman
Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed below for Great River Oil & Gas Corporation by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date
*	President (Principal Executive Officer)
(Edward A. Schmitt)
*	Vice President and Treasurer (Principal
(James T. Matthews)	Financial and Accounting Officer)
*	Vice President, Secretary and
(Joel I. Beerman)	Director
/s/ JOEL I. BEERMAN	Attorney-in-Fact	May 17, 2007
Joel I. Beerman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Rome Delaware Corp. has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 17th day of May 2007.

ROME DELAWARE CORP.
By:	/s/ JOEL I. BEERMAN
Joel I. Beerman
Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed below for Rome Delaware Corp. by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date
*	President and Chief Executive Officer (Principal
(Edward A. Schmitt)	Executive Officer)
*	Vice President and Treasurer (Principal
(James T. Matthews)	Financial and Accounting Officer)
*	Vice President, Secretary and
(Joel I. Beerman)	Director
/s/ JOEL I. BEERMAN	Attorney-in-Fact	May 17, 2007
Joel I. Beerman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Royal Plastics Group (USA) Limited and Roybridge Investments (USA) Limited have duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 17th day of May 2007.

ROYAL PLASTICS GROUP (USA) LIMITED
ROYBRIDGE INVESTMENTS (USA) LIMITED
By:	/s/ JOEL I. BEERMAN
Joel I. Beerman
Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed below for Royal Plastics Group (USA) Limited and Roybridge Investments (USA) Limited by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date
*	President and Chief Executive Officer (Principal
(Edward A. Schmitt)	Executive Officer)
*	Vice President (Principal Financial and
(James T. Matthews)	Accounting Officer)
*	Vice President and Director
(Joel I. Beerman)
/s/ JOEL I. BEERMAN	Attorney-in-Fact	May 17, 2007
Joel I. Beerman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Plastic Trends, Inc. has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 17th day of May 2007.

PLASTIC TRENDS, INC.
By:	/s/ JOEL I. BEERMAN
Joel I. Beerman
Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed below for Plastic Trends, Inc. by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date
*	Chief Executive Officer and Director (Principal
(Edward A. Schmitt)	Executive Officer)
*	Vice President (Principal Financial and
(James T. Matthews)	Accounting Officer)
/s/ JOEL I. BEERMAN	Attorney-in-Fact	May 17, 2007
Joel I. Beerman

Exhibit Index

Exhibit No.	Description
5.1	Opinion of Jones Day regarding validity.
5.2	Opinion of Honigman Miller Schwartz and Cohn LLP.
12	Statement regarding computation of earnings to fixed charges.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of KPMG LLP.